UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934
(AMENDMENT NO.    )
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QUALCOMM INCORPORATED

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Qualcomm Incorporated

Notice of 2019 Annual Meeting of Stockholders and Proxy Statement

January 24, 2019

Dear Fellow Stockholder:
You are cordially invited to attend Qualcomm’s 2019 Annual Meeting of Stockholders (the Annual Meeting) on Tuesday, March 12, 2019. The meeting will begin promptly at 9:30 a.m. Pacific Time at the Irwin M. Jacobs Qualcomm Hall, 5775 Morehouse Drive, San Diego, California 92121. I invite you to arrive early at 8:30 a.m. to preview our product displays. We will begin the Annual Meeting with a discussion and vote on the matters set forth in the Notice of Annual Meeting of Stockholders, followed by a presentation on Qualcomm’s fiscal 2018 performance.
Whether or not you plan to attend the Annual Meeting, please vote as soon as possible. As an alternative to voting in person at the Annual Meeting, you may vote via the Internet, by telephone, or if you receive a paper proxy card in the mail, by mailing the completed proxy card. Voting by any of these methods will ensure your representation at the Annual Meeting.
Your vote is very important to us. I urge you to vote as our Board of Directors recommends.
Thank you for your support and continued interest in Qualcomm. I look forward to seeing you in San Diego at the Irwin M. Jacobs Qualcomm Hall on Tuesday, March 12, 2019.

Sincerely,

Steve Mollenkopf
Chief Executive Officer

5775 Morehouse Drive
San Diego, California 92121-1714

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held On March 12, 2019
To the Stockholders of QUALCOMM Incorporated:
NOTICE IS HEREBY GIVEN that the 2019 Annual Meeting of Stockholders (Annual Meeting) of QUALCOMM Incorporated, a Delaware corporation (the Company), will be held at the Irwin M. Jacobs Qualcomm Hall, 5775 Morehouse Drive, San Diego, California 92121, on Tuesday, March 12, 2019 at 9:30 a.m. Pacific Time for the following purposes:

1.	To elect 12 directors to hold office until the next annual meeting of stockholders and until their respective successors have been elected and qualified.

2.	To ratify the selection of PricewaterhouseCoopers LLP as our independent public accountants for our fiscal year ending September 29, 2019.

3.	To approve, on an advisory basis, our executive compensation.

4.	To transact such other business as may properly come before stockholders at the Annual Meeting or any adjournment or postponement thereof.
The Board of Directors has fixed the close of business on January 14, 2019 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting and at any adjournment or postponement thereof.

By Order of the Board of Directors,

Donald J. Rosenberg
Executive Vice President,
General Counsel and Corporate Secretary
San Diego, California
January 24, 2019

i

ii

PROXY OVERVIEW
This proxy overview is a summary of information that you will find throughout this proxy statement. As this is only an overview, we encourage you to read the entire proxy statement for more information about these topics prior to voting.
2019 ANNUAL MEETING OF STOCKHOLDERS (ANNUAL MEETING)

Date and Time	March 12, 2019 9:30 a.m. Pacific Time
Location	Irwin M. Jacobs Qualcomm Hall 5775 Morehouse Drive, San Diego, California 92121
Record Date	January 14, 2019
Voting
Stockholders of record as of the record date may vote via the Internet at www.proxyvote.com; by telephone at 1-800-690-6903; by completing and returning their proxy card; or in person at the Annual Meeting (see “Voting Methods” section on page 3).

Date of First Distribution of Proxy Materials	January 24, 2019
VOTING MATTERS AND BOARD RECOMMENDATIONS

The Board of Directors unanimously recommends that you vote as follows:

Proposal		Board Recommendation	Page Reference
PROPOSAL 1	Election of Directors	FOR each Nominee	14
PROPOSAL 2	Ratification of the selection of PricewaterhouseCoopers LLP as our independent public accountants for our fiscal year ending September 29, 2019	FOR	21
PROPOSAL 3	Approval, on an advisory basis, of our executive compensation	FOR	23

2019 Proxy Statement        1

DIRECTOR NOMINEES (SEE PAGE 14)

Name	Age	Director Since	Occupation / Experience	Independent
Barbara T. Alexander	70	2006	Current: Independent Consultant. Prior experience includes serving as a senior advisor for UBS, managing director of Dillon Read & Co., Inc., and managing director of Salomon Brothers.	✓
Mark Fields	57	2018	Current: Senior Advisor at TPG Capital LP. Prior experience includes serving as President and CEO of Ford Motor Company.	✓
Jeffrey W. Henderson (1)	54	2016	Current: Advisory Director to Berkshire Partners LLC. Prior experience includes serving as CFO of Cardinal Health Inc.	✓
Ann M. Livermore	60	2016	Current: Director of Hewlett Packard Enterprise Company and United Parcel Services. Prior experience includes serving as Executive Vice President of the Enterprise Business at Hewlett-Packard Company.	✓
Harish Manwani	65	2014	Current: Global Executive Advisor to Blackstone Private Equity group. Prior experience includes serving as COO of Unilever PLC.	✓
Mark D. McLaughlin	53	2015
Current: Vice Chairman of the Board of Palo Alto Networks, Inc. Prior experience includes serving as Chairman of the Board and CEO of Palo Alto Networks, Inc. and serving as President and CEO of VeriSign, Inc.
				✓
Steve Mollenkopf	50	2013	Current: CEO of Qualcomm Incorporated.
Clark T. Randt, Jr.	73	2013	Current: President of Randt & Co. LLC. Prior experience includes serving as U.S. Ambassador to the People's Republic of China and as a partner at Shearman & Sterling, an international law firm.	✓
Francisco Ros	68	2010
Current: Founder and President of First International Partners, S.L. Prior experience includes serving as the Secretary of State of the Government of Spain and executive management and board positions in telecommunications companies.
				✓
Irene B. Rosenfeld	65	2018	Current: Director of Qualcomm Incorporated. Prior experience includes Chairman and CEO of Mondelēz International, Inc., Chairman and CEO of Frito-Lay, and President of Kraft Foods North America.	✓
Neil Smit	60	2018	Current: Vice Chairman of Comcast Corporation. Prior experience includes serving as President and CEO of Comcast Cable Communications.	✓
Anthony J. Vinciquerra	64	2015	Current: Chairman of the Board and CEO of Sony Pictures Entertainment Inc. Prior experience includes serving as the President and CEO of FOX Networks Group.	✓
(1)    Chairman of the Board

22019 Proxy Statement

PROXY STATEMENT
In this document, the words “Qualcomm,” “the Company,” “we,” “our,” “ours” and “us” refer only to QUALCOMM Incorporated, a Delaware corporation, and its consolidated subsidiaries and not to any other person or entity.
MEETING INFORMATION

The Board of Directors (Board) of QUALCOMM Incorporated is soliciting your proxy for use at the Company’s 2019 Annual Meeting of Stockholders (Annual Meeting) to be held on Tuesday, March 12, 2019, at 9:30 a.m. Pacific Time and at any adjournment or postponement thereof. Admission to the meeting is restricted to stockholders of record as of January 14, 2019 (Record Date) and/or their designated representatives. All stockholders will be required to show valid picture identification. If your shares are in the name of your bank, broker or other holder of record, you will also need to bring evidence of your stock ownership, such as your most recent brokerage account statement or a copy of your voting instruction form. For security purposes, packages and bags may be inspected and you may be required to check these items. Please arrive early enough to allow yourself adequate time to clear security.
VOTING RIGHTS AND OUTSTANDING SHARES

Only holders of record of common stock at the close of business on the Record Date will be entitled to notice of and to vote at the Annual Meeting. At the close of business on the Record Date, we had 1,210,199,813 shares of common stock outstanding and entitled to vote. Each holder of record of common stock on the Record Date will be entitled to one vote for each share held on all matters to be voted upon. If you do not provide voting instruction on your proxy, your shares will be voted as described in the section “How Your Shares Will Be Voted” below. All votes will be counted by an independent inspector of election appointed for the Annual Meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes.
NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS

We are furnishing proxy materials to our stockholders primarily via the Internet under rules adopted by the U.S. Securities and Exchange Commission (SEC), instead of mailing printed copies of those materials to each stockholder. On January 24, 2019, we commenced mailing to our stockholders (other than those who previously requested electronic delivery or a full set of printed proxy materials) a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy materials, including this proxy statement. The Notice of Internet Availability of Proxy Materials also provides instructions on how to access your proxy card to vote via the Internet.

This process is designed to expedite stockholders’ receipt of proxy materials, lower the cost of the Annual Meeting and help conserve natural resources. If you received the Notice of Internet Availability of Proxy Materials and would prefer to receive printed proxy materials, please follow the instructions included in the Notice of Internet Availability of Proxy Materials. If you have previously elected to receive our proxy materials electronically, you will continue to receive these materials via email unless you elect otherwise.

This proxy statement and our Annual Report on Form 10-K for fiscal year 2018 are available at http://www.qualcomm.com.
VOTING METHODS

If you are a stockholder with shares registered in your name, you may vote by one of the following four options depending on the method of delivery by which you received the proxy materials:

•
Vote via the Internet. Go to the web address http://www.proxyvote.com and follow the instructions for Internet voting shown on the proxy card or the Notice of Internet Availability of Proxy Materials mailed to you or the instructions that you received by email.

•
Vote by Telephone. Dial 1-800-690-6903 and follow the instructions for telephone voting shown on the proxy card or the Notice of Internet Availability of Proxy Materials mailed to you or the instructions that you received by email.

2019 Proxy Statement        3

•	Vote by Proxy Card. Complete, sign, date and mail the proxy card in the envelope provided. If you vote via the Internet or by telephone, please do not mail your proxy card.

•	Vote in Person. Complete, sign and date a ballot at the Annual Meeting.
Even if you plan to attend the Annual Meeting in person, we encourage you to vote your shares in advance via the Internet, by telephone or by mailing in your proxy card.
If your shares are held by a bank, broker or other holder of record, in nominee name or otherwise, exercising fiduciary powers, you are the beneficial owner of those shares, which are commonly referred to as being held in “street name.” Most individual stockholders hold their shares in street name. If you are a beneficial owner, please follow the instructions you receive from your bank, broker or other holder of record. You may need to contact your bank, broker or other holder of record to determine whether you will be able to vote electronically via the Internet or by telephone.
PLEASE NOTE THAT IF YOU ARE A BENEFICIAL OWNER OF SHARES HELD IN STREET NAME, SINCE YOUR SHARES ARE HELD BY A BANK, BROKER OR OTHER HOLDER OF RECORD, IF YOU WISH TO VOTE AT THE ANNUAL MEETING YOU MUST FIRST OBTAIN A LEGAL PROXY ISSUED IN YOUR NAME FROM THE HOLDER OF RECORD. OTHERWISE, YOU WILL NOT BE PERMITTED TO VOTE IN PERSON AT THE MEETING.
HOW YOUR SHARES WILL BE VOTED

Your shares will be voted in accordance with your instructions. If you do not specify voting instructions on your proxy, the shares will be voted as set forth in the table below.

Proposal		Vote	Page Reference
PROPOSAL 1	Election of Directors	FOR each Nominee	14
PROPOSAL 2	Ratification of the selection of PricewaterhouseCoopers LLP as our independent public accountants for our fiscal year ending September 29, 2019	FOR	21
PROPOSAL 3	Approval, on an advisory basis, of our executive compensation	FOR	23
In the absence of instructions to the contrary, proxies will be voted in accordance with the judgment of the person exercising the proxy on any other matter properly presented at the Annual Meeting.
See the section entitled “Broker Non-Votes” as well as the “Required Vote and Board Recommendation” sections of the individual proposals for additional information.
VOTING RESULTS

We will publicly disclose voting results of the Annual Meeting within four business days by filing a Current Report on Form 8-K with the SEC, based on the tabulation of the independent inspector of election.
BROKER NON-VOTES

A “broker non-vote” occurs when a bank, broker, or other holder of record, in nominee name or otherwise, exercising fiduciary powers (typically referred to as being held in “street name”) submits a proxy for the Annual Meeting, but does not vote on a particular proposal because that holder does not have discretionary voting power with respect to that proposal and has not received voting instructions from the beneficial owner. Broker non-votes (like abstentions) will be counted as present for purposes of determining the presence of a quorum, but will have no effect on the outcome of the voting results. Under the rules that govern brokers who are voting with respect to shares held in street name, brokers have the discretion to vote those shares on routine matters, but not on non-routine matters. Routine matters include ratification of the

42019 Proxy Statement

selection of independent public accountants. Non-routine matters include, among others, the election of directors and advisory votes on executive compensation.
DETERMINATION OF QUORUM

The representation in person or by proxy of a majority of the outstanding shares of stock entitled to vote at the Annual Meeting constitutes a quorum. Under Delaware law, abstentions and broker non-votes are counted as present in determining whether the quorum requirement is satisfied.
REVOCABILITY OF PROXIES

If your shares are registered in your name, you may revoke your proxy and change your vote prior to the completion of voting at the Annual Meeting by:

•	submitting a valid, later-dated proxy card in a timely manner;

•	submitting a later-dated vote by telephone or through the Internet in a timely manner;

•	giving written notice of such revocation to the Company’s corporate secretary (at 5775 Morehouse Drive, N-585L, San Diego, California 92121-1714) prior to or at the Annual Meeting; or

•	attending and voting at the Annual Meeting (although attendance at the meeting will not by itself revoke a proxy).
If your shares are held in “street name” (i.e., held of record by a bank, broker or other holder of record) and you wish to revoke a proxy, you should contact your bank, broker or other holder of record and follow its procedures for changing your voting instructions. You also may vote in person at the Annual Meeting if you obtain a legal proxy from your bank, broker or other holder of record.
PROXY SOLICITATION

We will bear the entire cost of the solicitation of proxies, including the preparation, assembly, printing and mailing of the Notice of Internet Availability of Proxy Materials, this proxy statement, the proxy card and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of common stock beneficially owned by others to forward to such beneficial owners. We may reimburse persons representing beneficial owners of common stock for their costs of forwarding solicitation materials to such beneficial owners. In addition, we have retained Morrow Sodali to act as a proxy solicitor in conjunction with the Annual Meeting. We have agreed to pay that firm $10,000, plus reasonable out-of-pocket expenses, for proxy solicitation services. Solicitation of proxies by mail may be supplemented by telephone, email, facsimile transmission, electronic transmission or personal solicitation by certain of our directors, officers or other employees. No additional compensation (other than reimbursement for expenses) will be paid to directors, officers or other employees for such services.
STOCKHOLDER PROPOSALS

The deadline for submitting a stockholder proposal for inclusion in our proxy materials for our 2020 Annual Meeting of Stockholders is September 26, 2019. Stockholder nominations for director that are to be included in our proxy materials under the proxy access provision of our Amended and Restated Bylaws (Bylaws) must be received no earlier than August 27, 2019 and no later than the close of business on September 26, 2019. Stockholder nominations for director and other proposals that are not to be included in such materials must be received no earlier than November 13, 2019 and no later than the close of business on December 13, 2019. Any such stockholder proposals or nominations for director must be submitted to our Corporate Secretary in writing at 5775 Morehouse Drive, N-585L, San Diego, California 92121-1714. Stockholders are advised to review our Bylaws, which contain additional requirements for submitting stockholder proposals and director nominations. See page 10 for further information.

2019 Proxy Statement        5

HOUSEHOLDING

The SEC allows companies and intermediaries (such as brokers) to implement a delivery procedure called “householding.” Under this procedure, multiple stockholders who reside at the same address will receive a single copy of our proxy materials, including the Notice of Internet Availability of Proxy Materials, unless one of the stockholders has notified us that they want to continue receiving multiple copies. This practice is designed to reduce duplicate mailings, and save printing and postage costs as well as natural resources. Householding for bank and brokerage accounts is limited to accounts within the same bank or brokerage firm. For example, if you and your spouse share the same last name and mailing address and you and your spouse each have two accounts containing Qualcomm stock at two different brokerage firms, your household will receive two copies of the our proxy materials, one from each brokerage firm. To reduce the number of duplicate sets of proxy materials your household receives, you may wish to enroll some or all of your accounts in our electronic delivery program at http://enroll.icsdelivery.com/qcom.
If you received a householded mailing this year and you would like to have a separate copy of our Notice of Internet Availability of Proxy Materials and proxy materials mailed to you, please submit your request to Broadridge ICS, either by calling toll-free 1-866-540-7095 or by writing to Broadridge ICS, Householding Department, 51 Mercedes Way, Edgewood, New York 11717. They will promptly send additional copies of our Notice of Internet Availability of Proxy Materials and proxy materials upon receipt of such request. Once you have received notice from your bank or broker that it will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. Stockholders may revoke their consent at any time by contacting Broadridge ICS as provided above. Please note, however, that if you want to receive a paper proxy or voting instruction form or other proxy material for purposes of this year’s Annual Meeting, you should follow the instructions included in the Notice of Internet Availability that was sent to you. If you received multiple copies of the proxy materials and would prefer to receive a single copy in the future or if you would like to opt out of householding for future mailings, you may contact Broadridge ICS as provided above.
FINANCIAL INFORMATION

Attached as Appendix A is certain financial information from our Annual Report on Form 10-K for fiscal 2018 that we filed with the SEC on November 7, 2018. We have not undertaken any updates or revisions to such information since the date it was filed with the SEC. Accordingly, we encourage you to review Appendix A together with any subsequent information we have filed with the SEC and other publicly available information.
PERFORMANCE MEASUREMENT COMPARISON OF STOCKHOLDER RETURN

Attached as Appendix B is a graph that compares total stockholder return on our common stock from September 29, 2013 to September 30, 2018 to two indices, the Standard & Poor’s 500 Stock Index (S&P 500) and the NASDAQ-100 Index (NASDAQ-100).
CORPORATE DIRECTORY

Attached as Appendix C is a listing of our executive officers and members of our Board.

62019 Proxy Statement

Corporate Governance

CORPORATE GOVERNANCE
CODE OF ETHICS AND CORPORATE GOVERNANCE PRINCIPLES AND PRACTICES

The Board has adopted a Code of Ethics applicable to all of our employees, including our executive officers and employees of our subsidiaries, and members of our Board. Any amendments to, or waivers under, the Code of Ethics that are required to be disclosed by SEC rules will be disclosed within four business days of such amendment or waiver on our website at www.qualcomm.com under the “Corporate Governance” section of our “Investor Relations” page, which appears under the “Company” tab. To date, there have not been any waivers by us under the Code of Ethics.
The Board has also adopted Corporate Governance Principles and Practices, which include information regarding the Board’s policies that guide its governance practices, including the roles, responsibilities and composition of the Board, director qualifications, committee matters and stock ownership guidelines, among others.
The Code of Ethics and the Corporate Governance Principles and Practices are available on our website at http://www.qualcomm.com under the “Corporate Governance” section of our “Investor Relations” page.
BOARD LEADERSHIP STRUCTURE

Chairman of the Board
The Board appoints the Chairman of the Board (Chairman). The Chairman is not required to be an independent director. However, at all times when the Chairman is not an independent director, the Board shall have a “Lead Independent Director” who shall be an “independent” director, as described below. Currently, our Chairman is Jeffrey W. Henderson, who is an independent director.
The Chairman has the following responsibilities and authority:

•	Help set the overall leadership and strategic direction of the Company.

•	Help delineate, in consultation with the Chief Executive Officer and the Board, responsibilities of the Board and management.

•	Authorized to call special meeting of stockholders.

•	Preside at meetings of stockholders.

•	Authorized to call special meetings of the Board.

•	Preside at all meetings of the Board (unless conflicted on a matter).

•
In collaboration with the Chief Executive Officer and the Lead Independent Director (if one is appointed), develop Board meeting agendas and communicate with independent Board members to ensure that matters of interest are being included.

•	If an independent director, chair and set agendas for executive sessions of independent directors (unless conflicted on a matter).

•	With the Chief Executive Officer, represent the Board in outreach to key constituencies.

•	Work with the Lead Independent Director (if one is appointed) on investor outreach.

•
Together with the Lead Independent Director (if one is appointed), represent the Board in interactions and negotiations with any company making an acquisition proposal or proxy contest for control of the Board.

•	Evaluate the Chief Executive Officer’s performance, in coordination with the Governance Committee and the Compensation Committee.
Our charter documents and policies do not prevent our Chief Executive Officer from also serving as our Chairman. The Board evaluates its leadership structure and elects the Chairman and the Chief Executive Officer based on the criteria it deems to be appropriate and in the best interests of the Company and its stockholders, given the circumstances at the time of such election. While we have in the past had one person serve as Chairman and Chief Executive Officer, since March 2014, the positions have been held by separate individuals.

2019 Proxy Statement        7

Corporate Governance

Lead Independent Director
At all times when the Chairman is not an independent director, the Board shall have a Lead Independent Director who shall be an “independent” director. In the event the Chairman is an independent director and the Board elects not to have a Lead Independent Director, the Chairman shall have the responsibilities and authority (as applicable) of the Lead Independent Director set forth below. If the Board decides to elect a Lead Independent Director, at or before each annual meeting of the Board, which follows immediately after the annual meeting of stockholders, (i) the Governance Committee shall recommend the Board member who would serve as Lead Independent Director for the next term, and (ii) the Lead Independent Director shall be elected by a vote of the independent members of the Board. An individual shall serve as the Lead Independent Director for a one-year period, commencing with the annual meeting of the Board. In general, the Board expects that a Lead Independent Director will serve two consecutive terms, but the independent members of the Board may extend a Lead Independent Director’s length of service (on a year-by-year basis) up to four consecutive terms. No Lead Independent Director shall serve more than four consecutive terms.
The Lead Independent Director shall have the following responsibilities and authority:

•	Preside at all meetings of the Board at which the Chairman is not present.

•
In collaboration with the Chairman and the Chief Executive Officer, develop agendas for Board meetings, and communicate with independent Board members to ensure that matters of interest are being included on agendas for Board meetings.

•
Communicate with independent Board members and with management to affirm that appropriate briefing materials are being provided to Board members sufficiently in advance of Board meetings to allow for proper preparation and participation at such meetings.

•	Authorized, with the concurrence of at least one additional Board member, to call special meetings of the Board.

•	Lead investor outreach from an independent director perspective.

•	Together with the Chairman, represent the Board in interactions and negotiations with any company making an acquisition proposal or proxy contest for control of the Board.

•	Lead the Board in governance matters, coordinating with the Governance Committee.
Principally because our current Chairman is an independent director, who served alongside a Lead Independent Director during the first six months of his tenure as Chairman, the Board has elected not to fill the role of Lead Independent Director at this time.
BOARD MEETINGS, COMMITTEES AND ATTENDANCE

During fiscal 2018, the Board held twenty-two meetings. Board agendas include regularly scheduled sessions for the independent directors to meet without management present, and the Chairman of the Board leads those sessions. The Board delegates various responsibilities and authority to different Board committees. We have three standing Board committees: the Audit, Compensation and Governance committees. Committees regularly report on their activities and actions to the full Board. Committee assignments are re-evaluated annually and approved by the Board at an annual meeting of the Board that follows the annual meeting of stockholders, typically in March of each year. Each committee acts according to a written charter approved by the Board (and reviewed annually). Copies of each charter can be found on our website at www.qualcomm.com under the “Corporate Governance” section of our “Investor Relations” page as follows:

Name of Committee	Website Link

Audit Committee	https://investor.qualcomm.com/committee-details/audit-committee

Compensation Committee	https://investor.qualcomm.com/committee-details/compensation-committee

Governance Committee	https://investor.qualcomm.com/committee-details/governance-committee

The table below provides current committee membership information for each of the Board committees.

82019 Proxy Statement

Corporate Governance

Committees
Name	Audit	Compensation	Governance
Barbara T. Alexander		Chair
Mark Fields	X
Jeffrey W. Henderson*	Chair
Thomas W. Horton			X
Ann M. Livermore			X
Harish Manwani		X
Mark D. McLaughlin		X
Steve Mollenkopf
Clark T. Randt, Jr.			Chair
Francisco Ros			X
Irene B. Rosenfeld		X
Neil Smit	X
Anthony J. Vinciquerra	X
Number of Committee Meetings Held in Fiscal 2018	11	10	16
* Chairman of the Board

The Audit Committee. The Audit Committee meets at least quarterly with our management and independent public accountants to review the results of the annual integrated audit and quarterly reviews of our consolidated financial statements and to discuss our financial statements and earnings releases. The Audit Committee selects, engages, oversees and evaluates the qualifications, performance and independence of our independent public accountants, reviews the plans and results of internal audits, reviews evaluations by management and the independent public accountants of our internal control over financial reporting and the quality of our financial reporting, and oversees our IT/cybersecurity programs and procedures, among other functions. All of the members of the Audit Committee are independent directors within the meaning of Rule 5605 of the NASDAQ Stock Market LLC (NASDAQ Rule 5605) and Rule 10A-3(b)(1)(ii) of the Securities Exchange Act of 1934, as amended, and Messrs. Henderson, Smit and Vinciquerra are audit committee financial experts as defined by the SEC.
The Compensation Committee. The Compensation Committee determines compensation levels for the Chief Executive Officer, the other executive officers and directors, administers and approves stock offerings under our employee stock purchase and long-term incentive plans, reviews our employee compensation and talent management policies and practices, administers our incentive recoupment policy, reviews our workforce management policies, programs and initiatives focusing on diversity and inclusion, and reviews executive officer development and succession planning. All of the members of the Compensation Committee are independent directors within the meaning of NASDAQ Rule 5605.
The Governance Committee. The Governance Committee reviews, approves and oversees various corporate governance-related policies and procedures applicable to us, including emergency procedures (such as disaster recovery and security). The Governance Committee oversees our political activity and contributions to ensure consistency with our business objectives and public policy priorities, including reviewing our Political Contributions and Expenditures Policy annually and reviewing a report on our political contributions and expenditures no less than annually. The Governance Committee also reviews succession planning. In addition, the Governance Committee evaluates and recommends nominees, including stockholder nominees, for membership on the Board and its committees. All of the members of the Governance Committee are independent directors within the meaning of NASDAQ Rule 5605.
During fiscal 2018, each director attended at least 75% of the aggregate of the meetings of the Board and the committees on which he or she served and that were held during the period for which he or she was a Board or committee member, except for Mr. Smit, who attended 71% of such meetings. Mr. Smit joined the Board in June 2018 and was unable to attend two meetings due to commitments made prior to joining the Board.

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Corporate Governance

BOARD’S ROLE IN RISK OVERSIGHT

We do not view risk in isolation but consider risk as part of our regular evaluation of business strategy and business decisions. Assessing and managing risk is the responsibility of our management, which establishes and maintains risk management processes, including action plans and controls, to balance risk mitigation and opportunities to create stockholder value. It is management’s responsibility to anticipate, identify and communicate risks to the Board and/or its committees. The Board oversees and reviews certain aspects of our risk management efforts, either directly or through its committees. We approach risk management by integrating our strategic planning, operational decision making and risk oversight and communicating risks and opportunities to the Board. The Board commits extensive time and effort every year to discussing and agreeing upon our strategic plan, and it reconsiders key elements of the strategic plan as significant events and opportunities arise during the year. As part of the review of the strategic plan, as well as in evaluating events and opportunities that occur during the year, the Board and management focus on the primary success factors and risks for the Company.
While the Board has primary responsibility for oversight of our risk management, the Board’s standing committees support the Board by regularly addressing various risks in their respective areas of oversight. Specifically, the Audit Committee assists the Board in fulfilling its oversight responsibilities with respect to our Enterprise Risk Management program, as well as risk management in the areas of financial reporting, internal controls and compliance with certain public reporting requirements. The Compensation Committee assists the Board in fulfilling its risk management oversight responsibilities with respect to risks arising from compensation policies and programs. The Governance Committee assists the Board in fulfilling its risk management oversight responsibilities with respect to risks related to corporate governance, succession planning and emergency procedures (including disaster recovery and security). Each of the committee chairs reports to the full Board at regular meetings concerning the activities of the committee, the significant issues it has discussed and the actions taken by the committee.
We believe that our leadership structure supports the risk oversight function of the Board. With our Chief Executive Officer serving on the Board, he promotes open communication between management and directors relating to risk. Additionally, each Board committee is comprised solely of independent directors, and all directors are actively involved in the risk oversight function.
DIRECTOR NOMINATIONS

Our Bylaws contain provisions that address the process (including required information and deadlines) by which a stockholder may nominate an individual to stand for election to the Board at our annual meeting of stockholders. In addition, the “proxy access” provisions of our Bylaws provide that, under certain circumstances, a stockholder or group of up to 20 stockholders may seek to include director nominees in our proxy statement if such stockholder or group of stockholders own at least 3% of our outstanding common stock continuously for at least the previous three years. The number of stockholder nominees appearing in the proxy statement for our annual meeting cannot exceed 20% of the number of directors to be elected. If 20% of the number of directors is not a whole number, the maximum number of stockholder nominees is rounded down to the next whole number. If the number of stockholder nominees exceeds 20%, one nominee from each nominating stockholder or group of stockholders, based on the order of priority provided by such nominating stockholder or group of stockholders, would be selected for inclusion in our proxy materials until the maximum number is reached. The order of priority among nominating stockholders or groups of stockholders would be determined based on the number (largest to smallest) of shares of our common stock held by such nominating stockholders or groups of stockholders. Each nominating stockholder or group of stockholders must provide the information required by our Bylaws, and each nominee must meet the qualifications required by our Bylaws. Requests to include stockholder-nominated candidates in our proxy materials for next year’s annual meeting must be received by the Corporate Secretary at our corporate offices at 5775 Morehouse Drive, N-585L, San Diego, California 92121-1714, no earlier than August 27, 2019 and no later than the close of business on September 26, 2019. Stockholders are advised to review our Bylaws, which contain additional requirements for submitting director nominees.
The Board has also adopted a formal policy concerning stockholder recommendations of Board candidates to the Governance Committee. This policy is set forth in our Corporate Governance Principles and Practices, which is available on our website at www.qualcomm.com under the “Corporate Governance” section of our “Investor Relations” page. Under this policy, the Governance Committee will review a reasonable number of candidates recommended by a single stockholder who has held over 1% of our common stock for over one year and who satisfies the notice, information and consent requirements set forth in our Bylaws. To recommend a nominee for election to the Board, a stockholder must submit his or

102019 Proxy Statement

Corporate Governance

her recommendation to the Corporate Secretary at our corporate offices at 5775 Morehouse Drive, N-585L, San Diego, California 92121-1714. A stockholder’s recommendation must be received by us within the time limits set forth above under “Stockholder Proposals.” A stockholder’s recommendation must be accompanied by the information with respect to the stockholder nominee as specified in the Bylaws, including among other things, the name, age, address and occupation of the recommended person, the proposing stockholder’s name and address, the ownership interests of the proposing stockholder and any beneficial owner on whose behalf the recommendation is being made (including the number of shares beneficially owned, any hedging, derivative, short or other economic interests and any rights to vote any shares), and any material monetary or other relationships between the recommended person and the proposing stockholder and/or the beneficial owners on whose behalf the recommendation is being made. The proposing stockholder must also provide evidence of owning the requisite number of shares of our common stock for over one year. Candidates so recommended will be reviewed using the same process and standards for reviewing Governance Committee nominees.
In evaluating director nominees, the Governance Committee considers the following factors:

•	The appropriate size of the Board;

•	Our needs with respect to the particular talents, experience and diversity of our directors;

•
The knowledge, skills and experience of nominees, including experience in technology, business, finance, administration or public service, in light of prevailing business conditions and the knowledge, skills and experience already possessed by other members of the Board;

•	Familiarity with national and international business matters;

•	Experience in political affairs;

•	Experience with accounting rules and practices;

•	Appreciation of the relationship of our business to the changing needs of society;

•	The nominee’s other commitments, including the other boards on which the nominee serves; and

•	The desire to balance the considerable benefit of continuity with the periodic injection of the fresh perspective provided by new members.
The Governance Committee’s goal is to assemble a board of directors that brings to us a diversity of perspectives and skills derived from high quality business and professional experience. In doing so, the Governance Committee also considers nominees with appropriate non-business backgrounds.
There are no stated minimum criteria for director nominees, although the Governance Committee considers the foregoing and may also consider such other factors as it may deem are in the best interests of the Company and its stockholders. The Governance Committee does, however, believe it appropriate for at least one, and preferably several, members of the Board to meet the criteria for an “audit committee financial expert” as defined by the SEC, and for a majority of the members of the Board to meet the definition of “independent director” under NASDAQ Rule 5605. The Governance Committee also believes that it is in the best interests of stockholders that at least one key member of our current management participates as a member of the Board. The Governance Committee identifies nominees by first evaluating the current members of the Board willing to continue their service. Current members of the Board with skills and experience that are relevant to our business and who are willing to continue their service are considered for re-nomination, balancing the value of continuity of service by existing members of the Board with that of obtaining a new perspective. If any member of the Board does not wish to continue to serve or if the Governance Committee or the Board decides not to re-nominate a member for election, and if the Board determines not to reduce the Board size as a result, the Governance Committee identifies the desired skills and experience of a new nominee based on the criteria above. Current members of the Governance Committee and Board are polled for suggestions as to individuals meeting the criteria of the Governance Committee. Research may also be performed to identify qualified individuals. We have, in the past, engaged third parties to assist in identifying and evaluating potential nominees.

2019 Proxy Statement        11

Corporate Governance

MAJORITY VOTING

Under our Bylaws, in an uncontested election, if any incumbent nominee for director receives a greater number of “withhold” votes (ignoring abstentions and broker non-votes) than votes cast “for” his or her election, the director shall promptly tender his or her resignation from the Board, subject to acceptance by the Board. In that event, the Governance Committee shall make a recommendation to the Board as to whether to accept or reject the tendered resignation or whether other actions should be taken. In making its recommendation, the Governance Committee will consider all factors it deems relevant, including, without limitation, the stated reasons why stockholders withheld votes from such director, the length of service and qualifications of such director, the director’s past contributions to us and the availability of other qualified candidates for director. The Governance Committee’s evaluation shall be forwarded to the Board to permit the Board to act on it no later than 90 days following the date of the annual meeting of stockholders. In reviewing the Governance Committee’s recommendation, the Board shall consider the factors evaluated by the Governance Committee and such additional information and factors as the Board believes to be relevant. If the Board determines that the director’s resignation is in the best interests of the Company and its stockholders, the Board shall promptly accept the resignation. We will publicly disclose the Board’s decision within four business days in a Current Report on Form 8-K, providing an explanation of the process by which the decision was reached and, if applicable, the reasons for not accepting the director’s resignation. The director in question will not participate in the Governance Committee’s or the Board’s considerations of the appropriateness of his or her continued service, except to respond to requests for information.
STOCK OWNERSHIP GUIDELINES

We adopted stock ownership guidelines for our directors and executive officers to help ensure that they each maintain an equity stake in the Company and, by doing so, appropriately link their interests with those of other stockholders. The guideline for executive officers is based on a multiple of the executive’s base salary, ranging from two to six times, with the size of the multiple based on the individual’s position with the Company. Only shares actually owned (as shares or as vested deferred stock units) count toward the requirement. Executives are required to achieve these stock ownership levels within five years of becoming an executive officer. Non-employee directors are required to hold a number of shares of our common stock with a value equal to five times the annual retainer for Board service paid to U.S. residents. Non-employee directors are required to achieve this ownership level within five years of joining the Board. In addition to the preceding ownership guidelines, all directors are expected to own shares of our common stock within one year of joining the Board.
COMMUNICATIONS WITH DIRECTORS

We have adopted a formal process for stockholder communications with the Board. This process is also set forth in our Corporate Governance Principles and Practices. Stockholders who wish to communicate to the Board should do so in writing to the following address:
[Name of Director(s) or Board of Directors]
Qualcomm Incorporated
Attn: General Counsel
5775 Morehouse Drive, N-585L
San Diego, California 92121-1714
Our General Counsel maintains records of all such communications (and the disposition of such communications as set forth below) and forwards those not deemed frivolous, threatening or otherwise inappropriate to the Board, or the appropriate Board committee or members of the Board.
ANNUAL MEETING ATTENDANCE

Our Corporate Governance Principles and Practices set forth a policy on director attendance at annual meetings. Directors are encouraged to attend absent unavoidable conflicts. All directors then in office planned to attend our last annual meeting on March 6, 2018; however, due to the adjournment to March 23, 2018, Ambassador Randt and Mr. Vinciquerra were unable to attend the annual meeting when it was reconvened.

122019 Proxy Statement

Corporate Governance

DIRECTOR INDEPENDENCE

The Board has determined that, except for Mr. Steve Mollenkopf, all of the members of the Board are independent directors within the meaning of NASDAQ Rule 5605.

2019 Proxy Statement        13

Proposal 1: Election of Directors

PROPOSAL 1: ELECTION OF DIRECTORS
ELECTION OF DIRECTORS

Our Certificate of Incorporation (Certificate) and our Bylaws (Bylaws) provide that directors are to be elected at our annual meeting of stockholders to hold office until the next annual meeting of stockholders and until their respective successors are elected and qualified. Vacancies on the Board resulting from death, resignation, disqualification, removal or other causes may be filled by either the affirmative vote of the holders of a majority of the then-outstanding shares of common stock or by the affirmative vote of a majority of the remaining directors then in office, even if less than a quorum of the Board. Newly created directorships resulting from any increase in the number of directors may, unless the Board determines otherwise, be filled only by the affirmative vote of the directors then in office, even if less than a quorum of the Board. Any director elected as a result of a vacancy shall hold office for a term expiring at the next annual meeting of stockholders and until such director’s successor has been elected and qualified.
Our Certificate provides that the number of directors shall be fixed exclusively by resolutions adopted from time to time by the Board. The Board, upon recommendation of its Governance Committee, has set the number of directors at 12, effective as of the date of the Annual Meeting. Therefore, 12 directors will stand for election at the Annual Meeting to serve as directors until the 2020 annual meeting of stockholders.
In an uncontested election, our Bylaws provide that a director nominee will be elected only if he or she receives a majority of the votes cast with respect to his or her election (that is, the number of shares voted “for” a director nominee must exceed the number of “withhold” votes cast against that nominee). Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum but will have no effect on the vote. In an uncontested election, if any nominee for director who is currently serving on the Board receives a greater number of “withhold” votes than votes “for” his or her election, the director shall promptly tender his or her resignation from the Board, subject to acceptance by the Board. The process that will be followed by the Board in that event is described above under the heading
“Majority Voting.”

The nominees receiving a majority of votes cast with respect to his or her election will be elected directors of the Company.
Shares of common stock represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the 12 nominees named below. Each person nominated for election has agreed to serve, if elected, and the Board has no reason to believe that any nominee will be unable to serve.
NOMINEES FOR ELECTION

BARBARA T. ALEXANDER	Age: 70 Director Since: 2006

Ms. Alexander has been an independent consultant since February 2004. She was a senior advisor for UBS from October 1999 to January 2004 and a managing director of Dillon Read & Co., Inc. from January 1992 to September 1999. Prior to joining Dillon Read, Ms. Alexander was a managing director in the corporate finance department of Salomon Brothers. Ms. Alexander has been a director of Choice Hotels International, Inc. since February 2012. She previously served as a director of Allied World Assurance Company Holdings, Ltd. from August 2009 to August 2017 and KB Home from October 2010 to April 2014, and has served as a director of a number of other public companies throughout her career. Ms. Alexander holds B.S. and M.S. degrees in theoretical mathematics from the University of Arkansas.

We believe Ms. Alexander’s qualifications to serve on our Board include her significant financial and accounting experience. In addition, she has extensive experience serving on several other public company boards, including in most instances service on the compensation committee and/or the audit committee of those other boards, which provides valuable insights to our Board, including regarding risk management issues.

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Proposal 1: Election of Directors

MARK FIELDS	Age: 57 Director Since: 2018

Mr. Fields has been a Senior Advisor at TPG Capital LP, a global alternative asset firm, since October 2017. Mr. Fields was President and Chief Executive Officer of Ford Motor Company from July 2014 to May 2017, and Chief Operating Officer from December 2012 to July 2014. Mr. Fields joined Ford in 1989 and served in various leadership positions throughout his tenure, including Executive Vice President and President, Americas; Executive Vice President and Chief Executive Officer, Ford of Europe and Premier Automotive Group (PAG); Chairman and Chief Executive Officer, PAG; and President and Chief Executive Officer, Mazda Motor Corporation. Mr. Fields served as a director of Ford Motor Company from July 2014 to May 2017 and IBM Corporation from March 2016 to April 2018. Mr. Fields holds an M.B.A. degree from Harvard University and a B.A. degree in Business Administration from Rutgers University.

We believe Mr. Fields’ qualifications to serve on our Board include his extensive operational experience in senior positions in the automotive industry, a key growth area for us, including leading complex global business organizations with large workforces and organizations pursuing emerging opportunities through expansion into adjacent areas, which brings valuable insights to our Board as well as provides a useful resource to our senior management. Our Board and senior management also benefit from Mr. Fields’ experience from serving on other public company boards.

JEFFREY W. HENDERSON	Age: 54 Director Since: 2016

Mr. Henderson has been an Advisory Director to Berkshire Partners LLC, a private equity firm, since September 2015. He served as Chief Financial Officer of Cardinal Health Inc., a health care services company, from May 2005 to November 2014. Prior to joining Cardinal Health, Mr. Henderson held multiple positions at Eli Lilly and General Motors, including serving as President and General Manager of Eli Lilly Canada, Controller and Treasurer of Eli Lilly Inc., and in management positions with General Motors in Great Britain, Singapore, Canada and the U.S. Mr. Henderson has been a director of Halozyme Therapeutics, Inc. since August 2015, a director of FibroGen, Inc. since August 2015, and a director of Becton, Dickinson and Company since August 2018. Mr. Henderson holds a B.S. degree in electrical engineering from Kettering University and an M.B.A. degree from Harvard Business School.

We believe Mr. Henderson’s qualifications to serve on our Board include his financial and operational management experience, including his significant experience in international operations, which is a source of valuable insights to our Board. His experience in senior operational and financial management positions at companies that experienced significant growth and transformation, including into additional business areas, also provides a useful resource to our senior management. He has been designated as an audit committee financial expert.

2019 Proxy Statement        15

Proposal 1: Election of Directors

ANN M. LIVERMORE	Age: 60 Director Since: 2016

Ms. Livermore served as Executive Vice President of the Enterprise Business at Hewlett-Packard Company (HP) from May 2004 to June 2011 and as Executive Vice President of HP Services from 2002 to May 2004. She joined HP in 1982 and served in a number of management and leadership positions across the company. Ms. Livermore has been a director of United Parcel Services, Inc. since November 1997 and Hewlett Packard Enterprise Company since November 2015. Ms. Livermore was a director of HP from June 2011 to November 2015. Ms. Livermore holds a B.A. degree in economics from the University of North Carolina, Chapel Hill and an M.B.A. degree from Stanford University.

We believe Ms. Livermore’s qualifications to serve on our Board include her extensive operational experience in senior positions, including leading complex global business organizations with large workforces. Her significant experience in the areas of technology, marketing, sales, research and development and business management provide valuable insights to our Board and also provide useful resources to our senior management. Our Board and senior management also benefit from Ms. Livermore’s experience from serving on other public company boards.

HARISH MANWANI	Age: 65 Director Since: 2014

Mr. Manwani has been a Global Executive Advisor/Senior Operating Partner at Blackstone Private Equity Group since February 2015. Mr. Manwani was the Chief Operating Officer for Unilever PLC, a leading global consumer products company, from September 2011 to December 2014. He served as Unilever’s President, Asia, Africa, Middle East and Turkey, which was later extended to include Central and Eastern Europe, from April 2005 to August 2011. He served as Unilever’s President, Home & Personal Care, North America from March 2004 to April 2005. He served as Unilever’s President, Home & Personal Care, Latin America and as the Chairman of Unilever’s Latin America Advisory Council from April 2001 to March 2004. He served as Unilever’s Senior Vice President, Global Hair and Oral Care from June 2000 to April 2001. He joined Hindustan Unilever Limited as a management trainee in 1976 and subsequently held various general management positions of increasing responsibilities within Unilever globally. Mr. Manwani has been a director of Whirlpool Corporation since August 2011, Nielsen Holdings plc since January 2015, and Gilead Sciences, Inc. since May 2018. He previously served as the Non-Executive Chairman of Hindustan Unilever Limited from July 2005 to May 2018 and as a director of Pearson plc from October 2013 to May 2018. Mr. Manwani holds a B.Sc. honors degree in statistics and an M.M.S. degree in management studies, both from Mumbai University in India. He has also attended the Advanced Management Program at Harvard Business School.

We believe that Mr. Manwani’s qualifications to serve on our Board include his substantial management experience involving international operations, particularly in Asia. His executive management experience, particularly with respect to strategic planning and leadership of complex organizations, provides a valuable resource for our senior management. His experience on the boards of several other companies also brings valuable insights to our Board.

162019 Proxy Statement

Proposal 1: Election of Directors

MARK D. McLAUGHLIN	Age: 53 Director Since: 2015

Mr. McLaughlin has been the Vice Chairman of the Board of Palo Alto Networks, Inc., a network security company, since June 2018. He served as Chairman of the Board and Chief Executive Officer of Palo Alto Networks from August 2016 to June 2018. He served as Chairman of the Board, President and Chief Executive Officer of Palo Alto Networks from April 2012 to August 2016. He joined Palo Alto Networks as President and Chief Executive Officer, and as a director, in August 2011 and became Chairman of the Board in April 2012. Mr. McLaughlin served as President and Chief Executive Officer and as a director of VeriSign, Inc., a provider of Internet infrastructure services, from August 2009 to August 2011 and as President and Chief Operating Officer from January 2009 to August 2009. Mr. McLaughlin served in various other management and leadership roles at VeriSign from February 2000 through November 2007 and provided consulting services to VeriSign from November 2008 to January 2009. Prior to joining VeriSign, Mr. McLaughlin was Vice President, Sales and Business Development at Signio Inc., an internet payments company acquired by VeriSign in February 2000. President Barack Obama appointed Mr. McLaughlin to serve on the National Security Telecommunications Advisory Committee (NSTAC) in January 2011 and to the position of Chairman of the NSTAC in November 2014. Mr. McLaughlin served as a director of Opower, Inc. from October 2013 to June 2016. Mr. McLaughlin holds a B.S. degree from the U.S. Military Academy at West Point and a J.D. from Seattle University School of Law.

We believe Mr. McLaughlin’s qualifications to serve on our Board include his operational and management experience at several technology companies. Mr. McLaughlin’s service on the National Security Telecommunications Advisory Committee, as well as his experience as Chief Executive Officer and a member of the board of directors of a network security company, provide him with significant knowledge regarding the operations and security of telecommunications systems and cybersecurity matters, which bring valuable insights to our Board.

STEVE MOLLENKOPF	Age: 50 Director Since: 2013

Mr. Mollenkopf has served as our Chief Executive Officer since March 2014 and as a director since December 2013. He served as Chief Executive Officer-elect and President from December 2013 to March 2014 and as President and Chief Operating Officer from November 2011 to December 2013. In addition, he served as Executive Vice President and Group President from September 2010 to November 2011, and as Executive Vice President and President of QCT from August 2008 to September 2010. Mr. Mollenkopf joined Qualcomm in 1994 as an engineer and throughout his tenure at Qualcomm has held several other technical and leadership roles. Mr. Mollenkopf served as a director of General Electric Company from November 2016 to April 2018. Mr. Mollenkopf holds a B.S. degree in electrical engineering from Virginia Tech and an M.S. degree in electrical engineering from the University of Michigan.

We believe Mr. Mollenkopf’s qualifications to serve on our Board include his extensive business, operational and management experience in the wireless telecommunications industry, including his current position as our Chief Executive Officer. His extensive knowledge of our business, products, strategic relationships and opportunities, as well as the rapidly evolving technologies and competitive environment in our industry, bring valuable insights and knowledge to our Board.

2019 Proxy Statement        17

Proposal 1: Election of Directors

CLARK T. “SANDY” RANDT, JR.	Age: 73 Director Since: 2013

Ambassador Randt has been President of Randt & Co. LLC, a company that advises firms with interests in China, since February 2009. He is a former U.S. Ambassador to the People’s Republic of China, where he served from July 2001 to January 2009. He was a partner resident in the Hong Kong office of Shearman & Sterling, a major international law firm, where he headed the firm’s China practice, from January 1994 to June 2001. Ambassador Randt served as First Secretary and Commercial Attaché at the U.S. Embassy in Beijing from August 1982 to October 1984. He was the China representative of the National Council for United States-China Trade in 1974, and he served in the U.S. Air Force Security Service from August 1968 to March 1972. Ambassador Randt has been a director of Valmont Industries, Inc. since February 2009, a director of the United Parcel Service, Inc. since August 2010 and a director of Wynn Resorts Ltd. since October 2015. He is fluent in Mandarin Chinese. Ambassador Randt holds a B.A. degree in English literature from Yale University and a J.D. degree from the University of Michigan. He also attended Harvard Law School where he was awarded the East Asia Legal Studies Traveling Fellowship to China.

We believe Ambassador Randt’s qualifications to serve on our Board include his deep understanding of Asia and experience in facilitating business in China and more generally throughout Asia, which is one of the most important regions to our business. He brings to our Board substantial experience in diplomacy, international trade and cross-border commercial transactions, including service as the U.S. Ambassador to the People’s Republic of China. His international experience and knowledge of Asian business operations, as well as his experience from serving on other public company boards, provide valuable insights to our Board.

FRANCISCO ROS	Age: 68 Director Since: 2010

Dr. Ros is President of First International Partners, S.L., a business consulting firm he founded in 2002. He was Secretary of State (vice minister) of the Government of Spain from May 2004 to July 2010. He served as a senior director of business development of Qualcomm from July 2003 to April 2004. He was Chairman and Chief Executive Officer of Alua Broadband Optical Access, a company he co-founded, from January 2000 to June 2002. Dr. Ros served as President and Chief Executive Officer of Unisource (a joint venture among KPN, Telia, Swisscom and Telefónica) from May 1996 to October 1998. Dr. Ros headed several business areas within the Telefónica Group from April 1983 to November 1996 and became Managing Director of the holding company and a member of its Executive Management Board. Dr. Ros was a director of Elephant Talk Communications Corp. from September 2014 to February 2016. Dr. Ros holds an engineering and a Ph.D. degree in telecommunications from the Universidad Politecnica de Madrid, an M.S. degree in electrical engineering and a Ph.D. degree in electrical engineering and computer science from the Massachusetts Institute of Technology and an advanced management degree from the Instituto de Estudios Superiores de la Empresa Business School in Madrid.

We believe Dr. Ros’s qualifications to serve on our Board include his extensive executive management and board experience in telecommunications companies and operators in Europe and Latin America, his significant experience related to the overall telecommunications and IT regulatory environment in Europe (including his service in the Government of Spain at a time when Spain held the Presidency of the European Union), as well as his technical and business background and education. In addition, Dr. Ros brings a non-U.S. perspective to issues facing us, enhancing the understanding of our Board.

182019 Proxy Statement

Proposal 1: Election of Directors

IRENE B. ROSENFELD	Age: 65 Director Since: 2018

Ms. Rosenfeld served as Chairman of Mondelēz International, Inc., a global snack food and beverage company (which changed its name from Kraft Foods, Inc. in October 2012), from November 2017 to March 2018, as Chairman and CEO from March 2007 to November 2017, and as CEO and a director from June 2006 to March 2007. Prior to that, she served as Chairman and CEO of Frito-Lay, a division of PepsiCo, Inc., a food and beverage company, from September 2004 to June 2006. Ms. Rosenfeld was employed continuously by Mondelēz International and its predecessor companies, in various capacities from 1981 to 2003, including President, Kraft Foods North America; President, Kraft Foods Operations, Technology & Information Systems; and President, Kraft Foods Canada, Mexico and Puerto Rico. She was as a director of AutoNation, Inc. from March 1999 to May 2007. Ms. Rosenfeld holds a B.A. degree in Psychology, an M.S. in Business and a Ph.D. in Marketing & Statistics from Cornell University.

We believe Ms. Rosenfeld’s qualifications to serve on our Board include her extensive management experience, including experience in international operations, which is a source of important insights to our Board and provides a useful resource to our senior management. Her experience with corporate governance matters and service on other public company boards also provide valuable insights to our Board.

NEIL SMIT	Age: 60 Director Since: 2018

Mr. Smit has been Vice Chairman of Comcast Corporation, a global media and technology company, since April 2017. He was President and Chief Executive Officer of Comcast Cable Communications from November 2011 to April 2017, and President from March 2010 to November 2011. Before joining Comcast, Mr. Smit was President and Chief Executive Officer and a director of Charter Communications, Inc. from August 2005 to March 2010. Charter Communications filed a voluntary petition for reorganization under Chapter 11 of the U.S. Bankruptcy Code in March 2009 and emerged from Chapter 11 bankruptcy in November 2009. Prior to joining Charter Communications, Mr. Smit was President of AOL Access (AOL/Time Warner) and held various leadership positions at Nabisco and Pillsbury. Mr. Smit holds an M.A. degree in International Business from Tufts University-Fletcher School of Law and Diplomacy and a B.S. degree in Geology from Duke University.

We believe Ms. Smit’s qualifications to service on our Board include his extensive management experience at media and technology companies, which is a source of valuable insights to our Board. His experience in senior operational positions also provides a useful resource for our senior management. He has been designated as an audit committee financial expert.

ANTHONY J. VINCIQUERRA	Age: 64 Director Since: 2015

Mr. Vinciquerra has been Chairman of the Board and Chief Executive Officer of Sony Pictures Entertainment Inc., where he leads Sony’s television and film division, since June 2017. Mr. Vinciquerra was a Senior Advisor to Texas Pacific Group (TPG) in the Technology, Media and Telecom sectors, where he advised TPG on acquisitions and operations, from September 2011 to June 2017. Mr. Vinciquerra was Chairman of Fox Networks Group, the largest operating unit of News Corporation, from September 2008 to February 2011, and President and Chief Executive Officer from June 2002 to February 2011. Earlier in his career, he held various management positions in the broadcasting and media industry. Mr. Vinciquerra previously served as a director of Pandora Media, Inc. from March 2016 to June 2017, a director of Motorola Mobility Holdings, Inc. from January 2011 to May 2012 and a director of DirecTV from September 2013 to July 2015. Mr. Vinciquerra holds a B.A. degree in marketing from the State University of New York.

We believe Mr. Vinciquerra’s qualifications to serve on our Board include his management experience, including significant experience in operations, which is a source of important insights to our Board, as well as providing a useful resource to our senior management. His prior media industry experience is especially valuable with the convergence of the Internet, wireless, media and computing industries. He has been designated as an audit committee financial expert.

2019 Proxy Statement        19

Proposal 1: Election of Directors

REQUIRED VOTE AND BOARD RECOMMENDATION

The affirmative vote of a majority of the votes cast at the Annual Meeting at which a quorum is present, either in person or by proxy, is required to elect each of the 12 nominees for director, meaning that the number of shares cast “for” a nominee’s election exceeds the number of “withhold” votes cast against that nominee. If you hold your shares in your own name and abstain from voting on this matter, your abstention will have no effect on the vote. If you hold your shares through a broker and you do not instruct the broker on how to vote for each of the 12 nominees, your broker will not have the authority to vote your shares. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum but will not have any effect on the outcome of the vote.

THE BOARD RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE ABOVE NOMINEES.

202019 Proxy Statement

Proposal 2: Ratification of Selection of Independent Public Accountants

PROPOSAL 2: RATIFICATION OF SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS
The Audit Committee has selected PricewaterhouseCoopers LLP as our independent public accountants for our fiscal year ending September 29, 2019, and the Board has directed that management submit this selection for ratification by the stockholders at the Annual Meeting. PricewaterhouseCoopers LLP has audited our consolidated financial statements since we commenced operations in 1985.
The Audit Committee has evaluated PricewaterhouseCoopers LLP’s qualifications, performance and independence, including that of the lead audit partner. This evaluation was conducted with input from senior management.
Stockholder ratification of the selection of PricewaterhouseCoopers LLP as our independent public accountants is not required by our Bylaws or otherwise. However, the Board is submitting the selection of PricewaterhouseCoopers LLP to stockholders for ratification as a matter of good corporate governance. If stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain PricewaterhouseCoopers LLP. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of different independent public accountants at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.
FEES FOR PROFESSIONAL SERVICES

The following table presents fees for professional services rendered by PricewaterhouseCoopers LLP during our fiscal years ended September 30, 2018 and September 24, 2017 for the audits of our annual consolidated financial statements and fees for other services. All of the services described in the following table were approved in conformity with the Audit Committee’s pre-approval process described below.

	Fiscal 2018	Fiscal 2017
Audit fees (1)	$11,552,000	$9,144,000
Audit-related fees (2)	1,742,000	4,280,000
Tax fees (3)	1,155,000	787,000
All other fees (4)	42,000	384,000
Total	$14,491,000	$14,595,000

(1)
Audit fees consist of fees for professional services rendered for the audit of our annual consolidated financial statements and the effectiveness of our internal control over financial reporting, the reviews of our interim condensed consolidated financial statements included in quarterly reports and audits of certain subsidiaries for statutory, regulatory and other purposes.

(2)
Audit-related fees consist of fees for assurance and related services that are reasonably related to the performance of the audit or reviews of our consolidated financial statements and are not reported under “audit fees.” This category includes fees principally related to field verification of royalties from certain licensees.

(3)	Tax fees consist of fees for permissible advisory services regarding general tax consulting services, including consulting on tax matters related to merger and acquisition activity.

(4)	All other fees consist of fees for permissible advisory services provided in connection with market condition studies and technical publications purchased from the independent public accountants.
POLICY ON AUDIT COMMITTEE PRE-APPROVAL OF AUDIT AND NON-AUDIT SERVICES OF INDEPENDENT PUBLIC ACCOUNTANTS

The Audit Committee’s policy is to pre-approve all audit and non-audit services provided by our independent public accountants. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year, and any pre-approval is detailed as to the particular service or category of services and an estimated fee. The Audit Committee has delegated certain pre-approval authority to its Chair and certain members of management when expedition of approval is necessary, and is reported to the Audit Committee at its next meeting. Our independent public accountants and management periodically report to the Audit Committee regarding the extent of services provided by the independent public accountants and the fees for the services performed to date.

2019 Proxy Statement        21

Proposal 2: Ratification of Selection of Independent Public Accountants

REPRESENTATION FROM PRICEWATERHOUSECOOPERS LLP AT THE ANNUAL MEETING

Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.
REQUIRED VOTE AND BOARD RECOMMENDATION

The affirmative vote of a majority of the votes cast at the Annual Meeting at which a quorum is present is required to approve this proposal. If you hold your shares in your own name and abstain from voting on this matter, your abstention will have no effect on the vote. If you hold your shares through a bank, broker or other holder of record and you do not instruct them on how to vote on this proposal, they will have the authority, but are not required, to vote your shares. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum but will not have any effect on the outcome of the proposal.
THE BOARD RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT PUBLIC ACCOUNTANTS FOR THE FISCAL YEAR ENDING SEPTEMBER 29, 2019.

222019 Proxy Statement

Proposal 3: Advisory Vote for Approval of Our Executive Compensation

PROPOSAL 3: ADVISORY VOTE FOR APPROVAL OF OUR EXECUTIVE COMPENSATION
This stockholder advisory vote, commonly known as “Say-on-Pay,” is required pursuant to Section 14A of the Securities Exchange Act of 1934, as amended, and gives our stockholders the opportunity to approve or not approve, on a non-binding advisory basis, the compensation paid to our named executive officers (NEOs). At the 2014 Annual Meeting of Stockholders, stockholders voted to require that the “Say-on-Pay” vote be held annually.
The Board recommends a vote “FOR” the following resolution:
“Resolved, that the stockholders of QUALCOMM Incorporated hereby approve, on a non-binding advisory basis, the compensation paid to the Company’s named executive officers, as disclosed in this proxy statement, including in the Compensation Discussion and Analysis, compensation tables and narrative disclosures.”
COMPENSATION PROGRAM BEST PRACTICES

We continued our many ongoing executive compensation practices that promote consistent leadership, decision-making and actions without taking inappropriate or unnecessary risks. These practices are discussed in detail in the Compensation Discussion and Analysis (CD&A) section and include:

•
A significant portion of our executive officers’ total direct compensation (TDC) varies with Company financial and stock-price performance, and a majority of our regular annual long-term incentive equity award values are performance-based.

•	We cap earnouts of performance-based compensation granted in the form of annual bonuses and long-term performance stock units (PSUs) at 200% of target awards.

•
Our compensation decisions are made with both prevalent practices and comparative performance information as background, using objectively selected smaller and larger peers, where the Company is reasonably positioned in the middle of the range.

•
The Compensation Committee engages an independent compensation consultant to advise on matters including information on trends and regulatory developments, recommendations for potential peer companies, analyses of competitive practices for executive officers and directors, assessment of compensation-related risk and aggregate equity compensation spending.

•	We have a risk management process that includes compensation, talent management and succession planning.

•	We have stock ownership guidelines for executive officers and non-employee directors with holding-period requirements until the guidelines are met.

•	We do not provide tax gross-ups unless they are directly business related and provided under a policy generally applicable to all eligible employees, such as relocation.

•
We have a clawback policy that applies to cash incentives in the event of a material accounting restatement, as well as provisions allowing Board discretion to cause the forfeiture of outstanding awards if management misconduct resulted in material reputational harm to the Company.

•	Our insider trading policy includes a prohibition on hedging and pledging of our common stock covering all executive officers and non-employee directors.
EFFECT OF THIS RESOLUTION

Because your vote is advisory, it will not be binding upon the Company, the Board or the Compensation Committee. However, we value the opinions of our stockholders, and the Compensation Committee will take into account the outcome of this vote when considering future compensation decisions.

2019 Proxy Statement        23

Proposal 3: Advisory Vote for Approval of Our Executive Compensation

REQUIRED VOTE AND BOARD RECOMMENDATION

The affirmative vote of a majority of the votes cast at the Annual Meeting at which a quorum is present is required to approve this proposal. If you hold your shares in your own name and abstain from voting on this matter, your abstention will have no effect on the vote. If you hold your shares through a bank, broker or other holder of record and you do not instruct them on how to vote on this proposal, they will not have the authority to vote your shares. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum but will not have any effect on the outcome of the proposal.
The Board believes that the compensation of our NEOs, as described in the CD&A, compensation tables and narrative disclosures, is appropriate for the reasons discussed herein.
THE BOARD RECOMMENDS AN ADVISORY VOTE “FOR” APPROVAL OF OUR EXECUTIVE COMPENSATION.

242019 Proxy Statement

Stock Ownership of Certain Beneficial Owners and Management

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information regarding the ownership of our common stock as of December 17, 2018 by: (i) each stockholder known to us to have greater than a 5% ownership interest (based solely on our review of Schedules 13D and 13G and Forms 13F filed with the SEC); (ii) each of our NEOs; (iii) each current director and nominee for director; and (iv) all of our executive officers and directors as a group.

	Amount and Nature of Beneficial Ownership (1)
Name of Beneficial Owner	Number of Shares	Percent of Class
Vanguard Group Inc.	107,554,251	8.89%
P.O. Box 2600, V26
Valley Forge, PA 19482-2600 (2)
BlackRock, Inc.	106,949,023	8.84%
55 East 52nd Street
New York, NY 10055 (3)
Capital Research & Management Co	89,437,612	7.39%
333 South Hope Street, 55th Fl
Los Angeles, CA 90071 (4)
Steve Mollenkopf (5)	678,813	*
George S. Davis (6)	142,448	*
Cristiano R. Amon	50,886	*
James H. Thompson (7)	208,552	*
Donald J. Rosenberg (8)	22,419	*
Barbara T. Alexander (9)	35,798	*
Mark Fields (10)	—	*
Jeffrey W. Henderson (11)	612	*
Thomas W. Horton (12)	22,735	*
Ann M. Livermore (13)	12,077	*
Harish Manwani (14)	4,383	*
Mark D. McLaughlin (15)	7,000	*
Clark T. Randt, Jr. (16)	748	*
Francisco Ros (17)	8,513	*
Irene B. Rosenfeld (18)	—	*
Neil Smit (19)	—	*
Anthony J. Vinciquerra (20)	5,470	*
All Executive Officers and Directors as a Group (20 persons) (21)	1,289,591	*

*	Less than 1%

(1)
The information for officers and directors in this table is based upon information supplied by those officers and directors. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, the Company believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 1,209,934,345 shares outstanding on December 17, 2018, adjusted as required by rules promulgated by the SEC.

(2)	This information is as of September 30, 2018 and based on the Schedule 13F filed with the SEC by Vanguard Group Inc. on November 14, 2018.

(3)	This information is as of September 30, 2018 and based on the Schedule 13F filed with the SEC by Blackrock, Inc. on November 9, 2018.

2019 Proxy Statement        25

Stock Ownership of Certain Beneficial Owners and Management

(4)	This information is as of September 30, 2018 and based on the Schedule 13F filed with the SEC by Capital Research & Management Co on November 14, 2018.

(5)	Includes 475,044 shares held in family trusts and 203,769 restricted stock units and related dividend equivalents that will vest within 60 days of December 17, 2018.

(6)	Includes 142,448 shares held in family trusts.

(7)
Includes 4,539 shares held in trusts for the benefit of his children and 90,906 shares held in Grantor Trusts for the benefit of Mr. Thompson and his spouse. Also includes 91,000 shares issuable upon exercise of stock options exercisable within 60 days of December 17, 2018. Dr. Thompson disclaims all beneficial ownership for the shares held in trusts for the benefit of his children.

(8)	Includes 15,031 shares held in family trusts and 7,388 shares held in Grantor Retained Annuity Trusts for the benefit of Mr. Rosenberg.

(9)
Includes 35,521 shares held in family trusts and 277 fully vested deferred stock units and related dividend equivalents to be released within 60 days. Excludes 15,691 fully vested deferred stock units and dividend equivalents that settle three years after the date of grant.

(10)	Excludes 2,843 fully vested deferred stock units and dividend equivalents that settle on April 5, 2021.

(11)	Excludes 13,223 fully vested deferred stock units and dividend equivalents that settle three years after the date of grant.

(12)
Includes 20,235 shares held jointly with his spouse and 2,500 shares issuable upon exercise of stock options exercisable within 60 days. Excludes 13,223 fully vested deferred stock units and dividend equivalents that settle three years after the date of grant.

(13)
Includes 80 shares held in family trusts and 11,997 shares held in Grantor Retained Annuity Trusts for the benefit of Ms. Livermore. Excludes 10,277 fully vested deferred stock units and dividend equivalents that settle three years after the date of grant.

(14)	Includes 4,383 shares held jointly with his spouse. Excludes 13,223 fully vested deferred stock units and dividend equivalents that settle three years after the date of grant.

(15)
Includes 7,000 shares held in family trusts. Excludes 6,831 fully vested deferred stock units and dividend equivalents that settle three years after the date of grant, and 11,331 fully vested deferred stock units and dividend equivalents that settle upon retirement from the Board.

(16)
Includes 748 shares held jointly with his spouse. Excludes 6,207 fully vested deferred stock units and dividend equivalents that settle on March 4, 2020 and 13,223 fully vested deferred stock units and dividend equivalent shares that settle three years after the date of grant.

(17)	Excludes 13,223 fully vested deferred stock units and dividend equivalents that settle three years after the date of grant.

(18)	Excludes 1,566 fully vested deferred stock units and dividend equivalents that settle on April 5, 2021.

(19)	Excludes 2,843 fully vested deferred stock units and dividend equivalents that settle on April 5, 2021.

(20)
Includes 4,559 shares held in family trusts and 911 fully vested deferred stock units and related dividend equivalents to be released within 60 days. Excludes 13,683 fully vested deferred stock units and dividend equivalents that settle upon retirement from the Board.

(21)
Includes 93,500 shares issuable upon exercise of stock options exercisable within 60 days of December 17, 2018. Also includes 204,957 fully vested restricted stock units, deferred stock units and dividend equivalents to be released within 60 days of December 17, 2018 for all directors and executive officers as a group. Excludes 137,387 fully vested deferred stock units and related dividend equivalents.

262019 Proxy Statement

Stock Ownership of Certain Beneficial Owners and Management

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act requires our directors, executive officers and persons who own more than 10% of a registered class of our equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Officers, directors and greater-than-10% stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.
To our knowledge, based solely on a review of copies of such reports furnished to us and written representations that no other reports were required, all Section 16(a) filing requirements were complied with during 2018, except for one late Form 4 that was filed by Dr. Thompson in August 2018 to report six transactions regarding the transfer of interests in shares held as community property to the separate property of Dr. Thompson and his wife, and the transfer of shares from Dr. Thompson and his wife to certain of their Trusts.
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of the members of our Compensation Committee are, or have been, employees or officers of the Company. During fiscal 2018, no member of the Compensation Committee had any relationship with us requiring disclosure under Item 404 of Regulation S-K. During fiscal 2018, none of our executive officers served on the compensation committee (or equivalent) or board of another entity that has or has had one or more executive officers who served on our Compensation Committee or Board.
EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information regarding outstanding equity awards and shares reserved for future issuance under our equity compensation plans as of September 30, 2018 (number of shares in thousands):

Plan Category	Number of Shares to be Issued Upon Exercise / Vesting of Outstanding Awards		Weighted Average Exercise Price of Outstanding Options (1)	Number of Shares Remaining Available for Future Issuance
Equity compensation plans approved by stockholders (2)	33,210	(4)	$44.42	118,133	(5)
Equity compensation plans not approved by stockholders (3)	61		$27.34	—
Total	33,271		$44.21	118,133

(1)
Weighted Average Exercise Price of Outstanding Options does not include outstanding performance stock units, time-based restricted stock units and performance-based restricted stock units, all of which were granted under equity compensation plans approved by stockholders.

(2)
Consists of three Company plans: the QUALCOMM Incorporated 2006 Long-Term Incentive Plan (2006 Long-Term Incentive Plan), the QUALCOMM Incorporated 2016 Long-Term Incentive Plan (2016 Long-Term Incentive Plan) and the Amended and Restated QUALCOMM Incorporated 2001 Employee Stock Purchase Plan, as amended (ESPP).

(3)	Consists of equity compensation plans assumed in connection with mergers and acquisitions.

(4)
Includes approximately 28,684,000 shares that may be issued pursuant to performance stock units, time-based restricted stock units, performance-based restricted stock units and performance stock options granted under the 2006 Long-Term Incentive Plan and the 2016 Long-Term Incentive Plan. The performance stock units include the maximum number of shares that may be issued.

(5)	Includes approximately 38,858,000 shares reserved for issuance under the ESPP.

2019 Proxy Statement        27

Certain Relationships and Related-Person Transactions

CERTAIN RELATIONSHIPS AND RELATED-PERSON TRANSACTIONS
Our Code of Ethics states that our executive officers and directors, including their immediate family members, are charged with avoiding situations in which their personal, family or financial interests conflict with those of the Company. Our Conflicts of Interest and Outside Activities policy provides additional rules regarding the employment of relatives. In accordance with its charter, the Audit Committee is responsible for reviewing and approving transactions between the Company and any directors or executive officers or any of such person’s immediate family members or affiliates (other than employment and compensation related transactions, which are subject to review by the Compensation Committee), which would be reportable as a related-person transaction under SEC rules. In considering the proposed arrangement, the Audit Committee or Compensation Committee, as appropriate, will consider the relevant facts and circumstances and the potential for conflicts of interest or improprieties.
During fiscal 2018, we employed the family members or other related persons of certain of our executive officers. The Compensation Committee reviewed and approved the related-person transactions below.
Those employees whose compensation (salary, cash incentives and grant date fair value of equity awards) exceeded $120,000 are discussed below, all of whom were adults who did not live with the related director or executive officer, except as otherwise described below. Each family member or other related person is compensated according to our standard practices, including participation in our employee benefit plans generally made available to employees of a similar responsibility level. We do not view any of the executive officers as having a beneficial interest in the compensation of family members or other related person described below that is material to them or the Company. Restricted stock units were granted under our 2016 Long-Term Incentive Plan, and generally vest over three years from the grant date, contingent upon continued service with the Company.
Cristiano Amon’s brother, Rogerio Amon, serves as a Senior Director, Program Management, Qualcomm Technologies, Inc. During fiscal 2018, Rogerio Amon earned $217,246 in base salary and $50,850 in cash incentives and received restricted stock unit grants totaling 1,916 shares with an aggregate grant date fair value of $118,428.
Steve Mollenkopf’s brother, James D. Mollenkopf, serves as a Vice President, Strategic Development, Qualcomm Technologies, Inc. During fiscal 2018, James D. Mollenkopf earned $281,442 in base salary and $88,300 in cash incentives and received restricted stock unit grants totaling 4,773 shares with an aggregate grant date fair value of $295,019.
Michelle M. Sterling, Executive Vice President, Human Resources, shares her household with Mark E. Palamar, who serves as a Senior Director, IPR Enforcement. During fiscal 2018, Mark E. Palamar earned $241,554 in base salary and $55,660 in cash incentives and received restricted stock unit grants totaling 1,942 shares with an aggregate grant date fair value of $120,035.

282019 Proxy Statement

Compensation Committee Report

COMPENSATION COMMITTEE REPORT
The Compensation Committee reviewed and discussed the Compensation Discussion and Analysis (CD&A) with management. Based on this review and discussion, the Compensation Committee recommended to the Board that the CD&A be included in our 2019 Proxy Statement.
COMPENSATION COMMITTEE

Barbara T. Alexander, Chair
Harish Manwani
Mark D. McLaughlin
Irene B. Rosenfeld

2019 Proxy Statement        29

Compensation Discussion & Analysis

EXECUTIVE COMPENSATION AND RELATED INFORMATION
COMPENSATION DISCUSSION & ANALYSIS
The Compensation Committee oversees our executive compensation program. This Compensation Discussion and Analysis (CD&A) discusses the program and the compensation earned by or paid to our Named Executive Officers (NEOs) for fiscal 2018.
This CD&A is comprised of the following sections:
Detailed compensation tables that quantify and further explain our NEOs’ compensation follow this CD&A.

EXECUTIVE SUMMARY

Fiscal 2018 Business Highlights
Fiscal 2018 was a year of transition as we executed on our Cost Plan announced in January 2018 and continued to invest in technology leadership and in adjacent industry segments outside of traditional cellular industries.
Our Cost Plan is designed to align our cost structure to our long-term margin targets, under which we continue to execute on a series of targeted actions across our businesses to reduce annual costs by $1 billion, excluding incremental costs resulting from any future acquisition of a business.
We continue to invest significant resources toward advancements primarily in support of 4G- and 5G-based technologies, as well as other technologies, to extend the demand for our products, including within adjacent industry segments outside traditional cellular industries, such as automotive, the Internet of Things (IoT) and networking, and to generate new or expanded licensing opportunities.
Our QCT (Qualcomm CDMA Technologies) segment results were positively impacted by results from our RF360 Holdings joint venture, which was formed in the second quarter of fiscal 2017, and higher demand from OEMs in China, partially offset by lower modem sales to Apple. Our QTL (Qualcomm Technology Licensing) segment results were negatively impacted by our continued dispute with Apple and its contract manufacturers (who are Qualcomm licensees). We did not record any revenues in fiscal 2018 for royalties due on sales of Apple’s products. QTL revenues in fiscal 2018 included $600 million paid under an interim agreement with another licensee in dispute (which dispute was previously disclosed). This represented a partial payment for royalties due after the second quarter of fiscal 2017 by that other licensee while negotiations continue. This payment does not reflect the full amount of royalties due under the underlying license agreement.
In the fourth quarter of fiscal 2018, we terminated the definitive agreement under which we proposed to acquire NXP Semiconductors N.V. (NXP). In accordance with the terms of the purchase agreement, we paid NXP a termination fee of $2.0 billion, which was recorded as a charge to other expense in the fourth quarter of fiscal 2018. Following the termination of our agreement to acquire NXP, we announced a stock repurchase program authorizing us to repurchase up to $30 billion of our common stock, the large majority of which we expect to complete by the end of fiscal 2019. In August 2018, we completed a tender offer and paid an aggregate of $5.1 billion to repurchase 76.2 million shares of our common stock. In

302019 Proxy Statement

Compensation Discussion & Analysis

September 2018, we entered into three accelerated stock repurchase agreements to repurchase an aggregate of $16.0 billion of our common stock resulting in an initial delivery to us of 178.4 million shares of our common stock.
Executive Compensation Highlights
We provided competitive target pay opportunities, where amounts and mix were consistent with peers and stable year over year. Target total direct compensation (TDC) consists of base salary, percent-of-salary target annual bonuses that would be earned for achieving 100% of goals, and annualized long-term incentive grant value. NEOs’ base salaries were unchanged for fiscal 2018, except for an increase for Mr. Amon to align with the market and to recognize his promotion to President and a 2% market adjustment for Dr. Thompson. Percent-of-salary target annual bonuses were unchanged, except for a promotional increase for Mr. Amon and 8% market adjustments for Mr. Davis and Mr. Rosenberg. On-going long-term incentive grant values increased moderately to reflect the market, while Mr. Amon received a special $3 million grant of restricted stock units (RSUs) at the time of his promotion to President. The aforementioned discussion does not include the $6.0 million Performance Stock Option (PSO) granted to Mr. Mollenkopf in fiscal 2018, as the Compensation Committee considers that a one-time award and not part of the Company’s on-going executive compensation program. See page 41 for additional information regarding this grant.

In aggregate, target TDC for our NEOs was slightly above median compared to peers, while individuals varied both higher and lower primarily based on individual performance, experience, internal equity and pay history. However, in a highly performance-based compensation program such as ours, target TDC is no indication of actual earned or delivered pay. The following table quantifies the highly performance-based mix of our target TDC for fiscal 2018:

We aligned real pay delivery with performance through rigorous goal-setting and performance measurement. While our target TDC opportunities reflect market practice, our real pay delivery reflects performance. Annual bonuses reward near-term operating financial performance measured by adjusted earnings per share (EPS) and adjusted revenue goals set from our Board-approved annual business plan. Meanwhile, regular annual long-term incentive grants are at least half in performance share units (PSUs) that reward three-year strategic performance measured by relative total shareholder return (RTSR) compared to the NASDAQ-100 and adjusted return on invested capital (ROIC) each weighted 50%. The remainder is in RSUs that are primarily for ownership and retention with the delivered value tied to stock price.
NEOs earned annual bonuses at 100% of target for fiscal 2018. We achieved 102% of our adjusted EPS goal that was weighted 60%, and 97% of our adjusted revenue goal that was weighted 40%. While challenging, fiscal 2018 goals for both financial measures were below fiscal 2017 actual results, reflecting the ongoing impact of Apple’s contract manufacturers not paying royalties owed to us on Apple’s products and another licensee not paying the full amount of royalties owed to us, and limited product revenues from Apple. The Compensation Committee also approved adjustments to annual financial

2019 Proxy Statement        31

Compensation Discussion & Analysis

measures for items that it deemed to be outside management’s line of sight to fairly reward financial performance from operating the business. These adjustments are explained later in detail but are primarily related to the termination of the NXP acquisition that did not go forward because China withheld required regulatory approval, tax restructuring, an interim payment from an agreement with a licensee in dispute, and unplanned stock repurchases. For reference, NEOs earned annual bonuses at 106% of target for fiscal 2017 and 81% of target for fiscal 2016, which the Compensation Committee believed was fair to reward financial operating performance for those years.
NEOs earned 36% of target PSUs for the period ending in fiscal 2018, following three years of zero earned PSUs for the periods ending in fiscal 2015 through fiscal 2017. For the 50% portion of target PSUs measured on relative TSR performance, 72% (36% of the total) were earned based on Qualcomm’s relative TSR ranking at the 49th percentile of the NASDAQ-100 for the performance period covering fiscal 2016-2018. For the 50% portion of target PSUs measured on adjusted ROIC performance, the earned PSUs were zero because performance was below the 11.9% threshold. Earned PSUs compared to target shares for the performance periods ending in each of the last four fiscal years are depicted below:

NEO PSU Awards Earned in FY15 - FY18 (1)
Number of PSUs
500,000
450,000
400,000
350,000
300,000
250,000
200,000
150,000
100,000
50,000
0
265,110
No Shares Earned
240,196
No Shares Earned
338,496
121,859
Target PSU Shares
PSUs Earned in FY15
Target PSU Shares
PSUs Earned in FY17
Target PSU Shares
PSUs Earned in FY18

Performance Period Ending in FY15 Performance Period Ending in FY17 Performance Period Ending in FY18

(1) There were no PSUs with a performance period ending in fiscal 2016.
Successive below-target earned PSUs created concern on the part of the Compensation Committee regarding stock ownership and unvested retention value for our CEO, whose salary and target TDC has been essentially unchanged since he assumed the leadership role in fiscal 2014. The Compensation Committee recognized that any “special” award should be earned only if there is commensurate performance. Consequently, at the end of fiscal 2018, the Compensation Committee approved a one-time grant of performance stock options (PSOs) with a grant date fair value of $6 million to our CEO. The award requires that absolute TSR averages 25% or more, as measured from the September 20, 2018 grant date stock price ($74.60), for 20 consecutive trading days occurring any time within the first two years following the grant date. If such performance target is not met, the PSOs will not become exercisable and will be forfeited, regardless of the other terms of the award.  If such performance target is achieved, the award has a seven-year term and has time-related vesting for continued service that is in three equal annual installments on October 1, 2019, 2020 and 2021.

322019 Proxy Statement

Compensation Discussion & Analysis

We engaged with and listened to shareholders, practiced strong governance, and mitigated potential compensation-related risks. Last year’s executive compensation program received 85% approval from our stockholders at the annual meeting in March 2018. As a result, there were no notable changes in delivery or design of the direct compensation components. To facilitate recruiting and encourage employment retention, the Compensation Committee approved an executive officer change in control (CIC) severance plan in May 2018 and a non-CIC severance plan in September 2018. Benefits under the plans are comparable to peers and provisions are stockholder friendly with a prescribed CIC definition, double-trigger CIC vesting acceleration and no gross-ups for excise taxes.

2019 Proxy Statement        33

Compensation Discussion & Analysis

OUR NEOs FOR FISCAL 2018

Steve Mollenkopf

Current position:
●  Chief Executive Officer (CEO), since March 2014
Prior Qualcomm positions include:
● CEO-Elect and President, December 2013 to March 2014
● President and Chief Operating Officer, November 2011 to December 2013

24 years of service with Qualcomm

George S. Davis
Current position: ● Executive Vice President and Chief Financial Officer (CFO), since March 2013 6 years of service with Qualcomm

Cristiano R. Amon

Current position:
●  President, since January 2018
Prior Qualcomm positions include:
● Executive Vice President, Qualcomm Technologies, Inc. and President QCT, November 2015 to January 2018
● Executive Vice President, Qualcomm Technologies, Inc. and Co-President QCT, October 2012 to November 2015
●  Senior Vice President, Qualcomm Incorporated and Co-President QCT, June 2012 to October 2012
●  Senior Vice President, Product Management, October 2007 to June 2012

17 years of service with Qualcomm

342019 Proxy Statement

Compensation Discussion & Analysis

James H. Thompson

Current position:
● Executive Vice President, Engineering, Qualcomm Technologies, Inc. and Chief Technology Officer, since March 2017
Prior Qualcomm positions include:
● Executive Vice President, Engineering, Qualcomm Technologies, Inc., October 2012 to March 2017
● Senior Vice President, Engineering, July 1998 to October 2012

27 years of service with Qualcomm

Donald J. Rosenberg
Current position: ● Executive Vice President, General Counsel and Corporate Secretary, since October 2007 11 years of service with Qualcomm

2019 Proxy Statement        35

Compensation Discussion & Analysis

PROGRAM OVERVIEW

Primary Compensation Components
Figure 1 is an overview of the primary components of our fiscal 2018 executive compensation program, including the form, type and objective of each component. In structuring our cash and long-term equity incentives, the Compensation Committee continued to use variations of non-GAAP financial performance measures that support our business strategy. See Appendix D for definitions of the various performance measures used in determining our cash and long-term equity incentive awards.
Figure 1: Fiscal 2018 Executive Compensation Program Overview (1)

Objective
Type	Component	Form	Attract and Retain Talent	Pay Delivery Aligned with Stockholders Interests	Performance Measures that Support the Execution of Strategy	Performance Periods that Balance Short- and Long-Term
Fixed Compensation	Salary	Cash	Competitive amounts that attract and retain executives who develop and execute our business strategy
Variable Compensation	Annual Cash Incentive Plan (ACIP)	Cash	Competitive amounts that attract and retain (through annual potential payouts) executives who develop and execute our business strategy	Aligns a portion of our executive officers’ TDC to achieving the Company’s annual financial objectives Payouts based on performance targets aligned with annual financial metrics	Adjusted Revenues (weighted 40%) Adjusted EPS (weighted 60%)	Current fiscal year
	Performance Stock Units (PSUs)	Equity	Competitive amounts that attract and retain (through 3-year cliff vesting) executives who develop and execute our business strategy	Aligns a portion of our executive officers’ TDC to long-term performance targets Payouts based on performance targets aligned with long-term stock price performance and financial metrics	50% of the award is based on relative total shareholder return (RTSR) compared to the NASDAQ-100 (RTSR PSUs) and 50% is based on an average annual adjusted return on invested capital (ROIC PSUs)	3-year performance period; 3-year cliff vest
	Restricted Stock Units (RSUs)	Equity	Competitive amounts that attract and retain (through annual vesting over a 3-year period) executives who develop and execute our business strategy	Aligns a portion of our executive officers’ TDC to long-term absolute total shareholder return (TSR) since the realized value of the award amount varies based on stock price performance and dividends	Vests based on continued service and value is tied to stock price	Annual vesting over 3 years
(1) In addition to the compensation components listed in this Figure 1, in fiscal 2018 the Compensation Committee granted performance stock options (PSOs) to Mr. Mollenkopf. The PSOs have been excluded from Figure 1 as the Committee views this as a one-time award and not part of the Company’s on-going executive compensation program. See the discussion titled

362019 Proxy Statement

Compensation Discussion & Analysis

“Other Equity Awards in Fiscal 2018” under section “2018 Executive Compensation Program” on page 41 for a description of the PSOs.
Additional objectives of our executive compensation program include:

•
Competitive for the Business. The Compensation Committee aims to set executive compensation at competitive levels to attract, motivate, engage and retain executives. The Compensation Committee considers competitive practices of peer companies as reference points for comparative purposes but does not set specific benchmark percentile objectives.

•
Internally Fair and Equitable. The Compensation Committee considers business and individual factors to evaluate internal fairness of compensation and monitors the internal compensation relationships among our executive officers. However, the Compensation Committee does not use predetermined formulas as part of this evaluation.

•
High Standards for Governance and Risk Management. The Compensation Committee has a comprehensive charter that provides for oversight of our entire executive compensation program and includes reviewing, on an annual basis, the amounts of all components of executive compensation and conducting an annual compensation risk assessment. The risk assessment also covers incentive and commission arrangements for our non-executive employees. See the discussion of our risk-assessment process under the section “Compensation Program Best Practices” on page 52 for more details on our compensation-related corporate governance practices.

We also have competitive health and welfare benefits that are generally structured in the same manner for all U.S. executives and/or employees. A summary of these and several other benefits begins on page 44.
2018 Executive Compensation Program
Base Salaries
The Compensation Committee considered peer group data, as well as the contributions of the individual executive, when determining fiscal 2018 base salaries. The fiscal 2018 base salaries for our NEOs, and a comparison of changes from fiscal 2017, are illustrated below in Figure 2. Mr. Amon’s increase was to align with the market and recognize his promotion to President, while Dr. Thompson received a modest market adjustment. No other NEO received a salary increase for fiscal 2018.
Figure 2: NEO Salary

NEO	2018	2017	% Change
Steve Mollenkopf	$1,130,000	$1,130,000	0%
George S. Davis	$760,000	$760,000	0%
Cristiano R. Amon	$900,000	$750,000	20%
James H. Thompson	$740,000	$725,000	2%
Donald J. Rosenberg	$720,000	$720,000	0%
Annual Cash Incentive Plan
2018 ACIP Structure. The overriding objective of the ACIP is to reward annual operating performance that meets or exceeds established targets. The ACIP provides for a cash bonus based on the Company’s achievement of these targets. For fiscal 2018, the Compensation Committee continued the use of the following significant annual financial operating performance measures: (1) Adjusted Revenues and (2) Adjusted EPS. The Adjusted Revenues measure is weighted 40%, and the Adjusted EPS measure is weighted 60% to emphasize the relative importance of profitable growth to stockholder value creation.

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We use Adjusted Revenues because...
...top-line growth is an important factor in stockholder value creation.
We use Adjusted Earnings Per Share because...
...it encourages our executive officers to focus on growing net income, reducing our outstanding share count and managing our share-based compensation expense, which is included in the calculation.

ACIP awards are funded from zero to 200% of individual targets for our executive officers based on achievement of the specified financial objectives. The funded range of zero to 200% is utilized to encompass appropriate upside reward and downside performance risk. The individual targets are determined by the Compensation Committee using a market-based percent-of-salary that considers the practices of our peer companies. For fiscal 2018, the target bonus opportunities for Messrs. Davis and Rosenberg were increased from 130% to 140% of salary and Mr. Amon’s target bonus was increased from 150% to 175% of base salary to align with market. No other NEO received a change in their percent of salary target bonus in fiscal 2018. The Compensation Committee has the authority to apply discretion to individual ACIP earned amounts based on feedback from other Board members, feedback from our CEO and other performance measures. A summary of these factors is discussed in the “Process and Rationale for Executive Compensation Decisions” section beginning on page 47.
The payout schedule for fiscal 2018 is set forth in Figure 3.
Figure 3: Fiscal 2018 ACIP Payout Schedule

Award Level	Achievement of Financial Objective (% of Target)	ACIP Funding (% of Target) (1)
Maximum Award Level	130%	200%
Target Award Level	100%	100%
Threshold Award Level	80%	0%

(1)	The ACIP funding between the award levels interpolates linearly with the achievement of our financial objectives.
This design provides that if certain financial objectives are met, our executive officers may receive up to 2x their target amounts, subject to the Compensation Committee’s negative discretion to pay any amount less than the maximum.
As noted above, the overriding objective of the ACIP is to reward annual operating performance that meets or exceeds established targets. The targets for the fiscal 2018 ACIP were lower than fiscal 2017 actual results due to the full year impact to Adjusted Revenue and Adjusted EPS of the ongoing disputes with certain of our licensees and reduced investment income resulting from our preparation to fund the then assumed acquisition of NXP, which affected Adjusted EPS. Removing the impact of these disputes with certain of our licensees and the reduced investment income, the established targets for fiscal 2018 would have been higher than fiscal 2017 actual results.
To support the objective to reward annual operating performance that meets or exceeds established targets, the Compensation Committee modified Adjusted Revenues and Adjusted EPS in calculating the financial performance on which fiscal 2018 ACIP awards were determined. Modifications are intended to eliminate the distorting effects of certain unusual income or expense items that the Compensation Committee determined, in its discretion, did not reflect a fair measurement of our operating performance. The modifications discussed in this section are incremental to the predefined adjustments to the Company’s GAAP financial statements as defined in the ACIP. See Appendix D for a listing of predefined adjustments.

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The excluded items were: the NXP termination fee, which affected Adjusted EPS, because this item is considered unrelated to the Company’s ongoing operating activities and the exclusion aligns with our primary plan objective; the revenues recorded under an interim agreement with a licensee in dispute, which affected both Adjusted Revenues and Adjusted EPS, because excluding this payment is consistent with the Compensation Committee’s determination last year that any resolution of such dispute would not be rewarded through the plan; a tax restructuring benefit, which affected Adjusted EPS, because this benefit is considered unrelated to operating performance; and stock repurchases under our $30 billion stock repurchase plan, which affected Adjusted EPS, because it was not included in establishing our target (which target assumed closing the NXP transaction) and is considered unrelated to operating performance.
None of these items were contemplated in the fiscal 2018 business plan. Accordingly, the Compensation Committee determined that these modifications adjust the actual amounts to reflect a more accurate measurement of the Company’s fiscal 2018 operating financial performance for purposes of the ACIP and were in the best interests of the Company for both retention and incentive purposes. In addition, these modifications were consistent with modifications made to the bonus plan covering our non-executive employees.

Fiscal 2018 ACIP Earnings
Figure 4 shows the objectives and actual performance for Adjusted Revenues and Adjusted EPS and illustrates the following:

•	Under the terms of the ACIP, Adjusted Revenues was weighted 40%, and Adjusted EPS was weighted 60%.

•	Without the modifications discussed above, Adjusted Revenues performance was 100% of target and Adjusted EPS performance was 68% of target.

•	Modified Adjusted Revenues performance was 97% of the target and modified Adjusted EPS performance was 102% of the target.

•	Accordingly, our weighted performance was 100% [(97% x 40%) + (102% x 60%)], which translates into award funding at 100% of target.

Figure 4: Fiscal 2018 ACIP Financial Objectives and Performance

	Threshold		Target		Maximum	Performance	Weight		Wtg. Perf.
Adjusted Revenues
Performance Range	$18.2B		$22.8B		$29.6B	97%	40%		38.8%
Actual Performance		$22.1B

Adjusted EPS
Performance Range	$2.14		$2.68		$3.48	102%	60%	+	61.2%
Actual Performance				$2.73

Weighted Performance
Performance Range	80%		100%		130%			=	100%
Actual Performance			100%

Payout Rate							Below Target Range
Payout Range % of Target	0%		100%		200%		At Target
Payout Rate			100%				Above Target Range

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Compensation Discussion & Analysis

Figure 5: Fiscal 2018 ACIP Target and Earned Amounts

Name	ACIP Target ($)	Weighted Performance Amount (% of target)	Performance-Adjusted Amount (% of target)	Earned Amount Approved by Compensation Committee ($)
Steve Mollenkopf	2,260,000	100	100	2,260,000
George S. Davis	1,064,000	100	100	1,064,000
Cristiano R. Amon	1,575,000	100	100	1,575,000
James H. Thompson	1,036,000	100	100	1,036,000
Donald J. Rosenberg	1,008,000	100	100	1,008,000

Long-Term Equity Incentives
On September 20, 2018, the Compensation Committee granted equity for fiscal 2018 to our executive officers in the form of RTSR PSUs, ROIC PSUs and RSUs. These awards include dividend equivalent rights that accrue in the form of additional shares with vesting and distribution at the same time as the earned and vested underlying awards. A description of these awards, as well as a description of the one-time special PSO award granted to our CEO, is set forth below.

Figure 6: Equity Awarded to NEOs in Fiscal 2018

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2018 RTSR PSUs. The RTSR PSUs allow recipients to earn a variable number of shares of our common stock based on the relative performance over a three-year period (fiscal 2019 - 2021) of our TSR compared to that of the companies comprising the NASDAQ-100, according to the payout schedule set forth in Figure 7. The RTSR PSUs require achievement of performance at the 50th percentile in order to earn the target number of shares, while the maximum shares that could be earned are 2X the target for performance at or above the 90th percentile, and no shares would be earned if performance is below the 25th percentile. The RTSR PSUs also provide that the total number of shares earned may not exceed the target number of shares if our absolute TSR for the entire three-year performance period is negative, regardless of the level of RTSR achieved. This provision considers stockholders’ interests by limiting the number of shares that may be earned in the event relative TSR performance is relatively strong despite a declining stock price.
Figure 7: RTSR PSU Payout Schedule

Award Level	Qualcomm’s TSR Percentile Rank Among the NASDAQ-100	Multiple of Target RTSR PSUs Earned (1)
Maximum Award Level	90th percentile and above	2x
Target Award Level	50th percentile	1x
Threshold Award Level	25th percentile	0.25x
Below Threshold	Below 25th percentile	No shares earned

(1)	The multiple of target RTSR PSUs earned between the award levels interpolates linearly with our TSR percentile rank among the NASDAQ-100.
2018 ROIC PSUs. The ROIC PSUs allow recipients to earn a variable number of shares of our common stock based on the achievement of a three-year (fiscal 2019 - 2021) Adjusted ROIC target established by the Compensation Committee at the time of grant. We calculate our Adjusted ROIC by averaging over the three-year performance period (a) Adjusted After-Tax Operating Income divided by (b) the sum of average Adjusted Debt and average Adjusted Equity for the relevant year. See Appendix D for the definitions of performance measures to be used in determining the number of ROIC PSUs for the relevant performance period. The payout schedule is set forth in Figure 8. The Compensation Committee intended that the target chosen for measuring performance under the ROIC PSUs would generally present a similar degree of difficulty for achievement in comparison to the target chosen in recent years and would reflect the rigor of our goal-setting overall. The process for determining the target included consideration of our strategic plan, historical performance and peer company benchmarking. In addition to the annual process for determining the ROIC target, the Committee incorporated the effect of our $30 billion share repurchase program to increase the target appropriately.
Figure 8: ROIC PSU Payout Schedule

Award Level	Multiple of Target ROIC PSUs Earned (1)
Maximum Award Level	2x
Target Award Level	1x
Threshold Award Level	0.33x
Below Threshold	No shares earned

(1)	The multiple of target ROIC PSUs earned between the award levels interpolates linearly with our average annual Adjusted ROIC for the 3-year performance period.
2018 RSUs. These grants represent the right to receive one share of our common stock for each unit subject to the award, based on continued employment until vesting, and generally vest in equal annual installments over three years. The Compensation Committee continued to use RSUs as part of the annual equity grants for our executive officers in order to support ownership-accumulation and employment-retention objectives.
Other Equity Awards in Fiscal 2018. Given Mr. Mollenkopf’s strong leadership and performance during recent extraordinary events, and in order to support his retention with the Company, the Compensation Committee approved a one-time grant

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of performance stock options (PSOs) with a grant date fair value of $6 million to Mr. Mollenkopf. The award requires that absolute TSR averages 25% or more, as measured from the September 20, 2018 grant date stock price ($74.60), for 20 consecutive trading days occurring any time within the first two years following the grant date. If such performance target is not met, the PSOs will not become exercisable and will be forfeited, regardless of the other terms of the award.  If such performance target is achieved, the award has a seven-year term and has time-related vesting for continued service that is in three equal annual installments on October 1, 2019, 2020 and 2021.
In addition to the regular annual grants described above, on December 20, 2017, Mr. Amon received a grant of RSUs in connection with his promotion to President. Mr. Amon’s promotional RSUs had a grant date fair value of $3 million and vest in three equal installments on November 20, 2018, 2019 and 2020.

Summary of Grant Date Fair Values of Fiscal 2018 Equity Awards. Figure 9 shows the grant date fair values of the equity awards granted to our NEOs as approved by the Compensation Committee during fiscal 2018. For the fiscal 2018 annual equity awards, the Compensation Committee approved increases in the on-going equity values for certain of our NEOs in order to better align with market and to further support retention and the goal of providing competitive total direct compensation. As a result, the on-going equity grant values for Messrs. Mollenkopf and Davis and Dr. Thompson were increased as follows: Mr. Mollenkopf, from $14.0 to $16.0 million (both of which include the $6M annualized value of his 2014 front-loaded RSUs described below, but exclude his one-time PSO grant described above); Dr. Thompson, from $6.2 million to $7.0 million; and Mr. Davis, from $5.0 million to $5.5 million. The on-going equity grant value for Messrs. Amon and Rosenberg remained the same as in the prior year.
In connection with the previously disclosed retention strategy implemented in fiscal 2014, the Compensation Committee accelerated the timing of RSU grants that it anticipated awarding to Mr. Mollenkopf over the subsequent five years. The vesting schedule for his 2014 RSU award provided for annual vesting over five years rather than the typical three years, and the Compensation Committee indicated that it did not anticipate granting RSUs to Mr. Mollenkopf during that five-year period that ended at the conclusion of fiscal 2018. Accordingly, the Compensation Committee reduced the on-going equity value that it would have otherwise granted to Mr. Mollenkopf in fiscal 2018 by the annualized value of his fiscal 2014 RSU grant, as the Compensation Committee deemed those amounts to be attributable to his fiscal 2018 compensation. The increase of $2.0 million to Mr. Mollenkopf’s total fiscal 2018 on-going equity value was awarded in PSUs to support the Company’s commitment to not grant additional time‐based equity during the period that was covered by his fiscal 2014 awards. This $2.0 million increase does not include the one-time PSO award granted to Mr. Mollenkopf in fiscal 2018.

Figure 9: Grant Date Fair Values of Equity Awarded to NEOs in Fiscal 2018

Name	RTSR PSUs ($)	ROIC PSUs ($)	RSUs ($)	PSOs ($)	Total ($)
Steve Mollenkopf	5,000,007	5,000,065	—	6,003,095	16,003,167
George S. Davis	1,485,012	1,485,062	2,530,059	—	5,500,133
Cristiano R. Amon	2,160,025	2,160,043	6,680,042	—	11,000,110
James H. Thompson	1,890,056	1,890,066	3,220,034	—	7,000,156
Donald J. Rosenberg	1,215,042	1,215,010	2,070,001	—	4,500,053

PSUs Vesting in 2018. At the end of fiscal 2015, we granted RTSR PSUs and ROIC PSUs to our executive officers, which were earned and vested at the end of fiscal 2018 based on our performance for fiscal 2016-2018. The RTSR PSU portion of these grants (roughly half) were earned at 72% of the target units, reflecting 49th percentile TSR performance versus the NASDAQ-100 for the period. The ROIC PSU portion of these grants was earned at zero percent of the target units, reflecting adjusted ROIC performance below the 11.9% threshold that was set at time of grant. In total, the earn-out was roughly 36% of the target units ((50% RTSR PSUs x 72%) + (50% of ROIC PSUs x 0%)).

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OTHER COMPENSATION COMPONENTS

In addition to the primary compensation components summarized in Figure 1 on page 36, during fiscal 2018, we had competitive health and welfare benefits that were generally structured the same for all U.S.-based executives and/or employees, plus several other benefits. Figure 10 describes the other benefits that were generally available to U.S.-based executives, and Figure 11 describes the other benefits that were generally available to all U.S.-based employees, including executives.

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Compensation Discussion & Analysis

Figure 10: Fiscal 2018 U.S. Executive Benefits

Component	Form and Purpose	Comment
Executive physicals	• A comprehensive physical exam designed to focus on wellness, prevention and early detection of potential health risks.	Charges are submitted by the provider directly to Qualcomm and paid by Qualcomm.
Nonqualified Deferred Compensation Plan (NQDC Plan) Company match
• Company match on employees’ deferred contributions up to a maximum amount based on a predefined formula.
• Provide a competitive, nonqualified, tax-efficient defined contribution retirement program for employees deemed to be “highly compensated.”

We do not have a pension plan or other defined benefit retirement program. See the discussion titled “Fiscal 2018 Nonqualified Deferred Compensation” under the section “Compensation Tables and Narrative Disclosures” for a description of the Company match program.

Financial planning reimbursement	• Reimbursement of actual expenses, up to a pre-determined maximum amount, incurred for financial, estate and tax planning. • Attract and retain executive-level employees.	We reimburse up to $12,500 for our CEO and up to $8,000 for our other executive officers.
Additional life insurance	• Additional coverage, above the amount provided to all employees. • Attract and retain executive-level employees.	The additional coverage is $1,000,000 for our CEO and $750,000 for our other executive officers.
Additional long-term disability	• Additional coverage at 90 days of continuous disability, above the amount provided to all employees. • Attract and retain executive-level employees.
Total long-term disability coverage is 75% of regular wages, up to a monthly maximum of $32,500 for our CEO and our President and up to $27,500 for our other executive officers, subject to potential reductions for other types of income received.

Use of corporate aircraft for personal travel (certain executives only)	• Facilitate flexible travel arrangements and provide security.
We have a program that limits personal travel on our corporate aircraft such that compensation reportable in the Summary Compensation Table does not exceed $250,000 for our CEO and $650,000 for all of our executive officers in the aggregate.

Severance and Change in Control Benefits
• Provide severance payments and benefits upon a qualifying termination of employment, before or following a change in control of the Company.
• Provide transition income replacement that will allow the executive to focus on business priorities.

We believe the levels of severance provided by our Executive Officer Severance Plan (the “Severance Plan”) and our Executive Officer Change in Control Severance Plan (the “CIC Severance Plan”), are consistent with the practices of our compensation peer group and are necessary to attract and retain key executives. In connection with our CIC Severance Plan, we do not provide for any “single trigger” payments. Our plans do not provide for any gross-ups for excise taxes imposed as a result of severance or other payments deemed made in connection with a change in control. These plans are described in more detail below.

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Figure 11: Fiscal 2018 U.S. All-Employee Benefits

Component	Form and Purpose	Comment
401(k) Plan	• Provide a tax-efficient retirement savings opportunity. • Attract and retain employees.
The 401(k) Plan is a tax-qualified deferred compensation plan. We match employee contributions in cash using a tiered structure in order to encourage participation among all employees. If an employee contributes the maximum amount permitted under IRS rules, including the maximum catch-up contributions for employees age 50 or older, the Company’s match would be $6,125.

Employee Stock Purchase Plan (ESPP)	• Qualcomm stock. • Encourage stock ownership and align employee and stockholder interests. • Attract and retain employees.
The ESPP is a tax-qualified plan available to all U.S.-based employees. Purchases through payroll deductions are limited to $12,500 in fair market value (FMV) of our common stock per 6-month offering period (determined on the first day of each offering period). The purchase price is equal to 85% of the lower of: (1) the FMV on the first day of the offering period or (2) the FMV on the last day of the offering period.

Charitable contribution match	• Matching cash paid to the charitable organization. • Encourage and extend employees’ support of cultural, educational and community non-profit organizations.
We match 100% of employee contributions, up to predefined maximum amounts, to qualified tax-exempt non-profit organizations, excluding organizations that further religious doctrine, exclusionary organizations and/or political non-profit organizations. The maximum annual amount we will match is based on the employee’s job level. We will match up to $125,000 for our CEO and our President and up to $100,000 for our other executive officers.

Executive Severance and CIC Benefits

Severance Plan. The Compensation Committee recognizes that the possibility of the termination of an executive officer’s employment, and the uncertainty it creates, may result in the loss or distraction of the executive officer, and present challenges in recruiting potential executive officers, all to the detriment of the Company and its stockholders. The Committee considers the avoidance of such loss, distraction and challenges to be essential to protecting and enhancing the best interests of the Company and its stockholders. To help ensure that the Company has the continued attention and dedication of these executives and the availability of their continued service, to facilitate the Company’s recruiting efforts and to provide severance benefits upon a qualifying termination that are consistent with the Company’s peers, on September 20, 2018, the Committee adopted the Severance Plan. The plan covers our CEO, President and Executive Vice Presidents in circumstances not covered by the CIC Severance Plan (described below).

Pursuant to the Severance Plan, if a participant’s employment is terminated by the Company without Cause or by the participant for Good Reason (in each case, as defined in the Severance Plan) prior to a change in control or otherwise as not covered in the CIC Severance Plan, then the participant will receive, subject to the participant’s execution and compliance with a separation agreement containing a release and non-disparagement agreement and an Invention Disclosure, Confidentiality and Propriety Rights Agreement:

•
(i) a severance payment of one and a half times the participant’s annual base salary and target bonus (except the multiplier is two in the case of our CEO); (ii) a pro rata target bonus for the year in which the termination occurs; and (iii) continued payment for the cost of the participant’s premiums for health continuation coverage under COBRA for a period equal to the number of months of severance pay but no longer than the end of the COBRA period (collectively, the ”Severance Payment”); and

•
Additional vesting of RSUs equal to (i) the number of RSUs under the award multiplied by a fraction, the numerator of which is the number of months from the date of grant through the first anniversary of the date of termination (or the final vesting date of the award, if earlier) and the denominator of which is the full number of months from the date of grant until the final vesting date, minus (ii) the number of RSUs (if any)

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Compensation Discussion & Analysis

that have vested prior to the date of termination; pro rata vesting of PSUs based on length of service and actual performance through the end of the year in which the termination occurs; and pro rate vesting of PSOs based on length of service but only exercisable if the TSR performance objective is achieved within two years.

CIC Severance Plan. The Company maintains the CIC Severance Plan for executive officers (specifically our CEO, President and Executive Vice Presidents). The CIC Severance Plan, which was adopted by the Board in May 2018, supports the Company’s compensation philosophy of attracting and retaining top executive talent and was adopted for the same reasons as articulated under the description of the Severance Plan above. In addition to the type of severance that is provided under the Severance Plan, the CIC Severance Plan provides for additional equity acceleration, as further described below, as a means of focusing executive officers on stockholder interests when considering strategic alternatives.

The CIC Severance Plan is intended to provide change in control severance coverage to the Company’s executive officers who are not covered participants in the Company’s Non-Executive Officer Change in Control Severance Plan that was adopted by the Board in December 2017.

Pursuant to the CIC Severance Plan, if a participant’s employment is terminated by the Company without Cause or by the participant for Good reason (in each case, as defined in the CIC Severance Plan) after a “change in control” (as defined in the 2016 Long Term Incentive Plan), the participant will receive, subject to the participant’s execution and compliance with a separation agreement containing a release, the Severance Payment.

The CIC Severance Plan provides that following a change in control, outstanding PSUs will vest in full upon a qualifying termination of employment. In addition, upon such a termination, the ROIC performance metric will be deemed achieved at target level and the TSR performance metric will be measured based on actual performance. The provision of the CIC Severance Plan related to PSUs applies retroactively to existing award agreements. The PSU award agreements underlying the PSUs granted in September 2018, and future PSU award agreements, will include this provision. Consistent with the CIC Severance Plan, our equity award agreements require a “double-trigger” event for an acceleration of vesting.

The CIC Severance Plan also provides that if a participant would be subject to the excise tax under Section 280G of the Internal Revenue Code, the payments will be reduced so that the participant is not subject to the tax, if such a reduction would place the participant in a better after-tax position than if the participant received the payments and paid the tax.

Please see the “Executive Compensation-Potential Payments Upon Termination or Change-in-Control” section of this Proxy Statement for further information regarding the Severance Plan, the CIC Severance Plan, and details on the treatment of equity awards upon various types of employment terminations.

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PROCESS AND RATIONALE FOR EXECUTIVE COMPENSATION DECISIONS

The Compensation Committee considers several factors in determining the compensation of our executive officers. The Compensation Committee does not have a predefined framework that determines which of these factors may be more or less important, and the emphasis placed on specific factors may vary among our executive officers. Ultimately, it is the Compensation Committee’s judgment about these factors that forms the basis for determining our executive officers’ compensation.
Late in the fourth quarter of each fiscal year, the Compensation Committee sets salaries and ACIP targets for the next fiscal year and grants annual equity awards for the nearly completed fiscal year. Granting annual equity awards at the end of the fiscal year allows the Compensation Committee to consider anticipated absolute and relative financial performance and TSR for that year. Granting awards after the annual meeting of stockholders (which takes place during the second quarter of the fiscal year) also allows the Compensation Committee to consider feedback from stockholders through the annual “Say-on-Pay” advisory vote and from other stockholder engagement efforts.
In executive session without our CEO or other executive officers present, the Compensation Committee approved our CEO’s and other executive officers’ fiscal 2018 equity award amounts, the fiscal 2018 ACIP earned amounts, and any adjustments to base salaries and ACIP targets for fiscal 2019. In making these decisions, and in determining the amounts and mix of executive compensation, the Compensation Committee considered the following factors, among others:

•	Feedback from other Board members regarding the leadership contributions of our CEO and other executive officers to our annual and long-term performance;

•	Feedback from the Compensation Committee members;

•	Our business performance;

•	Feedback from our CEO regarding our business performance, his performance and his evaluation of and compensation recommendations for the other executive officers;

•	The executive officers’ individual performance and contributions to financial and strategic objectives, including expertise, skills and tenure in position;

•	Labor market conditions and the executive officers’ potential to assume increased responsibilities;

•	Operational management, such as project milestones, process improvements and expense management;

•
Internal working and reporting relationships and teamwork among our executive officers (for example, using the same ACIP financial metrics and objectives for all executive officers promotes teamwork and collaboration and our executive officers’ contribution to Company-wide initiatives);

•	The Compensation Committee’s intention for compensation to be internally fair and equitable relative to roles, responsibilities and relationships, in addition to being competitively reasonable;

•
Developing and motivating employees (such as establishing processes for identifying and assessing high potential employees) and attracting and retaining employees (such as initiatives to increase the pipeline of women in leadership roles); and

•	Leadership actions that support our ethical standards and compliance culture.
The Compensation Committee reviews the compensation practices of peer companies with which we compete for talent.
The Compensation Committee identified peer companies to use for competitive analyses, considering recommendations made by FW Cook. The peer companies were identified based on the following characteristics:

•	Technology, telecommunications and media companies (excluding those that are primarily content producers) based on Global Industry Classification Standard codes; and

•	Companies of comparable size, with both market capitalization and revenues generally between 0.25x to 4.0x Qualcomm’s market capitalization and revenues.

◦	The Compensation Committee used market capitalization as a quantitative criterion because:

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•
Market capitalization, a key component of which is stock price, is the key driver of equity compensation grant value, and equity compensation grant value is the single largest component of CEO compensation among technology companies with large market capitalizations;

•	Market capitalization is directly related to stockholder benefit; and

•
A significant portion of our business is technology licensing, which is a high-margin business, and as such, Qualcomm typically has higher market capitalization and profit than companies with similar revenues.

◦
The Compensation Committee also included revenues as a quantitative criterion because revenues are commonly used as a selection criterion by our peer companies, third-party compensation survey providers and proxy advisory services.

Figure 13 identifies the peer companies that the Compensation Committee approved in September 2018 for purposes of determining our executive officers’ equity grants. The peer companies and Qualcomm are ranked, high-to-low, on revenues, EBITDA (defined as earnings before interest, income taxes, depreciation and amortization) and market capitalization. Compared to the prior year’s peer group, which the Compensation Committee continued to use to determine our executive officers’ salaries and bonus targets at the conclusion of the prior year, Alphabet, Microsoft and Verizon were removed because they were no longer within the size criteria, and they were replaced with Micron Technology, NVIDIA and Salesforce.com, all of which satisfy the defined size and industry criteria and are viewed as relevant labor market competitors.

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Figure 13: Qualcomm’s Relative Rankings Among Peer Companies as of September 10, 2018 (1)

Revenue			EBITDA		Market Cap
Company	Ticker	$ Millions	Ticker	$ Millions	Ticker	$ Millions
Comcast	CMCSA	$87,179	INTC	$28,972	FB	$498,392
IBM	IBM	$80,771	CMCSA	$28,388	V	$311,605
Intel	INTC	$66,230	FB	$27,395	INTC	$219,576
Cisco	CSCO	$48,619	MU	$17,775	CSCO	$215,298
Facebook	FB	$48,497	IBM	$17,033	ORCL	$192,728
Charter	CHTR	$42,571	ORCL	$16,346	CMCSA	$163,758
T-Mobile	TMUS	$41,524	CHTR	$15,600	NVDA	$154,019
Oracle	ORCL	$39,831	CSCO	$14,494	NFLX	$147,193
Sprint	S	$32,374	V	$13,674	IBM	$133,237
HP Enterprise	HPE	$30,303	S	$12,069	TXN	$108,409
Micron Technology	MU	$28,089	TMUS	$11,103	CRM	$108,116
Qualcomm	QCOM	$22,832	AVGO	$8,738	QCOM	$97,800
Visa	V	$20,030	TXN	$7,422	AVGO	$88,029
Broadcom Ltd	AVGO	$19,648	QCOM	$6,911	CHTR	$70,737
Applied Materials	AMAT	$16,484	AMAT	$5,078	ADP	$62,663
Texas Instruments	TXN	$15,672	NVDA	$4,639	MU	$57,921
Netflix	NFLX	$13,879	EBAY	$3,001	TMUS	$56,349
ADP	ADP	$13,326	ADP	$2,918	AMAT	$44,112
NVIDIA	NVDA	$11,877	HPE	$2,895	EBAY	$34,169
Salesforce.com	CRM	$11,089	NFLX	$1,440	S	$25,143
eBay	EBAY	$10,065	CRM	$1,045	HPE	$23,890

75th Percentile		$47,016		$16,861		$185,485
Median		$29,196		$11,586		$108,263
25th Percentile		$14,327		$3,411		$56,742
QCOM percentile rank		44%		36%		41%

(1)
Data reflected in Figure 13 represents the latest four quarters of data available on August 21, 2018 reported in Standard & Poor’s Compustat reports, the time at which FW Cook prepared the peer company selection analysis.

FW Cook provides analyses of peer company competitive practices. The Compensation Committee considers these peer company competitive practices, along with the other factors described in this section, when determining the salaries, ACIP targets, long-term equity grant date fair values and the TDC for our CEO and other executive officers.
The Compensation Committee considers the impact of compensation decisions made in prior years.
Fiscal 2014 Front-Loaded RSUs
In fiscal 2014, the Board determined that strong actions were necessary to retain our senior executive team in the intensely competitive mobile communications industry. Accordingly, in fiscal 2014, the Compensation Committee granted front-loaded RSUs, which accelerated future years’ RSU grant values into fiscal 2014, to encourage retention without making above-market grants or increasing related costs or dilution over time. With respect to Mr. Mollenkopf, the 2014 grants provided for annual vesting over five years rather than the typical three years, and the Compensation Committee indicated that it did not anticipate granting additional time-based RSUs to Mr. Mollenkopf during that five-year period, which ended at the conclusion of fiscal 2018. Accordingly, the Compensation Committee reduced the total equity value that it would have otherwise granted to Mr. Mollenkopf in fiscal 2018 by the annualized value of his fiscal 2014 RSU grants, as the

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Compensation Discussion & Analysis

Compensation Committee deemed those amounts to be attributable to his fiscal 2018 compensation. Messrs. Davis, Amon and Rosenberg and Dr. Thompson received front-loaded RSU grants in fiscal 2014 as well, and the Compensation Committee similarly indicated that it did not anticipate granting additional time-based RSUs to them during the relevant period. However, their front-loaded values covered only three years. As a result, they had similar annual equity grant value reductions through fiscal 2016 and received regular RSU grants in fiscal 2018.
Only Performance-Based Equity During Periods Covered by Front-Loaded RSUs
As noted above, the Compensation Committee committed that it would grant only performance-based equity to our executive officers during the periods covered by the fiscal 2014 front-loaded RSUs, and the Compensation Committee fulfilled that commitment.
The Compensation Committee engages independent advisors.
The Compensation Committee has the authority to engage and terminate any independent compensation consultant and to obtain advice and assistance from external legal, accounting and other advisors. As previously described, the Compensation Committee engaged FW Cook, an independent executive compensation consulting firm, to advise it on compensation matters during fiscal 2018. FW Cook reports directly to the Compensation Committee. The Company did not engage FW Cook for any services during fiscal 2018. The Compensation Committee’s engagement of FW Cook did not raise any conflicts of interest. Pursuant to the engagement, FW Cook:

•	Provided information, insights and advice regarding compensation philosophy, objectives and strategy;

•	Recommended peer group selection criteria and identified and recommended potential peer companies;

•	Provided analyses of competitive compensation practices for executive officers and non-employee directors;

•	Provided analyses of potential risks arising from executive and non-executive compensation programs;

•	Provided analyses of aggregate equity compensation spending and related dilution;

•	Reviewed and commented on recommendations regarding executive officer compensation amounts;

•	Advised the Compensation Committee on specific issues as they arose, including engagement with stockholders; and

•	Kept the Compensation Committee informed of executive compensation trends and regulatory and governance considerations related to executive compensation.
The Compensation Committee also sought and received advice from our outside legal counsel, DLA Piper LLP. Additional legal advice was sought and received from Jeremy L. Goldstein and Associates, LLP during the implementation of the Executive Officer Severance Plan and the Executive Officer Change in Control Severance Plan. Our human resources department supported the Compensation Committee in its work, collaborated with FW Cook and DLA Piper, conducted additional analyses and managed our compensation and benefit programs.
The Compensation Committee Considers Tax Efficiency.
Prior to its amendment by the Tax Cuts and Jobs Act (the “Tax Legislation”), which was enacted December 22, 2017, Section 162(m) of the Internal Revenue Code disallowed a tax deduction to public companies for compensation paid in excess of $1 million to “covered employees” (generally, such company’s chief executive officer and its three other highest paid executive officers other than its chief financial officer). Prior to the Tax Legislation, there was an exception to this $1 million limitation for performance-based compensation if certain requirements were met. The Compensation Committee historically designed our compensation programs based on its belief that a substantial portion of the compensation payable to the Company’s executive officers should be based on the achievement of performance-based targets or otherwise be designed with the intent that such compensation qualifies as deductible performance-based compensation under Section 162(m). In prior years, awards to these covered individuals under our ACIP and both our annual grants of RSUs and PSUs were intended to satisfy the requirements for qualifying as performance-based compensation under Section 162(m).

The Tax Legislation generally amended Section 162(m) to eliminate the exception for performance-based compensation, effective for the Company in fiscal 2019. The $1 million compensation limit was also expanded to apply to a public company’s chief financial officer and apply to certain individuals who were covered employees in years other than the then-current taxable year. The Tax Legislation provides for “grandfathering” of awards in effect as of November 2, 2017 if certain conditions are met, including lack of modification of the terms of the awards. As in prior years, the Compensation Committee will continue to take into account the tax and accounting implications (including with respect to the expected

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Compensation Discussion & Analysis

lack of deductibility under the revised Section 162(m)) when making compensation decisions, but reserves its right to continue to make compensation decisions based on other factors if it determines that it is in the best interests of the Company and its stockholders to do so. Further, considering the elimination of the exception for performance-based compensation, the Compensation Committee may determine to make changes or amendments to the Company’s existing compensation programs in order to revise aspects of our executive compensation programs that were initially designed to comply with Section 162(m) but that may no longer serve as an appropriate incentive measure for our executive officers. Finally, interpretations of and changes in applicable tax laws and regulations, as well as other factors beyond the control of the Compensation Committee, may affect deductibility of compensation, and there can be no assurance that compensation paid to our executive officers who are covered by Section 162(m) will be deductible in the future.

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Compensation Discussion & Analysis

COMPENSATION PROGRAM BEST PRACTICES

Our compensation program is market-based and supports our business strategy. We have avoided problematic pay practices and have implemented compensation plans that reinforce a performance-based company culture.

What We Do
☑
A significant portion of our executive officers’ compensation varies with the Company’s performance. For fiscal 2018, 94% of our CEO’s target TDC and 90% of our other NEOs’ aggregate target TDC was based on Company performance (see page 31 in the Executive Summary of the CD&A).
☑
We have a balanced approach to incentive programs with differentiated measures and time periods. Our ACIP is based on annual Adjusted Revenues and annual Adjusted EPS performance. PSUs are based on 3-year relative TSR and ROIC performance periods and have a 3-year cliff vest. RSUs vest annually over three years.

☑
We have limits on the amounts of variable compensation that may be earned. Earned amounts under our ACIP are limited to 2x target amounts, and earned PSUs are limited to 2x the target shares. We further limit earned RTSR PSUs to no more than 1x the target shares if absolute TSR is negative over the three-year performance period regardless of the level of relative TSR.
☑
We have a cash incentive compensation repayment (“clawback”) policy. We require executive officers to repay to us earned amounts under our ACIP if required by our clawback policy, SEC regulations or stock exchange rules.

☑
We have robust stock ownership guidelines. Our CEO is
required to own 6x his salary, our President is required to
own 3x his salary, and our other executive officers are
required to own 2x their respective salaries in our
common stock. All NEOs have met their stock ownership guidelines. Additional information regarding stock ownership of management is contained in the “Stock Ownership of Certain Beneficial Owners and
Management” section on page 25.
☑
We manage potential compensation-related risks to the Company. We perform annual risk assessments for our executive compensation program, as well as incentive arrangements below the executive level. This review is conducted by FW Cook, the Compensation Committee’s independent compensation consultant.

☑
Our 2006 Long-Term Incentive Plan (LTIP), 2016 LTIP and CIC Severance Plan include a “double-trigger” provision for vesting of equity in connection with a change in control. In the event of a change in control where the acquirer assumes our outstanding unvested equity awards, the vesting of an executive officer’s awards would accelerate only if the executive officer was involuntarily terminated other than for Cause or the executive officer voluntarily resigned for Good Reason during a specified period after the change in control. If the awards are not assumed, the awards will vest in accordance with the terms of the LTIP.
☑
We engage independent advisors. We obtain advice and assistance from external legal, accounting and other advisors. Our independent compensation consultant, FW Cook, provides information and advice regarding compensation philosophy, objectives and strategy, including trends and regulatory and governance considerations related to executive compensation.

What We Don’t Do
☒
Our executive officers are restricted in certain stock trading activities. Our insider trading policy, as applicable to executive officers, including NEOs and non-employee directors, prohibits the hedging and pledging of our common stock and trading in put and call options and other types of equity derivatives.
	☒	All of our U.S. employees, including all of our executive officers, are employed “at will,” permitting termination of employment with or without Cause.
☒
Our executive officers do not receive unique tax gross-ups. We do not provide tax gross-ups for benefits unless they are provided under a policy generally applicable to all U.S.-based employees, such as relocation.
☒
Our executive officers are not covered by “single trigger” change-in-control provisions. We do not have severance arrangements that trigger solely by virtue of a change in control (i.e., no “single trigger” payments) or excise tax gross-ups for change-in-control payments.

522019 Proxy Statement

COMPENSATION RISK MANAGEMENT
One element of the Compensation Committee’s engagement of FW Cook, the Compensation Committee’s independent compensation consultant, was for FW Cook to collaborate with Qualcomm’s human resources staff to assess potential risks that may arise from our compensation programs. Based on this assessment, the Compensation Committee concluded that our policies and practices do not encourage excessive or unnecessary risk taking that would be reasonably likely to have a material adverse effect on Qualcomm. The assessment included executive and non-executive programs and focused on the variable components of cash incentives and equity awards. Our compensation programs are designed and administered by our corporate compensation and benefits staff and are substantially identical among business units, corporate functions and global locations (with modifications to comply with local regulations as appropriate). The risk-mitigating factors considered in this assessment included:

•	The alignment of pay philosophy, peer group companies and compensation levels relative to competitive practices to support our business objectives;

•
Effective balance of cash and equity, short- and long-term performance periods, limits on performance-based award schedules, Company financial metrics with consideration of individual performance factors and Compensation Committee discretion; and

•	Ownership guidelines, a clawback policy, an insider trading policy, an equity award approval authorization policy and independent Compensation Committee oversight.

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Compensation Tables and Narrative Disclosures

COMPENSATION TABLES AND NARRATIVE DISCLOSURES
The following tables, narratives and footnotes describe the total compensation and benefits awarded to, earned by or paid to our NEOs during fiscal 2018.
SUMMARY COMPENSATION TABLE

The following table shows information regarding compensation of each NEO for fiscal 2018, 2017 and 2016, except in the case of Mr. Amon and Dr. Thompson, who were not NEOs in fiscal 2016, and Mr. Rosenberg, who was not an NEO in fiscal 2016 or 2017.
Fiscal 2018 Summary Compensation Table (1)(2)

Name and Principal Position	Year	Salary ($) (3)	Stock Awards ($) (4)	Option Awards ($) (5)	Non-Equity Incentive Plan Compensation ($) (6)	All Other Compensation ($) (7)	Total ($)
Steve Mollenkopf Chief Executive Officer	2018	1,390,739	10,000,072	6,003,095	2,260,000	321,566	19,975,472
	2017	1,156,079	8,000,035	—	2,260,000	175,196	11,591,310
	2016	1,138,694	8,000,114	—	1,762,000	165,204	11,066,012
George S. Davis Executive Vice President and Chief Financial Officer	2018	875,083	5,500,133	—	1,064,000	122,990	7,562,206
	2017	760,011	5,000,083	—	1,050,000	181,149	6,991,243
	2016	760,011	2,700,080	—	870,640	163,419	4,494,150
Cristiano R. Amon President	2018	916,964	11,000,110	—	1,575,000	132,825	13,624,899
	2017	750,006	6,675,108	—	1,250,000	74,627	8,749,741
	2016
James H. Thompson Executive Vice President, Engineering, Qualcomm Technologies, Inc. and Chief Technology Officer	2018	905,634	7,000,156	—	1,036,000	194,792	9,136,582
	2017	723,102	6,200,077	—	1,100,000	169,396	8,192,575
	2016
Donald J. Rosenberg Executive Vice President and General Counsel	2018	886,170	4,500,053	—	1,008,000	202,436	6,596,659
	2017
	2016

(1)
We do not offer a pension plan or other defined benefit retirement plan to our executive officers. We do not provide above-market or preferential earnings on deferred compensation, nor do we provide dividends on stock in the Non-Qualified Deferred Compensation (NQDC) Plan at a rate higher than dividends on our common stock. Accordingly, the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column has been omitted from the Fiscal 2018 Summary Compensation Table.

(2)	No bonuses were granted to our NEOs in fiscal 2018. Accordingly, the “Bonus” column has been omitted from the Fiscal 2018 Summary Compensation Table.

(3)
Salaries for NEOs as presented in this column may include vacation match payments payable under our vacation policy, as well as payments for amounts reflecting accrued vacation in connection with the Company’s change in policy to eliminate the accrual of vacation time for certain employees. This column also includes portions of our NEOs’ salaries that they may have deferred pursuant to the NQDC Plan. See “Fiscal 2018 Nonqualified Deferred Compensation” table.

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(4)
Stock awards granted to NEOs include annual grants and may include special grants for new hires, promotions and/or retention. The amounts in this column represent the grant date fair values of PSUs and RSUs granted during the applicable fiscal year. The grant date fair values of RSUs and ROIC PSUs were determined based on the fair value of our common stock on the date of grant. The grant date fair values of RTSR PSUs were determined based on a Monte Carlo simulation (which probability weights multiple potential outcomes). The amounts may not be indicative of the realized value of the awards if and when they vest. See the “Compensation Discussion and Analysis” section and the “Fiscal 2018 Grants of Plan-Based Awards” table for details on the stock awards granted to our NEOs during fiscal 2018. If we assume that the highest level of performance conditions will be achieved with respect to the PSUs (and thus the maximum number of shares will be issued under the PSUs), using the fair value of our common stock on the grant date for such shares, the fiscal 2018 stock awards would be as follows: $20,000,145 for Mr. Mollenkopf; $8,470,207 for Mr. Davis; $15,320,179 for Mr. Amon; $10,780,278 for Dr. Thompson; and $6,930,106 for Mr. Rosenberg.

(5)
The grant date fair values of the Performance Stock Options (PSOs) were determined based on a Monte Carlo simulation (which probability weights multiple potential outcomes). The amounts may not be indicative of the realized value of the awards if and when they vest. See the “Compensation Discussion and Analysis” section and the “Fiscal 2018 Grants of Plan-Based Awards” table for details on the PSOs granted to Mr. Mollenkopf during fiscal 2018.

(6)
The amounts in this column represent cash awards earned under our annual cash incentive plan (ACIP) for performance during the applicable fiscal year. The Compensation Committee approved the fiscal 2018 ACIP amounts on December 9, 2018, and our NEOs received payment in December 2018. See the “Compensation Discussion and Analysis” section and the “Fiscal 2018 Grants of Plan-Based Awards” table for a description of the ACIP and the payments made thereunder. This column includes portions of our NEOs’ ACIP amounts that they may have deferred pursuant to the NQDC Plan. See the “Fiscal 2018 Nonqualified Deferred Compensation” table.

(7)	See the “Fiscal 2018 All Other Compensation” table for an itemized account of all other compensation reported in this column for fiscal 2018.
ALL OTHER COMPENSATION

We provide our NEOs with other compensation that is reasonable and consistent with our executive compensation program and supports our efforts to attract and retain executive-level employees. The cost of these benefits are disclosed in the All Other Compensation column of the “Fiscal 2018 Summary Compensation Table” and are itemized in the “Fiscal 2018 All Other Compensation” table below.
Fiscal 2018 All Other Compensation

Name	Perquisites and Other Personal Benefits ($) (1)	Nonqualified Deferred Compensation Plan ($) (2)	Charitable Match ($) (3)	Company Matching 401k Contributions ($) (4)	Life Insurance Premiums ($) (5)	All Other Compensation Total ($)
Steve Mollenkopf	182,021	56,500	75,000	5,525	2,520	321,566
George S. Davis	10,019	72,400	29,000	5,631	5,940	122,990
Cristiano R. Amon	10,226	80,924	34,800	5,525	1,350	132,825
James H. Thompson	12,707	73,140	100,000	5,525	3,420	194,792
Donald J. Rosenberg	14,080	70,801	100,000	6,125	11,430	202,436

(1)
Perquisites and other personal benefits for an NEO are excluded if the total value of all of such perquisites and personal benefits is less than $10,000. If the total value of all perquisites and personal benefits for an NEO is $10,000 or more, then each perquisite or personal benefit, regardless of its amount, is identified by type. Each perquisite or personal benefit that exceeds the greater of $25,000 or 10% of the total amount of perquisites and personal benefits for that NEO is identified by type and quantified.

The amounts in this column include: Mr. Mollenkopf - $174,327 for the personal use of our corporate aircraft and the remainder for other insurance premiums; Mr. Davis - for other insurance premiums and financial planning; Mr. Amon - for the personal use of our corporate aircraft, other insurance premiums and financial planning; Dr. Thompson - for other insurance premiums, financial planning and personal expenses related to travel; and Mr. Rosenberg - for the

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Compensation Tables and Narrative Disclosures

personal use of our corporate aircraft, other insurance premiums, home office costs and financial planning. Under certain circumstances, our executive officers may utilize our corporate aircraft for personal use. In those instances, the value of the benefit is based on the aggregate incremental cost to the Company. Incremental cost is calculated based on the variable costs to the Company, including fuel costs, mileage, certain maintenance costs, universal weather-monitoring costs, on-board catering, landing/ramp fees and certain other miscellaneous costs. Fixed costs that do not change based on usage, such as pilot salaries, are excluded.

(2)
The amounts disclosed represent the cash match of our NEOs’ contributions made in the 2017 calendar year. See the Nonqualified Deferred Compensation discussion for a description of the NQDC Plan and the Company match program thereunder.

(3)
We match 100% of an employee’s contributions, up to predetermined maximum amounts, to encourage and extend employees’ support of qualified tax-exempt non-profit organizations, excluding organizations that further religious doctrine, exclusionary organizations or political organizations. The amounts disclosed represent our matching contributions for NEO contributions to cultural, education and community non-profit organizations. We will match up to $125,000 for our CEO and our President and up to $100,000 for our other executive officers.

(4)
Our 401(k) plan is a voluntary, tax-qualified deferred compensation plan available to all U.S. employees. We match employee contributions in cash, up to certain limits, using a tiered structure in order to encourage participation among our U.S.-based employees. This program provides a tax-efficient retirement savings opportunity. The amounts disclosed represent the cash value of the Company match of our NEO’s contributions to the 401(k) plan.

(5)
We provide our executive officers additional life insurance above the amounts provided to other employees (executive life insurance). The additional coverage is $1 million for our CEO and $750,000 for our other executive officers. The amounts disclosed represent the premiums paid for such executive life insurance, as well as group term life insurance greater than $50,000.

CEO PAY RATIO

We are providing the following information regarding the relationship of the annual total compensation of our CEO compared to the annual total compensation of our median employee.

For fiscal 2018, our last completed fiscal year:

•	the annual compensation of our CEO, as reported in the Summary Compensation Table included on page 54 of this proxy statement, was $19,975,472;

•	the annual total compensation of our median employee was $85,592; and

•	the resulting ratio was 233 : 1.

Our pay ratio estimate has been calculated in a manner consistent with Item 402(u) of Regulation S-K using data and assumptions summarized below.

To identify our median employee, we first determined our employee population (excluding our CEO) as of September 30, 2018 (the Determination Date). We had 35,400 employees located in 36 countries, representing all full-time, part-time, seasonal and temporary workers as of the Determination Date. This number does not include any independent contractors or “leased” workers, as permitted by the applicable SEC rules.

We then measured the employee population’s total direct compensation in fiscal 2018 for our consistently applied compensation measure based on information from our Human Resources management systems. This compensation measurement was calculated by totaling, for each employee, his or her annual base salary as of the Determination Date, target annual bonus in fiscal 2018 and the grant date fair value of equity granted in fiscal 2018. Once we identified our median employee, we then determined the annual total compensation of this median employee. We believe this is a reasonable estimate of the relationship between the pay of our CEO and the pay of our median employee.

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GRANTS OF PLAN-BASED AWARDS

The following table shows information regarding the incentive awards granted to our NEOs in 2018. See the “Compensation Discussion and Analysis” section for detailed information regarding our annual cash incentive plan and equity award programs.
Fiscal 2018 Grants of Plan-Based Awards (1)(2)

Name	Type of Award	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All other Stock Awards: Number of shares of stock or units (#)	All Other Option Awards: Number of Securities Underlying Options (#) (3)	Exercise Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($) (4)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Steve Mollenkopf	ACIP		22,600	2,260,000	4,520,000
	Performance Stock Option	09/20/18								496,397	74.60	6,003,095
	RTSR PSUs	09/20/18				13,909	55,636	111,272				5,000,007
	ROIC PSUs	09/20/18				22,118	67,025	134,050				5,000,065
George S. Davis	ACIP		10,640	1,064,000	2,128,000
	RTSR PSUs	09/20/18				4,131	16,524	33,048				1,485,012
	ROIC PSUs	09/20/18				6,569	19,907	39,814				1,485,062
	RSUs	09/20/18							33,915			2,530,059
Cristiano R. Amon	ACIP		15,750	1,575,000	3,150,000
	RTSR PSUs	09/20/18				6,009	24,035	48,070				2,160,025
	ROIC PSUs	09/20/18				9,555	28,955	57,910				2,160,043
	RSUs	12/20/17							46,440			3,000,024
	RSUs	09/20/18							49,330			3,680,018
James H. Thompson	ACIP		10,360	1,036,000	2,072,000
	RTSR PSUs	09/20/18				5,258	21,031	42,062				1,890,056
	ROIC PSUs	09/20/18				8,361	25,336	50,672				1,890,066
	RSUs	09/20/18							43,164			3,220,034
Donald J. Rosenberg	ACIP		10,080	1,008,000	2,016,000
	RTSR PSUs	09/20/18				3,380	13,520	27,040				1,215,042
	ROIC PSUs	09/20/18				5,375	16,287	32,574				1,215,010
	RSUs	09/20/18							27,748			2,070,001

(1)	The Compensation Committee approved all equity grants on the grant dates.

(2)	See the “Compensation Discussion and Analysis” section for a discussion of the Non-Equity Incentive Plan Awards and the Equity Incentive Plan Awards set forth in this table.

(3)
The amounts for Performance Stock Options represent the grant date fair value of the Company’s common stock as determined using a Monte Carlo simulation (which probability weights multiple potential outcomes).

(4)
The amounts for RSUs and ROIC PSUs represent the grant date fair values based on the closing price of the Company’s common stock on the dates of grant. The amounts for RTSR PSUs represent the grant date fair value of the Company’s common stock as determined using a Monte Carlo simulation (which probability weights multiple potential outcomes).

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OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

The “Outstanding Equity Awards at Fiscal Year End” table below provides information on the current holdings of equity awards by our NEOs. The market value of equity awards reported is based on the closing price of the Company’s common stock at the end of fiscal 2018. All stock options awarded to our NEOs were nonqualified stock options.
Outstanding Equity Awards at Fiscal Year End

		Option Awards						Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Equity Incentive plan awards: number of securities underlying unexercised unearned options (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (1)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (2)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Steve Mollenkopf	12/12/13							107,247	(4)	7,725,001
	12/12/13							96,522	(5)	6,952,480
	09/25/15							0	(6)	0
	09/25/15							59,077	(6)	4,255,316
	09/22/16										135,892	(12)	9,788,301
	09/22/16										61,967	(13)	4,463,483
	09/21/17										159,688	(14)	11,502,327
	09/21/17										144,598	(14)	10,415,394
	09/20/18			496,397	(3)	74.60	09/19/25
	09/20/18										67,025	(15)	4,827,811
	09/20/18										55,636	(15)	4,007,461
Total				496,397				262,846		18,932,797	624,806		45,004,777
George S. Davis	05/05/14							20,203	(7)	1,455,222
	09/25/15							0	(6)	0
	09/25/15							19,940	(6)	1,436,278
	09/22/16										45,865	(12)	3,303,656
	09/22/16										20,914	(13)	1,506,435
	09/21/17							45,911	(8)	3,306,969
	09/21/17										53,896	(14)	3,882,129
	09/21/17										48,803	(14)	3,515,280
	09/20/18							33,915	(9)	2,442,897
	09/20/18										19,907	(15)	1,433,901
	09/20/18										16,524	(15)	1,190,224
Total								119,969		8,641,366	205,909		14,831,625

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Outstanding Equity Awards at Fiscal Year End

		Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Equity Incentive plan awards: number of securities underlying unexercised unearned options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (1)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (2)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Cristiano R. Amon	10/23/09	20,625	—	—	40.70	10/22/19
	07/06/12	68,000	—	—	55.31	07/05/19
	05/05/14						12,122	(7)	873,148
	05/05/14						14,640	(10)	1,054,519
	09/25/15						0	(6)	0
	09/25/15						26,734	(6)	1,925,650
	02/16/16									11,867	(16)	854,780
	02/16/16									10,246	(16)	738,019
	09/22/16									48,753	(12)	3,511,679
	09/22/16									22,232	(13)	1,601,371
	09/21/17						61,291	(8)	4,414,791
	09/21/17									71,950	(14)	5,182,559
	09/21/17									65,152	(14)	4,692,899
	12/20/17						47,810	(11)	3,443,754
	09/20/18						49,330	(9)	3,553,240
	09/20/18									28,955	(15)	2,085,629
	09/20/18									24,035	(15)	1,731,241
Total		88,625	—	—			211,927		15,265,102	283,190		20,398,177
James H. Thompson	04/24/09	40,000	—	—	41.36	04/23/19
	07/06/12	51,000	—	—	55.31	07/05/19
	05/05/14						11,112	(7)	800,397
	05/05/14						14,640	(10)	1,054,519
	09/25/15						0	(6)	0
	09/25/15						12,813	(6)	922,920
	02/16/16									23,733	(16)	1,709,488
	02/16/16									20,492	(16)	1,476,039
	09/22/16									16,733	(12)	1,205,278
	09/22/16									7,631	(13)	549,661
	09/21/17						56,929	(8)	4,100,596
	09/21/17									66,830	(14)	4,813,765
	09/21/17									60,516	(14)	4,358,967
	09/20/18						43,164	(9)	3,109,103
	09/20/18									25,336	(15)	1,824,952
	09/20/18									21,031	(15)	1,514,863
Total		91,000	—	—			138,658		9,987,535	242,302		17,453,013

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Compensation Tables and Narrative Disclosures

Outstanding Equity Awards at Fiscal Year End

		Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Equity Incentive plan awards: number of securities underlying unexercised unearned options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (1)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (2)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Donald J. Rosenberg	05/05/14						18,184	(7)	1,309,794
	09/25/15						0	(6)	0
	09/25/15						17,946	(6)	1,292,650
	09/22/16									41,278	(12)	2,973,254
	09/22/16									18,823	(13)	1,355,821
	09/21/17						41,319	(8)	2,976,208
	09/21/17									48,506	(14)	3,493,887
	09/21/17									43,924	(14)	3,163,846
	09/20/18						27,748	(9)	1,998,688
	09/20/18									16,287	(15)	1,173,153
	09/20/18									13,520	(15)	973,846
Total							105,197		7,577,340	182,338		13,133,807

(1)
Amounts include dividend equivalent shares that had not vested at the end of fiscal 2018 as follows: 35,947 shares for Mr. Mollenkopf; 6,703 shares for Mr. Davis; 10,301 shares for Mr. Amon; 7,132 shares for Dr. Thompson; and 6,033 shares for Mr. Rosenberg.

(2)
Amounts include dividend equivalent shares that had not vested at the end of fiscal 2018 as follows: 25,780 shares for Mr. Mollenkopf; 8,701 shares for Mr. Davis; 12,459 shares for Mr. Amon; 10,858 shares for Dr. Thompson; and 7,831 shares for Mr. Rosenberg.

Type of Grant		Grant Date	Vesting Rate	Vesting Dates	Conditions
(3)	Performance Stock Options	9/20/2018	33-1/3% per year	10/1/2019 10/1/2020 10/1/2021	As of 9/30/18, the measurement period was incomplete. Continued employment through vesting date required.
(4)	Restricted Stock Units	12/12/2013	33-1/3% per year	12/12/2016 12/12/2017 12/12/2018	Continued employment through vesting date required.
(5)	Restricted Stock Units	12/12/2013	20% per year	12/12/2014 12/12/2015 12/12/2016 12/12/2017 12/12/2018	Continued employment through vesting date required.
(6)	Performance Stock Units	9/25/2015	100% cliff vesting	10/10/2018
As of 9/30/18, the measurement period was complete. Based on performance as of that date, the number of shares shown are actual shares earned under this award. Continued employment through vesting date required.

602019 Proxy Statement

Compensation Tables and Narrative Disclosures

Type of Grant		Grant Date	Vesting Rate	Vesting Dates	Conditions
(7)	Restricted Stock Units	5/5/2014	20% per year	5/5/2015 5/5/2016 5/5/2017 5/5/2018 5/5/2019
Vesting was conditioned on the Compensation Committee’s determination of satisfactory attainment of performance targets for the first six months of fiscal 2015. Continued employment through vesting date required.

(8)	Restricted Stock Units	9/21/2017	33-1/3% per year	11/20/2018 11/20/2019 11/20/2020
Vesting was conditioned on the Compensation Committee’s determination of satisfactory attainment of performance targets for the first two quarters of fiscal 2018. Continued employment through vesting date required.

(9)	Restricted Stock Units	9/20/2018	33-1/3% per year	10/1/2019 10/1/2020 10/1/2021	Continued employment through vesting date required.
(10)	Restricted Stock Units	5/5/2014	33-1/3% per year	5/5/2017 5/5/2018 5/5/2019
Vesting was conditioned on the Compensation Committee’s determination of satisfactory attainment of performance targets for the first two quarters of fiscal 2015. Continued employment through vesting date required.

(11)	Restricted Stock Units	12/20/2017	33-1/3% per year	11/20/2018 11/20/2019 11/20/2020
Vesting was conditioned on the Compensation Committee’s determination of satisfactory attainment of performance targets for the second and third quarters of fiscal 2018. Continued employment through vesting date required.

(12)	Performance Stock Units	9/22/2016	100% cliff vesting	10/10/2019
As of 9/30/18, the measurement period was incomplete. Based on performance as of that date, the number of shares shown is the maximum number of shares that may be earned under this award. Continued employment through vesting date required.

(13)	Performance Stock Units	9/22/2016	100% cliff vesting	10/10/2019
As of 9/30/18, the measurement period was incomplete. Based on performance as of that date, the number of shares shown is the target number of shares that may be earned under this award. Continued employment through vesting date required.

(14)	Performance Stock Units	9/21/2017	100% cliff vesting	10/12/2020
As of 9/30/18, the measurement period was incomplete. Based on performance as of that date, the number of shares shown is the maximum number of shares that may be earned under this award. Continued employment through vesting date required.

(15)	Performance Stock Units	9/20/2018	100% cliff vesting	10/1/2021
As of 9/30/18, the measurement period had not commenced. The number of shares shown is the target number of shares that may be earned under this award. Continued employment through vesting date required.

(16)	Performance Stock Units	2/16/2016	100% cliff vesting	4/7/2019
As of 9/30/18, the measurement period was incomplete. Based on performance as of that date, the number of shares shown is the target number of shares that may be earned under this award. Continued employment through vesting date required.

OPTION EXERCISES AND STOCK VESTED DURING FISCAL 2018

The “Option Exercises and Stock Vested During Fiscal 2018” table below provides information on stock options exercised by our NEOs and NEO stock awards that vested during fiscal 2018.

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Compensation Tables and Narrative Disclosures

Option Exercises and Stock Vested During Fiscal 2018

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized On Exercise ($)	Number of Shares Acquired on Vesting (#) (1)	Value Realized on Vesting ($) (2)
Steve Mollenkopf	—	—	197,928	12,940,538
George S. Davis	—	—	19,821	1,040,421
Cristiano R. Amon	—	—	26,256	1,378,190
James H. Thompson	62,000	1,208,646	25,265	1,326,184
Donald J. Rosenberg	—	—	17,840	936,408

(1)	Amounts include dividend equivalents on vested shares and shares withheld for the payment of taxes.

(2)	Amounts represent the dollar value of shares released upon vesting based on the fair market value of our common stock on the vest date.
NONQUALIFIED DEFERRED COMPENSATION

The “Fiscal 2018 Nonqualified Deferred Compensation” table below provides information on the nonqualified deferred compensation of our NEOs.
Under the NQDC Plan, we match a portion of participants’ contributions to the NQDC Plan with cash. We match 25% of a participant's deferrals under the NQDC Plan, up to 4% of the aggregate of a participant’s base salary plus ACIP amounts. We match a participant’s contributions for a calendar year annually only if the participant is actively employed on the first day of the next calendar year or is terminated without cause during the calendar year and had satisfied the vesting eligibility requirement. Prior to calendar 2016, we effectively matched up to 8% of the aggregate of a participant’s base salary plus ACIP amounts; and prior to calendar 2014, we matched participants’ contributions with our common stock. All matching amounts vest in full upon the participant’s death, disability, involuntary termination of employment without Cause or voluntary termination of employment for Good Reason (as defined in the Non-Qualified Deferred Compensation Plan, and in both cases within 24 months after a change in control of the Company) or completion of two continuous years of service with the Company commencing with the participant’s date of hire. Participants may defer up to 60% of their annual salary and 85% of their ACIP earnings during a plan year.
Fiscal 2018 Nonqualified Deferred Compensation

Name	Executive Contributions in Last Fiscal Year ($) (1)	Registrant Contributions in Last Fiscal Year ($) (2)	Aggregate Earnings in Last Fiscal Year ($) (3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($) (4)
Steve Mollenkopf	226,000	56,500	159,328	—	2,718,836
George S. Davis	617,311	72,400	420,662	—	4,359,338
Cristiano R. Amon	346,714	80,924	95,849	—	1,569,377
James H. Thompson	298,869	73,140	1,281,828	—	9,118,095
Donald J. Rosenberg	1,341,123	70,801	649,901	—	7,536,004

(1)
All amounts disclosed in this column are also reported in the Fiscal 2018 Summary Compensation Table with some of the amounts included in the “Salary” column for the current year and some of the amounts included in the “Non-Equity Incentive Plan Compensation” column for the current fiscal year.

(2)
The amounts reported in this column reflect the cash match in fiscal 2018 of our NEOs’ contributions made in the 2017 calendar year. All amounts disclosed in this column are also reported in the Fiscal 2018 Summary Compensation Table under “All Other Compensation.”

(3)	The amounts in this column are not included in the Fiscal 2018 Summary Compensation Table.

622019 Proxy Statement

Compensation Tables and Narrative Disclosures

(4)
This column includes all amounts in the NQDC Plan for our NEOs. The following amounts were reported as compensation to our NEOs in our summary compensation tables for previous years: Mr. Mollenkopf - $1,712,888; Mr. Davis - $2,727,000; Mr. Amon - $613,171; Dr. Thompson - $290,085; and Mr. Rosenberg - $1,973,629.

POTENTIAL POST-EMPLOYMENT PAYMENTS

As noted in the Compensation Discussion and Analysis section (CD&A), we employ our executive officers, including all of our NEOs, “at will.” We do not provide any Internal Revenue Code Section 280G excise tax gross-up payments. In May 2018, we adopted the Qualcomm Incorporated Executive Officer Change in Control Severance Plan (“CIC Severance Plan”), and in September 2018, we adopted the Qualcomm Incorporated Executive Officer Severance Plan, which provide severance for the Company’s executive officers in certain circumstances as described in the CD&A on page 45.
Figure 14 summarizes the general terms of our equity award plans and agreements and nonqualified deferred compensation plan regarding how unvested equity awards would be treated in various termination situations, in each case as of the last day of fiscal 2018. Any variations from the below are set forth in the CD&A.
Figure 14: Treatment of Unvested Equity Awards in Certain Termination Situations

Termination Situation	Treatment of Unvested Restricted Stock Units (RSUs)	Treatment of Unvested Performance Stock Units (PSUs) and Performance Stock Options (PSOs)
Death	All unvested RSUs become fully vested.
All unvested PSUs and PSOs become fully vested. The number of PSU shares issued is prorated based on a pre-established formula described in the applicable award agreement. PSOs remain exercisable up to one year from the date of death or the expiration date of the grant, whichever is earlier.

Long-Term Disability (LTD)	All unvested RSUs become fully vested.
All unvested PSUs become fully vested, but the number of shares issued is prorated based on a pre-established formula described in the applicable award agreement. PSOs continue to vest per their original vesting schedule and remain exercisable until the expiration date of the grant.

Involuntary termination without Cause or voluntary resignation for Good Reason
All unvested RSUs are prorated based on the number of months that have elapsed between the date of grant and the earlier of (1) the first anniversary of the date of termination and (2) the final vesting date.

All unvested PSUs and PSOs are prorated based on the number of months that have elapsed between the date of grant and the date of termination. PSUs shares are based on performance pursuant to the award agreement except that the performance period for this determination will be concluded on the last day of the fiscal year in which the date of termination occurred. PSOs require the performance target to be attained before or after the date of termination, but within 2 years from the grant date. To the extent PSOs are awarded, PSOs can be exercised up to six months after the later of the date of termination or the date the performance target is attained.

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Compensation Tables and Narrative Disclosures

Termination Situation	Treatment of Unvested Restricted Stock Units (RSUs)	Treatment of Unvested Performance Stock Units (PSUs) and Performance Stock Options (PSOs)
Involuntary termination after a change in control without Cause or voluntary resignation for Good Reason
“Double-trigger:” If, within 24 months after a change in control, the recipient’s employment is involuntarily terminated for any reason other than for Cause or if the recipient voluntarily resigns for Good Reason (as defined in the award agreements), vesting of RSUs is accelerated in full.

“Double-trigger:” If, within 24 months after a change in control, the recipient’s employment is involuntarily terminated for any reason other than for Cause or if the recipient voluntarily resigns for Good Reason (as defined in the award agreements), vesting of PSUs is accelerated in full. For PSUs, the TSR goal is measured at the time of the change in control, and the ROIC goal is assumed to be met at target. PSOs become fully vested and exercisable irrespective of whether the performance target is attained.

Voluntary termination	All unvested RSUs are forfeited. Note: Retirement provision applies if retirement eligible at termination.
All unvested PSUs and PSOs are forfeited. All vested PSOs may be exercised for the number of days set forth in the terms of the applicable award agreement, but in no event later than the expiration date of the grant.

Note: Retirement provision applies if retirement eligible at termination.

Retirement (1)	RSUs will become fully vested and distributed according to the original vesting schedule.
PSUs become fully vested and paid out at the end of the performance period based upon and subject to achievement of the relevant performance targets. All vested PSOs may be exercised until the expiration date of the grant.

Change in control if awards are not assumed	All unvested RSUs become fully vested.
All unvested PSUs become fully vested. For PSUs the TSR goal is measured at the time of the change in control, and the ROIC goal is assumed to be met at target. PSOs become fully vested and exercisable irrespective of whether the performance target is attained.

(1)
For RSUs and PSUs granted prior to September 2016, Retirement is the date on which a participant has attained the age of 60 years and has completed 10 years of continuous service with the Company. For RSUs, PSUs and PSOs granted beginning in September 2016, Retirement is the date on which a participant has attained the age of 55 years and has completed 10 years of continuous service with the Company.

The information in the “Potential Payments Upon Termination or Change in Control” table below describes the compensation that would be payable under various scenarios if the NEO’s employment had terminated on the last day of fiscal 2018 and the price per share of our common stock is the closing market price as of that date.

642019 Proxy Statement

Compensation Tables and Narrative Disclosures

Potential Payments Upon Termination or Change In Control (1)

Name	Termination Scenario (2)	Cash ($) (3)	COBRA Premiums ($) (4)	Performance Stock Units/Performance Stock Options/Restricted Stock Units ($) (5) (6)	Total ($)
Steve Mollenkopf	Death	—	—	33,959,408	33,959,408
	Long-Term Disability	—	—	33,959,408	33,959,408
	Termination + CIC	6,780,000	51,534	46,965,438	53,796,972
	Involuntary Termination	6,780,000	51,534	31,826,744	38,658,278
	Other Termination	—	—	—	—
George S. Davis	Death	—	—	13,712,927	13,712,927
	Long-Term Disability	—	—	13,712,927	13,712,927
	Termination + CIC	2,736,000	10,057	18,102,522	20,848,579
	Involuntary Termination	2,736,000	10,057	10,636,958	13,383,015
	Other Termination	—	—	—	—
Cristiano R. Amon	Death	—	—	22,514,909	22,514,909
	Long-Term Disability	—	—	22,514,909	22,514,909
	Termination + CIC	3,712,500	38,315	28,708,998	32,459,813
	Involuntary Termination	3,712,500	38,315	16,779,232	20,530,047
	Other Termination	—	—	—	—
James H. Thompson	Death	—	—	16,306,175	16,306,175
	Long-Term Disability	—	—	16,306,175	16,306,175
	Termination + CIC	2,664,000	32,507	21,253,650	23,950,157
	Involuntary Termination	2,664,000	32,507	12,431,538	15,128,045
	Other Termination	—	—	—	—
Donald J. Rosenberg	Death	—	—	12,141,737	12,141,737
	Long-Term Disability	—	—	12,141,737	12,141,737
	Termination + CIC	2,592,000	23,935	16,902,387	19,518,322
	Involuntary Termination	2,592,000	29,935	9,506,663	12,128,598
	Other Termination	—	—	—	—
	Retirement	—	—	11,199,224	11,199,224

(1)
Company match under the NQDC Plan is fully vested upon the completion of two years of continuous service with the Company. All of our NEOs fulfilled the continuous service requirement as of September 30, 2018, and all match amounts and/or shares credited to their accounts are vested. The potential payments upon termination or change in control related to the NQDC Plan are equal to the Aggregate Balance column in the “Fiscal 2018 Nonqualified Deferred Compensation” table, and as a result, we did not include these amounts in this table.

(2)
“Termination + CIC” is any termination during the Change in Control Period other than for Cause, death or disability, or by the executive for Good Reason. “Involuntary Termination” is any termination other than for Cause, death or disability, or by the executive for Good Reason (in each case, as defined in the CIC Severance Plan).

(3)	Represents a severance payment of one and a half times the executive’s annual base salary and target bonus (except that the multiplier is two in the case of our CEO).

(4)
Continued payment for the cost of the executive’s premiums for health continuation coverage under COBRA for a period equal to the number of months of severance pay but no longer than the end of the COBRA period.

(5)
For the Performance Stock Units, Performance Stock Options and Restricted Stock Units change-in-control termination scenarios, we have assumed 100% acceleration of unvested shares. Amounts may vary depending on actual performance metrics and the timing of any particular transactions and could differ in the event that awards are

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Compensation Tables and Narrative Disclosures

terminated and not assumed in connection with a transaction. Further, the amount for Performance Stock Options is based on the intrinsic value of such unvested option that would have become exercisable on September 30, 2018 based on the fair market value of the stock on such date.

(6)	Mr. Rosenberg was the only NEO who was retirement eligible under the applicable plan and award agreements as of September 30, 2018.

662019 Proxy Statement

Director Compensation

DIRECTOR COMPENSATION
The Compensation Committee reviews our nonemployee director compensation program annually, including an analysis of reported nonemployee director compensation practices at the same peer companies used for the Compensation Committee’s evaluation of executive compensation. The analysis, prepared by FW Cook, includes prevalent practices for retainers, fees, equity-based compensation and stock ownership guidelines. FW Cook also provides recommendations regarding potential changes to our director compensation program. The analysis conducted for fiscal 2018 affirmed that our director compensation program continues to be aligned with best practices as follows:

•	No fees are provided for Board meeting attendance.

•
Directors received an annual award of deferred stock units (DSUs) that are defined under a fixed-value formula, are fully vested on the grant date, include a mandatory three-year holding period from the grant date, and settle three years from the grant date, regardless of continued Board service, or upon death, disability or a change in control. A director may elect to defer the distribution, and the taxable event, beyond the 3-year mandatory period.

•
Directors are subject to meaningful stock ownership guidelines. As discussed under “Stock Ownership Guidelines,” non-employee directors are required to hold shares of our common stock with a value equal to five times the annual retainer for Board service applicable to U.S. residents (which shares include shares subject to the DSUs described above). Non-employee directors are required to achieve this ownership level within five years of joining the Board. All of our non-employee directors have met this guideline except for Messrs. Fields and Smit, who joined the Board in June 2018, and Ms. Rosenfeld, who joined the Board in October 2018. In addition to the preceding ownership guidelines, all directors are expected to own shares of our common stock within one year of joining the Board. All of our non-employee directors have met this guideline.

The following narratives, tables and footnotes describe the total compensation and benefits awarded to, earned by or paid to our non-employee directors during fiscal 2018.
Annual retainer. Directors who are U.S. residents receive an annual retainer of $100,000 paid in equal one-fourth installments following the end of each calendar quarter. Directors who are non-U.S. residents receive an annual retainer of $120,000 in consideration of the increased travel time, also paid in equal one-fourth installments following the end of each calendar quarter. If available under the applicable tax code, directors may elect to receive all, or a portion, of the annual retainer in cash and/or in DSUs. The number of DSUs received is based on the fair market value of our common stock (as defined by the applicable equity plan) on the last trading day of the last month of the calendar quarter. The DSUs vest immediately but are subject to a three-year holding period and generally settle three years from the grant date, unless the director elects to defer further.
Chairman of the Board retainer. The Chairman of the Board (if an independent director) receives an annual retainer of $175,000.
Lead Independent Director retainer. The Lead Independent Director, if such position is filled, receives an annual retainer of $35,000.
Board committee chair retainer. The Chairs of the Audit and Compensation committees receive annual retainers of $25,000. The Chair of the Governance Committee receives an annual retainer of $15,000. The Board may appoint special committees from time-to-time, and retainers, if any, for the chairs of such committees are determined by the Compensation Committee in its discretion.
Meeting fees. Directors receive $1,500 for each standing committee meeting attended (in person or by telephone). Directors do not receive a fee for attending Board meetings. Meeting fees, if any, for special committees are determined by the Compensation Committee in its discretion.
Equity compensation. The Compensation Committee grants annual DSUs to directors with a grant date of the date of the annual meeting of stockholders, and the number of DSUs awarded is determined by dividing $200,000 by the fair market value of a share of our common stock on the grant date. Directors who join the Board between annual meetings of stockholders receive DSUs on a pro rata basis to reflect the partial year of service until the next annual meeting of stockholders. The DSUs are fully vested on the grant date, include a mandatory three-year holding period from the grant date, and settle three years from the grant date, regardless of continued Board service, or upon death, disability or a change in control. If available under the applicable tax code, a director may elect to defer the distribution, and the taxable event, beyond the three-year mandatory period. The DSUs include dividend equivalent rights. The dividend equivalent rights accrue in the form of additional shares of our common stock with vesting and distribution at the same time as the underlying DSUs.

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Director Compensation

Nonqualified deferred compensation earnings. Directors may defer any cash portion of their retainer and meeting fees under the Non-Qualified Deferred Compensation (NQDC) Plan. Directors who contribute to the NQDC Plan are not eligible to receive the Company match or any interest that is above the market rate.
Charitable gifts matching program. We will match 100%, up to $50,000 annually, of a director’s contribution to qualified, eligible IRS recognized non-profit organizations.
Perquisites and other personal benefits. Perquisites and other personal benefits for a director are excluded from the table below if the total value of all of his or her perquisites and personal benefits is less than $10,000. If the total value of all of his or her perquisites and personal benefits is $10,000 or more, then each perquisite or personal benefit, regardless of its amount, is identified by type. Each perquisite or personal benefit that exceeds the greater of $25,000 or 10% of the total amount of perquisites and personal benefits for that director is identified by type and quantified. We offer a new cellular phone to each director each year as a personal benefit, and these amounts are included as perquisites if required to be disclosed as provided above.
Fiscal 2018 Director Compensation (1)(2)

Name	Fees Earned or Paid in Cash ($) (3)	Stock Awards ($) (4)	All Other Compensation ($) (5)	Total ($)
Barbara T. Alexander	146,000	200,038	50,000	396,038
Mark Fields (6)	29,099	150,055	—	179,154
Jeffrey W. Henderson	249,625	200,038	17,112	466,775
Thomas W. Horton	162,000	200,038	50,000	412,038
Paul E. Jacobs (7)	4,722	9,368	—	14,090
Ann M. Livermore	115,000	200,038	50,000	365,038
Harish Manwani	135,000	200,038	13,943	348,981
Mark D. McLaughlin	115,000	200,038	32,765	347,803
Clark T. Randt, Jr.	137,500	200,038	12,500	350,038
Francisco Ros	150,000	200,038	—	350,038
Irene B. Rosenfeld (8)	—	—	—	—
Neil Smit (9)	29,099	150,055	50,000	229,154
Anthony J. Vinciquerra	116,500	200,038	50,000	366,538

(1)
We did not award any stock options or provide any non-equity incentive plan compensation to any directors in fiscal 2018. Therefore, we did not include the “Option Awards” or “Non-Equity Incentive Plan Compensation” columns in this table.

(2)
We do not offer a pension plan or other defined benefit retirement plan to our nonemployee directors. We do not provide above-market or preferential earnings on deferred compensation, nor do we provide dividends on stock in the NQDC Plan at a rate higher than dividends on our common stock. As a result, the “Nonqualified Deferred Compensation Earnings” column has been omitted from this table.

(3)
These amounts include cash retainers and meeting fees. For Ms. Alexander and Mr. McLaughlin, these amounts also include the value of DSUs issued in lieu of payment of cash retainer fees. DSUs awarded to Ms. Alexander are fully vested and will be settled three years from the grant date. DSUs awarded to Mr. McLaughlin are fully vested and will be settled upon termination of his Board service.

(4)
These amounts represent the fair value of the awards based on the fair market value of our common stock on the grant date. DSUs issued in lieu of payment of cash retainer fees are not included in this column.

(5)
These amounts represent the Company’s match of directors’ contributions to qualified, eligible IRS recognized non-profit organizations. Perquisites and personal benefits have been excluded as the total value for each director was less than $10,000, except for Mr. Manwani. Amounts in this column for Mr. Manwani include $12,663 for reimbursement of airfare for his spouse to accompany him to the 2018 annual meeting of stockholders and the remainder for costs of a Company provided cell phone.

682019 Proxy Statement

Director Compensation

(6)	Mr. Fields joined the Board on June 27, 2018. The amounts shown in the Stock Awards column reflect the value of his pro-rated new director DSU grant.

(7)	The amounts shown for Dr. Jacobs reflect the value of his pro-rated director DSU grant and Board retainer for his service as a non-employee director from March 9, 2018 - March 23, 2018.

(8)	Ms. Rosenfeld joined the Board in fiscal 2019 and thus earned no compensation in fiscal 2018.

(9)	Mr. Smit joined the Board on June 27, 2018. The amounts shown in the Stock Awards column reflect the value of his pro-rated new director DSU grant.

The following table shows the number of outstanding stock options and the aggregate number of outstanding DSUs, as of September 30, 2018, held by each individual who served as a non-employee director of the Company at any time during fiscal 2018, and who received such DSUs in their capacity as a director of the Company.
Outstanding Equity Awards Held by Directors at Fiscal Year End

Name	Number of Outstanding Options (#) (1)	Number of Outstanding DSUs (#) (2)
Barbara T. Alexander	—	15,968
Mark Fields	—	2,843
Jeffrey W. Henderson	—	13,223
Thomas W. Horton	2,500	13,223
Paul E. Jacobs	—	179
Ann M. Livermore	—	10,277
Harish Manwani	—	13,223
Mark D. McLaughlin	—	18,162
Clark T. Randt, Jr.	—	19,430
Francisco Ros	—	13,223
Irene B. Rosenfeld (3)	—	—
Neil Smit	—	2,843
Anthony J. Vinciquerra	—	14,594

(1)	All outstanding stock options referenced in this column are fully vested.

(2)
The information in this column includes dividend equivalent rights and amounts deferred under the director compensation program. See the narrative above under “Director Compensation” for detailed information on DSUs granted to our nonemployee directors.

(3)	Ms. Rosenfeld was elected to the Board in fiscal 2019 and thus did not have any outstanding DSUs at the end of fiscal 2018.

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AUDIT COMMITTEE REPORT
The Audit Committee assists the Board in its general oversight of Qualcomm’s financial reporting processes. The Audit Committee Charter describes in greater detail the full responsibilities of the Committee. During each fiscal year, the Audit Committee reviews the Company’s consolidated financial statements, internal control over financial reporting, audit matters and reports from management. In connection with these reviews, the Audit Committee meets with management and the independent public accountants (PricewaterhouseCoopers LLP) at least once each quarter. The Audit Committee schedules its meetings with a view to ensuring that it devotes appropriate attention to all of its tasks. These meetings include, whenever appropriate, executive sessions in which the Audit Committee meets separately with the independent public accountants, internal auditors, management personnel and legal counsel.
As part of its review of audit matters, the Audit Committee supervises the relationship between the Company and its independent public accountants, including: having direct responsibility for their appointment, compensation and retention; reviewing the nature and type of their services; approving their audit and non-audit services; reviewing the plan for and results of the annual integrated audit and quarterly reviews of the Company’s consolidated financial statements; and confirming their independence. The Audit Committee has evaluated PricewaterhouseCoopers LLP’s qualifications, performance and independence, including that of the lead audit partner. The Audit Committee and senior financial management determine the selection of the lead audit partner, working with PricewaterhouseCoopers LLP. As part of the engagement process, the Audit Committee considers whether to rotate the independent public accountants. Although the Audit Committee has the sole authority to appoint the independent public accountants, the Audit Committee will continue its longstanding practice of recommending that the Board ask the stockholders to ratify the appointment of the independent public accountants at the Annual Meeting.
In addition, the Audit Committee reviews key initiatives and programs aimed at maintaining the effectiveness of the Company’s internal control over financial reporting. Together with senior members of the Company’s management team, the Audit Committee reviews the plans of the internal auditors, the results of internal audit examinations and evaluations by management and the Company’s independent public accountants of the Company’s internal control over financial reporting and the quality of the Company’s financial reporting. As part of this process, the Audit Committee monitors the scope and adequacy of the Company’s internal auditing program, including reviewing internal audit department staffing levels and steps taken to maintain the effectiveness of internal procedures and controls.
In performing all of these functions, the Audit Committee acts in an oversight capacity. The Audit Committee reviews and discusses the quarterly unaudited and annual audited consolidated financial statements with management, the internal auditors and the independent public accountants prior to their issuance. In its oversight role, the Audit Committee relies on the work and assurances of the Company’s management, which is responsible for establishing and maintaining adequate internal control over financial reporting, preparing the consolidated financial statements and other reports and maintaining policies relating to legal and regulatory compliance, ethics and conflicts of interest. PricewaterhouseCoopers LLP is responsible for performing an independent audit of the annual consolidated financial statements and expressing an opinion on the conformity of those consolidated financial statements with accounting principles generally accepted in the United States of America, as well as expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.
The Audit Committee has reviewed with the independent public accountants the matters required to be discussed by Auditing Standard No. 1301, “Communications with Audit Committees,” including a discussion with management and the independent public accountants about the quality (and not merely the acceptability) of the Company’s accounting principles, the reasonableness of significant estimates, judgments and the transparency of disclosures in the Company’s consolidated financial statements. In addition, the Audit Committee reviewed and discussed with PricewaterhouseCoopers LLP matters related to its independence, including a review of audit and non-audit fees and the written disclosures and the letter from PricewaterhouseCoopers LLP to the Committee required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent public accountant’s communication with the Audit Committee concerning independence. The Audit Committee concluded that PricewaterhouseCoopers LLP is independent from the Company and its management.
Taking all these reviews and discussions into account, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in Qualcomm’s Annual Report on Form 10-K for fiscal year 2018 for filing with the SEC.
AUDIT COMMITTEE

Jeffrey W. Henderson, Chair
Mark Fields
Neil Smit
Anthony J. Vinciquerra

702019 Proxy Statement

OTHER MATTERS
The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly submitted before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.
A copy of our Annual Report on Form 10-K for fiscal 2018 as filed with the Securities and Exchange Commission, excluding exhibits, may be obtained by stockholders without charge by request to Investor Relations, 5775 Morehouse Drive, San Diego, California 92121-1714 or by calling 858-658-4813 (or toll-free at 866-658-4813) and may be accessed on our website at https://investor.qualcomm.com/financial-information/sec-filings?DocType=Annual&Year=.
By Order of the Board of Directors,

Donald J. Rosenberg
Executive Vice President,
General Counsel and Corporate Secretary
January 24, 2019

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Appendix A: Financial Information

APPENDIX A:  FINANCIAL INFORMATION
The following is certain information that was originally filed with the Securities and Exchange Commission (SEC) on November 7, 2018 as part of our Annual Report on Form 10-K for our fiscal year ended September 30, 2018. We have not undertaken any updates or revision to such information since the date it was originally filed with the SEC. Accordingly, you are encouraged to review such financial information together with any subsequent information we have filed with the SEC and other publicly available information. The words “Qualcomm,” “we,” “our,” “ours” and “us” used in this financial information refer only to QUALCOMM Incorporated and its subsidiaries and not any other person or entity.
This financial information contains forward-looking statements regarding our business, investments, financial condition, results of operations and prospects. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates” and similar expressions or variations of such words are intended to identify forward-looking statements, but are not the exclusive means of identifying forward-looking statements in this financial information. Additionally, statements concerning future matters such as the development of new products, enhancements or technologies, industry and market trends, sales levels, expense levels and other statements regarding matters that are not historical are forward-looking statements.
Although forward-looking statements reflect our good faith judgment, such statements can only be based on facts and factors currently known by us. Consequently, forward-looking statements are inherently subject to risks and uncertainties and actual results and outcomes may differ materially from those referred to herein due to a number of important factors, including but not limited to risks associated with commercial network deployments, expansions and upgrades of CDMA, OFDMA and other communications technologies, our customers’ and licensees’ sales of products and services based on these technologies, and our customers’ demand for our products and services; competition in an environment of rapid technological change; our dependence on a small number of customers and licensees; our dependence on the premium-tier device segment; attacks on our licensing business model, including current and future legal proceedings and governmental investigations and proceedings, or actions of quasi-governmental bodies or standards or industry organizations; potential changes in our patent licensing practices, whether due to governmental investigations, private legal proceedings challenging those practices, or otherwise; the enforcement and protection of our intellectual property rights; our ability to extend our technologies, products and services into new and expanded product areas and adjacent industry segments; risks associated with operation and control of manufacturing facilities of our joint venture, RF360 Holdings; the continued and future success of our licensing programs, which requires us to continue to evolve our patent portfolio, and which may be impacted by the proliferation of devices in new industry segments such as automotive and IoT, and the need to extend license agreements that are expiring; our dependence on a limited number of third-party suppliers; claims by third parties that we infringe their intellectual property; strategic acquisitions, transactions and investments or our ability to consummate planned strategic acquisitions; our cost plan; our compliance with laws, regulations, policies and standards; our use of open source software; our stock price and earnings volatility; our indebtedness and our significant stock repurchase program; security breaches or other misappropriation of our intellectual property or proprietary or confidential information; potential tax liabilities; global, regional or local economic conditions or political actions that impact the industries in which we operate; our ability to attract and retain qualified employees; foreign currency fluctuations; and failures in our products or services or in the products or services of our customers or licensees, including those resulting from security vulnerabilities, defects or errors; as well as other risks detailed from time-to-time in our SEC reports, including our Annual Report on Form 10-K for the fiscal year ended September 30, 2018.
We incorporated in California in 1985 and reincorporated in Delaware in 1991. We operate and report using a 52-53 week fiscal year ending on the last Sunday in September. Our 52-week fiscal years consist of four equal fiscal quarters of 13 weeks each, and our 53-week fiscal years consist of three 13-week fiscal quarters and one 14-week fiscal quarter. The financial results for our 53-week fiscal years and our 14-week fiscal quarters will not be exactly comparable to our 52-week fiscal years and our 13-week fiscal quarters. The fiscal year ended September 30, 2018 included 53 weeks. The fiscal years ended September 24, 2017 and September 25, 2016 included 52 weeks.

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Overview
We are a global leader in the development and commercialization of foundational technologies and products used in mobile devices and other wireless products, including network equipment, broadband gateway equipment and consumer electronic devices. Our inventions helped power the growth in smartphones, which have connected billions of people. We are a pioneer in 3G (third generation) and 4G (fourth generation) wireless technologies and are now a leader in 5G (fifth generation) wireless technologies to empower a new era of intelligent, connected devices. Our technologies and products are also used in industry segments and applications beyond mobile, including automotive, IoT (Internet of Things), networking, computing and AI (artificial intelligence), such as machine learning, allowing more devices to connect and communicate with each other in new ways. We derive revenues principally from sales of integrated circuit products and licensing our intellectual property, including patents, software and other rights.
The foundational technologies we invent help power the modern mobile experience, impacting how the world connects, computes and communicates. We share these inventions broadly through our licensing program, ensuring wide ecosystem access to technologies at the core of mobile innovation, and through the sale of our wireless chipset platforms and other products, which accelerates consumer adoption of experiences empowered by these inventions. As a company, we collaborate across the ecosystem, including manufacturers, operators, developers, governments and industry standards organizations, to create a global environment to drive continued progress and growth.
We have a long history of driving innovation. We played a leading role in developing the inventions that serve as the foundation for 3G and 4G wireless technologies, and which serve as the basis for 5G wireless technologies. This includes the CDMA (Code Division Multiple Access) and OFDMA (Orthogonal Frequency Division Multiple Access) families of technologies, with the latter encompassing LTE (Long Term Evolution), which, along with TDMA (Time Division Multiple Access), are the primary digital technologies currently used to transmit a wireless device user’s voice or data over radio waves using a public cellular wireless network. We own significant intellectual property, including patents, patent applications and trade secrets, applicable to products that implement any version of CDMA and OFDMA. Companies in the mobile communications industry generally recognize that any company seeking to develop, manufacture and/or sell subscriber units or infrastructure equipment that use CDMA-based and/or OFDMA-based technologies will require a license or other rights to use our patents.
We also develop and commercialize numerous other key technologies used in handsets and other wireless devices that contribute to end-user demand, and we own substantial intellectual property related to these technologies. Some of these inventions were contributed to and are being commercialized as industry standards, such as certain video and audio codecs, Wi-Fi, GPS (global positioning system) and Bluetooth. Other technologies widely used by wireless devices that we have developed are not related to any industry standards, such as operating systems, user interfaces, graphics and camera processing functionality, RF (radio frequency), RF front-end and antenna design and application processor architectures. Our patents cover a wide range of technologies across the entire wireless system (including wireless devices and infrastructure equipment) and not just what is embodied in chipsets.
We are organized on the basis of products and services and have three reportable segments. We conduct business primarily through our QCT (Qualcomm CDMA Technologies) semiconductor business and our QTL (Qualcomm Technology Licensing) licensing business. QCT develops and supplies integrated circuits (also known as chips or chipsets) and system software based on CDMA, OFDMA and other technologies for use in mobile devices, wireless networks, devices used in IoT, broadband gateway equipment, consumer electronic devices and automotive telematics and infotainment systems. QTL grants licenses to use portions of our intellectual property portfolio, which includes certain patent rights essential to and/or useful in the manufacture and sale of certain wireless products. Our QSI (Qualcomm Strategic Initiatives) reportable segment makes strategic investments. We also have nonreportable segments, including our cyber security solutions (formerly Qualcomm Government Technologies or QGOV), mobile health, small cells and other wireless technology and service initiatives.
Industry Trends
The mobile industry has experienced tremendous growth for more than 20 years, growing from less than 60 million global connections in 1994 (WCIS+, October 2017) to approximately 7.9 billion global connections estimated as of September 30, 2018 (GSMA Intelligence, November 2018). As the largest technology platform in the world, mobile has changed the way we connect, compute and communicate with one another. The scale and pace of innovation in mobile, especially around connectivity and computing capabilities, is also impacting industries beyond wireless, empowering new services, new business models and new experiences. Our inventions and licensing program have been integral to, and provided foundational technologies for, the evolution of the mobile industry.

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Extending connectivity. 3G/4G multimode mobile broadband technology has been a key growth driver of mobile, providing users with fast, reliable, always-on connectivity. Estimated as of September 30, 2018, there were approximately 5.5 billion 3G/4G connections globally (CDMA-based, OFDMA-based and CDMA/OFDMA multimode) representing nearly 69% of total mobile connections (GSMA Intelligence, November 2018). By 2022, global 3G/4G connections are projected to reach 7.2 billion, with approximately 87% of these connections coming from emerging regions (including China) (GSMA Intelligence, November 2018).
3G/4G multimode mobile broadband continues to be an important platform for extending the reach and potential of the Internet. In 2010, the number of broadband connections using mobile technology surpassed those using fixed technologies (GSMA Intelligence, November 2018), making mobile networks the primary method of accessing the Internet for many people around the world. This is further amplified in emerging regions, where, as of September 30, 2018, 3G/4G mobile broadband connections are estimated to be approximately seven times the number of fixed Internet household connections (GSMA Intelligence November 2018 and PT June 2018). In China, 3G/4G LTE multimode services have experienced strong adoption since being launched in the fourth quarter of calendar 2013, with more than 1.3 billion connections estimated as of September 30, 2018 (GSMA Intelligence, November 2018). In India, mobile operators continue to expand their 4G multimode services, providing consumers with the benefits of advanced mobile broadband connectivity while creating new opportunities for device manufacturers and other members of the mobile ecosystem. 3G/4G mobile broadband may be the first and, in many cases, the only way that people in these regions access the Internet.
Looking ahead, we expect to continue to be a leader in the next generation of wireless technology, known as 5G. Initial commercial deployments of 5G, which will focus on enhanced mobile broadband services, are expected to begin in calendar 2019. In June 2018, 3GPP (the 3rd Generation Partnership Project), an industry standards development organization, completed the first global specifications for 5G NR (New Radio) (Release 15). The 5G NR standard is expected to provide a unified connectivity network for all spectrum and service types based on OFDM (Orthogonal Frequency Division Multiplexing) technology, and it is designed to support faster data rates, lower network latency and wider bandwidths of spectrum. 5G NR is expected to enhance mobile broadband services, including ultra-high definition (4K) video streaming and augmented and virtual reality applications, with multi-gigabit speeds and to bring more capacity, which may enable operators to offer new unlimited mobile data plans.
Incorporating many of the innovations developed for 4G, future generations of 5G (3GPP Release 16 and beyond) are expected to expand 5G NR technologies to new industries beyond traditional cellular communications that will create new business models and new services, such as autonomous vehicles and artificial intelligence-based platforms designed to bring greater autonomy to manufacturing and other industrial applications (known as Industrial IoT), through ultra-reliable, ultra-low latency communication links; and connecting a significant number of “things” (also known as IoT, including the connected home, smart cities, wearables and voice and music devices), with connectivity designed to meet ultra-low power, complexity and cost requirements. We expect these future generations of 5G, which build on the various 3G and 4G features addressing IoT, will further contribute to the trend of enabling cellular connectivity to non-handset categories of devices. By 2025, global 5G connections are projected to reach 1.3 billion worldwide, representing approximately 15% of total cellular connections (GSMA Intelligence, November 2018).
Most 5G devices are expected to include multimode support for 3G, 4G and Wi-Fi, enabling service continuity where 5G has yet to be deployed and simultaneous connectivity across 4G technology, while also allowing mobile operators to utilize current network deployments. At the same time, 4G is expected to continue to evolve in parallel with the development of 5G and become fundamental to many of the key 5G technologies (through multi-connectivity), such as support for unlicensed spectrum, gigabit LTE user data rates and LTE IoT to meet the needs of ultra-low power, complexity and cost applications. The first phase of 5G networks is expected to support mobile broadband services for the smartphone form factor both in lower spectrum bands below 6 GHz as well as higher bands above 6 GHz, including millimeter wave (mmWave). We continue to work closely with mobile operators and infrastructure companies around the world on 5G NR demonstrations and trials in preparation for commercial network launches. We are also enabling 5G commercialization with our 5G modem family compliant with the 3GPP-based 5G NR global system. As with previous generations of mobile networks, it will take time to proliferate new 5G networks. We expect that 4G LTE will continue to grow and serve as the anchor of the 5G mobile experience (through multi-connectivity) for many years to come.
Growth in smartphones. Smartphone adoption continues to expand globally, fueled by fast 3G/4G LTE multimode connectivity, powerful mobile processors, advanced multimedia features and enhanced location awareness capabilities, among others. In 2017, approximately 1.5 billion smartphones shipped globally, which is consistent year-over-year, with cumulative smartphone shipments between 2018 and 2022 projected to reach approximately 7.8 billion (IDC Quarterly Mobile Phone Tracker, 2018Q2). Most of this growth is projected to happen in emerging regions (including China), where smartphones accounted for approximately 70% of total handset shipments in 2017 and are projected to reach

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approximately 84% in 2022 (IDC Quarterly Mobile Phone Tracker, 2018Q2). Growth in smartphones has not only been driven by the success of premium-tier devices but also by the number of affordable handsets that are available in emerging regions, as well as the variety of flexible and affordable data plans being offered by mobile operators.
Consumer demand for new types of experiences empowered by 3G/4G LTE connectivity, combined with the needs of mobile operators and device manufacturers to provide differentiated features and services, is driving continued innovation within the smartphone. As a result, the smartphone has become the go-to device for social networking, music, gaming, email and web browsing, among others. It is expected that 5G connectivity will drive further innovations within the smartphone and increase consumer demand by offering enhanced connectivity, which in turn will enable new applications. Given its advanced capabilities and utility, the smartphone is replacing many traditional consumer electronics devices, including digital cameras, video cameras, standalone GPS units and music players. We have been a leading contributor to this innovation across multiple technology dimensions, including connectivity, intelligence, camera, audio, video, sensors and security.
Transforming other industries. With their significant scale, rapid development cycles and highly integrated solutions, industries beyond mobile, including automotive, IoT and computing, among others, are leveraging the same technology innovations found in today’s leading smartphones to enhance existing products and services as well as to create new products and services. Our inventions that contribute to the formation of advanced cellular technologies, such as 3G/4G and now 5G connectivity, are helping to drive this transformation. 5G is expected to further accelerate this transformation. For example, in the automotive industry, approximately 74% of new vehicles sold are projected to have cellular connectivity by 2025, representing an increase from 32% in 2017 (Strategy Analytics, October 2018). In addition, the installed base of IoT devices is projected to grow more than 50% between 2018 and 2022 (ABI Research, August 2018).
The proliferation of intelligent, connected things is also enabling new types of user experiences, as smartphones are able to interact with and control more of the objects around us. Through the addition of embedded sensors and computer intelligence, connected things are able to collect and share data, providing users with contextually relevant information and further increasing the device’s utility and value.
Wireless Technologies
The growth in the use of wireless devices worldwide and the demand for data services and applications requires continuous innovation to further improve the user experience, support new services, increase network capacity, make use of different frequency bands and allow for dense network deployments. To meet these requirements, different wireless communications technologies continue to evolve. For nearly three decades, we have invested heavily in research and development to drive the evolution of wireless technologies, including CDMA and OFDMA. As a result, we have developed and acquired (and continue to develop and acquire) significant related intellectual property. This intellectual property has been incorporated into the most widely accepted and deployed cellular wireless communications technology standards, and we have licensed it to several hundred licensees, including leading wireless device and infrastructure manufacturers.
Cellular wireless technologies. Relevant cellular wireless technologies can be grouped into the following categories.
TDMA-based. TDMA (Time Division Multiple Access)-based technologies are characterized by their access method allowing several users to share the same frequency channel by dividing the signal into different time slots. Most of these systems are classified as 2G (second generation) technology. The main examples of TDMA-based technologies are GSM (deployed worldwide), IS-136 (deployed in the Americas) and Personal Digital Cellular (PDC) (deployed in Japan).
The transition of wireless devices from 2G to 3G/4G technologies continued around the world with estimated 3G/4G connections up 16% year-over-year (GSMA Intelligence, November 2018). Estimated as of September 30, 2018, there were approximately 2.4 billion GSM connections worldwide, representing approximately 30% of total cellular connections, down from 39% as of September 30, 2017 (GSMA Intelligence, November 2018).
CDMA-based. CDMA-based technologies are characterized by their access method allowing several users to share the same frequency and time by allocating different orthogonal codes to individual users. Most of the CDMA-based technologies are classified as 3G technology.
There are a number of variants of CDMA-based technologies deployed around the world, in particular CDMA2000, EV-DO (Evolution Data Optimized), WCDMA (Wideband CDMA) and TD-SCDMA (Time Division-Synchronous CDMA) (deployed exclusively in China). CDMA-based technologies provide vastly improved capacity for voice and low-rate data services as compared to analog technologies and significant improvements over TDMA-based technologies such as GSM. To date, these technologies have seen many revisions. New specifications continue to be defined by 3GPP.

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CDMA technologies ushered in a significant increase in broadband data services that continue to grow globally. According to GSMA Intelligence estimates as of September 30, 2018, there were approximately 2.3 billion CDMA-based connections worldwide, representing approximately 29% of total cellular connections, down year-over-year as consumers migrate to OFDMA-based technologies.
OFDMA-based. OFDMA-based technologies are characterized by their access method allowing several users to share the same frequency band and time by allocating different subcarriers to individual users. Most of the OFDMA-based technologies to be deployed through 2018 are classified as 4G technology. 5G will heavily leverage OFDM-based technologies. We continue to play a significant role in the development of LTE, LTE Advanced and LTE Advanced Pro, which are the predominant 4G technologies currently in use.
LTE is incorporated in 3GPP specifications starting from Release 8 and uses OFDMA in the downlink and single carrier FDMA (SC-FDMA) in the uplink. LTE has two modes, FDD (frequency division duplex) and TDD (time division duplex), to support paired and unpaired spectrum, respectively, and continues to evolve as 3GPP defines new specifications. The principal benefit of LTE is its ability to leverage a wide range of spectrum (bandwidths of up to 20 MHz or more through aggregation). LTE is designed to seamlessly interwork with 3G through 3G/4G multimode devices. Most LTE devices rely on 3G for voice services across the network, as well as for ubiquitous data services outside the LTE coverage area, and on 4G for data services inside the LTE coverage area. LTE’s voice solution, VoLTE (voice over LTE), is being commercially deployed in a growing number of networks.
LTE Advanced brings many more enhancements, including carrier aggregation, advanced antenna techniques and optimization for small cells. Apart from improving the performance of existing networks, these releases also bring new enhancements under the umbrella of LTE Advanced Pro to which we have been a significant contributor, including, LTE Direct for proximity-based device-to-device discovery, cellular vehicle-to-everything (C-V2X) communication, improved LTE broadcast, optimizations of narrowband communications designed for IoT (known as eMTC and NB-IoT) and the ability to use LTE Advanced in unlicensed spectrum (LTE Unlicensed) as well as in emerging shared spectrum bands in various regions (such as the Citizens Broadband Radio Service or CBRS in the United States). There will be multiple options for deploying LTE Unlicensed for different deployment scenarios.

•
LTE-U, which relies on an LTE control carrier based on 3GPP Release 12, uses carrier aggregation to combine unlicensed and licensed spectrum in the downlink and has been introduced in early mobile operator deployments in the United States and evolves to Licensed Assisted Access (LAA).

•
LAA, introduced as part of 3GPP Release 13, also aggregates unlicensed and licensed spectrum in both up and downlink and is being deployed globally by mobile operators. LAA is a key technology for many operators with limited licensed spectrum to deliver Gigabit LTE speeds.

There also have been ongoing efforts to make the interworking between LTE and Wi-Fi more seamless and completely transparent to the users. Further integration is achieved with LTE Wi-Fi Link Aggregation (LWA), which will utilize existing and new carrier Wi-Fi deployments.
According to GSMA Intelligence estimates as of September 30, 2018, there were approximately 3.2 billion global LTE connections worldwide, representing approximately 40% of total cellular connections.
According to the Global mobile Suppliers Association (GSA), as of October 2018, more than 865 wireless operators have commercially deployed or started testing LTE networks with 715 commercially launched in 208 countries, including 270 networks in 122 countries having commercially launched LTE Advanced networks featuring carrier aggregation (GSA, November 2018).
As we look forward, the wireless industry is actively developing and commercializing 5G technologies. Our inventions that serve as foundational technologies for 3G and 4G now also serve as foundational technologies for 5G. 5G is designed to transform the role of wireless technologies and incorporates advancements on 3G/4G features available today, including device-to-device capabilities and the use of all different types of spectrum (including licensed, unlicensed and shared spectrum). We continue to play a significant role in driving 5G from standardization to commercialization, including contributing to 3GPP standardization activities that are defining 5G NR and Next Generation Core (NGC) standards and their continued evolution.
5G NR is incorporated in 3GPP specifications starting from Release 15, which was completed in June 2018, and will be available in two architectural options: a non-standalone option where a data-only 5G NR link can be added to an existing 4G LTE deployment leveraging the existing 4G LTE core network; and a standalone option where 5G NR is deployed together with the 5G NGC network. The main advantages of 5G NR are its ability to target diverse services with very different technical requirements (from enhanced mobile broadband to massive IoT to mission critical services), its utilization of

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diverse types of spectrum (from the low bands to millimeter bands) and its ability to support diverse types of deployment scenarios. Predominant technological components of 5G NR include a scalable OFDM-based air interface with scalable OFDM numerology, a flexible slot-based framework with self-contained slot structure to address ultra-reliable, low-latency communication, new channel coding schemes to efficiently support large data blocks, multiple-input multiple-output (MIMO) and mobile millimeter wave to significantly increase the data rate offered to users. Like 3G and 4G LTE, 5G NR will support carrier aggregation across spectrum bands, across FDD and TDD, across licensed and unlicensed spectrum, but 5G NR will also support dual connectivity across LTE and 5G NR. A main benefit of 5G NR is its ability to take advantage of very wide channel bandwidth such as 800/400/100 MHz (to be compared with 4G LTE’s 20 MHz maximum bandwidth which require carrier aggregation to combine spectrum beyond 20 MHz). As with previous cellular generations, 5G NR is designed to support seamless compatibility with 2G/3G/4G technologies through multimode devices.
Other (non-cellular) wireless technologies. There are other, non-cellular wireless technologies that have also been broadly adopted.
Wireless Local Area Networks. Wireless local area networks (WLAN), such as Wi-Fi, link two or more nearby devices wirelessly and usually provide connectivity through an access point. Wi-Fi systems are based on standards developed by the Institute of Electrical and Electronics Engineers (IEEE) in the 802.11 family of standards. 802.11ax, the latest standard, adds advanced features such as downlink and uplink OFDMA and uplink multiple-user MIMO to the 802.11 baseline standard. This technology primarily targets broadband connectivity for mobile devices, tablets, laptops and other consumer electronics devices using 2.4 GHz and 5 GHz spectrum. For 60GHz mmWave technology, 802.11ay adds wider channel bandwidth and the use of MIMO to the existing 802.11ad (also known as Gigabit Wi-Fi or WiGig) standard. 802.11ah was finalized in early 2017 and targets sub-1 GHz spectrum and is expected to be a solution for “connected home” applications that require long battery life. We played a leading role in the development of 802.11ac, 802.11ax, 802.11ay, 802.11ah, 802.11ad and 802.11p, and we are actively involved in innovative programs developed in the context of the Wi-Fi Alliance.
Bluetooth. Bluetooth is a wireless personal area network that provides wireless connectivity between devices over short distances ranging from a few centimeters to a few hundred meters. Bluetooth technology provides wireless connectivity to a wide range of fixed or mobile consumer electronics devices. Bluetooth functionalities are standardized by the Bluetooth Special Interest Group in various versions of the specification (from 1.0 to 5.0), which include different functionalities, such as enhanced data rate, low energy and mesh technologies. We are a leading contributor to Bluetooth technologies in the areas of mobile devices, HID (human interface device), A/V (audio/video) and mesh technologies.
Location Positioning Technologies. Location positioning technologies have evolved rapidly in the industry over the past few years in order to deliver an enhanced commercial location experience and comply with the new mandates on location for E911 calls from the United States Federal Communications Commission. We are a key developer of the Assisted-GPS (A-GPS), Assisted Global Navigation Satellite System (A-GNSS) and WLAN positioning technologies used in most cellular handsets today. For uses requiring the best reliability and accuracy for E911 services and navigational based services, A-GPS, A-GNSS and WLAN provide leading-edge solutions.
The industry continues to evolve to support additional inputs for improving the location experience. Our products and intellectual property now support multiple constellations for A-GNSS, including: GPS, GLONASS, Galileo and BeiDou; Wi-Fi-based and Bluetooth-based positioning for WLAN, including, Wi-Fi RSSI (received signal strength indication) and Wi-Fi RTT (round-trip time) signals for indoor location; observed time difference of arrival positioning for LTE access (e.g. in rural and indoor areas); and third-party inertial sensors. The combination of these different location solutions is used to ensure accurate location availability in all areas.
Other Significant Technologies used in Cellular and Certain Consumer Electronic Devices and Networks
We have played a leading role in developing and/or acquired many of the other technologies used across the wireless system, such as cellular and certain consumer electronic devices (and not just what is embodied in the chipsets) and networks, including:

•	graphics and display processing functionality;

•	video coding based on the HEVC (high efficiency video codec) standard, which is being deployed to support 4K video and immersive media content;
•audio coding, including EVS (enhanced voice services) and MPEG-H 3D Audio;

•	the latest version of 3GPP’s codec for multimedia use and for voice/speech use;

•	multimedia transport, including MPEG-DASH (Dynamic Adaptive Streaming over HTTP) enabling advanced multimedia experiences;

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•camera and camcorder functions;
•operating system and user interface features;
•machine learning platforms;
•augmented reality (AR) and virtual reality (VR) features enabling new types of user experiences;
•security and content protection systems for enhanced device security without compromising the user experience;
•volatile (LP-DDR2, 3, 4) and non-volatile (eMMC) memory and related controllers;
•power management systems for improved battery life and device charging; and

•
RFFE (radio frequency front-end) system products for improved signal performance and reduced power consumption, while simplifying the design for manufacturers to develop LTE multimode, multiband devices.

Acquisitions
NXP Semiconductors N.V. On October 27, 2016, we announced a definitive agreement (as amended on February 20, 2018 and April 19, 2018, the Purchase Agreement) under which Qualcomm River Holdings, B.V. (Qualcomm River Holdings), an indirect, wholly owned subsidiary of QUALCOMM Incorporated, proposed to acquire NXP Semiconductors N.V. (NXP). Pursuant to the Purchase Agreement, Qualcomm River Holdings commenced a tender offer to acquire all of the issued and outstanding common shares of NXP. On July 26, 2018, we terminated the Purchase Agreement and paid NXP a termination fee of $2.0 billion in cash in accordance with the terms of the Purchase Agreement.
RF360 Holdings. On February 3, 2017, we completed the formation of a joint venture with TDK Corporation (TDK), under the name RF360 Holdings Singapore Pte. Ltd. (RF360 Holdings), to enable delivery of radio frequency front-end (RFFE) modules and radio frequency (RF) filters into fully integrated products for mobile devices and Internet of Things (IoT) applications, among others. The joint venture is owned 51% by Qualcomm Global Trading Pte. Ltd. (Qualcomm Global Trading), a Singapore corporation and wholly-owned subsidiary of ours, and 49% by EPCOS AG (EPCOS), a German wholly-owned subsidiary of TDK. Certain intellectual property, patents and filter and module design and manufacturing assets were carved out of existing TDK businesses and are owned by the joint venture, and certain assets were acquired directly by affiliates of ours. Qualcomm Global Trading has the option to acquire (and EPCOS has an option to sell) EPCOS’s interest in the joint venture for $1.15 billion in August 2019. The total purchase price was $3.1 billion. RF360 Holdings, which is included in our QCT segment, is a Singapore corporation with research and development and manufacturing and/or sales locations in the United States, Europe and Asia and its headquarters in Munich, Germany.
Operating Segments
We have three reportable segments. We conduct business primarily through QCT (Qualcomm CDMA Technologies) and QTL (Qualcomm Technology Licensing), while QSI (Qualcomm Strategic Initiatives) makes strategic investments. Revenues in fiscal 2018, 2017 and 2016 for our reportable segments were as follows (in millions, except percentage data):

	2018	2017	2016
QCT	$17,282	$16,479	$15,409
As a percent of total	76%	74%	65%
QTL	$5,163	$6,445	$7,664
As a percent of total	23%	29%	33%
QSI	$100	$113	$47
As a percent of total	—	1%	—
QCT Segment. QCT is a leading developer and supplier of integrated circuits and system software based on CDMA, OFDMA and other technologies for use in wireless voice and data communications, networking, application processing, multimedia and global positioning system products. QCT’s integrated circuit products are sold and its system software is licensed to manufacturers that use our products in mobile devices, tablets, laptops, data modules, handheld wireless computers and gaming devices, access points and routers, broadband gateway equipment, data cards and infrastructure equipment, other consumer electronics and automotive telematics and infotainment systems. Our Mobile Station Modem (MSM) integrated circuits, which include the Mobile Data Modem, Qualcomm® Single Chip and Qualcomm® Snapdragon™ mobile platforms and processors and LTE modems, perform the core baseband modem functionality in wireless devices providing voice and data communications, as well as multimedia applications and global positioning functions. In addition,

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our Snapdragon mobile platforms and processors provide advanced application, graphics and AI processing capabilities. Because of our experience in designing and developing CDMA- and OFDMA-based products, we design both the baseband integrated circuit and the supporting system, including the RF (Radio Frequency), PM (Power Management) and wireless connectivity (such as Wi-Fi and Bluetooth) integrated circuits. This approach enables us to optimize the performance of the wireless device with improved product features and integration with the network system. QCT’s system software helps enable the other device components to interface with the integrated circuit products and is the foundation software enabling manufacturers to develop devices utilizing the functionality within the integrated circuits. We also provide support, including reference designs and tools, to assist our customers in reducing the time required to design their products and bring their products to market.
QCT offers a broad portfolio of products, including both wireless device and infrastructure integrated circuits, in support of CDMA- and OFDMA-based technologies. Our integrated circuit products are included in a broad range of devices, from low-tier, entry-level devices for emerging regions (including China), which may use our Qualcomm Reference Design (QRD) products, to premium-tier devices. In fiscal 2018, QCT shipped approximately 855 million MSM™ integrated circuits for wireless devices worldwide, compared to approximately 804 million and 842 million in fiscal 2017 and 2016, respectively.
Our modems are built to work with increasingly complex networks. They support the latest communication technologies and adapt to network conditions and user needs in real time to enable delivery of faster, smoother data and voice connections. Our 3G/4G modem roadmap delivers the latest network technologies across multiple product tiers and devices. This roadmap is the result of our years of research into emerging network standards and the development of chipsets that take advantage of these new standards, while maintaining backward compatibility with existing standards.
Each Snapdragon mobile platform and processor is a highly integrated, mobile optimized system on a chip incorporating our advanced technologies, including a Snapdragon modem for fast, reliable mobile broadband connectivity, a high performance central processing unit (CPU), digital signal processor (DSP), graphics processing unit (GPU), image signal processor, multimedia subsystems, including high fidelity audio, high-definition video and advanced imaging capabilities, our mobile security technology, and accurate location positioning engines. Our CPU cores are designed to deliver high levels of compute performance at low power, allowing manufacturers to design powerful, slim and power-efficient devices. Our Qualcomm® Adreno™ GPUs are also designed to deliver high quality graphics performance for visually rich 3D gaming and user interfaces. The heterogeneous compute architecture of our Snapdragon mobile platforms and processors is designed to help ensure that the CPU, DSP and GPU work efficiently together, each being utilized only when needed, which enhances the processing capacity, speed and efficiency of our Snapdragon mobile platforms and processors and the battery life of devices using our platforms and processors.
Our portfolio of RF products includes QFE (Qualcomm Front End) radio frequency front-end (RFFE) components that are designed to simplify the RF design for LTE multimode, multiband mobile devices, reduce power consumption and improve radio performance. Through our RF360 Holdings joint venture, QCT offers an expanded portfolio of RFFE products for mobile devices, infrastructure, automotive and IoT applications. Our technologies provide comprehensive RFFE product offerings with system level performance from the modem and transceiver to the antenna tuner that include power tracking, tuning systems, switching, multimode-multiband power amplification, low noise amplifiers, complex transmit and receive modules, in addition to discrete filtering applications across cellular, infrastructure and automotive markets.
Our wireless products also consist of integrated circuits and system software for Wi-Fi, Bluetooth, Bluetooth Smart, frequency modulation (FM) and near field communications (NFC), as well as technologies that support location data and services, including GPS, GLONASS, BeiDou and Galileo. Our Wi-Fi, Bluetooth and FM products have been integrated with the Snapdragon mobile platforms and processors to provide additional connectivity for mobile devices, tablets, laptops, consumer electronics and automotive telematics and infotainment systems. QCT also offers standalone Wi-Fi, Bluetooth, Bluetooth Smart, applications processor and Ethernet products for mobile devices, consumer electronics, computers, IoT applications, other connected devices and automotive telematics and infotainment systems. Our networking products include Wi-Fi, Ethernet and Powerline chips, network processors and software. These products help enable home and business networks to support the growing number of connected devices, digital media, data services and other smart home applications.
QCT primarily utilizes a fabless production model, which means that we do not own or operate foundries for the production of silicon wafers from which our integrated circuits are made. Integrated circuits are die cut from silicon wafers that have completed the package assembly and test manufacturing processes. The semiconductor package supports the electrical contacts that connect the integrated circuit to a circuit board. Die cut from silicon wafers are the essential components of all of our integrated circuits and a significant portion of the total integrated circuit cost. We employ both turnkey and two-stage manufacturing models to purchase our integrated circuits. Under the turnkey model, our foundry suppliers are responsible for delivering fully assembled and tested integrated circuits. Under the two-stage manufacturing

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model, we purchase die in singular or wafer form from semiconductor manufacturing foundries and contract with separate third-party suppliers for manufacturing services such as wafer bump, probe, assembly and the majority of our final test requirements. RF360 Holdings uses certain internal fabrication facilities to manufacture RFFE modules and RF filter acoustic products, and its manufacturing operations consist of front-end and back-end processes. The front-end processes primarily take place at manufacturing facilities located in Germany and Singapore and involve the imprinting of substrate silicon wafers with the circuitry required for semiconductors to function (also known as wafer fabrication). The back-end processes involve the assembly, packaging and test of semiconductors to prepare RFFE modules and RF filter acoustic products for distribution. The back-end manufacturing facilities are located in China, Germany and Singapore.
Other than RF360 Holdings, we primarily rely on independent third-party suppliers to perform the manufacturing and assembly, and most of the testing, of our integrated circuits based primarily on our proprietary designs and test programs. Our suppliers also are responsible for the procurement of most of the raw materials used in the production of our integrated circuits. The primary foundry suppliers for our various digital, analog/mixed-signal, RF and PM integrated circuits are Global Foundries Inc., Samsung Electronics Co. Ltd., Semiconductor Manufacturing International Corporation, Taiwan Semiconductor Manufacturing Company and United Microelectronics Corporation. The primary semiconductor assembly and test suppliers are Advanced Semiconductor Engineering, Amkor Technology, Siliconware Precision Industries and STATSChipPAC. The majority of our foundry and semiconductor assembly and test suppliers are located in the Asia-Pacific region.
QCT’s sales are primarily made through standard purchase orders for delivery of products. QCT generally allows customers to reschedule delivery dates within a defined time frame and to cancel orders prior to shipment with or without payment of a penalty, depending on when the order is canceled. The industry in which QCT operates is intensely competitive. QCT competes worldwide with a number of U.S. and international designers and manufacturers of semiconductors. As a result of global expansion by foreign and domestic competitors, technological changes, lengthening replacement cycles for mobile devices, device manufacturer concentrations and the potential for further industry consolidation, we anticipate the industry to remain very competitive. We believe that the principal competitive factors for our products include performance, level of integration, quality, compliance with industry standards, price, time-to-market, system cost, design and engineering capabilities, new product innovation, growth and scaling of distribution channels and customer support. QCT also competes in both single- and multi-mode environments against alternative communications technologies including, but not limited to, GSM/GPRS/EDGE and TDMA. Additional competitive factors exist for QCT product offerings that have expanded into adjacent industry segments outside traditional cellular industries, including IoT and automotive, the latter of which is subject to long design-in time frames, long product life cycles and a high degree of regulatory and safety requirements, necessitating suppliers to the industry to comply with stringent qualification processes, very low defect rates and high reliability standards, all of which results in a significant barrier to entry and may result in increased costs.
QCT’s current competitors include, but are not limited to, companies such as Broadcom Limited, Cirrus Logic, Cypress Semiconductor Corporation, HiSilicon Technologies, Intel, Marvell Technology, Maxim Integrated Products, MediaTek, Microchip Technology Inc., Murata Manufacturing Co., Ltd., Nordic Semiconductor, Nvidia, NXP Semiconductors N.V., Qorvo Inc., Realtek Semiconductor, Renesas Electronics Corporation, Samsung Electronics, Sequans Communications S.A., Skyworks Solutions Inc. and Spreadtrum Communications (which is controlled by Tsinghua Unigroup). QCT also faces competition from products internally developed by our customers, including some of our largest customers, and from some early-stage companies. Our competitors devote significant amounts of their financial, technical and other resources to develop and market competitive products and, in some cases, to develop and adopt competitive digital communication or signal processing technologies, and those efforts may materially and adversely affect us. Although we have attained a significant position in the industry, many of our current and potential competitors may have advantages over us that include, among others: motivation by our customers in certain circumstances to utilize their own internally-developed integrated circuit products, to use our competitors’ integrated circuit products and/or sell such products to others, including by bundling with other products, or to choose alternative technologies; lower cost structures and/or a willingness and ability to accept lower prices and lower or negative margins for their products, particularly in China; foreign government support of other technologies or competitors; better known brand names; ownership and control of manufacturing facilities and greater expertise in manufacturing processes; more extensive relationships with local distribution companies and original equipment manufacturers in certain geographic regions (such as China) and/or experience in adjacent industry segments outside traditional cellular industries (such as automotive and IoT); and/or a more established presence in certain regions.
QTL Segment. QTL grants licenses or otherwise provides rights to use portions of our intellectual property portfolio, which, among other rights, includes certain patent rights essential to and/or useful in the manufacture and sale of certain wireless products, including, without limitation, products implementing CDMA2000, WCDMA, CDMA TDD, LTE and/or 5G

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standards and their derivatives. We have historically licensed our cellular standard-essential patents together with other Qualcomm patents that may be useful to such licensed products because licensees typically have desired to obtain the commercial benefits of receiving such broad patent rights from us. However, we offer licenses to only our cellular standard-essential patents (including 3G, 4G and 5G) for both single mode and multi-mode devices worldwide. A number of our licensees have entered into standard-essential patent only agreements on a worldwide basis, and we expect more of our licensees may enter into such standard-essential patent only agreements in the future. Our licensees manufacture wireless products including mobile devices (also known as subscriber units, which include handsets), other consumer devices (e.g., tablets and laptops), machine-to-machine devices (e.g., telematics devices, meter reading devices), plug-in end user data modem cards, certain embedded modules for incorporation into end user products, infrastructure equipment required to establish and operate a network and equipment to test networks and subscriber units.
Since our founding in 1985, we have focused heavily on technology development and innovation. These efforts have resulted in a leading intellectual property portfolio related to, among other things, wireless technology. We have an extensive portfolio of United States and foreign patents, and we continue to pursue patent applications around the world. Our patents have broad coverage in many countries, including Brazil, China, India, Japan, South Korea, Taiwan, the United States and countries in Europe and elsewhere. A substantial portion of our patents and patent applications relate to digital wireless communications technologies, including patents that are essential or may be important to the commercial implementation of CDMA2000, WCDMA (UMTS), TD-SCDMA, TD-CDMA (Time Division CDMA), OFDMA-based LTE and OFDMA-based 5G products. Our patent portfolio is the most widely and extensively licensed in the industry, with more than 300 licensees. Additionally, we have a substantial patent portfolio related to key technologies used in communications and other devices and/or related services, some of which were developed in industry standards development bodies. These include certain video codecs, audio codecs, Wi-Fi, memory interfaces, wireless power, GPS and positioning, broadcast and streaming protocols, and short-range communication functionalities, including NFC and Bluetooth. Our patents cover a wide range of technologies across the entire wireless system, including the device (handsets and other wireless devices) and not just what is embodied in the chipsets. Over the years, a number of companies have challenged our patent position, but companies in the mobile communications industry generally recognize that any company seeking to develop, manufacture and/or sell subscriber units or infrastructure equipment that use CDMA-based and/or OFDMA-based technologies will require a license or other rights to use our patents.
We have licensed or otherwise provided rights to use our patents to hundreds of companies on industry-accepted terms. Unlike some other companies in our industry that hold back certain key technologies, we offer companies substantially our entire patent portfolio for use in cellular subscriber devices and cell site infrastructure equipment. Our strategy to make our patented technologies broadly available has been a catalyst for industry growth, helping to enable a wide range of companies offering a broad array of wireless products and features while increasing the capabilities of and/or driving down average and low-end selling prices for 3G handsets and other wireless devices. By licensing or otherwise providing rights to use our patents to a wide range of equipment manufacturers, encouraging innovative applications, supporting equipment manufacturers with integrated chipset and software products and focusing on improving the efficiency of the airlink for wireless operators, we have helped 3G CDMA evolve and grow and reduced device pricing, all at a faster pace than the 2G (second generation) technologies such as GSM that preceded it.
Upon the initial deployment of OFDMA-based networks, the products implementing such technologies generally have been multimode and implement CDMA-based technologies. The licenses granted under our existing CDMA license agreements generally cover multimode CDMA/OFDMA (3G/4G) devices, and our licensees are obligated to pay royalties under their CDMA license agreements for such devices. Further, the majority of the leading handset and other wireless device companies (including Huawei, LG, Microsoft, Oppo, Samsung, Sony, vivo, Xiaomi and ZTE) have royalty-bearing licenses under our patent portfolio for use in LTE or other OFDMA-based products that do not implement any CDMA-based standards. As opportunities arise, we are expanding licenses granted under existing agreements to include 5G technologies through Release 15, both for multimode (i.e. 3G/4G/5G) devices as well as single mode 5G devices. In addition, new license agreements will include 5G technologies through Release 15 as a standard offering.
Standards bodies have been informed that we hold patents that might be essential for all 3G standards that are based on CDMA. We have committed to such standards bodies that we will offer to license our essential patents for these CDMA standards consistent with our commitments to those bodies. We have also informed standards bodies that we hold patents and pending patent applications that are potentially essential for LTE standards, including FDD and TDD versions and have committed to offer to license our essential patents for these LTE standards consistent with our commitments to those bodies. We have informed standards bodies that we hold patents and pending patent applications that are potentially essential for 5G technologies and have committed to offer to license our essential patents for these 5G standards consistent with our commitments to those bodies. We have made similar commitments with respect to certain other technologies implemented in industry standards.

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QTL licensing revenues include license fees and royalties based on sales by licensees of products incorporating or using our intellectual property. License fees are fixed amounts paid in one or more installments. Royalties are generally based upon a percentage of the wholesale (i.e., licensee’s) selling price of complete licensed products, net of certain permissible deductions (including transportation, insurance, packing costs and other items). We broadly provide per unit royalty caps that apply to certain categories of complete wireless devices, namely smartphones, tablets and laptops, which effectively provide for a maximum royalty amount per device. Revenues generated from royalties are subject to quarterly and annual fluctuations. The vast majority of QTL revenues have been generated through our licensees’ sales of CDMA2000-based, WCDMA-based and LTE-based products (including 3G and 4G multi-mode devices), such as feature phones and smartphones. We have invested and continue to invest in both the acquisition and development of OFDMA technology and intellectual property and have generated the industry leading patent portfolio applicable to LTE, LTE Advanced and LTE Advanced Pro. Additionally, we have invested and continue to invest in the development of 5G which heavily leverages 3G and 4G technologies. Nevertheless, we face competition in the development of intellectual property for future generations of digital wireless communications technologies and services.
Separate and apart from licensing manufacturers of wireless devices and network equipment, we have entered into certain arrangements with competitors of our QCT segment, such as Broadcom Limited. A principal purpose of these arrangements is to provide our QCT segment and the counterparties certain freedom of operation with respect to each party’s integrated circuits business. In every case, these agreements expressly reserve the right for QTL to seek royalties from the customers of such integrated circuit suppliers with respect to such suppliers’ customers’ sales of CDMA-, WCDMA- and OFDMA-based wireless devices into which such suppliers’ integrated circuits are incorporated.
Our license agreements also may provide us with rights to use certain of our licensees’ technology and intellectual property to manufacture and sell certain components (e.g., Application-Specific Integrated Circuits) and related software, subscriber units and/or infrastructure equipment.
We are currently subject to various governmental investigations and private legal proceedings challenging our patent licensing practices, which may require us to change our patent licensing practices as described more fully in “ Risk Factors” under the heading “Changes in our patent licensing practices in our Annual Report on Form 10-K for fiscal 2018, whether due to governmental investigations, private legal proceedings challenging those practices or otherwise, could adversely impact our business and results of operations” and in “Notes to Consolidated Financial Statements, Note 7. Commitments and Contingencies.”
QSI Segment. QSI makes strategic investments that are focused on opening new or expanding opportunities for our technologies and supporting the design and introduction of new products and services (or enhancing existing products or services) for voice and data communications and new industry segments. Many of these strategic investments are in early-stage companies in a variety of industries, including, but not limited to, automotive, IoT, mobile, data center and healthcare. Investments primarily include non-marketable equity instruments, which generally are recorded using the cost method or the equity method, and convertible debt instruments, which are recorded at fair value. In addition, QSI segment results include revenues and related costs associated with development contracts with one of our equity method investees. As part of our strategic investment activities, we intend to pursue various exit strategies for each of our QSI investments in the foreseeable future.
Other Businesses. Nonreportable segments include our cyber security solutions, mobile health, small cells and other wireless technology and service initiatives. Our nonreportable segments develop and sell products and services that include, but are not limited to: products and services for mobile health; license of chipset technology and products and services for use in data centers; products designed for implementation of small cells to address the challenge of meeting the increased demand for mobile data; development, other services and related products to U.S. government agencies and their contractors; and software products and content and push-to-talk enablement services to wireless operators.
Additional information regarding our operating segments is provided in “Notes to Consolidated Financial Statements, Note 8. Segment Information.” Information regarding seasonality is provided in section “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the “Our Business and Operating Segments” section under the heading “Seasonality.”
Corporate Structure
We operate our businesses through our parent company, QUALCOMM Incorporated, and multiple direct and indirect subsidiaries. We have developed our corporate structure in order to address various legal, regulatory, tax, contractual compliance, operations and other matters. Substantially all of our products and services businesses, including QCT, and substantially all of our engineering, research and development functions, are operated by QUALCOMM Technologies, Inc. (QTI), a wholly-owned subsidiary of QUALCOMM Incorporated, and QTI’s subsidiaries. QTL is operated by QUALCOMM

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Incorporated, which owns the vast majority of our patent portfolio. Neither QTI nor any of its subsidiaries has any right, power or authority to grant any licenses or other rights under or to any patents owned by QUALCOMM Incorporated.
Market for Registrant’s Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities
Market Information and Dividends
Our common stock is traded on the NASDAQ Global Select Market (NASDAQ) under the symbol “QCOM.” At November 5, 2018, there were 6,887 holders of record of our common stock.
We intend to continue to pay quarterly dividends, subject to capital availability and our view that cash dividends are in the best interests of our stockholders. Future dividends may be affected by, among other items, our views on potential future capital requirements, including those relating to research and development, creation and expansion of sales and distribution channels, investments and acquisitions, legal risks, withholding of payments by one or more of our significant licensees and/or customers, fines by government agencies and/or adverse rulings by a court or arbitrator in a legal matter, stock repurchase programs, debt issuances, changes in federal and state income tax law and changes to our business model.
Share-Based Compensation
We primarily issue restricted stock units under our equity compensation plans, which are part of a broad-based, long-term retention program that is intended to attract and retain talented employees and directors and align stockholder and employee interests.
Our 2016 Long-Term Incentive Plan (2016 Plan) provides for the grant of both incentive and nonstatutory stock options, stock appreciation rights, restricted stock, unrestricted stock, restricted stock units, performance units, performance shares, deferred compensation awards and other stock-based awards. Restricted stock units generally vest over periods of three years from the date of grant. Stock options vest over periods not exceeding five years and are exercisable for up to ten years from the grant date. The Board of Directors may amend or terminate the 2016 Plan at any time, with certain amendments also requiring stockholder approval.
Additional information regarding our share-based compensation plans and plan activity for fiscal 2018, 2017 and 2016 is provided in “Notes to Consolidated Financial Statements, Note 5. Employee Benefit Plans” and additional information regarding our share-based compensation plans for fiscal 2018 is provided in our 2019 Proxy Statement under the heading “Equity Compensation Plan Information”.
Issuer Purchases of Equity Securities
Issuer purchases of equity securities during the fourth quarter of fiscal 2018 were:

	Total Number of Shares Purchased	Average Price Paid Per Share (1)	Total Number of Shares Purchased as Part of Publicly Announced Plans or Programs	Approximate Dollar Value of Shares that May Yet Be Purchased Under the Plans or Programs (2)
	(In thousands)		(In thousands)	(In millions)
June 25, 2018 to July 22, 2018	—	$—	—	$9,000
July 23, 2018 to August 26, 2018	—	—	—	30,000
August 27, 2018 to September 30, 2018
Accelerated share repurchases (3)	178,397		178,397	14,000
Other repurchases (4)	76,205	67.50	76,205	8,856
Total	254,602		254,602

(1)	Average Price Paid Per Share excludes cash paid for commissions.

(2)
On July 26, 2018, we announced a repurchase program authorizing us to repurchase up to $30 billion of our common stock replacing the existing $10 billion stock repurchase authorization. At September 30, 2018, $8.9 billion remained authorized for repurchase. The stock repurchase program has no expiration date. Since September 30, 2018, we repurchased and retired 8.5 million shares of common stock for $542 million.

(3)
In September 2018, we entered into three accelerated share repurchase agreements (ASR Agreements) to repurchase an aggregate of $16.0 billion of our common stock. During the fourth quarter of fiscal 2018, 178.4 million shares were initially delivered to us

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under the ASR Agreements and were retired. Pursuant to the terms of the ASR Agreements, the final number of shares and the average purchase price will be determined at the end of the applicable purchase periods, which are scheduled to occur in August 2019 but may occur earlier in certain circumstances.

(4)	Other repurchases result from the completion of a “modified Dutch auction” tender offer in August 2018.
Selected Financial Data
The following data should be read in conjunction with the annual consolidated financial statements, related notes and other financial information appearing elsewhere herein.

	Years Ended (1)
	September 30, 2018	September 24, 2017	September 25, 2016	September 27, 2015	September 28, 2014
	(In millions, except per share data)
Statement of Operations Data:
Revenues	$22,732	$22,291	$23,554	$25,281	$26,487
Operating income	742	2,614	6,495	5,776	7,550
(Loss) income from continuing operations (2)	(4,864)	2,465	5,702	5,268	7,534
Discontinued operations, net of income taxes	—	—	—	—	430
Net (loss) income attributable to Qualcomm (2)	(4,864)	2,466	5,705	5,271	7,967

Per Share Data:
Basic (loss) earnings per share attributable to Qualcomm:
Continuing operations	$(3.32)	$1.67	$3.84	$3.26	$4.48
Discontinued operations	—	—	—	—	0.25
Net (loss) income	(3.32)	1.67	3.84	3.26	4.73
Diluted (loss) earnings per share attributable to Qualcomm:
Continuing operations	(3.32)	1.65	3.81	3.22	4.40
Discontinued operations	—	—	—	—	0.25
Net (loss) income	(3.32)	1.65	3.81	3.22	4.65
Dividends per share announced	2.38	2.20	2.02	1.80	1.54

Balance Sheet Data:
Cash, cash equivalents and marketable securities (3)	$12,123	$38,578	$32,350	$30,947	$32,022
Total assets (3)	32,686	65,486	52,359	50,796	48,574
Short-term debt (4)	1,005	2,495	1,749	1,000	—
Long-term debt (5)	15,365	19,398	10,008	9,969	—
Other long-term liabilities (6)	1,225	2,432	895	817	428
Total stockholders’ equity (3)	928	30,746	31,768	31,414	39,166

(1)
Our fiscal year ends on the last Sunday in September. The fiscal year ended September 30, 2018 included 53 weeks. The fiscal years ended September 24, 2017, September 25, 2016, September 27, 2015 and September 28, 2014 each included 52 weeks.

(2)
Revenues in fiscal 2018 were negatively impacted by our continued dispute with Apple and its contract manufacturers, partially offset by $600 million paid under an interim agreement with the other licensee in dispute (which dispute was previously disclosed). Operating income in fiscal 2018 was further negatively impacted by a $2.0 billion charge related to the NXP termination fee, a $1.2 billion charge related to the fine imposed by the European Commission and $629 million in charges related to our Cost Plan, partially offset by a $676 million benefit resulting from the settlement with the Taiwan Fair Trade Commission (TFTC). Additionally, net loss for fiscal 2018 was negatively impacted by the $5.7 billion charge related to the Tax Legislation.

Revenues in fiscal 2017 were negatively impacted by actions taken by Apple and its contract manufacturers and the previously disclosed dispute with another licensee, who did not fully report or fully pay royalties due in the last three quarters of fiscal 2017, as

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well as a $940 million reduction to revenues recorded related to the BlackBerry arbitration. Operating income was further negatively impacted by $927 million and $778 million in charges related to the fines imposed by the Korea Fair Trade Commission and TFTC, respectively.

(3)
In the fourth quarter of fiscal 2018, we announced a stock repurchase program authorizing us to repurchase up to $30 billion of our common stock. Under this program, we completed a tender offer and paid an aggregate of $5.1 billion to repurchase shares of our common stock and entered into three accelerated share repurchase agreements to repurchase an aggregate of $16.0 billion of our common stock, resulting in significant reductions to the balances of our cash, cash equivalents and marketable securities, total assets and total stockholders’ equity.

(4)	Short-term debt was comprised of outstanding commercial paper and, in fiscal 2017, the current portion of long-term debt.

(5)	Long-term debt was comprised of floating- and fixed-rate notes.

(6)	Other long-term liabilities in this balance sheet data exclude unearned revenues.

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Management’s Discussion and Analysis of Financial Condition and Results of Operations
In addition to historical information, the following discussion contains forward-looking statements that are subject to risks and uncertainties. Actual results may differ materially from those referred to herein due to a number of factors, including but not limited to risks described in the section entitled “Risk Factors” and elsewhere in our Annual Report on Form 10-K for fiscal 2018.
The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our consolidated financial statements and related notes included in “Notes to Consolidated Financial Statements” and our Annual Report on Form 10-K for fiscal 2018.
Fiscal 2018 Overview
Revenues were $22.7 billion, an increase of 2% from fiscal 2017, with net loss attributable to Qualcomm of $4.9 billion, compared to net income of $2.5 billion in fiscal 2017. Highlights and other events from fiscal 2018 included:

•
The transition of wireless networks and devices to 3G/4G (CDMA-single mode, OFDMA-single mode and CDMA/OFDMA multi-mode) continued around the world. 3G/4G connections increased to approximately 5.5 billion, up 17% year-over-year, and represent approximately 69% of total mobile connections at the end of fiscal 2018, up from 60% at the end of fiscal 2017.(1)

•
We continue to invest significant resources toward advancements primarily in support of 4G- and 5G-based technologies as well as other technologies to extend the demand for our products and generate new or expanded licensing opportunities, including within adjacent industry segments outside traditional cellular industries, such as automotive, the Internet of Things (IoT) and networking.

•
QCT results in fiscal 2018 were positively impacted by results from our RF360 Holdings joint venture, which was formed in the second quarter of fiscal 2017, and higher demand from OEMs in China, partially offset by lower modem sales to Apple.

•
QTL results were negatively impacted by our continued dispute with Apple and its contract manufacturers (who are Qualcomm licensees). We did not record any revenues in fiscal 2018 for royalties due on sales of Apple’s products. QTL revenues in fiscal 2018 included $600 million paid under an interim agreement with the other licensee in dispute (which dispute was previously disclosed). This represents a partial payment for royalties due after the second quarter of fiscal 2017 by that other licensee while negotiations continue. This payment does not reflect the full amount of royalties due under the underlying license agreement.

•
In the first quarter of fiscal 2018, tax reform legislation known as the Tax Cuts and Jobs Act (the Tax Legislation) was enacted in the United States. As a result of such enactment, net loss for fiscal 2018 included an estimated $5.7 billion charge to income tax expense, comprised of a one-time tax on deemed repatriated earnings and profits of U.S.-owned foreign subsidiaries (the Toll Charge) of $5.2 billion and a charge of $438 million resulting from the remeasurement of deferred tax assets and liabilities that existed at the end of fiscal 2017 at a lower enacted corporate tax rate Further, our federal statutory income tax rate for fiscal 2018 reflected a blended rate of approximately 25%.

•
In January 2018, the European Commission (EC) issued a decision finding that certain terms of an agreement with Apple violate European Union competition law and imposed a fine of 997 million Euros ($1.2 billion), which was recorded as a charge to other expenses in the first quarter of fiscal 2018. We provided financial guarantees to satisfy the obligation in lieu of cash payment while we appeal the EC’s decision.

•
In the second quarter of fiscal 2018, we announced a Cost Plan designed to align our cost structure to our long-term margin targets, under which we continue to execute on a series of targeted actions across our businesses to reduce annual costs by $1 billion, excluding incremental costs resulting from any future acquisition of a business. We expect these cost reductions to be fully captured in fiscal 2019. We recorded restructuring and restructuring-related charges of $687 million in fiscal 2018 related to our Cost Plan.

•
In the fourth quarter of fiscal 2018, we reached a settlement with the Taiwan Fair Trade Commission (TFTC) resolving the TFTC’s investigation alleging that we violated the Taiwan Fair Trade Act. As a result of the settlement, the parties agreed that the amounts we paid towards the previously imposed fine will be retained by the TFTC, and no other amounts will be due. As a result, in the fourth quarter of fiscal 2018 we reversed the remaining $676 million accrual that was initially recorded in fiscal 2017 as a benefit to other expense.

2019 Proxy Statement        A-15

Appendix A: Financial Information

•
In the fourth quarter of fiscal 2018, we terminated the definitive agreement under which we proposed to acquire NXP Semiconductors N.V. (NXP). In accordance with the terms of the purchase agreement, we paid NXP a termination fee of $2.0 billion, which was recorded as a charge to other expense in the fourth quarter of fiscal 2018.

•
In the fourth quarter of fiscal 2018, following the termination of our agreement to acquire NXP, we announced a stock repurchase program authorizing us to repurchase up to $30 billion of our common stock, the large majority of which we expect to complete by the end of fiscal 2019. In August 2018, we completed a tender offer and paid an aggregate of $5.1 billion to repurchase 76.2 million shares of our common stock. In September 2018, we entered into three accelerated share repurchase agreements to repurchase an aggregate of $16.0 billion of our common stock resulting in an initial delivery to us of 178.4 million shares of our common stock.

(1)	According to GSMA Intelligence estimates as of November 5, 2018 (estimates excluded Wireless Local Loop).
Our Business and Operating Segments
We develop and commercialize foundational technologies and products used in mobile devices and other wireless products, including network equipment, broadband gateway equipment and consumer electronics devices. We derive revenues principally from sales of integrated circuit products and licensing our intellectual property, including patents, software and other rights.
We are organized on the basis of products and services and have three reportable segments. We conduct business primarily through our QCT (Qualcomm CDMA Technologies) semiconductor business and our QTL (Qualcomm Technology Licensing) licensing business. QCT develops and supplies integrated circuits and system software based on CDMA, OFDMA and other technologies for use in mobile devices, wireless networks, devices used in IoT, broadband gateway equipment, consumer electronic devices and automotive telematics and infotainment systems. QTL grants licenses to use portions of its intellectual property portfolio, which includes certain patent rights essential to and/or useful in the manufacture and sale of certain wireless products. Our QSI (Qualcomm Strategic Initiatives) reportable segment makes strategic investments. We also have nonreportable segments, including our cyber security solutions (formerly Qualcomm Government Technologies or QGOV), mobile health, small cells and other wireless technology and service initiatives.
Our reportable segments are operated by QUALCOMM Incorporated and its direct and indirect subsidiaries. Substantially all of our products and services businesses, including QCT, and substantially all of our engineering, research and development functions, are operated by Qualcomm Technologies, Inc. (QTI), a wholly-owned subsidiary of QUALCOMM Incorporated, and QTI’s subsidiaries. QTL is operated by QUALCOMM Incorporated, which owns the vast majority of our patent portfolio. Neither QTI nor any of its subsidiaries has any right, power or authority to grant any licenses or other rights under or to any patents owned by QUALCOMM Incorporated.
Further information regarding our business and operating segments is provided in “Part I, Item 1. Business” of our Annual Report on Form 10-K for Fiscal 2018.
Seasonality. Many of our products and/or much of our intellectual property are incorporated into consumer wireless devices, which are subject to seasonality and other fluctuations in demand. As a result, QCT has tended historically to have stronger sales toward the end of the calendar year as manufacturers prepare for major holiday selling seasons. Similarly, because QTL has historically recognized royalty revenues when royalties are reported by licensees, QTL has tended to record higher royalty revenues in the first calendar quarter when licensees report their sales made in the fourth calendar quarter. These trends may or may not continue in the future, in part depending on the amount of QCT revenues from modem sales for iPhone products and QTL royalties on sales of Apple’s products, both of which have been significant drivers of our historical seasonality. Further, starting in the first quarter of fiscal 2019, seasonal trends for QTL will be impacted by the adoption of the new guidance related to revenue recognition pursuant to which we will be required to estimate and recognize sales-based royalties in the period in which the associated sales occur, resulting in an acceleration of revenue recognition by one quarter compared to the current method.
We have also experienced fluctuations in revenues due to the timing of conversions and expansions of 3G and 4G networks by wireless operators and the timing of launches of flagship wireless devices and consumer demand for wireless devices that incorporate our products and/or intellectual property. The seasonal trends for QTL have been, and may in the future be, impacted by disputes and/or resolutions with licensees.

A-162019 Proxy Statement

Appendix A: Financial Information

Results of Operations

Revenues (in millions)
	2018	2017	2016	2018 vs. 2017 Change	2017 vs. 2016 Change
Equipment and services	$17,400	$16,647	$15,467	$753	$1,180
Licensing	5,332	5,644	8,087	(312)	(2,443)
	$22,732	$22,291	$23,554	$441	$(1,263)
2018 vs. 2017
The increase in revenues in fiscal 2018 was primarily due to:

+	$962 million reduction to licensing revenues recorded in fiscal 2017 related to the BlackBerry arbitration

+	$745 million in higher equipment and services revenues from our QCT segment

-	$1.3 billion in lower licensing revenues from our QTL segment

-	$100 million reduction to licensing revenues recorded in fiscal 2018 related to a portion of a business arrangement that resolved a legal dispute
2017 vs. 2016
The increase in revenues in fiscal 2017 was primarily due to:

+	$1.1 billion in higher equipment and services revenues from our QCT segment

+	$66 million in higher equipment and services revenues from our QSI segment

-	$1.2 billion in lower licensing revenues from our QTL segment

-	$962 million reduction to licensing revenues recorded in fiscal 2017 related to the BlackBerry arbitration

-	$103 million in lower licensing revenues of one of our nonreportable segments
Revenue Concentrations
In fiscal 2018, revenues from Samsung Electronics, Xiaomi Corporation and suppliers to Apple Inc. each comprised more than 10% of consolidated revenues. In fiscal 2018 and 2017, combined revenues from GuangDong OPPO Mobile Telecommunications Corp. Ltd. and vivo Communication Technology Co., Ltd., and their respective affiliates, also comprised more than 10% of consolidated revenues. In fiscal 2017 and 2016, revenues from Samsung Electronics and suppliers to Apple Inc. each comprised more than 10% of consolidated revenues. QCT and QTL segment revenues related to the products of these customers/licensees comprised 52%, 58% and 54% of total consolidated revenues in fiscal 2018, 2017 and 2016, respectively.
Revenues from customers in China (including Hong Kong) and South Korea comprised 67% and 14%, respectively, of total consolidated revenues for fiscal 2018, compared to 65% and 16%, respectively, for fiscal 2017, and 57% and 17%, respectively, for fiscal 2016. We report revenues from external customers by country based on the location to which our products or services are delivered, which for QCT is generally the country in which our customers manufacture their products, or for licensing revenues, the invoiced addresses of our licensees. As a result, the revenues by country presented herein are not necessarily indicative of either the country in which the devices containing our products and/or intellectual property are ultimately sold to consumers or the country in which the companies that sell the devices are headquartered. For example, China revenues could include revenues related to shipments of integrated circuits for a company that is headquartered in South Korea but that manufactures devices in China, which devices are then sold to consumers in Europe and/or the United States.

Costs and Expenses (in millions)
	2018	2017	2016	2018 vs. 2017 Change	2017 vs. 2016 Change
Cost of revenues	$10,244	$9,792	$9,749	$452	$43
Gross margin	55%	56%	59%

2019 Proxy Statement        A-17

Appendix A: Financial Information

2018 vs. 2017
The decrease in margin percentage in fiscal 2018 was primarily due to:

-	decrease in higher margin QTL licensing revenues as a proportion of total revenues

-	reduction to licensing revenues recorded in fiscal 2018 related to a portion of a business arrangement that resolved a legal dispute

+	reduction to licensing revenues recorded in fiscal 2017 related to the BlackBerry arbitration
2017 vs. 2016
The decrease in margin percentage in fiscal 2017 was primarily due to:

-	decrease in higher margin QTL licensing revenues as a proportion of total revenues

-	reduction to licensing revenues recorded in fiscal 2017 related to the BlackBerry arbitration

+	increase in QCT margin
Our margin percentage may continue to fluctuate in future periods depending on the mix of segment results as well as products sold, competitive pricing, new product introduction costs and other factors, including disputes and/or resolutions with licensees.

	2018	2017	2016	2018 vs. 2017 Change	2017 vs. 2016 Change
Research and development	$5,625	$5,485	$5,151	$140	$334
% of revenues	25%	25%	22%
2018 vs. 2017
The dollar increase in research and development expenses in fiscal 2018 was primarily due to:

+
$168 million, net of cost decreases driven by actions initiated under our Cost Plan, in higher costs related to the development of wireless and integrated circuit technologies, including 5G technologies and RFFE technologies from our RF360 Holdings joint venture, which was formed in the second quarter of fiscal 2017, and related software products

-	$30 million impairment charge on certain intangible assets recorded in fiscal 2017
2017 vs. 2016
The dollar increase in research and development expenses in fiscal 2017 was primarily due to:

+
$372 million, net of cost decreases driven by actions initiated under our 2015 Strategic Realignment Plan, in higher costs related to the development of integrated circuit technologies, including 5G technologies and RFFE technologies from our RF360 Holdings joint venture, which was formed in the second quarter of fiscal 2017, and related software products

In fiscal 2018, all of the costs ($474 million) related to pre-commercial research and development of 5G technologies were included in unallocated corporate research and development expenses. Beginning in the first quarter of fiscal 2019, all research and development costs associated with 5G technologies will be included in segment results. Additionally, beginning in the first quarter of fiscal 2019, certain research and development costs associated with early research and development that have historically been included in our QCT segment will be allocated to our QTL segment. The net effect of these changes is expected to negatively impact QTL’s EBT in fiscal 2019 by approximately $500 million and to not have a significant impact on QCT EBT in fiscal 2019.

	2018	2017	2016	2018 vs. 2017 Change	2017 vs. 2016 Change
Selling, general and administrative	$2,986	$2,658	$2,385	$328	$273
% of revenues	13%	12%	10%

A-182019 Proxy Statement

Appendix A: Financial Information

2018 vs. 2017
The dollar increase in selling, general and administrative expenses in fiscal 2018 was primarily due to:

+	$325 million in higher litigation costs, with total litigation costs of $554 million and $229 million in fiscal 2018 and fiscal 2017, respectively

+	$45 million in bad debt expense recorded in fiscal 2018

+
$42 million in higher professional fees and costs related to other legal matters, which was primarily driven by Broadcom’s withdrawn takeover proposal, partially offset by lower third-party acquisition and integration services fees

-	$40 million in lower amortization, primarily from our RF360 Holdings joint venture

-	$37 million in lower share-based compensation expense, primarily due to actions initiated under our Cost Plan
2017 vs. 2016
The dollar increase in selling, general and administrative expenses in fiscal 2017 was primarily due to:

+	$136 million in higher professional services fees, primarily related to third-party acquisition and integration services resulting from the proposed acquisition of NXP

+	$70 million in higher costs related to litigation and other legal matters

+	$33 million in higher employee-related expenses, primarily related to our RF360 Holdings joint venture, which was formed in the second quarter of fiscal 2017

	2018	2017	2016	2018 vs. 2017 Change	2017 vs. 2016 Change
Other	$3,135	$1,742	$(226)	$1,393	$1,968
2018
Other expenses in fiscal 2018 consisted of:
+    $2.0 billion charge related to the NXP termination fee
+    $1.2 billion charge related to the EC fine
+    $629 million in restructuring and restructuring-related charges related to our Cost Plan
-    $676 million benefit related to the settlement of the TFTC investigation
2017
Other expenses in fiscal 2017 consisted of:

+	$927 million charge related to the Korea Fair Trade Commission (KFTC) fine, including related foreign currency losses
+    $778 million charge related to the TFTC fine
+    $37 million in restructuring and restructuring-related charges related to our 2015 Strategic Realignment Plan
2016
Other income in fiscal 2016 consisted of:
+    $380 million gain on the sale of wireless spectrum
+    $48 million gain on the sale of our business that provided augmented reality applications
-    $202 million in restructuring and restructuring-related charges related to our 2015 Strategic Realignment Plan

2019 Proxy Statement        A-19

Appendix A: Financial Information

Interest Expense and Investment and Other Income, Net (in millions)
	2018	2017	2016	2018 vs. 2017 Change	2017 vs. 2016 Change
Interest expense	$768	$494	$297	$274	$197

Investment and other income, net
Interest and dividend income	$625	$619	$611	$6	$8
Net realized gains on marketable securities	41	456	239	(415)	217
Net realized gains on other investments	83	74	49	9	25
Impairment losses on marketable securities and other investments	(75)	(177)	(172)	102	(5)
Equity in net losses of investees	(145)	(74)	(84)	(71)	10
Net gains (losses) on foreign currency transactions	37	(30)	—	67	(30)
Net (losses) gains on derivative instruments	(27)	32	(8)	(59)	40
	$539	$900	$635	$(361)	$265

The increases in interest expense in fiscal 2018 and 2017 were primarily due to the issuance of an aggregate principal amount of $11.0 billion of unsecured floating- and fixed-rate notes in May 2017 (May 2017 Notes), of which $4.0 billion were repaid between May and August 2018, and fees related to the Bridge and Term Loan Facilities entered into during the first quarter of fiscal 2017, which terminated in July 2018. In the first quarter of fiscal 2017, we began divesting a substantial portion of our marketable securities portfolio in order to finance, in part, the then proposed acquisition of NXP. As a result, we recorded net realized gains and impairment losses on such marketable securities that we sold and expected to sell before their anticipated recovery, respectively, in fiscal 2017. The net gains on foreign currency transactions in fiscal 2018, which were partially offset by losses on derivative instruments, were primarily attributable to currency exchange rate movements on amounts accrued for the EC and TFTC fines, as well as the impact of currency exchange rate movements on certain monetary assets and liabilities of our RF360 Holdings joint venture.

Income Tax Expense (in millions)
	2018	2017	2016	2018 vs. 2017 Change	2017 vs. 2016 Change
Income tax expense	$5,377	$555	$1,131	$4,822	$(576)
Effective tax rate	N/M	18%	17%
N/M - Not meaningful

A-202019 Proxy Statement

Appendix A: Financial Information

The following table summarizes the primary factors that caused our annual tax provision to differ from the expected income tax provision at the United States federal statutory rate (in millions):

	2018	2017	2016
Expected income tax provision at federal statutory tax rate	$127	$1,057	$2,392
State income tax provision, net of federal benefit	2	8	19
Toll Charge from U.S. tax reform	5,236	—	—
Benefits from foreign income taxed at other than U.S. rates	(834)	(963)	(1,068)
Valuation allowance on deferred tax asset related to NXP termination fee	494	—	—
Remeasurement of deferred taxes due to changes in statutory rate due to U.S. tax reform	438	—	—
Benefits related to research and development tax credits	(136)	(81)	(143)
Nondeductible charges and reversals related to the EC, KFTC and TFTC investigations	(119)	363	—
Taxes on undistributed foreign earnings	87	—	—
Impact of changes in tax reserves and audit settlements for prior year tax positions	—	111	—
Worthless stock deduction of domestic subsidiary	—	—	(101)
Other	82	60	32
Income tax expense	$5,377	$555	$1,131
The Tax Cuts and Jobs Act (the Tax Legislation) in the United States enacted on December 22, 2017 significantly revised the United States corporate income tax by, among other things, lowering the corporate income tax rate to 21% effective January 1, 2018, implementing a modified territorial tax system and imposing a one-time repatriation tax on deemed repatriated earnings and profits of U.S.-owned foreign subsidiaries (the Toll Charge). As a fiscal-year taxpayer, certain provisions of the Tax Legislation impacted us in fiscal 2018, including the change in the corporate income tax rate and the Toll Charge, while other provisions will be effective starting at the beginning of fiscal 2019, including the implementation of a modified territorial tax system. Accordingly, our federal statutory income tax rate for fiscal 2018 reflected a blended rate of approximately 25%.
As a result of the Tax Legislation, we recorded a charge of $5.7 billion to income tax expense in fiscal 2018, comprised of $5.2 billion related to the estimated Toll Charge and $438 million resulting from the remeasurement of U.S. deferred tax assets and liabilities that existed at the end of fiscal 2017 at a lower enacted corporate income tax rate, which included a $135 million tax benefit in fiscal 2018 related to the remeasurement of a U.S. deferred tax liability that was established as a result of a change in one of our positions due to Tax Legislation.
Income tax expense for fiscal 2018 was further negatively impacted by the charge recorded in the fourth quarter of fiscal 2018 related to the termination fee paid to NXP, which did not result in a tax benefit after the consideration of realizability of such loss. Fiscal 2018 and 2017 income tax expense was also impacted by the EC, KFTC and TFTC fines, and settlement with the TFTC, which are not deductible for tax purposes and portions of which were attributable to foreign jurisdictions and to the United States. These impacts were partially offset in fiscal 2018 and 2017 by lower U.S. revenues primarily related to decreased royalty revenues from Apple’s contract manufacturers and, for fiscal 2017, the BlackBerry arbitration.
Income tax expense for fiscal 2017 also reflected the increase in our Singapore tax rate as a result of the expiration of certain of our tax incentives in March 2017, which was substantially offset by tax benefits resulting from the increase in our Singapore tax rate that will be in effect when certain deferred tax assets are scheduled to reverse. During the third quarter of fiscal 2018, we entered into a new tax incentive agreement in Singapore that results in a reduced tax rate from March 2017 through March 2022, provided that we meet specified employment and investment criteria in Singapore. Our Singapore tax rate will increase in March 2022 as a result of expiration of these incentives and again in March 2027 upon the expiration of tax incentives under a prior agreement. As a result of this new tax incentive, our income tax expense for fiscal 2018 was reduced by approximately $130 million.
Unrecognized tax benefits were $217 million and $372 million at September 30, 2018 and September 24, 2017, respectively. The decrease in unrecognized tax benefits in fiscal 2018 was primarily due to an agreement with the IRS related to tax positions on the classification of income in our fiscal 2016 federal income tax return. We believe that it is reasonably possible that the total amounts of unrecognized tax benefits at September 30, 2018 may increase or decrease in the next 12 months.

2019 Proxy Statement        A-21

Appendix A: Financial Information

As a result of the Tax Legislation, in fiscal 2019, several of our foreign subsidiaries will make tax elections to be treated as U.S. branches for federal income tax purposes (commonly referred to as “check-the-box” elections) effective beginning in fiscal 2018 and 2019. We believe that, by these foreign subsidiaries being treated as U.S. branches for federal income taxes, rather than controlled foreign corporations, we will significantly reduce the risk of being subject to GILTI (global intangible low-taxed income) and BEAT (base-erosion anti-abuse tax) taxes, both of which are effective for us starting in fiscal 2019. As a result of making these check-the-box elections in the first quarter of fiscal 2019, we expect to record an estimated tax benefit of $525 million to $575 million due to establishing new U.S. net deferred tax assets resulting from the difference between the GAAP basis and the U.S. federal tax carryover basis of the existing assets and liabilities of those foreign subsidiaries, primarily related to customer incentive liabilities that have not been deducted for tax purposes.
We are subject to income taxes in the United States and numerous foreign jurisdictions and are currently under examination by various tax authorities worldwide, most notably in countries where we earn a routine return and tax authorities believe substantial value-add activities are performed. These examinations are at various stages with respect to assessments, claims, deficiencies and refunds. We continually assess the likelihood and amount of potential adjustments and adjust the income tax provision, income taxes payable and deferred taxes in the period in which the facts give rise to a revision become known. As of September 30, 2018, we believe that adequate amounts have been reserved for based on facts known. However, the final determination of tax audits and any related legal proceedings could materially differ from amounts reflected in our income tax provision and the related accruals.
Segment Results
The following should be read in conjunction with the fiscal 2018, 2017 and 2016 results of operations for each reportable segment included in “Notes to Consolidated Financial Statements, Note 8. Segment Information.”
QCT Segment

(in millions)	2018	2017	2016	2018 vs. 2017 Change	2017 vs. 2016 Change
Revenues
Equipment and services	$17,060	$16,315	$15,183	$745	$1,132
Licensing	222	164	226	58	(62)
Total revenues	$17,282	$16,479	$15,409	$803	$1,070
EBT (1)	$2,966	$2,747	$1,812	$219	$935
EBT as a % of revenues	17%	17%	12%	—	5%

(1)	Earnings (loss) before taxes.
Equipment and services revenues mostly relate to sales of Mobile Station Modem (MSM) and accompanying Radio Frequency (RF), Power Management (PM) and wireless connectivity integrated circuits. Approximately 855 million, 804 million and 842 million MSM integrated circuits were sold during fiscal 2018, 2017 and 2016, respectively.
2018 vs. 2017
The increase in QCT equipment and services revenues in fiscal 2018 was primarily due to:

+
$825 million in higher RFFE product revenues primarily related to revenues from our RF360 Holdings joint venture, which was formed in the second quarter of fiscal 2017, and reflected the impact of eliminating a one-month reporting lag in fiscal 2018

+	$737 million in higher MSM and accompanying unit shipments primarily due to by higher demand from OEMs in China, partially offset by a decline in share at Apple

-	$719 million decrease due to lower average selling prices and unfavorable product mix

-	$83 million in lower connectivity product revenues
QCT EBT as a percentage of revenues remained flat in fiscal 2018 primarily due to an unchanged gross margin percentage, driven by the net effect of lower average selling prices and lower-margin product mix, offset by lower average unit costs.
QCT accounts receivable decreased by 25% in fiscal 2018 from $1.81 billion to $1.36 billion, primarily due to the timing of integrated circuit shipments. QCT inventories decreased by 17% in fiscal 2018 from $2.02 billion to $1.68 billion primarily due to a decrease in the overall quantity of units on hand.

A-222019 Proxy Statement

Appendix A: Financial Information

2017 vs. 2016
The increase in QCT equipment and services revenues in fiscal 2017 was primarily due to:

+	$676 million in higher RFFE revenues, primarily related to revenues from our RF360 Holdings joint venture

+	$492 million increase due to higher shipments of connectivity products primarily related to adjacent industry segments outside of traditional cellular industries

+	$469 million increase due to the net impact of higher-priced product mix and lower average selling prices

-	$553 million decrease primarily due to lower MSM and accompanying RF and PM unit shipments driven primarily by a decline in share at Apple, partially offset by higher demand from OEMs in China
QCT EBT as a percentage of revenues increased in fiscal 2017 primarily due to:

+	increase in gross margin percentage primarily driven by higher-margin product mix and lower average unit costs, partially offset by lower average selling prices and higher excess inventory charges

-	a combined increase of 1% in research and development and selling, general and administrative expenses primarily related to our RF360 Holdings joint venture
QTL Segment

(in millions)	2018	2017	2016	2018 vs. 2017 Change	2017 vs. 2016 Change
Licensing revenues	$5,163	$6,445	$7,664	$(1,282)	$(1,219)
EBT	$3,525	$5,175	$6,528	$(1,650)	$(1,353)
EBT as a % of revenues	68%	80%	85%	(12%)	(5%)
QTL results in fiscal 2018 and fiscal 2017 were negatively impacted by our continued dispute with Apple and its contract manufacturers (who are our licensees). We did not record any revenues in fiscal 2018 or the third or fourth quarter of fiscal 2017 for royalties due on sales of Apple’s products. QTL revenues in fiscal 2018 included $600 million paid under an interim agreement with the other licensee in dispute. This represents a partial payment for royalties due after the second quarter of fiscal 2017 by that other licensee while negotiations continue, and it does not reflect the full amount of royalties due under the underlying license agreement. We did not record any revenues in the third or fourth quarter of fiscal 2017 for royalties due on the sales of the other licensee’s products, and the other licensee underpaid royalties due in the second quarter of fiscal 2017, which negatively impacted QTL revenues by an estimated amount in excess of $150 million. Royalty revenues related to the products of Apple’s contract manufacturers and the other licensee in dispute were approximately $1.7 billion in fiscal 2017. Revenues related to the products of Apple’s contract manufacturers and the other licensee in dispute comprised a total of approximately $1.35 billion in the third and fourth quarters of fiscal 2016.
2018 vs. 2017
Excluding the impact of the aforementioned continued dispute with Apple and its contract manufacturers, as well as the dispute with the other licensee, QTL licensing revenues in fiscal 2018 further decreased primarily due to:

-	$177 million in lower royalty revenues recognized related to devices sold in prior periods from certain other licensees
QTL EBT as a percentage of revenue decreased in fiscal 2018 primarily due to:

-	higher selling, general and administrative expenses resulting primarily from higher litigation costs

-	lower QTL revenues
QTL accounts receivable decreased by 15% in fiscal 2018 from $1.74 billion to $1.47 billion, primarily due to the timing of the collection of payments from certain of our licensees.
2017 vs. 2016
Excluding the impact of the aforementioned continued dispute with Apple and its contract manufacturers, as well as the with the other licensee, QTL licensing revenues in fiscal 2017 increased primarily due to:

+	higher royalty revenues recognized related to devices sold in prior periods

+	higher revenues per unit

-	recognition of revenues in fiscal 2016 relating to the termination of an infrastructure license agreement resulting from the merger of two licensees

-	lower recognition of unearned license fees
QTL EBT as a percentage of revenue decreased in fiscal 2017 primarily due to the decrease in QTL revenues.

2019 Proxy Statement        A-23

Appendix A: Financial Information

QSI Segment

(in millions)	2018	2017	2016	2018 vs. 2017 Change	2017 vs. 2016 Change
Equipment and services revenues	$100	$113	$47	$(13)	$66
EBT	$24	$65	$386	$(41)	$(321)
2018 vs. 2017
The decrease in QSI EBT in fiscal 2018 was primarily due to:

-	$14 million decrease in net gains on investments

-	$14 million increase in our share of losses in equity method investments

-	$13 million decrease resulting from lower revenues from certain development contracts with one of our equity method investees
2017 vs. 2016
The decrease in QSI EBT in fiscal 2017 was primarily due to:

-	$380 million gain recorded in fiscal 2016 from the sale of wireless spectrum

+	$41 million increase resulting from higher revenues and costs associated with certain development contracts with one of our equity method investees
Looking Forward
In the coming years, we expect continued growth in consumer demand for 3G/4G multi-mode and 4G products and services and new consumer demand for 5G products and services around the world, driven primarily by smartphones. We also expect growth in new device categories and industries, driven by the expanding adoption of certain technologies that are already commonly used in smartphones by industry segments outside traditional cellular industries, such as automotive, IoT and networking.
As we look forward to the next several months and beyond, we expect our business to be impacted by the following key items:

•
In the second quarter of fiscal 2018, we announced a cost plan designed to align our cost structure to our long-term margin targets. As part of this plan, we continue to execute on a series of targeted actions across our businesses to reduce annual costs by $1 billion, excluding incremental costs resulting from any future acquisition of a business. We expect these cost reductions to be fully captured in fiscal 2019. In connection with this plan, we expect to incur additional restructuring and restructuring-related charges of up to $100 million, and we incurred $687 million in restructuring and restructuring-related charges in fiscal 2018.

•
Regulatory authorities in certain jurisdictions continue to investigate our business practices, and other regulatory authorities may do so in the future. Unfavorable resolutions of one or more of these matters have had and could in the future have a material adverse effect on our business with remedies that include, among others, injunctions, monetary damages or fines or other orders to pay money, and the issuance of orders to cease certain conduct and/or modify our business practices. Additionally, certain of our direct and indirect customers and licensees, including Apple, have pursued, and others may in the future pursue, litigation or arbitration against us related to our business. Unfavorable resolutions of one or more of these matters have in the past had a material adverse effect on our business and could in the future have a material adverse effect on our business including, among others, monetary damages, the loss of our ability to enforce one or more of our patents, and/or portions of our license agreements could be determined to be invalid or unenforceable. These activities have required, and we expect that they will continue to require, the investment of significant management time and attention and have resulted, and we expect that they will continue to result, in increased legal costs until the respective matters are resolved. See “Notes to Consolidated Financial Statements, Note 7. Commitments and Contingencies,” included herein.

•
We are currently in dispute with Apple surrounding what we believe is an attempt by Apple to reduce the amount of royalties that its contract manufacturers (who are our licensees) are required to pay to us for use of our intellectual property. In fiscal 2018, such contract manufacturers did not fully report, and did not pay, royalties due on sales of Apple products. We have taken action against Apple’s contract manufacturers to compel them to pay the required royalties, and against Apple, as described more fully in “Notes to Consolidated Financial Statements, Note 7. Commitments and Contingencies,” included herein. We did not record any revenues in fiscal 2018 or in the third and fourth quarters of fiscal 2017 for royalties due on sales of Apple’s products, and as a result, QTL revenues and EBT were negatively impacted by these continued disputes. We expect these companies will continue to take such actions in the future, resulting in increased legal costs and negatively impacting our future revenues, as well

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as our financial condition, results of operations and cash flows until the respective disputes are resolved. In the third quarter of fiscal 2018, we entered into an interim agreement with the other licensee in dispute in which that licensee agreed to pay $700 million as partial payment for royalties due after the second quarter of fiscal 2017. That licensee paid $600 million in fiscal 2018 as a partial payment while negotiations continue. This payment does not reflect the full amount of royalties due under the underlying license agreement. If we do not reach a final agreement with that other licensee, it may not make any other payments or may not make full payments under the underlying license agreement, which may result in increased legal costs, due to exercising the dispute resolution provision in the license agreement, and will negatively impact our future revenues, as well as our financial condition, results of operations and cash flows until the dispute is resolved.

•
To position QTL for stability on a long-term basis, we have announced that our cellular standard-essential patent only licensing terms, including 3G, 4G and 5G through Release 15 for both single mode and multi-mode devices worldwide, will remain at the same rate, consistent with our licensing program established in China for 3G and 4G devices. A number of our licensees have entered into cellular standard-essential patent only agreements on a worldwide basis, and we expect more of our licensees may enter into such cellular standard-essential patent only agreements in the future. In addition, in fiscal 2018, we have reduced the per unit royalty cap on smartphones, which is the base on which our royalties are calculated. While we expect these developments to enhance stability for the long term, they will negatively impact QTL royalty revenues.

•	We expect our business, particularly QCT, to continue to be impacted by industry dynamics, including:

•
Concentration of device share among a few companies within the premium tier, resulting in significant supply chain leverage for those companies, and exacerbating the negative impact to our business and financial results if any of those companies do not utilize our chipsets;

•	Decisions by companies to utilize their own internally-developed integrated circuit products and/or sell such products to others, including by bundling with other products, increasing competition;

•
Decisions by certain companies to utilize our competitors’ integrated circuit products in all or a portion of their devices. For example, we have not been the sole supplier of modems for iPhone products beginning with products that launched in September 2016, as Apple utilizes modems from one or more of our competitors in a portion of such devices. Apple is solely using one or more of our competitors’ modems, rather than our modems, in its 2018 iPhone release and may take similar actions in the future. Accordingly, QCT revenues from modem sales for iPhones have declined in fiscal 2018, are expected to further decline in fiscal 2019 and may fluctuate in the future, in part depending on the extent of Apple’s utilization of competitors’ modems and the mix of the various versions of its products that are sold. Overall, QCT revenues, as well as profitability, may similarly decline unless offset by sales of integrated circuit products to other customers, including those outside of traditional cellular industries, such as the IoT, automotive and networking. Apple’s sourcing of integrated circuit products does not impact our licensing revenues since our licensing revenues from Apple products are not dependent upon whether such products include our chipsets;

•
Intense competition, particularly in China, as our competitors expand their product offerings and/or reduce the prices of their products as part of a strategy to attract new and/or retain existing customers;

•	Continued growth of device share by Chinese OEMs in China and in regions outside of China;

•
Lengthening replacement cycles in developed regions, where the smartphone industry is mature, premium-tier smartphones are common and consumer demand is increasingly driven by new product launches and/or innovation cycles;

•	Lengthening replacement cycles in emerging regions as smartphone penetration increases; and

•	Increasing consumer demand for 3G/4G smartphone products in emerging regions driven by availability of lower-tier 3G/4G devices.

•	Current U.S./China trade relations may negatively impact our business, growth prospects and results of operations.

•	We expect the ongoing rollout of 4G services in emerging regions will encourage competition and growth, bringing the benefits of 3G/4G LTE multi-mode to consumers.

•
We continue to invest significant resources to develop our wireless baseband chips, and our converged computing/communications (Snapdragon) chipsets, which incorporate technologies in the following areas, among others:

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advancements in 4G and 5G, OFDM-based Wi-Fi, RFFE, connectivity, power management, graphics, audio and video codecs, multimedia, artificial intelligence (AI) and virtual/augmented reality, and all of which contribute to the expansion of our intellectual property portfolio. We are also investing in targeted opportunities that leverage our existing technical and business expertise to deploy new business models and enter and/or expand into new industry segments and applications, such as products for automotive, IoT (including the connected home, smart cities, wearables, voice and music and robotics), networking, computing and AI, such as machine learning, among others.

•
We expect initial commercial 5G network deployments and device launches to begin in calendar 2019. We believe that 5G technologies will empower a new era of smartphones and connected devices. We also believe that 5G will drive transformation across industries beyond traditional cellular communications that will create new business models and new services. We believe it is important that we remain a leader in 5G technology development, standardization, intellectual property creation and licensing of 5G technologies, and to be a leading developer and supplier of 5G integrated circuit products and services in order to sustain and grow our business long term.

In addition to the foregoing business and market-based matters, we continue to devote resources to working with and educating participants in the wireless value chain and governments as to the benefits of our licensing program and our extensive technology investments in promoting a highly competitive and innovative wireless industry. However, we expect that certain companies may continue to be dissatisfied with the need to pay reasonable royalties for the use of our technology and not welcome the success of our licensing program in enabling new, highly cost-effective competitors to their products. We expect that such companies, and/or governments or regulators, will continue to challenge our business model in various forums throughout the world.
Further discussion of risks related to our business is presented in the section entitled “Risk Factors” and elsewhere in our Annual Report on Form 10-K for Fiscal 2018.
Liquidity and Capital Resources
Our principal sources of liquidity are our existing cash, cash equivalents and marketable securities, cash generated from operations, cash provided by our debt programs and proceeds from the issuance of common stock under our stock option and employee stock purchase plans. The following table presents selected financial information related to our liquidity as of and for the years ended September 30, 2018 and September 24, 2017 (in millions):

	2018	2017	$ Change	% Change
Cash, cash equivalents and marketable securities	$12,123	$38,578	$(26,455)	(69%)
Accounts receivable, net	2,904	3,632	(728)	(20%)
Inventories	1,693	2,035	(342)	(17%)
Short-term debt	1,005	2,495	(1,490)	(60%)
Long-term debt	15,365	19,398	(4,033)	(21%)
Net cash provided by operating activities	3,895	5,001	(1,106)	(22%)
Net cash provided by investing activities	4,381	18,463	(14,082)	(76%)
Net cash (used) provided by financing activities	(31,487)	5,571	(37,058)	N/M
N/M = Not meaningful
The net decrease in cash, cash equivalents and marketable securities was primarily due to $22.6 billion in payments to repurchase shares of our common stock, $5.5 billion in repayment of long-term debt, $3.5 billion in cash dividends paid and $784 million in capital expenditures, partially offset by net cash provided by operating activities and the release of the restriction on $2.0 billion of deposits used to collateralize the letters of credit related to our proposed acquisition of NXP upon termination of the letters of credit. Net cash provided by operating activities decreased primarily due to the $2.0 billion termination fee paid to NXP and the continued actions taken by Apple and its contract manufacturers who did not report or pay royalties due in fiscal 2018, partially offset by the effect of the $940 million payment in connection with the BlackBerry arbitration in fiscal 2017 and the $927 million payment of the fine related to the KFTC investigation in fiscal 2017.
Our days sales outstanding, on a consolidated basis, decreased to 49 days at September 30, 2018 compared to 56 days at September 24, 2017. The decrease in accounts receivable and the related days sales outstanding were primarily due to the timing of integrated circuit shipments and the collection of receivables from certain licensees. The decrease in inventories was primarily due to a decrease in the overall quantity of units on hand.

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Debt. Our 2016 Amended and Restated Revolving Credit Facility provides for unsecured revolving facility loans, swing line loans and letters of credit in the aggregate amount of $5.0 billion, of which $530 million and $4.47 billion will expire in February 2020 and November 2021, respectively. At September 30, 2018, no amounts were outstanding under the revolving credit facility.
We have an unsecured commercial paper program, which provides for the issuance of up to $5.0 billion of commercial paper. Net proceeds from this program are used for general corporate purposes. At September 30, 2018, we had $1.0 billion of commercial paper outstanding with weighted-average net interest rates of 2.35% and weighted-average remaining days to maturity of 16 days.
In July 2018, as a result of our termination of the NXP acquisition, the 2018 Revolving Credit Facility, 2016 Term Loan Facility and 2018 Term Loan Facility that were established primarily to fund the proposed acquisition of NXP were terminated in accordance with their terms. We had not borrowed any funds under these facilities. In addition, upon our payment of the NXP termination fee, the four letters of credit for which we had deposited aggregate funds of $2.0 billion as collateral for the potential termination fee payable to NXP were terminated, and we were no longer restricted from using the funds.
In May 2017, we issued an aggregate principal amount of $11.0 billion in nine tranches of unsecured floating- and fixed-rate notes, with maturity dates starting in 2019 through 2047. Effective interest rates were between 2.70% and 4.47% at September 30, 2018. Interest is payable in arrears quarterly for the floating-rate notes and semi-annually for the fixed-rate notes.
In May 2018, we initiated private offerings to exchange and repurchase certain of our notes issued in May 2017 that were subject to special mandatory redemption provisions that required redemption on the first to occur of (i) the termination of the NXP purchase agreement or (ii) June 1, 2018 if the NXP transaction had not closed as of such date. We exchanged $122 million of notes and repurchased $71 million of notes in the aggregate. In July 2018, we repurchased $3.8 billion of notes subject to the special mandatory redemption provisions that were not exchanged in the May 2018 private offerings. In August 2018, subsequent to the termination of the NXP purchase agreement, we repurchased the $122 million of new notes issued in May 2018.
In May 2015, we issued an aggregate principal amount of $10.0 billion in eight tranches of unsecured floating- and fixed-rate notes, of which $8.5 billion remains outstanding with maturity dates in 2020 through 2045. Effective interest rates were between 2.93% and 4.73% at September 30, 2018. Interest is payable in arrears quarterly for the floating-rate notes and semi-annually for the fixed-rate notes.
We may issue additional debt in the future. The amount and timing of such additional debt will be subject to a number of factors, including the cash flow generated by our operations, acquisitions and strategic investments, acceptable interest rates and changes in corporate income tax law, among other factors.
Additional information regarding our outstanding debt at September 30, 2018 is provided in “Notes to Consolidated Financial Statements, Note 6. Debt.”
Income Taxes. The Tax Legislation, which was signed into law during the first quarter of fiscal 2018, resulted in an estimated $5.2 billion charge related to the Toll Charge. We currently estimate that we will pay $2.5 billion for the Toll Charge after application of certain tax credits, which is payable in installments over eight years (8% in each of the first five years, 15% in year six, 20% in year seven and 25% in year eight) beginning on January 15, 2019. This amount may be reduced by excess tax benefits generated in fiscal 2019.
We have historically asserted our intention to indefinitely reinvest the operating earnings of certain non-U.S. subsidiaries outside the United States based on our plans for use and/or investment outside of the United States and our belief that our sources of cash and liquidity in the United States would be sufficient to meet future domestic cash needs. The Tax Legislation eliminated certain material tax effects on the repatriation of cash to the United States. Future repatriation of cash and other property held by our foreign subsidiaries will generally not be subject to U.S. federal income tax. As a result, we reevaluated our historic assertion, and as of September 30, 2018, we no longer consider substantially all of our foreign earnings to be indefinitely reinvested in our foreign subsidiaries.
Additional information regarding our income taxes is provided in “Notes to Consolidated Financial Statements, Note 3. Income Taxes.”

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Capital Return Program. The following table summarizes stock repurchases, before commissions, and dividends paid during fiscal 2018, 2017 and 2016 (in millions, except per-share amounts):

	Stock Repurchase Program			Dividends		Total
	Shares	Average Price Paid Per Share (1)	Amount	Per Share	Amount	Amount
2018	278.8	$65.41	$22,569	$2.38	$3,466	$26,035
2017	22.8	58.87	1,342	2.20	3,252	4,594
2016	73.8	53.16	3,922	2.02	2,990	6,912

(1)
Average Price Paid Per Share in fiscal 2018 excludes the impact of the three accelerated share repurchase agreements executed in September 2018 as the final number of shares and average purchase price will be determined at the end of the applicable purchase periods.

In the fourth quarter of fiscal 2018, following the termination of the agreement to acquire NXP, we announced a stock repurchase program authorizing us to repurchase up to $30.0 billion of our common stock, the large majority of which we expect to complete by the end of fiscal 2019. This replaced the existing $10.0 billion stock repurchase authorization announced on May 9, 2018. In August 2018, we completed a “modified Dutch auction” tender offer and paid an aggregate of $5.1 billion, excluding fees and related expenses, to repurchase 76.2 million shares of our common stock. In September 2018, we entered into three accelerated share repurchase agreements (ASR Agreements) to repurchase an aggregate of $16.0 billion of our common stock. During the fourth quarter of fiscal 2018, 178.4 million shares were initially delivered to us under the ASR Agreements and were retired. Pursuant to the terms of the ASR Agreements, the final number of shares and the average purchase price will be determined at the end of the applicable purchase periods, which are scheduled to occur in August 2019 but may occur earlier in certain circumstances. At September 30, 2018, $8.9 billion remained authorized for repurchase under our stock repurchase program. Since September 30, 2018, we repurchased and retired 8.5 million shares of common stock for $542 million.
Our stock repurchase program has significantly reduced and will continue to reduce the amount of cash that we have available to fund our operations including research and development, working capital, capital expenditures, acquisitions, investments, dividends and other corporate purposes; and increases our exposure to adverse economic, market, industry and competitive conditions and developments, and other changes in our business and our industry. This stock repurchase program has no expiration date. However, we periodically evaluate repurchases as a means of returning capital to stockholders to determine when and if repurchases are in the best interests of our stockholders and may accelerate, suspend, delay or discontinue repurchases at any time.
On October 23, 2018, we announced a cash dividend of $0.62 per share on our common stock, payable on December 20, 2018 to stockholders of record as of the close of business on December 6, 2018. We intend to continue to use cash dividends as a means of returning capital to stockholders, subject to capital availability and our view that cash dividends are in the best interests of our stockholders, among other factors.
Additional Capital Requirements. We believe our cash, cash equivalents and marketable securities, our expected cash flow generated from operations and our expected financing activities will satisfy our working and other capital requirements for at least the next 12 months based on our current business plans. Recent and expected working and other capital requirements, in addition to the above matters, also include the items described below.

•
We expect the majority of the charges incurred in connection with our Cost Plan will result in cash payments. Our restructuring accrual was $83 million at September 30, 2018, and we expect to incur additional restructuring and restructuring-related charges of up to $100 million.

•
Our purchase obligations at September 30, 2018, some of which relate to research and development activities and capital expenditures, totaled $3.7 billion and $630 million for fiscal 2019 and 2020, respectively, and $210 million thereafter.

•
Our research and development expenditures were $5.6 billion in fiscal 2018 and $5.5 billion in fiscal 2017, and we expect to continue to invest heavily in research and development for new technologies, applications and services for voice and data communications.

•
Cash outflows for capital expenditures were $784 million in fiscal 2018 and $690 million in fiscal 2017. We expect to continue to incur capital expenditures in the future to support our business, including research and

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development activities. Future capital expenditures may be impacted by transactions that are currently not forecasted.

•
The EC imposed a fine on us, of which $1.2 billion was accrued at September 30, 2018 (based on the exchange rate at September 30, 2018, including related foreign currency gains and accrued interest). In the third quarter of 2018, we provided financial guarantees in lieu of cash payment to satisfy the obligation while we appeal the EU’s decision. The fine is accruing interest at a rate of 1.50% per annum while it is outstanding.

•
In August 2019, we have the option to acquire (and the minority owner has the option to sell) the minority ownership interest in the RF360 Holdings joint venture for $1.15 billion. The accreted value of such amount was included in other current liabilities at September 30, 2018.

•
We expect to continue making strategic investments and acquisitions, the amounts of which could vary significantly, to open new opportunities for our technologies, obtain development resources, grow our patent portfolio or pursue new businesses.

Contractual Obligations/Off-Balance Sheet Arrangements
We have no significant contractual obligations not fully recorded on our consolidated balance sheets or fully disclosed in the notes to our consolidated financial statements. We have no material off-balance sheet arrangements as defined in Regulation S-K 303(a)(4)(ii).
The following table summarizes the payments due by fiscal period for our outstanding contractual obligations at September 30, 2018 (in millions):

	Total	2019	2020-2021	2022-2023	Beyond 2023	No Expiration Date
Purchase obligations (1)	$4,513	$3,673	$794	$45	$1	$—
Operating lease obligations	413	117	169	84	43	—
Capital lease obligations (2)	31	14	16	1	—	—
Equity funding and financing commitments (3)	316	35	75	8	—	198
Long-term debt (4)	15,500	—	2,000	4,000	9,500	—
Other long-term liabilities (5)(6)	3,318	337	560	225	1,708	488
Total contractual obligations	$24,091	$4,176	$3,614	$4,363	$11,252	$686

(1)
Total purchase obligations included commitments to purchase integrated circuit product inventories of $2.6 billion, $322 million, $62 million and $24 million for each of the four years from fiscal 2019 through 2022, respectively; there were no such purchase commitments thereafter. Integrated circuit product inventory obligations represent purchase commitments for raw materials, semiconductor die, finished goods and manufacturing services, such as wafer bump, probe, assembly and final test. Under our manufacturing relationships with our foundry suppliers and assembly and test service providers, cancelation of outstanding purchase commitments is generally allowed but requires payment of costs incurred through the date of cancelation, and in some cases, incremental fees related to capacity underutilization.

(2)
Amounts represent future minimum lease payments including interest payments. Capital lease obligations were included in other current liabilities and other noncurrent liabilities in the consolidated balance sheet at September 30, 2018. The future lease payments related to our RF360 Holdings joint venture manufacturing facility under construction (Note 7) have not been presented in the table above as the lease term will commence upon completion of the construction project.

(3)
Certain of these commitments do not have fixed funding dates and are subject to certain conditions and have, therefore, been presented as having no expiration date. Commitments represent the maximum amounts to be funded under these arrangements; actual funding may be in lesser amounts or not at all.

(4)	The amounts noted herein represent contractual payments of principal only.

(5)
Certain long-term liabilities reflected on our balance sheet, such as unearned revenues, are not presented in this table because they do not require cash settlement in the future. Other long-term liabilities as presented in this table include the related current portions, as applicable.

(6)
Our consolidated balance sheet at September 30, 2018 included $123 million in other noncurrent liabilities for uncertain tax positions, some of which may result in cash payment. The future payments related to uncertain tax positions recorded as other noncurrent liabilities have not been presented in the table above due to the uncertainty of the amounts and timing of cash settlement with the taxing authorities.

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Additional information regarding our financial commitments at September 30, 2018 is provided in “Notes to Consolidated Financial Statements, Note 3. Income Taxes,” “Note 6. Debt” and “Note 7. Commitments and Contingencies.”
Critical Accounting Estimates
The preparation of our consolidated financial statements in accordance with accounting principles generally accepted in the United States requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and disclosure of contingent assets and liabilities. We base our estimates on historical and anticipated results and trends and on various other assumptions that we believe are reasonable under the circumstances, including assumptions as to future events. By their nature, estimates are subject to an inherent degree of uncertainty. Although we believe that our estimates and the assumptions supporting our assessments are reasonable, actual results that differ from our estimates could be material to our consolidated financial statements. A summary of our significant accounting policies is included in “Notes to Consolidated Financial Statements, Note 1. Significant Accounting Policies.” We consider the following accounting estimates to be critical in the preparation of our consolidated financial statements.
Impairment of Other Investments. We hold investments in non-marketable equity instruments in privately held companies that are accounted for using either the cost or the equity method. Many of these investments are in early-stage companies, which are inherently risky because the markets for the technologies or products of these companies are uncertain and may never develop. We monitor our investments for events or circumstances that could indicate the investments are impaired, such as a deterioration in the investee’s financial condition and business forecasts and lower valuations in recently completed or proposed financings, and we record impairment losses in earnings when we believe an investment has experienced a decline in value that is other than temporary.
Valuation of Inventories. Inventories are valued at the lower of cost and net realizable value using the first-in, first-out method. Recoverability of inventories is assessed based on review of future customer demand that considers multiple factors, including committed purchase orders from customers as well as purchase commitment projections provided by customers, among other things. This valuation also requires us to make judgments and assumptions based on information currently available about market conditions, including competition, product pricing, product life cycle and development plans. As we move to smaller geometry process technologies, the manufacturing lead-time increases, resulting in an increased reliance on our own forecasts of customer demand, rather than our customers’ forecasts. If we overestimate demand for our products, the amount of our loss will be impacted by our contractual ability to reduce inventory purchases from our suppliers. Our assumptions of future product demand are inherently uncertain, and changes in our estimates and assumptions may cause us to realize material write-downs in the future.
Valuation of Goodwill and Other Indefinite-Lived and Long-Lived Assets. Our business combinations typically result in the recording of goodwill, other intangible assets and/or property, plant and equipment, and the recorded values of those assets may become impaired in the future. We also acquire intangible assets and property, plant and equipment in other types of transactions. The determination of the recorded value of intangible assets acquired in a business combination requires management to make estimates and assumptions that affect our consolidated financial statements. For intangible assets acquired in a non-monetary exchange, the estimated fair values of the assets transferred (or the estimated fair values of the assets received, if more clearly evident) are used to establish their recorded values, unless the values of neither the assets received nor the assets transferred are determinable within reasonable limits, in which case the assets received are measured based on the carrying values of the assets transferred. Valuation techniques consistent with the market approach, income approach and/or cost approach are used to measure fair value. An estimate of fair value can be affected by many assumptions that require significant judgment. For example, the income approach generally requires us to use assumptions to estimate future cash flows including those related to total addressable market, pricing and share forecasts, competition, technology obsolescence, future tax rates and discount rates. Our estimate of the fair value of certain assets may differ materially from that determined by others who use different assumptions or utilize different business models and from the future cash flows actually realized.
Goodwill and other indefinite-lived intangible assets are tested annually for impairment and in interim periods if events or changes in circumstances indicate that the assets may be impaired. Long-lived assets, such as property, plant and equipment and intangible assets subject to amortization, are reviewed for impairment when events or changes in circumstances indicate that the carrying amount of an asset or asset group may not be recoverable. Our judgments regarding the existence of impairment indicators and future cash flows related to goodwill and other indefinite-lived intangible assets and long-lived assets may be based on operational performance of our businesses, market conditions, expected selling price and/or other factors. Although there are inherent uncertainties in this assessment process, the estimates and assumptions we use, including estimates of future cash flows and discount rates, are consistent with our internal planning, when appropriate. If these estimates or their related assumptions change in the future, we may be required to record an impairment charge on a portion or all of our goodwill, other indefinite-lived intangible assets and/or

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long-lived assets. Furthermore, we cannot predict the occurrence of future impairment-triggering events nor the impact such events might have on our reported asset values. Future events could cause us to conclude that impairment indicators exist, and that goodwill or other intangible assets associated with our acquired businesses are impaired. Any resulting impairment loss could have an adverse impact on our financial condition and results of operations. During fiscal 2018, 2017 and 2016, we recorded $273 million, $76 million and $107 million, respectively, in impairment charges for goodwill, other indefinite-lived intangible assets and long-lived assets. The estimated fair values of our QCT and QTL reporting units were substantially in excess of their respective carrying values at September 30, 2018.
Legal and Regulatory Proceedings. We are currently involved in certain legal and regulatory proceedings, and we intend to continue to vigorously defend ourselves. Litigation and investigations are inherently uncertain, and we face difficulties in evaluating or estimating likely outcomes or ranges of possible loss in antitrust and trade regulation investigations in particular. Investigations by antitrust and trade regulation agencies are not conducted in a consistent manner across jurisdictions. Further, each country and agency has different sets of laws, rules and regulations, both substantive and procedural, as well as different legal principles, theories and potential remedies, and some agencies may seek to use the investigation to advance domestic policy goals. Depending on the jurisdiction, these investigations can involve non-transparent procedures under which we may not receive access to evidence relied upon by the enforcement agency or that may be exculpatory and may not be informed of the specific legal theories or evidence considered or relied upon by the agency. Unlike in civil litigation in the United States, in foreign proceedings, we may not be entitled to discovery or depositions, allowed to cross-examine witnesses or confront our accusers. As a result, we may not be aware of, and may not be entitled to know, all allegations against us, or the information or documents provided to, or discovered or prepared by, the agency. Accordingly, we may have little or no idea what an agency’s intent is with respect to liability, penalties or the timing of a decision. In many cases the agencies are given significant discretion, and any available precedent may have limited, if any, predictive value in their jurisdictions, much less in other jurisdictions. Accordingly, we cannot predict the outcome of these matters. However, the unfavorable resolution of one or more of these proceedings could have a material adverse effect on our business, results of operations, financial condition and/or cash flows. A broad range of remedies with respect to our business practices that are deemed to violate applicable laws are potentially available. These remedies may include, among others, injunctions, monetary damages or fines or other orders to pay money and the issuance of orders to cease certain conduct and/or to modify our business practices. If there is at least a reasonable possibility that a material loss may have been incurred associated with a loss contingency, we disclose such fact, and if reasonably estimable, we provide an estimate of the possible loss or range of possible loss. We record our best estimate of a loss related to pending legal or regulatory proceedings when the loss is considered probable and the amount can be reasonably estimated. Where a range of loss can be reasonably estimated with no best estimate in the range, we record the minimum estimated liability. As additional information becomes available, we assess the potential liability, including the probability of loss related to pending legal or regulatory proceedings, and revise our estimates and update our disclosures accordingly. Significant judgment is required in both the determination of probability and the determination as to whether a loss is reasonably estimable. Revisions in our estimates of the potential liability could materially impact our results of operations.
Income Taxes. We are subject to income taxes in the United States and numerous foreign jurisdictions, and the assessment of our income tax positions involves dealing with uncertainties in the application of complex tax laws and regulations in various taxing jurisdictions. In addition, the application of tax laws and regulations is subject to legal and factual interpretation, judgment and uncertainty. Tax laws and regulations themselves are subject to change as a result of changes in fiscal policy, changes in legislation, the evolution of regulations and court rulings. Significant judgments and estimates are required in determining our provision for income taxes, including those related to tax incentives, intercompany research and development cost-sharing arrangements, transfer pricing and tax credits. While we believe we have appropriate support for the positions taken or plan to take on our tax returns, we regularly assess the potential outcomes of examinations by taxing authorities in determining the adequacy of our provision for income taxes. Therefore, the actual liability for U.S. or foreign taxes may be materially different from our estimates, which could result in the need to record additional tax liabilities or potentially reverse previously recorded tax liabilities. We are participating in the Internal Revenue Service (IRS) Compliance Assurance Process program whereby we endeavor to agree with the IRS on the treatment of all issues prior to filing our federal return. A benefit of participation in this program is that post-filing adjustments by the IRS are less likely to occur.
On December 22, 2017, tax reform legislation known as the Tax Cuts and Jobs Act (the Tax Legislation) was enacted in the U.S. The Tax Legislation significantly revises the U.S. corporate income tax by, among other things, lowering the corporate income tax rate to 21%, implementing a modified territorial tax system and imposing a one-time repatriation tax on deemed repatriated earnings and profits of U.S.-owned foreign subsidiaries (the Toll Charge). As a fiscal-year taxpayer, we were impacted by certain provisions of the Tax Legislation in fiscal 2018, including the change in the corporate income tax rate and the Toll Charge, while other provisions will be effective starting at the beginning of fiscal 2019, including the

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Appendix A: Financial Information

implementation of a modified territorial tax system. Accounting for the income tax effects of the Tax Legislation requires significant judgments and estimates in the interpretation and calculations of the provisions of the Tax Legislation.
Given the amount and complexity of the changes in tax law resulting from the Tax Legislation, we have not finalized the accounting for the income tax effects of the Tax Legislation related to the Toll Charge. We have made reasonable estimates of the effects and recorded provisional amounts in our consolidated financial statements. The impact of the Tax Legislation related to the Toll Charge may differ from this estimate during the remainder of the one-year measurement period due to, among other things, further refinement of our calculations, changes in interpretations and assumptions we have made, guidance that may be issued and actions we may take as a result of the Tax Legislation. We are in the process of analyzing the effects of new taxes due on certain foreign income, such as GILTI (global intangible low-taxed income), BEAT (base-erosion anti-abuse tax) and FDII (foreign-derived intangible income), and limitations on interest expense deductions (if certain conditions apply), all of which are effective starting in fiscal 2019, as well as other provisions of the Tax Legislation.
Our QCT segment’s non-U.S. headquarters is located in Singapore. During the third quarter of fiscal 2018, we entered into a new tax incentive agreement in Singapore that results in a reduced tax rate from March 2017 through March 2022, provided that we meet specified employment and investment criteria in Singapore. Our Singapore tax rate will increase in March 2022 as a result of expiration of these incentives and again in March 2027 upon the expiration of tax incentives under a prior agreement. As a result of this new tax incentive, our income tax expense for fiscal 2018 was reduced by approximately $130 million. Our failure to meet these criteria could adversely impact our provision for income taxes.
Recent Accounting Pronouncements
Information regarding recent accounting pronouncements and the impact of those pronouncements, if any, on our consolidated financial statements is provided in “Notes to Consolidated Financial Statements, Note 1. Significant Accounting Policies.”
Quantitative and Qualitative Disclosures about Market Risk
Marketable Securities
We have made investments in marketable equity securities of companies of varying size, style, industry and geography and changes in investment allocations may affect the price volatility of our investments. On October 27, 2016, we announced a definitive agreement under which Qualcomm River Holdings proposed to acquire NXP (the Purchase Agreement). We intended to use a substantial portion of our cash, cash equivalents and marketable securities to fund the NXP transaction. As a result, during fiscal 2017, we divested a substantial portion of our marketable securities portfolio, including our equity securities and fund shares. On July 26, 2018, we terminated the Purchase Agreement and announced that we had been authorized to repurchase up to $30 billion of our common stock. In August 2018, we completed a “modified Dutch auction” tender offer and paid an aggregate of $5.1 billion, excluding fees and related expenses, to repurchase 76.2 million shares of our common stock. In September 2018, we entered into three accelerated share repurchase agreements to repurchase an aggregate of $16.0 billion of our common stock. The actions taken pursuant to our stock repurchase program have significantly reduced the amount of cash available to fund our investments in marketable securities.
Equity Price Risk. The recorded values of our marketable equity securities increased to $167 million at September 30, 2018 from $36 million at September 24, 2017. A 10% decrease in the market price of our marketable equity securities at September 30, 2018 would have caused a decrease in the carrying amounts of these securities of $17 million. A 10% decrease in the market price of our marketable equity securities at September 24, 2017 would have caused a negligible decrease in the carrying amounts of these securities. At September 30, 2018, there were no gross unrealized losses of our marketable equity securities.
Interest Rate Risk. We invest a portion of our cash in a number of diversified fixed- and floating-rate securities consisting of cash equivalents, marketable debt securities, debt funds and time deposits that are subject to interest rate risk. Changes in the general level of interest rates can affect the fair value of our investment portfolio. If interest rates in the general economy were to rise, our holdings could lose value. As a result of divesting a substantial portion of our marketable securities portfolio and changes in portfolio allocation, the fair value of our investment portfolio is subject to lower interest rate risk. At September 30, 2018, a hypothetical increase in interest rates of 100 basis points across the entire yield curve on our holdings would have resulted in a negligible decrease in the fair value of our holdings. At September 24, 2017, a hypothetical increase in interest rates of 100 basis points across the entire yield curve on our holdings would have resulted in a decrease of $26 million in the fair value of our holdings.

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Appendix A: Financial Information

Other Investments
Equity Price Risk. We hold investments in non-marketable equity instruments in privately held companies that may be impacted by equity price risks. Volatility in the equity markets could negatively affect our investees’ ability to raise additional capital as well as our ability to realize value from our investments through initial public offerings, mergers and private sales. Consequently, we could incur other-than-temporary impairment losses or realized losses on all or a part of the values of our non-marketable equity investments. At September 30, 2018 and September 24, 2017, the aggregate carrying value of our non-marketable equity investments was included in other noncurrent assets and was $1.1 billion and $982 million, respectively.
Debt and Interest Rate Swap Agreements
Interest Rate Risk. At September 30, 2018, we have an aggregate principal amount of $15.5 billion of unsecured floating- and fixed-rate notes with varying maturity dates. We have also entered into interest rate swaps with an aggregate notional amount of $1.8 billion to effectively convert certain fixed-rate interest payments into floating-rate payments. The interest rates on our floating-rate notes and interest rate swaps are based on LIBOR. At September 30, 2018, a hypothetical increase in LIBOR-based interest rates of 100 basis points would cause our interest expense to increase by $22 million on an annualized basis as it relates to our floating-rate notes and interest rate swap agreements. At September 24, 2017, a hypothetical increase in LIBOR-based interest rates of 100 basis points would have caused our interest expense to increase by $46 million on an annualized basis as it relates to our floating-rate notes and interest rate swap agreements.
Additionally, we have a commercial paper program that provides for the issuance of up to $5.0 billion of commercial paper. At September 30, 2018, we had $1.0 billion of commercial paper outstanding, with original maturities of less than three months. Changes in interest rates could affect the amounts of interest that we pay if we refinance the current outstanding commercial paper with new debt.
Additional information regarding our notes and related interest rate swap agreements and commercial paper program is provided in “Notes to Consolidated Financial Statements, Note 1. Significant Accounting Policies” and “Notes to Consolidated Financial Statements, Note 6. Debt.”
Foreign Exchange Risk
We manage our exposure to foreign exchange market risks, when deemed appropriate, through the use of derivative financial instruments, including foreign currency forward and option contracts with financial counterparties. We utilize such derivative financial instruments for hedging or risk management purposes rather than for speculative purposes. Counterparties to our derivative contracts are all major banking institutions. In the event of the financial insolvency or distress of a counterparty to our derivative financial instruments, we may be unable to settle transactions if the counterparty does not provide us with sufficient collateral to secure its net settlement obligations to us, which could have a negative impact on our results. A description of our foreign currency accounting policies is provided in “Notes to Consolidated Financial Statements, Note 1. Significant Accounting Policies.”
At September 30, 2018, our net asset related to foreign currency options designated as hedges of foreign currency risk on royalties earned from certain licensees was negligible. If our forecasted royalty revenues for currencies in which we hedge were to decline by 20% and foreign exchange rates were to change unfavorably by 20% in our hedged foreign currency, we would not incur a loss as our hedge positions would continue to be fully effective.
At September 30, 2018, our net liability related to foreign currency option and forward contracts designated as hedges of foreign currency risk on certain operating expenditure transactions was $18 million. If our forecasted operating expenditures for currencies in which we hedge were to decline by 20% and foreign exchange rates were to change unfavorably by 20% in our hedged foreign currency, we would not incur a loss as our hedge positions would continue to be fully effective.
Financial assets and liabilities held by consolidated subsidiaries that are not denominated in the functional currency of those entities are subject to the effects of currency fluctuations and may affect reported earnings. As a global company, we face exposure to adverse movements in foreign currency exchange rates. We may hedge currency exposures associated with certain assets and liabilities denominated in nonfunctional currencies and certain anticipated nonfunctional currency transactions. As a result, we could experience unanticipated gains or losses on anticipated foreign currency cash flows, as well as economic loss with respect to the recoverability of investments. While we may hedge certain transactions with non-U.S. customers, declines in currency values in certain regions may, if not reversed, adversely affect future product sales because our products may become more expensive to purchase in the countries of the affected currencies.

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Appendix A: Financial Information

At September 30, 2018, our net liability related to foreign currency option and forward contracts not designated as hedging instruments used to manage foreign currency risk on certain receivables and payables was negligible. If the foreign exchange rates were to change unfavorably by 20% in our hedged foreign currency, we would not incur a loss as the change in the fair value of the foreign currency option and forward contracts would be offset by the change in fair value of the related receivables and/or payables being economically hedged.
Our analysis methods used to assess and mitigate the risks discussed above should not be considered projections of future risks.
Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of QUALCOMM Incorporated:

Opinions on the Financial Statements and Internal Control over Financial Reporting

We have audited the accompanying consolidated balance sheets of QUALCOMM Incorporated and its subsidiaries as of September 30, 2018 and September 24, 2017, and the related consolidated statements of operations, comprehensive (loss) income, cash flows and stockholders’ equity for each of the three years in the period ended September 30, 2018, including the related notes and financial statement schedule listed in the index appearing under Item 15(a)(2) (collectively referred to as the “consolidated financial statements”). We also have audited the Company’s internal control over financial reporting as of September 30, 2018, based on criteria established in Internal Control - Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of September 30, 2018 and September 24, 2017, and the results of their operations and their cash flows for each of the three years in the period ended September 30, 2018 in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of September 30, 2018, based on criteria established in Internal Control - Integrated Framework (2013) issued by the COSO.

Basis for Opinions

The Company’s management is responsible for these consolidated financial statements, for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Report on Internal Control over Financial Reporting. Our responsibility is to express opinions on the Company’s consolidated financial statements and on the Company’s internal control over financial reporting based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud, and whether effective internal control over financial reporting was maintained in all material respects.

Our audits of the consolidated financial statements included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

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Appendix A: Financial Information

Definition and Limitations of Internal Control over Financial Reporting

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

/s/PricewaterhouseCoopers LLP

San Diego, California
November 7, 2018

We have served as the Company’s auditor since 1985.

2019 Proxy Statement        A-35

Appendix A: Financial Information

QUALCOMM Incorporated
CONSOLIDATED BALANCE SHEETS
(In millions, except per share data)

	September 30, 2018	September 24, 2017
ASSETS
Current assets:
Cash and cash equivalents	$11,777	$35,029
Marketable securities	311	2,279
Accounts receivable, net	2,904	3,632
Inventories	1,693	2,035
Other current assets	699	618
Total current assets	17,384	43,593
Marketable securities	35	1,270
Deferred tax assets	904	2,900
Property, plant and equipment, net	2,975	3,216
Goodwill	6,498	6,623
Other intangible assets, net	2,955	3,737
Other assets	1,935	4,147
Total assets	$32,686	$65,486

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Trade accounts payable	$1,825	$1,971
Payroll and other benefits related liabilities	1,081	1,183
Unearned revenues	500	502
Short-term debt	1,005	2,495
Other current liabilities	6,825	4,756
Total current liabilities	11,236	10,907
Unearned revenues	1,620	2,003
Income taxes payable	2,312	—
Long-term debt	15,365	19,398
Other liabilities	1,225	2,432
Total liabilities	31,758	34,740

Commitments and contingencies (Note 7)

Stockholders’ equity:
Preferred stock, $0.0001 par value; 8 shares authorized; none outstanding	—	—
Common stock and paid-in capital, $0.0001 par value; 6,000 shares authorized; 1,219 and 1,474 shares issued and outstanding, respectively	—	274
Retained earnings	663	30,088
Accumulated other comprehensive income	265	384
Total stockholders’ equity	928	30,746
Total liabilities and stockholders’ equity	$32,686	$65,486

See accompanying notes.

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Appendix A: Financial Information

QUALCOMM Incorporated
CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per share data)

	Year Ended
	September 30, 2018	September 24, 2017	September 25, 2016
Revenues:
Equipment and services	$17,400	$16,647	$15,467
Licensing	5,332	5,644	8,087
Total revenues	22,732	22,291	23,554
Costs and expenses:
Cost of revenues	10,244	9,792	9,749
Research and development	5,625	5,485	5,151
Selling, general and administrative	2,986	2,658	2,385
Other (Note 2)	3,135	1,742	(226)
Total costs and expenses	21,990	19,677	17,059
Operating income	742	2,614	6,495
Interest expense	(768)	(494)	(297)
Investment and other income, net (Note 2)	539	900	635
Income before income taxes	513	3,020	6,833
Income tax expense (Note 3)	(5,377)	(555)	(1,131)
Net (loss) income	(4,864)	2,465	5,702
Net loss attributable to noncontrolling interests	—	1	3
Net (loss) income attributable to Qualcomm	$(4,864)	$2,466	$5,705

Basic (loss) earnings per share attributable to Qualcomm	$(3.32)	$1.67	$3.84
Diluted (loss) earnings per share attributable to Qualcomm	$(3.32)	$1.65	$3.81
Shares used in per share calculations:
Basic	1,463	1,477	1,484
Diluted	1,463	1,490	1,498

See accompanying notes.

2019 Proxy Statement        A-37

Appendix A: Financial Information

QUALCOMM Incorporated
CONSOLIDATED STATEMENTS OF COMPREHENSIVE (LOSS) INCOME
(In millions)

	Year Ended
	September 30, 2018	September 24, 2017	September 25, 2016
Net (loss) income	$(4,864)	$2,465	$5,702
Other comprehensive (loss) income, net of income taxes:
Foreign currency translation (losses) gains	(136)	309	(22)
Reclassification of foreign currency translation (gains) losses included in net income	—	(1)	21
Noncredit other-than-temporary impairment losses related to certain available-for-sale debt securities and subsequent changes in fair value, net of tax (expense) benefit of $0, ($3) and $23, respectively	—	6	(43)
Reclassification of net other-than-temporary losses on available-for-sale securities included in net income, net of tax benefit of $2, $46 and $71, respectively	5	85	130
Net unrealized gains (losses) on other available-for-sale securities, net of tax (expense) benefit of ($8), $59 and ($166), respectively	29	(102)	306
Reclassification of net realized gains on available-for-sale securities included in net income, net of tax expense of $3, $156 and $85, respectively	(9)	(286)	(156)
Net unrealized losses on derivative instruments, net of tax benefit of $6, $0 and $2, respectively	(17)	(49)	(4)
Reclassification of net realized losses (gains) on derivative instruments included in net income, net of tax (benefit) expense of ($4), $4 and ($2), respectively	12	(10)	1
Other (losses) gains	(3)	4	—
Total other comprehensive (loss) income	(119)	(44)	233
Total comprehensive (loss) income	(4,983)	2,421	5,935
Comprehensive loss attributable to noncontrolling interests	—	1	3
Comprehensive (loss) income attributable to Qualcomm	$(4,983)	$2,422	$5,938

See accompanying notes.

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Appendix A: Financial Information

QUALCOMM Incorporated
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)

	Year Ended
	September 30, 2018	September 24, 2017	September 25, 2016
Operating Activities:
Net (loss) income	$(4,864)	$2,465	$5,702
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization expense	1,561	1,461	1,428
Income tax provision in excess of (less than) income tax payments (Note 3)	4,502	(400)	(200)
Non-cash portion of share-based compensation expense	883	914	943
Net realized gains on marketable securities and other investments	(124)	(530)	(288)
Indefinite and long-lived asset impairment charges	273	76	107
Impairment losses on marketable securities and other investments	75	177	172
Gain on sale of wireless spectrum	—	—	(380)
Other items, net	129	146	77
Changes in assets and liabilities:
Accounts receivable, net	734	(1,104)	(232)
Inventories	337	(200)	(49)
Other assets	30	169	246
Trade accounts payable	(94)	(45)	541
Payroll, benefits and other liabilities	687	2,103	(128)
Unearned revenues	(234)	(231)	(307)
Net cash provided by operating activities	3,895	5,001	7,632
Investing Activities:
Capital expenditures	(784)	(690)	(539)
Purchases of available-for-sale marketable securities	(5,936)	(19,062)	(18,015)
Proceeds from sales and maturities of available-for-sale securities	9,188	41,715	14,386
Purchases of trading securities	—	—	(177)
Proceeds from sales and maturities of trading securities	—	—	779
Purchases of other marketable securities	(49)	(710)	—
Proceeds from sales and maturities of other marketable securities	50	706	450
Release (deposits) of investments designated as collateral	2,000	(2,000)	—
Acquisitions and other investments, net of cash acquired	(326)	(1,544)	(812)
Proceeds from other investments	222	23	59
Proceeds from sale of wireless spectrum	—	—	232
Other items, net	16	25	149
Net cash provided (used) by investing activities	4,381	18,463	(3,488)
Financing Activities:
Proceeds from short-term debt	11,131	8,558	8,949
Repayment of short-term debt	(11,127)	(9,309)	(8,200)
Proceeds from long-term debt	—	10,953	—
Repayment of long-term debt	(5,500)	—	—
Proceeds from issuance of common stock	603	497	668
Repurchases and retirements of common stock	(22,580)	(1,342)	(3,923)
Dividends paid	(3,466)	(3,252)	(2,990)
Payments of tax withholdings related to vesting of share-based awards	(280)	(268)	(224)
Payment of purchase consideration related to RF360 joint venture	(157)	(115)	—
Other items, net	(111)	(151)	(34)
Net cash (used) provided by financing activities	(31,487)	5,571	(5,754)
Effect of exchange rate changes on cash and cash equivalents	(41)	48	(4)
Net (decrease) increase in cash and cash equivalents	(23,252)	29,083	(1,614)
Cash and cash equivalents at beginning of period	35,029	5,946	7,560
Cash and cash equivalents at end of period	$11,777	$35,029	$5,946
See accompanying notes.

2019 Proxy Statement        A-39

Appendix A: Financial Information

QUALCOMM Incorporated
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
(In millions)

	Common Stock Shares	Common Stock and Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Income	Total Qualcomm Stockholders’ Equity	Noncontrolling Interests	Total Stockholders’ Equity
Balance at September 27, 2015	1,524	$—	$31,226	$195	$31,421	$(7)	$31,414
Total comprehensive income	—	—	5,705	233	5,938	(3)	5,935
Common stock issued under employee benefit plans and the related tax benefits	30	615	—	—	615	—	615
Repurchases and retirements of common stock	(73)	(974)	(2,949)	—	(3,923)	—	(3,923)
Share-based compensation	—	997	—	—	997	—	997
Tax withholdings related to vesting of share-based payments	(5)	(224)	—	—	(224)	—	(224)
Dividends	—	—	(3,046)	—	(3,046)	—	(3,046)
Balance at September 25, 2016	1,476	414	30,936	428	31,778	(10)	31,768
Total comprehensive income	—	—	2,466	(44)	2,422	(1)	2,421
Common stock issued under employee benefit plans and the related tax benefits	25	499	—	—	499	—	499
Repurchases and retirements of common stock	(23)	(1,342)	—	—	(1,342)	—	(1,342)
Share-based compensation	—	975	—	—	975	—	975
Tax withholdings related to vesting of share-based payments	(4)	(268)	—	—	(268)	—	(268)
Dividends	—	—	(3,314)	—	(3,314)	—	(3,314)
Other	—	(4)	—	—	(4)	11	7
Balance at September 24, 2017	1,474	274	30,088	384	30,746	—	30,746
Total comprehensive loss	—	—	(4,864)	(119)	(4,983)	—	(4,983)
Common stock issued under employee benefit plans and the related tax benefits	29	612	—	—	612	—	612
Repurchases and retirements of common stock	(279)	(1,536)	(21,044)	—	(22,580)	—	(22,580)
Share-based compensation	—	930	—	—	930	—	930
Tax withholdings related to vesting of share-based payments	(5)	(280)	—	—	(280)	—	(280)
Dividends	—	—	(3,517)	—	(3,517)	—	(3,517)
Balance at September 30, 2018	1,219	$—	$663	$265	$928	$—	$928

See accompanying notes.

A-402019 Proxy Statement

Appendix A: Financial Information

QUALCOMM Incorporated
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Significant Accounting Policies
We develop, design, manufacture, have manufactured on our behalf and market digital communications products, which principally consist of integrated circuits and system software based on CDMA, OFDMA and other technologies for use in mobile devices, wireless networks, devices used in the Internet of Things (IoT), broadband gateway equipment, consumer electronic devices and automotive telematics and infotainment systems. We also grant licenses to use portions of our intellectual property portfolio, which includes certain patent rights essential to and/or useful in the manufacture and sale of certain wireless products and receive ongoing royalties based on sales by licensees of wireless products incorporating our patented technologies and may also receive fixed license fees (payable in one or more installments).
Principles of Consolidation. Our consolidated financial statements include the assets, liabilities and operating results of majority-owned subsidiaries, including our joint venture RF360 Holdings Singapore Pte. Ltd (RF360 Holdings) (Note 9). During the third quarter of fiscal 2018, we eliminated the one-month reporting lag previously used to consolidate our RF360 Holdings joint venture to provide contemporaneous reporting within our consolidated financial statements. The effect of this change was not material to the consolidated financial statements, and therefore, the impact of eliminating the one-month reporting lag has been included in our results of operations for fiscal 2018.
In addition, we consolidated our investment in an immaterial less than majority-owned variable interest entity as we were the primary beneficiary until the end of fiscal 2017. The ownership of the other interest holders of consolidated subsidiaries and the immaterial less than majority-owned variable interest entity is presented separately in the consolidated balance sheets and statements of operations. All significant intercompany accounts and transactions have been eliminated.
Financial Statement Preparation. The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (GAAP) requires management to make estimates and assumptions that affect the reported amounts and the disclosure of contingent amounts in our consolidated financial statements and the accompanying notes. Examples of our significant accounting estimates that may involve a higher degree of judgment and complexity than others include: the determination of other-than-temporary impairments of other investments; the valuation of inventories; the valuation and assessment of the recoverability of goodwill and other indefinite-lived and long-lived assets; the recognition, measurement and disclosure of loss contingencies related to legal and regulatory proceedings; and the calculation of tax liabilities, including the recognition and measurement of uncertain tax positions. Actual results could differ from those estimates. Certain prior year amounts have been reclassified to conform to the current year presentation.
Fiscal Year. We operate and report using a 52-53 week fiscal year ending on the last Sunday in September. The fiscal year ended September 30, 2018, included 53 weeks. The fiscal years ended September 24, 2017 and September 25, 2016 included 52 weeks.
Cash Equivalents. We consider all highly liquid investments with original maturities of 90 days or less to be cash equivalents. Cash equivalents are comprised of money market funds, certificates of deposit, commercial paper, corporate bonds and notes, certain bank time and demand deposits and government agencies’ securities. The carrying amounts approximate fair value due to the short maturities of these instruments.
Marketable Securities. Marketable securities include available-for-sale securities and certain time deposits for which classification is determined at the time of purchase and reevaluated at each balance sheet date. We classify marketable securities as current or noncurrent based on the nature of the securities and their availability for use in current operations. Marketable securities are stated at fair value. The net unrealized gains or losses on available-for-sale securities are recorded as a component of accumulated other comprehensive income, net of income taxes. The realized gains and losses on marketable securities are determined using the specific identification method.
At each balance sheet date, we assess available-for-sale securities in an unrealized loss position to determine whether the unrealized loss is other than temporary. We consider factors including: the significance of the decline in value as compared to the cost basis; underlying factors contributing to a decline in the prices of securities in a single asset class; how long the market value of the security has been less than its cost basis; the security’s relative performance versus its peers, sector or asset class; expected market volatility; the market and economy in general; analyst recommendations and price targets; views of external investment managers; news or financial information that has been released specific to the investee; and the outlook for the overall industry in which the investee operates.

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Appendix A: Financial Information

If a debt security’s market value is below amortized cost and we either intend to sell the security or it is more likely than not that we will be required to sell the security before its anticipated recovery, we record an other-than-temporary impairment charge to investment and other income, net for the entire amount of the impairment. For the remaining debt securities, if an other-than-temporary impairment exists, we separate the other-than-temporary impairment into the portion of the loss related to credit factors, or the credit loss portion, which is recorded as a charge to investment and other income, net, and the portion of the loss that is not related to credit factors, or the noncredit loss portion, which is recorded as a component of other accumulated comprehensive income, net of income taxes.
For equity securities, we consider the loss relative to the expected volatility and the likelihood of recovery over a reasonable period of time. If events and circumstances indicate that a decline in the value of an equity security has occurred and is other than temporary, we record a charge to investment and other income, net for the difference between fair value and cost at the balance sheet date. Additionally, if we either have the intent to sell the equity security or do not have both the intent and the ability to hold the equity security until its anticipated recovery, we record a charge to investment and other income, net for the difference between fair value and cost at the balance sheet date.
Equity and Cost Method Investments. We generally account for non-marketable equity investments either under the equity or the cost method. Equity investments for which we have significant influence, but not control over the investee and are not the primary beneficiary of the investee’s activities are accounted for under the equity method. Other non-marketable equity investments are accounted for under the cost method. Our share of gains and losses in equity method investments are recorded in investment and other income, net. We monitor non-marketable equity investments for events or circumstances that could indicate the investments are impaired, such as a deterioration in the investee’s financial condition and business forecasts and lower valuations in recently completed or proposed financings, and record a charge to investment and other income, net for the difference between the estimated fair value and the carrying value.
The carrying values of our non-marketable equity investments are recorded in other noncurrent assets and were as follows (in millions):

	September 30, 2018	September 24, 2017
Equity method investments	$402	$379
Cost method investments	650	603
	$1,052	$982
Transactions with equity method investees are considered related party transactions. Revenues from certain licensing and services contracts were $100 million with one of our equity method investees in fiscal 2018, and $165 million and $196 million with two of our equity method investees in fiscal 2017 and 2016, respectively. We eliminate unrealized profit or loss related to such transactions in relation to our ownership interest in the investee, which is recorded as a component of equity in net losses in investees in investment and other income, net. No accounts receivable were due from these equity method investees at September 30, 2018. Aggregate accounts receivable from these equity method investees were $29 million at September 24, 2017.
Derivatives. Our primary objectives for holding derivative instruments are to manage interest rate risk on our long-term debt and to manage foreign exchange risk for certain foreign currency revenues, operating expenses, receivables and payables. Derivative instruments are recorded at fair value and included in other current or noncurrent assets or other current or noncurrent liabilities based on their maturity dates. Counterparties to our derivative instruments are all major banking institutions.
Interest Rate Swaps: We manage our exposure to certain interest rate risks related to our long-term debt through the use of interest rate swaps. Such swaps allow us to effectively convert fixed-rate payments into floating-rate payments based on LIBOR. These transactions are designated as fair value hedges, and the gains and losses related to changes in the fair value of the interest rate swaps substantially offset changes in the fair value of the hedged portion of the underlying debt that are attributable to changes in the market interest rates. The net gains and losses on the interest rate swaps, as well as the offsetting gains or losses on the related fixed-rate debt attributable to the hedged risks, are recognized in earnings as interest expense in the current period. The interest settlement payments associated with the interest rate swap agreements are classified as cash flows from operating activities in the consolidated statements of cash flows.
At September 30, 2018 and September 24, 2017, the aggregate fair value of our interest rate swaps related to our long-term debt issued in May 2015 was $50 million and negligible, respectively. The fair values of the swaps were recorded in other noncurrent liabilities at September 30, 2018 and in noncurrent assets, other current liabilities and other noncurrent

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liabilities at September 24, 2017. At September 30, 2018, the swaps had an aggregate notional amount of $1.8 billion, which effectively converted approximately 43% and 50% of the fixed-rate debt due in 2020 and 2022, respectively, into floating-rate debt, with maturities matching our fixed-rate debt due in 2020 and 2022. At September 24, 2017, the swaps had an aggregate notional amount of $3.0 billion, which effectively converted all of the fixed-rate debt due in 2018 and approximately 43% and 50% of the fixed-rate debt due in 2020 and 2022, respectively, into floating-rate debt, with maturities matching our fixed-rate debt due in 2018, 2020 and 2022.
Foreign Currency Hedges: We manage our exposure to foreign exchange market risks, when deemed appropriate, through the use of derivative instruments, including foreign currency forward and option contracts with financial counterparties, that may or may not be designated as hedging instruments. These derivative instruments have maturity dates of less than twelve months. Gains and losses arising from the effective portion of such contracts that are designated as cash flow hedging instruments are recorded as a component of accumulated other comprehensive income as gains and losses on derivative instruments, net of income taxes. The hedging gains and losses in accumulated other comprehensive income are subsequently reclassified to revenues or costs and expenses, as applicable, in the consolidated statements of operations in the same period in which the underlying transactions affect our earnings. Gains and losses arising from the ineffective portion of such contracts, if any, are recorded in investment and other income, net as gains and losses on derivative instruments. The cash flows associated with derivative instruments designated as cash flow hedging instruments are classified as cash flows from operating activities in the consolidated statements of cash flows, which is the same category as the hedged transaction. The cash flows associated with the ineffective portion of such derivative instruments, if any, are classified as cash flows from investing activities in the consolidated statements of cash flows. The fair values of our foreign currency forward and option contracts used to hedge foreign currency risk designated as cash flow hedges recorded in total assets and in total liabilities were negligible and $19 million, respectively, at September 30, 2018 and $10 million and $22 million, respectively at September 24, 2017.
For foreign currency forward and option contracts not designated as hedging instruments, the changes in fair value are recorded in investment and other income, net in the period of change. The cash flows associated with derivative instruments not designated as hedging instruments are classified as cash flows from operating activities in the consolidated statements of cash flows, which is the same category as the hedged transaction. The fair values of our foreign currency forward and option contracts not designated as hedging instruments were negligible at September 30, 2018 and September 24, 2017, respectively.

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Gross Notional Amounts: The gross notional amounts of our interest rate and foreign currency derivatives by instrument type were as follows (in millions):

	September 30, 2018	September 24, 2017
Forwards	$682	$163
Options	1,375	2,333
Swaps	1,750	3,000
	$3,807	$5,496

The gross notional amounts by currency were as follows (in millions):

	September 30, 2018	September 24, 2017
Chinese renminbi	$650	$1,460
Euro	938	146
Indian rupee	336	772
Japanese yen	17	68
Korean won	—	50
United States dollar	1,866	3,000
	$3,807	$5,496

Fair Value Measurements. Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants as of the measurement date. Applicable accounting guidance provides an established hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are inputs that market participants would use in valuing the asset or liability and are developed based on market data obtained from sources independent of us. Unobservable inputs are inputs that reflect our assumptions about the factors that market participants would use in valuing the asset or liability. There are three levels of inputs that may be used to measure fair value:

•	Level 1 includes financial instruments for which quoted market prices for identical instruments are available in active markets.

•	Level 2 includes financial instruments for which there are inputs other than quoted prices included within Level 1 that are observable for the instrument.

•	Level 3 includes financial instruments for which fair value is derived from valuation techniques in which one or more significant inputs are unobservable, including our own assumptions.
Assets and liabilities are classified based on the lowest level of input that is significant to the fair value measurement. We review the fair value hierarchy classification on a quarterly basis. Changes in the observability of valuation inputs may result in a reclassification of levels for certain securities within the fair value hierarchy.
Cash Equivalents and Marketable Securities: With the exception of auction rate securities, we obtain pricing information from quoted market prices, pricing vendors or quotes from brokers/dealers. We conduct reviews of our primary pricing vendors to determine whether the inputs used in the vendor’s pricing processes are deemed to be observable. The fair value for interest-bearing securities includes accrued interest.
The fair value of U.S. Treasury securities and government-related securities, corporate bonds and notes and common and preferred stock is generally determined using standard observable inputs, including reported trades, quoted market prices, matrix pricing, benchmark yields, broker/dealer quotes, issuer spreads, two-sided markets and/or benchmark securities.

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The fair value of debt and equity funds is reported at published net asset values. We assess the daily frequency and size of transactions at published net asset values and/or the funds’ underlying holdings to determine whether fair value is based on observable or unobservable inputs.
The fair value of auction rate securities is estimated using a discounted cash flow model that incorporates transaction details, such as contractual terms, maturity and timing and amount of future cash flows, as well as assumptions related to liquidity, default likelihood and recovery, the future state of the auction rate market and credit valuation adjustments of market participants. Though most of the securities we hold are pools of student loans guaranteed by the United States government, prepayment speeds and illiquidity discounts are considered significant unobservable inputs. These additional inputs are generally unobservable, and therefore, auction rate securities are included in Level 3.
Derivative Instruments: Derivative instruments that are traded on an exchange are valued using quoted market prices and are included in Level 1. Derivative instruments that are not traded on an exchange are valued using conventional calculations/models that are primarily based on observable inputs, such as foreign currency exchange rates, volatilities and interest rates, and therefore, such derivative instruments are included in Level 2.
Other Investments and Other Liabilities: Other investments and other liabilities included in Level 1 are comprised of our deferred compensation plan liability and related assets, which consist of mutual funds classified as trading securities, and are included in other assets. Other investments and other liabilities included in Level 3 are comprised of convertible debt instruments issued by private companies and contingent consideration related to business combinations, respectively. The fair value of convertible debt instruments is estimated based on the estimated timing and amount of future cash flows, as well as assumptions related to liquidity, default likelihood and recovery. The fair value of contingent consideration related to business combinations is estimated using either a real options approach or discounted cash flow model, both of which include inputs, such as projected financial information, market volatility, discount rates and timing of contractual payments. The inputs we use to estimate the fair values of the convertible debt instruments and contingent consideration are generally unobservable, and therefore, they are included in Level 3.
Allowances for Doubtful Accounts. We maintain allowances for doubtful accounts for estimated losses resulting from the inability of our customers to make required payments. We consider the following factors when determining if collection of required payments is reasonably assured: customer credit-worthiness; past transaction history with the customer; current economic industry and/or geographic trends; changes in customer payment terms; and bank credit-worthiness for letters of credit. If we have no previous experience with the customer, we may request financial information, including financial statements or other documents, to determine that the customer has the means of making payment. We may also obtain reports from various credit organizations to determine that the customer has a history of paying its creditors. If these factors do not indicate collection is reasonably assured, revenue is deferred as a reduction to accounts receivable until collection becomes reasonably assured, which is generally upon receipt of cash. If the financial condition of our customers was to deteriorate, adversely affecting their ability to make payments, additional allowances would be required.
Inventories. Inventories are valued at the lower of cost and net realizable value using the first-in, first-out method. Recoverability of inventories is assessed based on review of future customer demand that considers multiple factors, including committed purchase orders from customers as well as purchase commitment projections provided by customers and our own forecast of customer demand, among other things.
Property, Plant and Equipment. Property, plant and equipment are recorded at cost and depreciated or amortized using the straight-line method over their estimated useful lives. Upon the retirement or disposition of property, plant and equipment, the related cost and accumulated depreciation or amortization are removed, and a gain or loss is recorded, when appropriate. Buildings on owned land are depreciated over 30 years, and building improvements are depreciated over their useful lives ranging from 7 to 15 years. Leasehold improvements are amortized over the shorter of their estimated useful lives, not to exceed 15 years, or the remaining term of the related lease. Other property, plant and equipment have useful lives ranging from 2 to 25 years. Leased property meeting certain capital lease criteria is capitalized, and the net present value of the related lease payments is recorded as a liability. Amortization of assets under capital leases is recorded using the straight-line method over the shorter of the estimated useful lives or the lease terms. Maintenance, repairs and minor renewals or betterments are charged to expense as incurred.
Goodwill and Other Intangible Assets. Goodwill represents the excess of purchase price over the value assigned to the net tangible and identifiable intangible assets of businesses acquired. Acquired intangible assets other than goodwill are amortized over their useful lives unless the lives are determined to be indefinite. For intangible assets purchased in a business combination, the estimated fair values of the assets received are used to establish their recorded values. For intangible assets acquired in a non-monetary exchange, the estimated fair values of the assets transferred (or the estimated

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fair values of the assets received, if more clearly evident) are used to establish their recorded values, unless the values of neither the assets received nor the assets transferred are determinable within reasonable limits, in which case the assets received are measured based on the carrying values of the assets transferred. Valuation techniques consistent with the market approach, income approach and/or cost approach are used to measure fair value.
Impairment of Goodwill, Other Indefinite-Lived Assets and Long-Lived Assets. Goodwill and other indefinite-lived intangible assets are tested annually for impairment in the fourth fiscal quarter and in interim periods if events or changes in circumstances indicate that the assets may be impaired. If a qualitative assessment is used and we determine that the fair value of a reporting unit or indefinite-lived intangible asset is more likely than not (i.e., a likelihood of more than 50%) less than its carrying amount, a quantitative impairment test will be performed. Pursuant to the new guidance adopted in the fourth quarter of fiscal 2018, if goodwill is quantitatively assessed for impairment and a reporting unit’s carrying value exceeds its fair value, the difference is recorded as an impairment. Other indefinite-lived intangible assets are quantitatively assessed for impairment, if necessary, by comparing their estimated fair values to their carrying values. If the carrying value exceeds the fair value, the difference is recorded as an impairment.
Long-lived assets, such as property, plant and equipment and intangible assets subject to amortization, are reviewed for impairment when there is evidence that events or changes in circumstances indicate that the carrying amount of an asset or asset group may not be recoverable. Recoverability of assets to be held and used is measured by comparing the carrying amount of an asset or asset group to estimated undiscounted future cash flows expected to be generated by the asset or asset group. If the carrying amount of an asset or asset group exceeds its estimated future cash flows, an impairment charge is recognized for the amount by which the carrying amount of the asset or asset group exceeds the estimated fair value of the asset or asset group. Long-lived assets to be disposed of by sale are reported at the lower of their carrying amounts or their estimated fair values less costs to sell and are not depreciated.
Revenue Recognition. We derive revenues principally from sales of integrated circuit products and licensing of our intellectual property and also generate revenues through sales of products that connect medical devices and by performing software hosting, software development and other services. The timing of revenue recognition and the amount of revenue actually recognized in each case depends upon a variety of factors, including the specific terms of each arrangement and the nature of our deliverables and obligations. Unearned revenues consist primarily of license fees for intellectual property with continuing performance obligations.
Revenues from sales of our products are recognized at the time of shipment, or when title and risk of loss pass to the customer and all other criteria for revenue recognition are met, if later. Revenues from providing services are recognized when earned. Revenues from providing services were less than 10% of total revenues for all periods presented.
We grant licenses or otherwise provide rights to use portions of our intellectual property portfolio, which, among other rights, includes certain patent rights essential to and/or useful in the manufacture and sale of certain wireless products. Licensees pay royalties based on their sales of products incorporating or using our licensed intellectual property and may also pay a fixed license fee in one or more installments. License fees are recognized over the estimated period of benefit of the license to the licensee, typically 5 to 15 years. Royalties are generally based upon a percentage of the wholesale (i.e., licensee’s) selling price of complete licensed products, net of certain permissible deductions (including transportation, insurance, packing costs and other items). We broadly provide per unit royalty caps that apply to certain categories of complete wireless devices, namely smartphones, tablets and laptops, which in general, effectively provide for a maximum royalty amount per device. We earn royalties on such licensed products sold worldwide by our licensees at the time that the licensees’ sales occur. Our licensees, however, do not report and pay royalties owed for sales in any given quarter until after the conclusion of that quarter, which is generally the following quarter. We recognize royalty revenues based on royalties reported by licensees during the quarter and when all other revenue recognition criteria are met.
We record reductions to revenues for customer incentive arrangements, including volume-related and other pricing rebates as well as cost reimbursements for marketing and other activities involving certain of our products and technologies. The charges for such arrangements are recorded as a reduction to accounts receivable or as other current liabilities based on whether we have the contractual right of offset. We recognize the liability based on the estimated amount of the incentive, or if not reasonably estimated, the maximum potential liability, at the later of the date at which we record the related revenues or the date at which we offer the incentive or, if payment is contingent, when the contingency is resolved. We reverse accruals for unclaimed incentive amounts to revenues when the unclaimed amounts are no longer subject to payment.

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Concentrations. Revenues in fiscal 2018 and 2017 were negatively impacted by our continued dispute with Apple Inc. and Hon Hai Precision Industry Co., Ltd./Foxconn, its affiliates and other suppliers to Apple. We did not record any revenues in fiscal 2018 or the third or fourth quarter of fiscal 2017 for royalties due on sales of Apple’s products.
A significant portion of our revenues are concentrated with a small number of customers/licensees of our QCT and QTL segments. Revenues from three customers/licensees comprised 16%, 11% and 11% of total consolidated revenues in fiscal 2018. Revenues from two customers/licensees comprised 17% and 18% in fiscal 2017 and 16% and 24% in fiscal 2016. Excluding the unpaid royalty receivables due from suppliers to Apple (Note 2), aggregate accounts receivable from three customers/licensees comprised 37% and 28% of accounts receivable at September 30, 2018 and September 24, 2017, respectively.
We rely on sole- or limited-source suppliers for some products, particularly products in the QCT segment, subjecting us to possible shortages of raw materials or manufacturing capacity. While we have established alternate suppliers for certain technologies that we consider critical, the loss of a supplier or the inability of a supplier to meet performance or quality specifications or delivery schedules could harm our ability to meet our delivery obligations and/or negatively impact our revenues, business operations and ability to compete for future business.
Shipping and Handling Costs. Costs incurred for shipping and handling are included in cost of revenues. Amounts billed to a customer for shipping and handling are reported as revenues.
Share-Based Compensation. Share-based compensation expense for equity-classified awards, principally related to restricted stock units (RSUs), is measured at the grant date, or at the acquisition date for awards assumed in business combinations, based on the estimated fair value of the award and is recognized over the employee’s requisite service period. Share-based compensation expense is adjusted to exclude amounts related to share-based awards that are expected to be forfeited.
The fair values of RSUs are estimated based on the fair market values of the underlying stock on the dates of grant or dates the RSUs are assumed. If RSUs do not have the right to participate in dividends, the fair values are discounted by the dividend yield. The weighted-average estimated fair values of employee RSUs that contain only service requirements to vest granted during fiscal 2018, 2017 and 2016 were $62.61, $66.54 and $53.56 per share, respectively. Upon vesting, we issue new shares of common stock. For the majority of RSUs, shares are issued on the vesting dates net of the amount of shares needed to satisfy statutory tax withholding requirements to be paid by us on behalf of the employees. As a result, the actual number of shares issued will be fewer than the number of RSUs outstanding. The annual pre-vest forfeiture rate for RSUs was estimated to be approximately 6%, 5% and 4% in fiscal 2018, 2017 and 2016, respectively.
Total share-based compensation expense, related to all of our share-based awards, was comprised as follows (in millions):

	2018	2017	2016
Cost of revenues	$38	$38	$40
Research and development	594	588	614
Selling, general and administrative	251	288	289
Share-based compensation expense before income taxes	883	914	943
Related income tax benefit	(140)	(161)	(190)
	$743	$753	$753

Legal and Regulatory Proceedings. We are currently involved in certain legal and regulatory proceedings. Litigation and investigations are inherently uncertain, and we face difficulties in evaluating or estimating likely outcomes or ranges of possible loss in antitrust and trade regulation investigations in particular. Investigations by antitrust and trade regulation agencies are not conducted in a consistent manner across jurisdictions. Further, each country and agency has different sets of laws, rules and regulations, both substantive and procedural, as well as different legal principles, theories and potential remedies, and some agencies may seek to use the investigation to advance domestic policy goals. Depending on the jurisdiction, these investigations can involve non-transparent procedures under which we may not receive access to evidence relied upon by the enforcement agency or that may be exculpatory and may not be informed of the specific legal theories or evidence considered or relied upon by the agency. Unlike in civil litigation in the United States, in foreign proceedings, we may not be entitled to discovery or depositions, allowed to cross-examine witnesses or confront our

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accusers. As a result, we may not be aware of, and may not be entitled to know, all allegations against us, or the information or documents provided to, or discovered or prepared by, the agency. Accordingly, we may have little or no idea what an agency’s intent is with respect to liability, penalties or the timing of a decision. In many cases the agencies are given significant discretion, and any available precedent may have limited, if any, predictive value in their jurisdictions, much less in other jurisdictions. Accordingly, we cannot predict the outcome of these matters.
If there is at least a reasonable possibility that a material loss may have been incurred associated with pending legal and regulatory proceedings, we disclose such fact, and if reasonably estimable, we provide an estimate of the possible loss or range of possible loss. We record our best estimate of a loss related to pending legal and regulatory proceedings when the loss is considered probable and the amount can be reasonably estimated. Where a range of loss can be reasonably estimated with no best estimate in the range, we record the minimum estimated liability. As additional information becomes available, we assess the potential liability related to pending legal and regulatory proceedings and revise our estimates and update our disclosures accordingly. Our legal costs associated with defending ourself are recorded to expense as incurred.
Foreign Currency. Certain foreign subsidiaries use a local currency as the functional currency. Resulting translation gains or losses are recognized as a component of accumulated other comprehensive income. Transaction gains or losses related to balances denominated in a currency other than the functional currency are recognized in the consolidated statements of operations.
Income Taxes. The asset and liability approach is used to recognize deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of assets and liabilities. Tax law and rate changes are reflected in income in the period such changes are enacted. We record a valuation allowance to reduce deferred tax assets to the amount that is more likely than not to be realized. We include interest and penalties related to income taxes, including unrecognized tax benefits, within income tax expense. We classify all deferred tax assets and liabilities as noncurrent in the consolidated balance sheets.
Our income tax returns are based on calculations and assumptions that are subject to examination by the Internal Revenue Service and other tax authorities. In addition, the calculation of our tax liabilities involves dealing with uncertainties in the application of complex tax regulations. We recognize liabilities for uncertain tax positions based on a two-step process. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates that it is more likely than not that the position will be sustained on audit, including resolution of related appeals or litigation processes, if any. The second step is to measure the tax benefit as the largest amount that is more than 50% likely of being realized upon settlement. While we believe we have appropriate support for the positions taken on our tax returns, we regularly assess the potential outcomes of examinations by tax authorities in determining the adequacy of our provision for income taxes. We continually assess the likelihood and amount of potential adjustments and adjust the income tax provision, income taxes payable and deferred taxes in the period in which the facts that give rise to a revision become known.
Beginning in fiscal 2018, we recognize excess tax benefits and shortfall tax detriments associated with share-based awards in the consolidated statements of operations, as a component of income tax expense, when realized. Prior to fiscal 2018, we recognized such excess tax benefits and shortfall tax detriments directly to stockholders’ equity when realized since, in the case of shortfall tax detriments, we had a sufficient APIC windfall pool. An excess tax benefit occurs when the actual tax benefit realized by us upon an employee’s disposition of a share-based award exceeds the deferred tax asset, if any, associated with the award that we had recorded. A shortfall tax detriment occurs when the actual tax benefit realized by us upon an employee’s disposition of a share-based award is less than the deferred tax asset, if any, associated with the award that we have recorded.
Earnings (Loss) Per Common Share. Basic earnings (loss) per common share are computed by dividing net income attributable to Qualcomm by the weighted-average number of common shares outstanding during the reporting period. Diluted earnings per common share are computed by dividing net income attributable to Qualcomm by the combination of dilutive common share equivalents, comprised of shares issuable under our share-based compensation plans and shares subject to accelerated share repurchase agreements, if any, and the weighted-average number of common shares outstanding during the reporting period. Due to the net loss in fiscal 2018, all of the common share equivalents issuable under share-based compensation plans and accelerated share repurchase agreements entered into in fiscal 2018 had an anti-dilutive effect and were therefore excluded from the computation of diluted loss per share. The following table provides information about the diluted earnings per share calculation (in millions):

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	2018	2017	2016
Dilutive common share equivalents included in diluted shares	—	13.0	13.9
Shares of common stock equivalents not included because the effect would be anti-dilutive or certain performance conditions were not satisfied at the end of the period	51.2	3.0	2.4
Recent Accounting Pronouncements.
Share-based Awards: In March 2016, the Financial Accounting Standards Board (FASB) issued new guidance that changed the accounting for share-based awards, including income taxes, classification of awards and classification in the statement of cash flows. We adopted the new guidance in the first quarter of fiscal 2018. In accordance with the new guidance, excess tax benefits or deficiencies associated with share-based awards are recognized through earnings when the awards vest or settle, rather than in stockholders’ equity. In fiscal 2018, net excess tax benefits associated with share-based awards of $22 million were recognized in income tax expense. In addition, cash flows related to excess tax benefits are presented as an operating activity and cash payments made on an employee’s behalf for withheld shares are presented as financing activities, with the prior periods adjusted accordingly. As a result of these changes, amounts for fiscal 2017 and fiscal 2016 have been adjusted as follows: net cash provided by operating activities increased by $308 million and $232 million, respectively, with a corresponding offset to net cash used in financing activities. The new guidance also impacts our earnings per share calculation as the estimate of dilutive common share equivalents under the treasury stock method no longer assumes that the estimated tax benefits realized when an award is settled are used to repurchase shares. There was no impact of this change on our calculation of earnings per share as a result of the net loss for fiscal 2018. We elected to continue our practice of estimating forfeitures expected to occur in determining the amount of compensation cost to be recognized each period.
Revenue Recognition: In May 2014, the FASB issued new guidance related to revenue recognition, which outlines a comprehensive revenue recognition model and supersedes most current revenue recognition guidance. The new guidance requires a company to recognize revenue as control of goods or services transfers to a customer at an amount that reflects the expected consideration to be received in exchange for those goods or services. It defines a five-step approach for recognizing revenue, which may require a company to use more judgment and make more estimates than under the current guidance. We will adopt the new guidance in the first quarter of fiscal 2019 using the modified retrospective approach, with the cumulative effect of applying the new guidance recognized as an adjustment to the opening retained earnings balance. We currently estimate such adjustment will result in an increase of approximately $800 million to $1.0 billion to the opening retained earnings balance for fiscal 2019, primarily related to the impacts described below, net of the associated tax effects. We have finalized our identification of changes to policy, processes and systems, as well as our assessment of data availability, and we are in the process of finalizing changes to our controls and presentation necessary to meet the additional disclosure requirements of the guidance in the notes to the consolidated financial statements.
We currently expect the adoption of this new guidance to most significantly impact our licensing business (Qualcomm Technology Licensing, or QTL). Specifically, we expect a change in the timing of revenues recognized from sales-based royalties, which are the vast majority of QTL’s revenues. We currently recognize sales-based royalties as revenues in the period in which such royalties are reported by licensees, which is after the conclusion of the quarter in which the licensees’ sales occur and when all other revenue recognition criteria are met. Under the new guidance, we will be required to estimate and recognize sales-based royalties in the period in which the associated sales occur, resulting in an acceleration of revenue recognition compared to the current method. As a result of recognizing royalty revenues based on estimates, adjustments to revenues will be required in subsequent periods based on the actual amounts reported by licensees. Upon adoption of the new guidance, licenses to use portions of our intellectual property portfolio will be considered one performance obligation, and license fees will be recognized as revenues on a straight-line basis over the estimated period of benefit of the license to the licensee, which is similar to the recognition of license revenues under the current guidance. We have historically accounted for customer incentive arrangements in our licensing and semiconductor businesses, including volume-related and other pricing rebates or cost reimbursements for marketing and other activities involving certain of our products and technologies, in part based on the maximum potential liability. Under the new guidance, we will estimate the amount of all customer incentives. We do not otherwise expect the adoption of the new guidance to have a material impact on our businesses.
Financial Assets: In January 2016, the FASB issued new guidance on classifying and measuring financial instruments, which requires that (i) all equity investments, other than equity-method investments, in unconsolidated entities generally be measured at fair value through earnings and (ii) when the fair value option has been elected for financial liabilities, changes in fair value due to instrument-specific credit risk be recognized separately in other comprehensive income.

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Additionally, it changes the disclosure requirements for financial instruments. For equity investments that do not have readily determinable fair values, we expect to use the measurement alternative, which is defined as cost, less impairments, adjusted by observable price changes in orderly transactions for identical or similar investments. We anticipate the adoption of the new guidance will increase the volatility of our investment and other income, net due to recording the changes in fair value of equity investments through earnings. We will adopt the new guidance in the first quarter of fiscal 2019 using the modified retrospective transition method for equity investments that have readily determinable fair values, with the cumulative effect of applying the new guidance recognized as an adjustment to opening retained earnings in the year of adoption, and the prospective transition method for equity investments that do not have readily determinable fair values. Upon adoption, the unrealized gains on our marketable securities of $63 million at September 30, 2018 will be recognized as an adjustment to opening retained earnings.
In June 2016, the FASB issued new guidance that changes the accounting for recognizing impairments of financial assets. Under the new guidance, credit losses for certain types of financial instruments will be estimated based on expected losses. The new guidance also modifies the impairment models for available-for-sale debt securities and for purchased financial assets with credit deterioration since their origination. The new guidance will be effective for us starting in the first quarter of fiscal 2021 and generally requires the modified retrospective transition method, with the cumulative effect of applying the new guidance recognized as an adjustment to opening retained earnings in the year of adoption, except for certain financial assets where the prospective transition method is required, such as available-for-sale debt securities for which an other-than-temporary impairment has been recorded. Early adoption is permitted starting in the first quarter of fiscal 2020. We are in the process of determining the effects the adoption will have on our consolidated financial statements and whether to adopt the new guidance early.
Leases: In February 2016, the FASB issued new guidance related to leases that outlines a comprehensive lease accounting model and supersedes the current lease guidance. The new guidance requires lessees to recognize lease liabilities and corresponding right-of-use assets for all leases with lease terms of greater than 12 months. It also changes the definition of a lease and expands the disclosure requirements of lease arrangements. We will adopt the new guidance in the first quarter of fiscal 2020 and expect to use the modified retrospective approach and to elect certain practical expedients, with the cumulative effect of applying the new guidance recognized as an adjustment to opening retained earnings in the year of adoption. We are in the process of determining the effects the adoption will have on our consolidated financial statements.
Hedge Instruments: In August 2017, the FASB issued new guidance that expands and refines hedge accounting for both financial and non-financial risks, aligns the recognition and presentation of the effects of hedging instruments and hedged items in the financial statements, and includes targeted improvements related to the assessment of hedge effectiveness. The new guidance also modifies disclosure requirements for hedging activities. We will adopt the new guidance as of the beginning of the first quarter of fiscal 2019 using the modified retrospective transition method, with the cumulative effect of applying the new guidance recognized as an adjustment to opening retained earnings, which is expected to be negligible. We do not expect the effects of the adoption to have a material impact on our consolidated financial statements.
Other: In August 2016, the FASB issued new guidance related to the classification of certain cash receipts and cash payments on the statement of cash flows. We will adopt the new guidance in the first quarter of fiscal 2019 using the retrospective transition method for each period presented and do not expect the effects of the adoption to have a material impact on our consolidated statements of cash flows.
In October 2016, the FASB issued new guidance that changes the accounting for income tax effects of intra-entity transfers of assets other than inventory. Under the new guidance, the selling (transferring) entity is required to recognize a current tax expense or benefit upon transfer of the asset. Similarly, the purchasing (receiving) entity is required to recognize a deferred tax asset or deferred tax liability, as well as the related deferred tax benefit or expense, upon receipt of the asset. We will adopt the new guidance in the first quarter of fiscal 2019 using the modified retrospective transition method, with the cumulative effect of applying the new guidance recognized as an adjustment to opening retained earnings in the year of adoption. We estimate the increase to the opening retained earnings to be approximately $2.5 billion, primarily as the result of establishing a deferred tax asset on the basis difference of certain intellectual property distributed from one of our foreign subsidiaries to a subsidiary in the United States in fiscal 2018 (Note 3).
In November 2016, the FASB issued new guidance related to the classification and presentation of changes in restricted cash and cash equivalents in the statement of cash flows. We will adopt the new guidance in the first quarter of fiscal 2019 using the retrospective transition method for each period presented, which will result in certain amounts in fiscal 2017 and 2018 to be adjusted to conform to the new guidance upon adoption in the first quarter of fiscal 2019. During fiscal 2017 and 2018, we had restricted cash and cash equivalents related to funds deposited as collateral for outstanding letters of credit in

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connection with the NXP Purchase Agreement (Note 9). Restricted cash and cash equivalents related to the outstanding letters of credit totaled $700 million at the end of each of the first, second and third quarters of fiscal 2017 and $2.0 billion at the end of each of the fourth quarter of fiscal 2017 and the first, second and third quarters of fiscal 2018. There was no restricted cash at the end of the fourth quarter of fiscal 2018. Additionally, at the end of the third quarter of fiscal 2018, we had restricted cash and cash equivalents of $2.8 billion related to irrevocably deposited cash to redeem notes in July 2018. Otherwise, we do not expect the effects of the retrospective adoption to have a material impact on our consolidated statements of cash flows.
Note 2. Composition of Certain Financial Statement Items

Accounts Receivable (in millions)
	September 30, 2018	September 24, 2017
Trade, net of allowances for doubtful accounts of $56 and $11, respectively	$2,848	$3,576
Long-term contracts	20	40
Other	36	16
	$2,904	$3,632
Accounts receivable at the end of both fiscal 2018 and fiscal 2017 included approximately $960 million related to the short payment in the second quarter of fiscal 2017 of royalties reported by and deemed collectible from Apple’s contract manufacturers. This same amount was recorded in customer-related liabilities (in other current liabilities) for Apple, since we do not have the contractual right to offset these amounts.

Inventories (in millions)
	September 30, 2018	September 24, 2017
Raw materials	$72	$103
Work-in-process	715	799
Finished goods	906	1,133
	$1,693	$2,035

Property, Plant and Equipment (in millions)	September 30, 2018	September 24, 2017
Land	$186	$195
Buildings and improvements	1,575	1,595
Computer equipment and software	1,419	1,609
Machinery and equipment	3,792	3,528
Furniture and office equipment	85	109
Leasehold improvements	325	310
Construction in progress	79	73
	7,461	7,419
Less accumulated depreciation and amortization	(4,486)	(4,203)
	$2,975	$3,216
Depreciation and amortization expense related to property, plant and equipment for fiscal 2018, 2017 and 2016 was $776 million, $684 million and $624 million, respectively. The gross book values of property under capital leases included in buildings and improvements were negligible at September 30, 2018 and September 24, 2017.
Goodwill and Other Intangible Assets. We allocate goodwill to our reporting units for annual impairment testing purposes. The following table presents the goodwill allocated to our reportable and nonreportable segments, as described in Note 8, as well as the changes in the carrying amounts of goodwill during fiscal 2018 and 2017 (in millions):

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	QCT	QTL	Nonreportable Segments	Total
Balance at September 25, 2016	$4,674	$718	$287	$5,679
Acquisitions	841	23	11	875
Other (1)	66	—	3	69
Balance at September 24, 2017 (2)	5,581	741	301	6,623
Acquisitions	—	—	—	—
Impairments	—	(22)	(107)	(129)
Other (1)	6	(1)	(1)	4
Balance at September 30, 2018 (2)	$5,587	$718	$193	$6,498

(1)	Includes changes in goodwill amounts resulting from foreign currency translation, purchase accounting adjustments.

(2)	Cumulative goodwill impairments were $666 million and $537 million at September 30, 2018 and September 24, 2017, respectively.
The components of other intangible assets, net were as follows (in millions):

	September 30, 2018			September 24, 2017
	Gross Carrying Amount	Accumulated Amortization	Weighted-average amortization period (years)	Gross Carrying Amount	Accumulated Amortization	Weighted-average amortization period (years)
Wireless spectrum	$1	$—	20	$1	$—	20
Marketing-related	51	(39)	5	77	(52)	4
Technology-based	6,334	(3,461)	10	6,413	(2,818)	10
Customer-related	97	(28)	10	149	(33)	9
	$6,483	$(3,528)		$6,640	$(2,903)	10
All of these intangible assets are subject to amortization, other than acquired in-process research and development with carrying values of $74 million at September 24, 2017. At September 30, 2018, all acquired in-process research and development projects were completed and are being amortized over their useful lives. Amortization expense related to these intangible assets was $785 million, $777 million and $804 million for fiscal 2018, 2017 and 2016, respectively. Amortization expense related to these intangible assets is expected to be $733 million, $630 million, $517 million, $418 million and $285 million for each of the five years from fiscal 2019 through 2023, respectively, and $372 million thereafter.

Other Current Liabilities (in millions)
	September 30, 2018	September 24, 2017
Customer incentives and other customer-related liabilities	$3,347	$2,804
Accrual for EC fine (Note 7)	1,167	—
Income taxes payable	453	312
Accrual for TFTC fine (Note 7)	—	778
RF360 Holdings Put and Call Option (Note 9)	1,137	—
Other	721	862
	$6,825	$4,756
Customer incentives and other customer-related liabilities substantially consist of amounts payable to customers for incentive and other arrangements, including volume-related and other pricing rebates and cost reimbursements for marketing and other activities involving certain of our products and technologies. The corresponding charges for such arrangements were recorded as a reduction to revenues.

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Accumulated Other Comprehensive Income. Changes in the components of accumulated other comprehensive income, net of income taxes, in Qualcomm stockholders’ equity during fiscal 2018 were as follows (in millions):

	Foreign Currency Translation Adjustment	Noncredit Other-than-Temporary Impairment Losses and Subsequent Changes in Fair Value for Certain Available-for-Sale Debt Securities	Net Unrealized Gain (Loss) on Other Available-for-Sale Securities	Net Unrealized Gain (Loss) on Derivative Instruments	Other Gains	Total Accumulated Other Comprehensive Income
Balance at September 24, 2017	$147	$23	$218	$(8)	$4	$384
Other comprehensive (loss) income before reclassifications	(136)	—	29	(17)	(3)	(127)
Reclassifications from accumulated other comprehensive income	—	—	(4)	12	—	8
Other comprehensive (loss) income	(136)	—	25	(5)	(3)	(119)
Balance at September 30, 2018	$11	$23	$243	$(13)	$1	$265
Reclassifications from accumulated other comprehensive income related to net gains on available-for-sale securities were negligible, $201 million and $83 million during fiscal 2018, 2017 and 2016, respectively, and were recorded in investment and other income, net (Note 2). Reclassifications from accumulated other comprehensive income related to foreign currency translation losses of $21 million during fiscal 2016 were recorded in selling, general and administrative expenses and other operating expenses. Reclassifications from accumulated other comprehensive income related to foreign currency translation adjustments during fiscal 2018 and 2017 were negligible. Reclassifications from accumulated other comprehensive income related to derivative instruments of $12 million, $10 million and negligible for fiscal 2018, 2017 and 2016, respectively, were recorded in revenues, cost of revenues, research and development expenses and selling, general and administrative expenses.
Other Income, Costs and Expenses. Other expenses in fiscal 2018 consisted of a $2.0 billion charge related to the termination of our purchase agreement to acquire NXP (Note 9), a $1.2 billion charge related to the European Commission (EC) fine (Note 7), $629 million in restructuring and restructuring-related charges related to our Cost Plan (Note 10) and a $676 million benefit related to the settlement of the Taiwan Fair Trade Commission (TFTC) investigation (Note 7).
Other expenses for fiscal 2017 consisted of a $927 million charge related to the Korea Fair Trade Commission (KFTC) fine (Note 7), including related foreign currency losses, a $778 million charge related to the TFTC fine (Note 7) and $37 million in restructuring and restructuring-related charges related to our Strategic Realignment Plan (Note 10).
Other income for fiscal 2016 included a gain of $380 million on the sale of wireless spectrum in the United Kingdom that was held by the QSI (Qualcomm Strategic Initiatives) segment in the first quarter of fiscal 2016 for $232 million in cash and $275 million in deferred payments due in 2020 to 2023, which were recorded at their present values in other noncurrent assets. Other income for fiscal 2016 also included $202 million in restructuring and restructuring-related charges, which were partially offset by a $48 million gain on the sale of our business that provided augmented reality applications, all of which related to our Strategic Realignment Plan.

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Investment and Other Income, Net (in millions)
	2018	2017	2016
Interest and dividend income	$625	$619	$611
Net realized gains on marketable securities	41	456	239
Net realized gains on other investments	83	74	49
Impairment losses on marketable securities	(6)	(131)	(112)
Impairment losses on other investments	(69)	(46)	(60)
Net (losses) gains on derivative instruments	(27)	32	(8)
Equity in net losses of investees	(145)	(74)	(84)
Net gains (losses) on foreign currency transactions	37	(30)	—
	$539	$900	$635
Note 3. Income Taxes
The components of the income tax provision were as follows (in millions):

	2018	2017	2016
Current provision (benefit):
Federal	$2,559	$72	$4
State	(1)	3	4
Foreign	777	1,256	1,411
	3,335	1,331	1,419
Deferred provision (benefit):
Federal	1,867	(586)	(184)
State	1	4	6
Foreign	174	(194)	(110)
	2,042	(776)	(288)
	$5,377	$555	$1,131
The foreign component of the income tax provision consisted primarily of foreign withholding taxes on royalty revenues included in U.S. earnings.
The components of income before income taxes by U.S. and foreign jurisdictions were as follows (in millions):

	2018	2017	2016
United States	$(1,713)	$(762)	$3,032
Foreign	2,226	3,782	3,801
	$513	$3,020	$6,833

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The foreign component of income before income taxes in foreign jurisdictions consisted primarily of income earned in Singapore.
The following is a reconciliation of the expected statutory federal income tax provision to our actual income tax provision (in millions):

	2018	2017	2016
Expected income tax provision at federal statutory tax rate	$127	$1,057	$2,392
State income tax provision, net of federal benefit	2	8	19
Toll Charge from U.S. tax reform	5,236	—	—
Benefits from foreign income taxed at other than U.S. rates	(834)	(963)	(1,068)
Valuation allowance on deferred tax assets related to NXP termination fee (Note 9)	494	—	—
Remeasurement of deferred taxes due to changes in statutory rate due to U.S. tax reform	438	—	—
Benefits related to research and development tax credits	(136)	(81)	(143)
Nondeductible charges and reversals related to the EC, KFTC and TFTC investigations	(119)	363	—
Taxes on undistributed foreign earnings	87	—	—
Impact of changes in tax reserves and audit settlements for prior year tax positions	—	111	—
Worthless stock deduction of domestic subsidiary	—	—	(101)
Other	82	60	32
	$5,377	$555	$1,131
On December 22, 2017, tax reform legislation known as the Tax Cuts and Jobs Act (the Tax Legislation) was enacted in the United States. The Tax Legislation significantly revises the United States corporate income tax by, among other things, lowering the corporate income tax rate to 21%, implementing a modified territorial tax system and imposing a one-time repatriation tax on deemed repatriated earnings and profits of U.S.-owned foreign subsidiaries (the Toll Charge). As a fiscal-year taxpayer, certain provisions of the Tax Legislation impacted us in fiscal 2018, including the change in the corporate income tax rate and the Toll Charge, while other provisions will be effective starting at the beginning of fiscal 2019, including the implementation of a modified territorial tax system. The United States federal income tax rate reduction was effective as of January 1, 2018. Accordingly, our federal statutory income tax rate for fiscal 2018 reflected a blended rate of approximately 25%.
Pursuant to the Securities and Exchange Commission Staff Accounting Bulletin No. 118, Income Tax Accounting Implications of the Tax Cuts and Jobs Act, we have not finalized the accounting for the income tax effects of the Tax Legislation related to the Toll Charge. Further, we are in the process of analyzing the effects of new taxes due on certain foreign income, such as GILTI (global intangible low-taxed income), BEAT (base-erosion anti-abuse tax) and FDII (foreign-derived intangible income), and limitations on interest expense deductions (if certain conditions apply), all of which are effective starting in fiscal 2019, as well as other provisions of the Tax Legislation. We have elected to account for GILTI as period costs, if and when incurred. As a result of recognizing the impact of the Tax Legislation in income tax expense, certain tax effects, which were nominal, were stranded in accumulated other comprehensive income, and we will not reclassify such amounts to retained earnings. The impact of the Tax Legislation related to the Toll Charge may differ from this estimate during the remainder of the one-year measurement period due to, among other things, further refinement of our calculations, changes in interpretations and assumptions we have made, guidance that may be issued and actions we may take as a result of the Tax Legislation.
As a result of the Tax Legislation, we recorded a charge of $5.7 billion to income tax expense in fiscal 2018, comprised of $5.2 billion related to the estimated Toll Charge and $438 million resulting from the remeasurement of U.S. deferred tax assets and liabilities that existed at the end of fiscal 2017 at a lower enacted corporate income tax rate, which included a $135 million tax benefit recorded in fiscal 2018 related to the remeasurement of a U.S. deferred tax liability that was established as a result of a change in one of our tax positions due to Tax Legislation.
The Toll Charge is based on our post-1986 earnings and profits of U.S.-owned foreign subsidiaries through December 31, 2017 for which we had previously deferred U.S. income taxes. We have not yet finalized our calculation of the total post-1986 foreign earnings and profits for the respective foreign subsidiaries. Further, the Toll Charge is based in part on the amount of those earnings held in cash and other specific assets. In addition, we remeasured our deferred tax assets and

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liabilities that existed at the end of fiscal 2017 based on the income tax rate at which they are expected to reverse, which primarily assumes the reduced income tax rate of 21% applicable in fiscal 2019, resulting in a reduction to noncurrent net deferred tax assets of $438 million in fiscal 2018.
We have historically asserted our intention to indefinitely reinvest the operating earnings of certain non-U.S. subsidiaries outside the United States based on our plans for use and/or investment outside of the United States and our belief that our sources of cash and liquidity in the United States would be sufficient to meet future domestic cash needs. The Tax Legislation eliminated certain material tax effects on the repatriation of cash to the United States. Future repatriation of cash and other property held by our foreign subsidiaries will generally not be subject to U.S. federal income tax. As a result, we reevaluated our historic assertion, and as of September 30, 2018, we no longer consider substantially all of our foreign earnings to be indefinitely reinvested in our foreign subsidiaries. As a result of our change in assertion, during fiscal 2018, we recorded a charge of $87 million to income tax expense related to outside basis differences that are no longer permanently reinvested. We have not recorded a deferred tax liability of approximately $31 million related to foreign withholding taxes on approximately $137 million of undistributed earnings of certain subsidiaries that we continue to consider to be indefinitely reinvested outside the United States. Should we decide to no longer indefinitely reinvest such earnings outside the United States, we would have to adjust the income tax provision in the period management makes such determination.
As a result of the Toll Charge imposed by the Tax Legislation, we expect to fully utilize all of our unused federal tax credits that existed at the end of fiscal 2017 of $1.3 billion. We will elect to pay the Toll Charge, interest free, over a period of eight years, with payments beginning on January 15, 2019. We did not discount the amount of the Toll Charge. At September 30, 2018, we estimated that we will pay $2.5 billion for the Toll Charge, which was net of tax credit carryforwards and tax credits generated through fiscal 2018. This amount may be further reduced by excess tax credits generated in fiscal 2019. At September 30, 2018, $201 million, which represents the first installment that is due on January 15, 2019, was included in other current liabilities, with the remaining liability included in noncurrent income taxes payable.
As a result of the Tax Legislation, in fiscal 2019, several of our foreign subsidiaries will make tax elections to be treated as U.S. branches for federal income tax purposes (commonly referred to as “check-the-box” elections) effective beginning in fiscal 2018 and 2019. We believe that, by these foreign subsidiaries being treated as U.S. branches for federal income taxes, rather than controlled foreign corporations, we will significantly reduce the risk of being subject to GILTI and BEAT taxes, both of which are effective for us starting in fiscal 2019. As a result of making these check-the-box elections in the first quarter of fiscal 2019, we expect to record an estimated tax benefit of $525 million to $575 million due to establishing new U.S. net deferred tax assets resulting from the difference between the GAAP basis and the U.S. federal tax carryover basis of the existing assets and liabilities of those foreign subsidiaries, primarily related to customer incentive liabilities that have not been deducted for tax purposes. Additionally, during fiscal 2018, one of our foreign subsidiaries distributed certain intellectual property to a U.S. subsidiary resulting in a difference between the GAAP basis and the U.S. federal tax basis of the distributed intellectual property. Upon adoption of the new guidance in the first quarter fiscal 2019 that changes the accounting for income tax effects of such intra-entity transfers of assets (Note 1), we expect to record an estimated deferred tax asset of approximately $2.5 billion.
Income tax expense for fiscal 2018 was further negatively impacted by the charge recorded in the fourth quarter of fiscal 2018 related to the termination fee paid to NXP, which did not result in a tax benefit after the consideration of realizability of such loss. Fiscal 2018 and 2017 income tax expense was also impacted by the EC, KFTC and TFTC fines, and settlement with the TFTC, which are not deductible for tax purposes and portions of which were attributable to foreign jurisdictions and to the United States. These impacts were partially offset in fiscal 2018 and 2017 by lower U.S. revenues primarily related to decreased royalty revenues from Apple’s contract manufacturers and, for fiscal 2017, the BlackBerry arbitration.
Income tax expense for fiscal 2017 also reflected the increase in our Singapore tax rate as a result of the expiration of certain of our tax incentives in March 2017, which was substantially offset by tax benefits resulting from the increase in our Singapore tax rate that will be in effect when certain deferred tax assets are scheduled to reverse. During the third quarter of fiscal 2018, we entered into a new tax incentive agreement in Singapore that results in a reduced tax rate from March 2017 through March 2022, provided that we meet specified employment and investment criteria in Singapore. Our Singapore tax rate will increase in March 2022 as a result of expiration of these incentives and again in March 2027 upon the expiration of tax incentives under a prior agreement. As a result of this new tax incentive, our income tax expense for fiscal 2018 was reduced by approximately $130 million. Without these tax incentives, our income tax expense would have been higher and impacted earnings (loss) per share attributable to Qualcomm as follows (in millions, except per share amounts):

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	2018	2017	2016
Additional income tax expense	$652	$493	$487
Reduction to diluted earnings (loss) per share	0.45	0.33	0.32
We had deferred tax assets and deferred tax liabilities as follows (in millions):

	September 30, 2018	September 24, 2017
Unused tax credits	$1,044	$1,798
Unused net operating losses	696	208
Unearned revenues	446	886
Accrued liabilities and reserves	396	888
Unrealized losses on other investments and marketable securities	126	151
Share-based compensation	97	241
Other	26	21
Total gross deferred tax assets	2,831	4,193
Valuation allowance	(1,529)	(863)
Total net deferred tax assets	1,302	3,330
Intangible assets	(322)	(535)
Accrued revenues	(202)	—
Accrued withholding taxes	(90)	—
Unrealized gains on other investments and marketable securities	(26)	(33)
Other	(49)	(95)
Total deferred tax liabilities	(689)	(663)
Net deferred tax assets	$613	$2,667
Reported as:
Non-current deferred tax assets	$904	$2,900
Non-current deferred tax liabilities (1)	(291)	(233)
	$613	$2,667

(1)	Non-current deferred tax liabilities were included in other liabilities in the consolidated balance sheets.
At September 30, 2018, we had unused federal net operating loss carryforwards of $213 million expiring from 2021 through 2035, unused state net operating loss carryforwards of $949 million expiring from 2019 through 2038 and unused foreign net operating loss carryforwards of $2.3 billion, of which $2.0 billion expire in 2027. At September 30, 2018, we had unused state tax credits of $892 million, of which substantially all may be carried forward indefinitely, unused federal tax credits of $126 million expiring from 2026 through 2028 and unused tax credits of $26 million in foreign jurisdictions expiring from 2033 through 2038. We do not expect our federal net operating loss carryforwards to expire unused.
At September 30, 2018, we have provided a valuation allowance on certain state tax credits, foreign deferred tax assets and state net operating losses of $879 million, $604 million and $46 million, respectively. The valuation allowances reflect the uncertainties surrounding our ability to generate sufficient future taxable income in certain foreign and state tax jurisdictions to utilize our net operating losses and our ability to generate sufficient capital gains to utilize all capital losses. We believe, more likely than not, that we will have sufficient taxable income after deductions related to share-based awards to utilize our remaining deferred tax assets.

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A summary of the changes in the amount of unrecognized tax benefits for fiscal 2018, 2017 and 2016 follows (in millions):

	2018	2017	2016
Beginning balance of unrecognized tax benefits	$372	$271	$40
Additions based on prior year tax positions	7	92	20
Reductions for prior year tax positions and lapse in statute of limitations	(11)	(11)	(6)
Additions for current year tax positions	18	23	218
Settlements with taxing authorities	(169)	(3)	(1)
Ending balance of unrecognized tax benefits	$217	$372	$271
We believe that it is reasonably possible that certain unrecognized tax benefits recorded at September 30, 2018 may result in a cash payment in fiscal 2019. Unrecognized tax benefits at September 30, 2018 included $92 million for tax positions that, if recognized, would impact the effective tax rate. The unrecognized tax benefits differ from the amount that would affect our effective tax rate primarily because the unrecognized tax benefits were included on a gross basis and did not reflect secondary impacts such as the federal deduction for state taxes, adjustments to deferred tax assets and the valuation allowance that might be required if our tax positions are sustained. The decrease in unrecognized tax benefits in fiscal 2018 was primarily due to an agreement reached with the IRS related to tax positions on the classification of income in our fiscal 2016 federal income tax return. The increase in unrecognized tax benefits in fiscal 2017 was primarily due to tax positions related to transfer pricing. We believe that it is reasonably possible that the total amount of unrecognized tax benefits at September 30, 2018 may increase or decrease in fiscal 2019.
We file income tax returns in the United States federal jurisdiction and various state and foreign jurisdictions. We are currently a participant in the IRS Compliance Assurance Process, whereby we and the IRS endeavor to agree on the treatment of all tax issues prior to the tax return being filed. We are no longer subject to U.S. federal income tax examinations for years prior to fiscal 2015. We are subject to examination by the California Franchise Tax Board for fiscal years after 2014. We are also subject to examination in other taxing jurisdictions in the United States and numerous foreign jurisdictions, most notably in countries where we earn a routine return and tax authorities believe substantial value-add activities are performed. These examinations are at various stages with respect to assessments, claims, deficiencies and refunds, many of which are open for periods after fiscal 2000. We continually assess the likelihood and amount of potential adjustments and adjust the income tax provision, income taxes payable and deferred taxes in the period in which the facts give rise to a revision become known. As of September 30, 2018, we believe that adequate amounts have been reserved for based on facts known. However, the final determination of tax audits and any related legal proceedings could materially differ from amounts reflected in our income tax provision and the related accruals.
Cash amounts paid for income taxes, net of refunds received, were $877 million, $1.0 billion and $1.3 billion for fiscal 2018, 2017 and 2016, respectively.
Note 4. Capital Stock
Stock Repurchase Program. On July 26, 2018, we announced a stock repurchase program authorizing us to repurchase up to $30 billion of our common stock. The stock repurchase program has no expiration date. The $30 billion stock repurchase program replaced a $10 billion stock repurchase program announced on May 9, 2018, of which $9.0 billion remained authorized for repurchase. In August 2018, we completed a “modified Dutch auction” tender offer and paid an aggregate of $5.1 billion, excluding fees and related expenses, to repurchase 76.2 million shares of our common stock, which were retired, at a price of $67.50 per share.
In September 2018, we entered into three accelerated share repurchase agreements (ASR Agreements) with three financial institutions under which we paid an aggregate of $16.0 billion upfront to the financial institutions and received from them an initial delivery of 178.4 million shares of our common stock, which were retired, and recorded as a $12.8 billion reduction to stockholders’ equity. The final number of shares to be repurchased will be based on the volume-weighted average stock price of our common stock during the terms of the transactions, less a discount and subject to adjustments pursuant to the terms and conditions of the ASR Agreements, and will also be retired upon delivery to us and recorded as a reduction to stockholders’ equity. This is evaluated as an unsettled forward contract indexed to our own stock, with $3.2 billion classified within stockholders’ equity. The transactions are scheduled to terminate in August 2019 but may terminate earlier in certain circumstances. At settlement, under certain circumstances, one or more of the financial institutions may be required to deliver additional shares of common stock to us, or under certain circumstances, we may be

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required to deliver shares of common stock or to make a cash payment to one or more of the financial institutions, with the method of settlement at our election.
During fiscal 2018, 2017 and 2016, we repurchased and retired an additional 24.2 million, 22.8 million and 73.8 million shares of common stock, respectively, for $1.4 billion, $1.3 billion and $3.9 billion, respectively, before commissions. To reflect share repurchases in the consolidated balance sheet, we (i) reduce common stock for the par value of the shares, (ii) reduce paid-in capital for the amount in excess of par to zero during the quarter in which the shares are repurchased and (iii) record the residual amount to retained earnings. At September 30, 2018, $8.9 billion remained authorized for repurchase under our stock repurchase program. Since September 30, 2018, we repurchased and retired 8.5 million shares of common stock for $542 million.
Dividends. On October 23, 2018, we announced a cash dividend of $0.62 per share on our common stock, payable on December 20, 2018 to stockholders of record as of the close of business on December 6, 2018. Dividends charged to retained earnings in fiscal 2018, 2017 and 2016 were as follows (in millions, except per share data):

	2018		2017		2016
	Per Share	Total	Per Share	Total	Per Share	Total
First quarter	$0.57	$862	$0.53	$801	$0.48	$730
Second quarter	0.57	857	0.53	798	0.48	726
Third quarter	0.62	921	0.57	858	0.53	794
Fourth quarter	0.62	877	0.57	857	0.53	796
	$2.38	$3,517	$2.20	$3,314	$2.02	$3,046
Note 5. Employee Benefit Plans
Employee Savings and Retirement Plan. We have a 401(k) plan that allows eligible employees to contribute up to 85% of their eligible compensation, subject to annual limits. We match a portion of the employee contributions and may, at our discretion, make additional contributions based upon earnings. Our contribution expense was $78 million, $76 million and $74 million in fiscal 2018, 2017 and 2016, respectively.
Equity Compensation Plans. On March 8, 2016, our stockholders approved the Qualcomm Incorporated 2016 Long-Term Incentive Plan (the 2016 Plan), which replaced the Qualcomm Incorporated 2006 Long-Term Incentive Plan (the Prior Plan). Effective on and after that date, no new awards will be granted under the Prior Plan, although all outstanding awards under the Prior Plan will remain outstanding according to their terms and the terms of the Prior Plan. The 2016 Plan provides for the grant of incentive and nonstatutory stock options, stock appreciation rights, restricted stock, unrestricted stock, restricted stock units, performance units, performance shares, deferred compensation awards and other stock-based awards. The share reserve under the 2016 Plan is equal to 90.0 million shares, plus approximately 20.1 million shares that were available for future grant under the Prior Plan on March 8, 2016, for a total of approximately 110.1 million shares initially available for grant under the 2016 Plan. This share reserve is automatically increased as provided in the 2016 Plan by the number of shares subject to stock options that were granted under the Prior Plan and outstanding as of March 8, 2016, which after that date expire or for any reason are forfeited, canceled or terminated, and by two times the number of shares subject to any awards other than stock options that were granted under the Prior Plan and outstanding as of March 8, 2016, which after that date expire, are forfeited, canceled or terminated, fail to vest, are not earned due to any performance goal that is not met, are otherwise reacquired without having become vested, or are paid in cash, exchanged by a participant or withheld by us to satisfy any tax withholding or tax payment obligations related to such award. The Board of Directors may amend or terminate the 2016 Plan at any time. Certain amendments, including an increase in the share reserve, require stockholder approval. At September 30, 2018, approximately 79.3 million shares were available for future grant under the 2016 Plan.
RSUs are share awards that entitle the holder to receive shares of our common stock upon vesting. The RSUs generally include dividend-equivalent rights and vest over periods of three years from the date of grant. A summary of RSU transactions that contain only service requirements to vest for all equity compensation plans follows:

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	Number of Shares	Weighted-Average Grant Date Fair Value	Aggregate Intrinsic Value
	(In thousands)		(In billions)
RSUs outstanding at September 24, 2017	24,704	$62.46
RSUs granted	16,297	62.61
RSUs canceled/forfeited	(4,195)	61.74
RSUs vested	(13,709)	63.43
RSUs outstanding at September 30, 2018	23,097	$62.12	$1.7
At September 30, 2018, total unrecognized compensation expense related to such non-vested RSUs granted prior to that date was $889 million, which is expected to be recognized over a weighted-average period of 1.7 years. The total vest-date fair value of such RSUs that vested during fiscal 2018, 2017 and 2016 was $940 million, $820 million and $685 million, respectively. The total shares withheld to satisfy statutory tax withholding requirements related to all share-based awards were approximately 4.4 million, 4.2 million and 4.3 million in fiscal 2018, 2017 and 2016, respectively, and were based on the value of the awards on their vesting dates as determined by our closing stock price.
The Board of Directors may grant stock options to employees, directors and consultants to purchase shares of our common stock at an exercise price not less than the fair market value of the stock at the date of grant. Stock options vest over periods not exceeding five years and are exercisable for up to ten years from the grant date. A summary of stock option transactions that contain only service requirements to vest for all equity compensation plans follows:

	Number of Shares	Weighted- Average Exercise Price	Average Remaining Contractual Term	Aggregate Intrinsic Value
	(In thousands)		(Years)	(In millions)
Stock options outstanding at September 24, 2017	12,385	$40.99
Stock options canceled/forfeited/expired	(59)	41.78
Stock options exercised	(7,739)	41.03
Stock options outstanding at September 30, 2018	4,587	40.92	0.8	$143
Exercisable at September 30, 2018	4,587	$40.92	0.8	$143
The total intrinsic value of stock options exercised during fiscal 2018, 2017 and 2016 was $156 million, $118 million and $147 million, respectively, and the amount of cash received from the exercise of stock options was $317 million, $236 million and $436 million, respectively. Upon option exercise, we issue new shares of stock.
The total tax benefits realized, including the excess tax benefits, related to share-based awards during fiscal 2018, 2017 and 2016 were $254 million, $301 million and $253 million, respectively.
Employee Stock Purchase Plan. We have an employee stock purchase plan for eligible employees to purchase shares of common stock at 85% of the lower of the fair market value on the first or the last day of each offering period, which is generally six months. Employees may authorize us to withhold up to 15% of their compensation during any offering period, subject to certain limitations. The employee stock purchase plan includes a non-423(b) plan. On March 23, 2018, our stockholders approved an amendment to the Amended and Restated QUALCOMM Incorporated 2001 Employee Stock Purchase Plan to increase the share reserve by 30.0 million shares. The shares authorized under the plan were approximately 101.7 million at September 30, 2018. The shares reserved for future issuance were approximately 38.9 million at September 30, 2018. During fiscal 2018, 2017 and 2016, approximately 5.8 million, 5.7 million and 6.0 million shares, respectively, were issued under the plan at an average price of $49.41, $45.29 and $38.89 per share, respectively. At September 30, 2018, total unrecognized compensation expense related to non-vested purchase rights granted prior to that date was $24 million. We recorded cash received from the exercise of purchase rights of $286 million, $260 million and $232 million during fiscal 2018, 2017 and 2016, respectively.

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Note 6. Debt
Revolving Credit Facility. We have an Amended and Restated Revolving Credit Facility (2016 Amended and Restated Revolving Credit Facility) that provides for unsecured revolving facility loans, swing line loans and letters of credit in an aggregate amount of up to $5.0 billion, of which $530 million and $4.47 billion will expire in February 2020 and November 2021, respectively. Proceeds from the Amended and Restated Revolving Credit Facility are expected to be used for general corporate purposes. Loans under the 2016 Amended and Restated Revolving Credit Facility will bear interest, at our option, at either the reserve-adjusted Eurocurrency Rate (determined in accordance with the 2016 Amended and Restated Revolving Credit Facility) or the Base Rate (determined in accordance with the 2016 Amended and Restated Revolving Credit Facility), in each case plus an applicable margin based on our long-term unsecured senior, non-credit enhanced debt ratings. The margins over the reserve-adjusted Eurocurrency Rate and the Base Rate will be 0.805% and 0.00% per annum, respectively. The 2016 Amended and Restated Revolving Credit Facility has a facility fee, which accrues at a rate of 0.07% per annum. At September 30, 2018 and September 24, 2017, we had not borrowed any funds under the 2016 Amended and Restated Revolving Credit Facility.
Commercial Paper Program. We have an unsecured commercial paper program, which provides for the issuance of up to $5.0 billion of commercial paper. Net proceeds from this program are used for general corporate purposes. Maturities of commercial paper can range from 1 day to up to 397 days. At September 30, 2018 and September 24, 2017, we had $1.0 billion and $999 million, respectively, of outstanding commercial paper recorded as short-term debt with a weighted-average interest rate of 2.35% and 1.19%, respectively, which included fees paid to the commercial paper dealers, and weighted-average remaining days to maturity of 16 days and 45 days, respectively. The carrying value of the outstanding commercial paper approximated its estimated fair value at September 30, 2018 and September 24, 2017.
NXP-Related Credit and Term Loan Facilities. In July 2018, we terminated our agreement to acquire NXP (Note 9). As a result, the credit agreements that were established primarily to finance the NXP acquisition were terminated in accordance with their terms in the fourth quarter of fiscal 2018. The credit agreements terminated had provided for (a) senior unsecured delayed-draw revolving facility loans in an aggregate amount of $3.0 billion (as amended, the 2018 Revolving Credit Facility), (b) senior unsecured delayed-draw term facility loans in an aggregate amount of $4.0 billion (as amended, the 2016 Term Loan Facility) and (c) senior unsecured delayed-draw term facility loans in an aggregate amount of $7.0 billion (as amended, the 2018 Term Loan Facility). We had not borrowed any funds under the 2018 Revolving Credit Facility, 2016 Term Loan Facility or 2018 Term Loan Facility.
Long-term Debt. In May 2015, we issued an aggregate principal amount of $10.0 billion of unsecured floating- and fixed-rate notes (May 2015 Notes) with varying maturities. The proceeds from the May 2015 Notes of $9.9 billion, net of underwriting discounts and offering expenses, were used to fund stock repurchases and also for other general corporate purposes. In May 2017, we issued an aggregate principal amount of $11.0 billion of unsecured floating- and fixed-rate notes (May 2017 Notes) with varying maturities. The proceeds from the May 2017 Notes of $10.95 billion, net of underwriting discounts and offering expenses, were intended to be used to finance, in part, our proposed acquisition of NXP and other related transactions and for general corporate purposes. Our floating-rate notes due 2019, floating-rate notes due 2020, fixed-rate 1.85% notes due 2019 and fixed-rate 2.10% notes due 2020 (collectively, the Old SMR Notes) issued in May 2017 for an aggregate principal amount of $4.0 billion were subject to special mandatory redemption provisions that required redemption on the first to occur of (i) the termination of the NXP purchase agreement or (ii) June 1, 2018 if the NXP transaction had not closed as of such date. In May 2018, we completed private offerings to exchange $122 million of the Old SMR Notes for new notes (the New SMR Notes) that had the same principal amount and terms, except for a new special mandatory redemption date of November 1, 2018 and maturity dates that were one day after the applicable maturity dates for the applicable series of Old SMR Notes. Also, in May 2018, we repurchased $71 million of Old SMR Notes that were not eligible for exchange in the May 2018 private offerings. In July 2018, we repurchased $3.8 billion of Old SMR Notes that were not exchanged in the May 2018 private offerings. In August 2018, subsequent to the termination of the NXP acquisition, we repurchased the $122 million of New SMR Notes issued in May 2018.

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The following table provides a summary of our long-term debt (in millions except percentages):

	September 30, 2018		September 24, 2017
	Amount	Effective Rate	Amount	Effective Rate
May 2015 Notes
Floating-rate three-month LIBOR plus 0.27% notes due May 18, 2018	$—		$250	1.65%
Floating-rate three-month LIBOR plus 0.55% notes due May 20, 2020	250	2.93%	250	1.92%
Fixed-rate 1.40% notes due May 18, 2018	—		1,250	1.93%
Fixed-rate 2.25% notes due May 20, 2020	1,750	3.13%	1,750	2.20%
Fixed-rate 3.00% notes due May 20, 2022	2,000	3.73%	2,000	2.65%
Fixed-rate 3.45% notes due May 20, 2025	2,000	3.46%	2,000	3.46%
Fixed-rate 4.65% notes due May 20, 2035	1,000	4.73%	1,000	4.74%
Fixed-rate 4.80% notes due May 20, 2045	1,500	4.72%	1,500	4.71%
May 2017 Notes
Floating-rate three-month LIBOR plus 0.36% notes due May 20, 2019	—		750	1.80%
Floating-rate three-month LIBOR plus 0.45% notes due May 20, 2020	—		500	1.86%
Floating-rate three-month LIBOR plus 0.73% notes due January 30, 2023	500	3.14%	500	2.11%
Fixed-rate 1.85% notes due May 20, 2019	—		1,250	2.00%
Fixed-rate 2.10% notes due May 20, 2020	—		1,500	2.19%
Fixed-rate 2.60% notes due January 30, 2023	1,500	2.70%	1,500	2.70%
Fixed-rate 2.90% notes due May 20, 2024	1,500	3.01%	1,500	3.01%
Fixed-rate 3.25% notes due May 20, 2027	2,000	3.46%	2,000	3.46%
Fixed-rate 4.30% notes due May 20, 2047	1,500	4.47%	1,500	4.47%
Total principal	15,500		21,000
Unamortized discount, including debt issuance costs	(85)		(106)
Hedge accounting fair value adjustments	(50)		—
Total long-term debt	$15,365		$20,894
Reported as:
Short-term debt	$—		$1,496
Long-term debt	15,365		19,398
Total	$15,365		$20,894
At September 30, 2018, future principal payments were $2.0 billion in fiscal 2020, $2.0 billion in fiscal 2022, $2.0 billion in fiscal 2023 and $9.5 billion after fiscal 2023; no principal payments are due in fiscal 2019 or 2021. At September 30, 2018 and September 24, 2017, the aggregate fair value of the notes, based on Level 2 inputs, was approximately $15.1 billion and $21.5 billion, respectively.
We may redeem the outstanding fixed-rate notes at any time in whole, or from time to time in part, at specified make-whole premiums as defined in the applicable form of note. We may not redeem the outstanding floating-rate notes prior to maturity. The obligations under the notes rank equally in right of payment with all of our other senior unsecured indebtedness and will effectively rank junior to all liabilities of our subsidiaries.
At September 30, 2018, we had outstanding interest rate swaps with an aggregate notional amount of $1.8 billion, related to the May 2015 Notes, which effectively converted approximately 43% and 50% of the fixed-rate notes due in 2020 and 2022, respectively, into floating-rate notes. The net gains and losses on the interest rate swaps, as well as the offsetting gains or losses on the related fixed-rate notes attributable to the hedged risks, are recorded in earnings in interest expense in the current period. We did not enter into similar interest rate swaps in connection with issuance of the May 2017 Notes.
The effective interest rates for the notes include the interest on the notes, amortization of the discount, which includes debt issuance costs, and if applicable, adjustments related to hedging. Interest is payable in arrears quarterly for the floating-rate notes and semi-annually for the fixed-rate notes. Cash interest paid related to our commercial paper program

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and long-term debt, net of cash received from the related interest rate swaps, was $662 million, $313 million and $282 million during fiscal 2018, 2017 and 2016, respectively.
Debt Covenants. The 2016 Amended and Restated Revolving Credit Facility requires, and the 2016 Term Loan Facility, the 2018 Revolving Credit Facility and the 2018 Term Loan Facility required, that we comply with certain covenants, including one financial covenant to maintain a ratio of consolidated earnings before interest, taxes, depreciation and amortization to consolidated interest expense, as defined in each of the respective agreements, of not less than three to one at the end of each fiscal quarter. We are not subject to any financial covenants under the notes nor any covenants that would prohibit us from incurring additional indebtedness ranking equal to the notes, paying dividends, issuing securities or repurchasing securities issued by us or our subsidiaries. At September 30, 2018 and September 24, 2017, we were in compliance with the applicable covenants under each facility outstanding at such time.
Note 7. Commitments and Contingencies
Legal and Regulatory Proceedings.
ParkerVision, Inc. v. QUALCOMM Incorporated: On May 1, 2014, ParkerVision filed a complaint against us in the United States District Court for the Middle District of Florida alleging that certain of our products infringe certain ParkerVision patents. On August 21, 2014, ParkerVision amended the complaint, captioned ParkerVision, Inc. v. QUALCOMM Incorporated, Qualcomm Atheros, Inc., HTC Corporation, HTC America, Inc., Samsung Electronics Co., LTD., Samsung Electronics America, Inc. and Samsung Telecommunications America, LLC, broadening the allegations. ParkerVision alleged that we infringe 11 ParkerVision patents and seeks damages and injunctive and other relief. On December 3, 2015, ParkerVision dismissed six patents from the lawsuit and granted us and all other defendants a covenant not to assert those patents against any existing products. On February 2, 2016, after agreement among the parties, the District Court stayed the remainder of the case pending the resolution of the complaint filed by ParkerVision against us and other parties with the United States International Trade Commission (ITC) described below. Subsequently, ParkerVision announced that it had reached a settlement with Samsung which dismissed the Samsung entities from the District Court case. We had previously filed Inter Partes Review petitions with the United States Patent and Trademark Office (USPTO) to invalidate all asserted claims of several of the remaining patents. On March 7, 2017, the USPTO decided in our favor with respect to all asserted claims of one such patent. After the ITC action described below was closed, and upon agreement among the parties, on May 24, 2017, the District Court further stayed the District Court case pending ParkerVision’s appeal of the USPTO’s invalidation decisions. A hearing on ParkerVision’s appeal before the United States Court of Appeals for the Federal Circuit was held on August 7, 2018. On September 13, 2018, the Court of Appeals reaffirmed the USPTO’s decisions. The case has been further stayed by motion of the parties while ParkerVision decides whether to bring a further appeal.
On December 14, 2015, ParkerVision filed another complaint against us in the United States District Court for the Middle District of Florida alleging patent infringement. Apple Inc., Samsung Electronics Co., LTD., Samsung Electronics America, Inc., Samsung Telecommunications America, LLC, Samsung Semiconductor, Inc., LG Electronics, Inc., LG Electronics U.S.A., Inc. and LG Electronics MobileComm U.S.A., Inc. were also named defendants. The complaint asserts that certain of our products infringe four additional ParkerVision patents and seeks damages and other relief. On December 15, 2015, ParkerVision filed a complaint with the ITC pursuant to Section 337 of the Tariff Act of 1930 against the same parties asserting the same four patents. The complaint seeks an exclusion order barring the importation of products that use either of two of our transceivers or one Samsung transceiver and a cease and desist order preventing us and the other defendants from carrying out commercial activities within the United States related to such products. On January 13, 2016, we served our answer to the District Court complaint. On January 15, 2016, the ITC instituted an investigation. On February 12, 2016, the District Court case was stayed pending completion of the ITC investigation. Subsequently, ParkerVision announced that it had reached a settlement with Samsung which dismissed the Samsung entities from the ITC investigation and related District Court case. On February 2, 2017, the ITC granted ParkerVision’s motion to drop all but one patent and one accused product from the ITC investigation. On March 12, 2017, one day before the ITC hearing was scheduled to begin, ParkerVision moved to withdraw its ITC complaint in its entirety. We and the other defendants did not oppose the withdrawal of the complaint. On April 28, 2017, the ITC formally closed the investigation. On May 4, 2017, ParkerVision filed a motion to reopen the related District Court Case, and on May 26, 2017, the District Court granted the motion. On March 16, 2018, the parties agreed to dismiss three of ParkerVision’s patents from the case without prejudice, leaving only one patent at issue. A claim construction hearing was held on August 31, 2018. The District Court has not issued on order on that hearing. No trial date has been set.
Apple Inc. (Apple) v. QUALCOMM Incorporated: On January 20, 2017, Apple filed a complaint against us in the United States District Court for the Southern District of California seeking declarations with respect to several of our patents and alleging that we breached certain agreements and violated federal antitrust and California state unfair competition laws. In

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its initial complaint, Apple sought declaratory judgments of non-infringement by Apple of nine of our patents, or in the alternative, a declaration of royalties Apple must pay for the patents. Apple further sought a declaration that our sale of baseband processor chipsets exhausts our patent rights for patents embodied in those chipsets. Separately, Apple sought to enjoin us from seeking excessive royalties from Apple and to disgorge royalties paid by Apple’s contract manufacturers that the court finds were not fair, reasonable and non-discriminatory (FRAND). Apple also claimed that our refusal to make certain payments to Apple under a Business Cooperation and Patent Agreement (Cooperation Agreement) constituted a breach of contract in violation of California law and sought damages in the amount of the unpaid payments, alleged to be approximately $1 billion. In addition, Apple claimed that we have refused to deal with competitors in contravention of our agreements with applicable standard setting organizations, have used our market position to impose contractual obligations on Apple that prevented Apple from challenging our licensing practices, have tied the purchase of our CDMA-enabled and “premium” LTE-enabled chipsets to licensing certain of our patents and have required Apple to purchase baseband processor chipsets exclusively from us as a condition of our payment to Apple of certain rebates, in violation of Section 2 of the Sherman Act and the California Unfair Competition Law. Apple sought injunctive relief with respect to these claims and a judgment awarding its expenses, costs and attorneys’ fees.
On April 10, 2017, we filed our Answer and Counterclaims (amended on May 24, 2017) in response to Apple’s complaint denying Apple’s claims and asserting claims against Apple. The counterclaims against Apple include tortious interference with our long-standing Subscriber Unit License Agreements (SULAs) with third-party contract manufacturers of Apple devices, causing those contract manufacturers to withhold certain royalty payments owed to us and violate their audit obligations; breach of contract and the implied covenant of good faith and fair dealing relating to the Cooperation Agreement; unjust enrichment and declaratory relief relating to the Cooperation Agreement; breach of contract based on Apple’s failure to pay amounts owed to us under a Statement of Work relating to a high-speed feature of our baseband processor chipsets; breach of the parties’ software agreement; and violation of California Unfair Competition Law based on Apple’s threatening us to prevent us from promoting the superior performance of our own baseband processor chipsets. We also seek declaratory judgments that we have satisfied our FRAND commitments with respect to Apple, and that our SULAs with the contract manufacturers do not violate either competition law or our FRAND commitments. On June 19, 2017, Apple filed a Partial Motion to Dismiss our counterclaim for violation of the California Unfair Competition Law. The court granted that motion on November 8, 2017. On June 20, 2017, Apple filed an Answer and Affirmative Defenses to the rest of our counterclaims, and also filed an Amended Complaint reiterating all of the original claims and adding claims for declaratory judgments of invalidity of the nine patents that are subject to declaratory judgment claims in the original complaint, adding new declaratory judgment claims for non-infringement, invalidity and a declaration of royalties for nine more patents. Apple also added claims for declaratory judgments that certain of our agreements are unenforceable. On July 21, 2017, we filed an Answer to Apple’s Amended Complaint as well as a motion to dismiss the new declaratory judgment claims for non-infringement, invalidity and a declaration of royalties for the nine additional patents. The court granted our motion on November 8, 2017.
On May 17, 2017, we filed a complaint (captioned QUALCOMM Incorporated v. Compal Electronics, Inc. et al.) in the United States District Court for the Southern District of California against certain of Apple’s contract manufacturers, Compal Electronics, Inc. (Compal), FIH Mobile, Ltd., Hon Hai Precision Industry Co., Ltd. (together with FIH Mobile, Ltd., Foxconn), Pegatron Corporation (Pegatron) and Wistron Corporation (Wistron), asserting claims for injunctive relief, specific performance, declaratory relief and damages stemming from the defendants’ breach of contracts by ceasing the payment of royalties for iPhones and other devices which they manufacture for Apple. On July 17, 2017, Compal, Foxconn, Pegatron and Wistron each filed third-party complaints for contractual indemnity against Apple seeking to join Apple as a party to the action. On July 18, 2017, Apple filed an answer to these third-party complaints acknowledging its indemnity agreements and consenting to be joined. On July 18, 2017, the defendants filed an Answer and Counterclaims to the complaint, asserting defenses and counterclaims similar to allegations previously made by Apple in the Apple Inc. v. QUALCOMM Incorporated case discussed above. In addition, the defendants asserted certain new claims, including claims under Section 1 of the Sherman Act and California’s Cartwright Act. The defendants seek damages, declaratory relief, injunctive relief, restitution of certain royalties and other relief. On July 18, 2017, Apple filed a motion to consolidate this action with the Apple Inc. v. QUALCOMM Incorporated case. On September 13, 2017, the court granted Apple’s consolidation motion. Fact discovery is closed in these cases.
On August 31, 2018, Apple filed a motion for judgment on the pleadings that the court lacks subject matter jurisdiction over our counterclaim that our license offers to Apple have not violated our obligation to license standard-essential patents on FRAND terms. The same day, Apple also filed motions for partial summary judgment on the following issues: that part of our claim for Apple’s alleged tortious interference with its contract manufacturers’ agreements is barred by the statute of limitations; that our claim for damages under the Cooperation Agreement is unfounded; and that certain of our patent

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rights are exhausted by the sale of our baseband processor chipsets. The foregoing motions are scheduled for hearing on November 9, 2018.
On September 14, 2018, we filed a motion to dismiss Apple’s declaratory judgment claims relating to the nine specific patents identified in its original complaint on the basis that we granted Apple and its contract manufacturers a covenant-not-to-sue on those patents. If granted, this motion would dispose of a total of 56 claims pled by Apple and its contract manufacturers, including non-infringement, validity, damages and patent exhaustion for each of the nine patents (which would render Apple’s motion for partial summary judgment on the issue as moot). The hearing on our motion to dismiss was held on October 26, 2018. A final pretrial conference is scheduled for November 30, 2018. The trials have not been scheduled.
On January 23, 2017, an Apple subsidiary in China filed two complaints against us in the Beijing Intellectual Property Court. On March 31, 2017, the court granted an application by Apple Inc. to join the actions as a plaintiff, and Apple amended the complaints. One of the complaints alleges a violation of China’s Anti-Monopoly Law (AML complaint); the other complaint requests a determination of the terms of a patent license between us and Apple (FRAND complaint). The AML complaint alleges that (i) we have abused our dominant position in communication standard-essential patents licensing markets and certain global baseband processor chipset markets by charging and offering royalty terms that were excessively high; (ii) we refused to license certain implementers of standardized technologies, including Apple and baseband processor chipset manufacturers; (iii) we forced Apple to use only our products and services; and (iv) we bundled licenses to standard-essential patents with licenses to non-standard-essential patents and imposed other unreasonable or discriminatory trading terms on Apple in violation of the AML. The AML complaint seeks a decree that we cease the alleged abuse of dominance, as well as damages in the amount of 1 billion Chinese renminbi (approximately $145 million based on the exchange rate on September 30, 2018). The FRAND complaint makes allegations similar to the AML complaint and further alleges that we refused to offer licensing terms for our cellular standard-essential patents consistent with our FRAND licensing commitments and failed to provide to Apple certain information about our patents. The FRAND complaint seeks (i) a declaration that the license terms offered to Apple by us for our mobile communication standard-essential patents are not compliant with FRAND; (ii) an order that we cease our actions that allegedly violate our FRAND obligations, including pricing on unfair, unreasonable and excessive terms, refusing to deal, imposing unreasonable trade conditions and failing to provide information on our patents; and (iii) a determination of FRAND-compliant license terms for our Chinese standard-essential patents. Apple also seeks its expenses in each of the cases.
On August 3, 2017, we received three additional complaints filed by an Apple subsidiary and Apple Inc. against us in the Beijing Intellectual Property Court. The complaints seek declaratory judgments of non-infringement of three of our patents. We filed jurisdictional and other objections to the complaints, which the court denied on May 31, 2018. On July 5, 2018, we appealed the denial of our objections to the Beijing High People’s Court.
On November 30, 2017, Apple and certain of its Chinese subsidiaries filed three patent infringement complaints against us in the Beijing Intellectual Property Court. Apple seeks damages and costs. We have filed jurisdictional objections to the complaints.
On February 16, 2017, Apple and one of its Japanese subsidiaries filed four complaints against us in the Tokyo District Court. In three of the complaints, Apple seeks declaratory judgment of non-infringement by Apple of three of our patents. Apple further seeks a declaration that our patent rights with respect to those three patents are exhausted by our SULAs with the contract manufacturers of Apple’s devices as well as our sale of baseband processor chipsets. Apple also seeks an award of fees. On January 30, 2018, April 27, 2018 and July 13, 2018, the court dismissed each of Apple’s three declaratory judgment complaints, finding that Apple lacked standing based on the facts it alleged in those complaints. The court has yet to rule on whether Apple has standing in the remaining complaint. On May 15, 2017, we learned of the fourth complaint. In that complaint, Apple and one of its Japanese subsidiaries seek damages of 100 million Japanese yen (approximately $1 million based on the exchange rate on September 30, 2018) from us, based on allegations that we violated the Japanese Antimonopoly Act and the Japanese Civil Code. In particular, the fourth complaint alleges that (i) we hold a monopoly position in the market for baseband processor chipsets that implement certain cellular standards; (ii) we collect double royalties through our license agreements and the sale of baseband processor chipsets; (iii) we refused to grant Apple a license on FRAND terms and forced Apple to execute a rebate agreement under unreasonable conditions; (iv) we refused to grant Apple a direct license; and (v) we demanded a license fee based on the market value of the total device. We have filed jurisdictional and other objections to this complaint.
On March 2, 2017, we learned that Apple and certain of its European subsidiaries issued a Claim Form against us in the UK High Court of Justice, Chancery Division, Patents Court on January 23, 2017. Apple subsequently filed an Amended Claim Form and Particulars of Claim. Both the Amended Claim Form and the Particulars of Claim allege several European

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competition law claims, including our refusal to license competing chipmakers, failure to offer Apple a direct license to our standard-essential patents on FRAND terms, demanding excessive royalties for our standard-essential patents, and demanding excessive license fees for the use of our standard-essential patents in connection with baseband processor chipsets purchased from us. Apple also seeks declarations that we are obliged to offer a direct patent license to Apple in respect of standard-essential patents actually practiced on FRAND terms and that using our baseband processor chipsets does not infringe any of our patents because we exhausted our patent rights. Finally, Apple seeks declarations that five of our European (UK) patents are invalid and not essential, and an order that each of those patents be revoked.
On April 18, 2017, Apple and one of its Taiwanese subsidiaries filed a complaint against us in the Taiwan Intellectual Property Court alleging that we have abused a dominant market position in licensing wireless standard-essential patents and selling baseband processor chipsets, including improper pricing, refusal to deal, exclusive dealing, tying, imposing unreasonable trade terms and discriminatory treatment. The complaint seeks rulings that we not use the sales price of the terminal device as the royalty base for standard-essential patents; not leverage our cellular standard-essential patents to obtain licenses of our non-standard-essential patents or demand cross-licenses without proper compensation; not refuse, reduce, delay or take any other action to limit the supply of our baseband processor chipsets to non-licensees; that we must license our standard-essential patents on FRAND terms; and that we shall not, based on standard-essential patents, seek injunctions. The complaint also seeks damages of 10 million Taiwan dollars (less than $1 million based on the exchange rate on September 30, 2018), among other relief.
We believe Apple’s and its contract manufacturers’ claims in the above matters are without merit.
QUALCOMM Incorporated v. Apple Inc.: On July 6, 2017, we filed a complaint against Apple in the United States District Court for the Southern District of California asserting claims for damages and injunctive relief for infringement of six of our patents directed to a variety of features found in iPhone models. On July 7, 2017, we filed a complaint against Apple in the United States International Trade Commission (ITC) requesting that the ITC institute an investigation pursuant to Section 337 of the Tariff Act of 1930 based on Apple’s infringement of the same six patents. We are seeking a limited exclusion order and cease and desist order against importation of iPhone models that do not contain a Qualcomm brand baseband processor chipset. The patents have not been declared as essential to any standards organization and are not subject to commitments to license on FRAND terms. Apple filed an Answer and Counterclaims in the District Court case on September 26, 2017. On November 29, 2017, Apple filed a First Amended Answer and Counterclaims asserting that our Snapdragon processors infringe eight Apple patents. On August 8, 2017, the ITC issued a notice of institution of an investigation. On August 25, 2017, we withdrew allegations as to one patent in both the ITC investigation and the district court case. On April 25, 2018, we withdrew allegations as to two additional patents in the ITC investigation, but not the District Court case, in order to satisfy certain briefing limitations and to narrow the issues for hearing. The ITC investigation evidentiary hearing by the Administrative Law Judge (ALJ) was held June 18-26, 2018. The ALJ’s Initial Determination on the merits was issued on September 28, 2018. The ALJ found that we had established a violation of Section 337 by Apple due to the infringement of one of the three asserted patents. However, the ALJ recommended against an exclusion order on the grounds of public interest. On October 15, 2018, the parties each filed petitions for review of portions of the ALJ’s decision by the full ITC. The ITC is expected to announce the scope of its review by November 29, 2018. The target date for final determination by the ITC is set for January 28, 2019. On March 2, 2018, the District Court granted our motion to sever, for separate trial, Apple’s counterclaims for patent infringement against us. Trial is scheduled to begin on March 4, 2019. With respect to Apple’s patent claims against us, fact discovery is scheduled to close on December 3, 2018, and trial is scheduled to begin on July 15, 2019. All of the asserted patents have been challenged in Inter Partes Review (IPR) petitions filed by Apple, and/or in some cases by Intel, in the USPTO. No decisions have yet been issued by the USPTO.
On November 1, 2017, we filed a complaint against Apple in San Diego Superior Court for breach of the Master Software Agreement between the companies. The complaint recounts instances when Apple failed to protect our software as required by the agreement and failed to provide sufficient information to which we are entitled under the agreement in order to understand whether other breaches have occurred. The complaint seeks specific performance of Apple’s obligations to cooperate with an audit of its handling of our software, damages and injunctive relief. Apple filed its answer to the complaint on December 29, 2017. On September 24, 2018, we filed a motion seeking to amend our complaint to add causes of action for additional contract breaches and misappropriation of trade secrets. On October 26, 2018, the court granted our motion. We filed an amended complaint on October 31, 2018. No trial date is currently set.
On November 29, 2017, we filed three additional complaints against Apple in the United States District Court for the Southern District of California alleging infringement of a total of 16 of our patents. The patents have not been declared as essential to any standards organization and are not subject to commitments to license on FRAND terms. The complaints seek damages and injunctive relief. On January 22, 2018, Apple filed answers and counterclaims in each of these cases seeking

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declaratory judgments that the asserted patents are invalid and/or not infringed. Case management conferences were held on February 7, 2018 and March 1, 2018. For the case relating to the November 30, 2017 ITC investigation described below, fact discovery is scheduled to close on March 13, 2019, and trial is scheduled to begin on October 21, 2019. On June 18, 2018, Apple filed a petition with the USPTO Patent Trial and Appeal Board (PTAB) challenging the validity of one patent asserted in the November 30, 2017 ITC investigation and the corresponding District Court case. On June 29, 2018, Apple filed petitions with the USPTO PTAB challenging the validity of another patent asserted in the November 30, 2017 ITC investigation and the corresponding District Court case. For the cases not related to the ITC investigation, all of the asserted patents have been challenged in IPR proceedings filed by Apple in the USPTO. No decisions have yet been issued by the USPTO. As a result of the IPR proceedings, on August 29, 2018, the court stayed those two cases pending the outcome of the IPR proceedings.
On November 30, 2017, we filed a complaint in the ITC accusing certain Apple products of infringing five of our patents. The patents have not been declared as essential to any standards organization and are not subject to commitments to license on FRAND terms. We seek a limited exclusion order and cease and desist order against importation of iPhone models that do not contain a Qualcomm brand baseband processor chipset. On January 2, 2018, the ITC instituted an investigation. The evidentiary hearing by the Administrative Law Judge (ALJ) took place from September 17-24, 2018 and included three of our patents. The ALJ’s Initial Determination on the merits is due on January 22, 2019, and the target date for final determination by the ITC is set for May 22, 2019.
On July 17, 2017, we filed complaints against Apple and certain of its subsidiaries in the Federal Republic of Germany, asserting infringement of one of our patents in the Mannheim District Court and infringement of another patent in the Munich District Court. On October 2, 2017, we filed claim extensions in these actions against Apple and certain of its subsidiaries, asserting infringement of two additional patents in the Mannheim District Court and infringement of five additional patents in the Munich District Court. On May 28, 2018, we filed additional claim extensions in these actions against Apple and certain of its subsidiaries, asserting infringement of three additional patents in the Mannheim District Court and infringement of one additional patent in the Munich District Court. The complaints seek remedies including, among other relief, declaratory relief confirming liability on the merits for damages and injunctive relief. The patents have not been declared as essential to any standards organization and are not subject to commitments to license on FRAND terms. On October 11, 2018, the Munich District Court issued a judgment declaring one of the patents asserted on October 2, 2017 as not infringed. All other patents remain pending. Hearings are scheduled for various dates through September 2019.
On September 29, 2017, we filed three complaints against Apple and certain of its subsidiaries in the Beijing (China) Intellectual Property Court, asserting infringement of three of our patents. The complaints seek remedies including injunctive relief and costs. The patents have not been declared as essential to any standards organization and are not subject to commitments to license on FRAND terms. On May 10, 2018 and June 21, 2018, Apple filed invalidation requests with the Chinese Patent Review Board (PRB) for the three asserted patents. The PRB has not ruled on the invalidation requests.
On November 13, 2017, we filed three complaints against certain of Apple’s subsidiaries in the Beijing (China) High People’s Court, asserting infringement of three of our patents. The complaints seek remedies including injunctive relief, damages and costs. The patents have not been declared as essential to any standards organization and are not subject to commitments to license on FRAND terms. On December 19, 2017, Apple’s subsidiaries filed invalidation requests with the PRB for the three asserted patents. PRB hearings regarding the validity of the patents were held in April and May 2018. The PRB issued rulings upholding the validity of all three patents. On May 22, 2018, Apple’s subsidiaries filed a second invalidation request with the PRB for one of the three asserted patents. The PRB held a hearing regarding this request on October 19, 2018.
On November 15, 2017, we filed three complaints against certain of Apple’s subsidiaries in the Fuzhou (China) Intermediate People’s Court, asserting infringement of three of our patents. The complaints seek remedies including injunctive relief and costs. The patents have not been declared as essential to any standards organization and are not subject to commitments to license on FRAND terms. Infringement hearings were held in August and September 2018. Subsequent hearings are scheduled for October 29-30, 2018. Apple’s subsidiaries filed invalidation requests with the PRB on December 8, 2017 for one of the patents and December 11, 2017 for the other two patents. PRB hearings regarding the validity of the patents were held in April and May 2018. The PRB issued orders upholding the validity of two of the patents subject to Apple’s invalidity challenges. The PRB has not ruled on the invalidation request with respect to the other patent.
On January 12, 2018, we filed three additional complaints against Apple and certain of its subsidiaries in the Fuzhou (China) Intermediate People’s Court, asserting infringement of three additional patents. The complaints seek remedies

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including injunctive relief and costs. The patents have not been declared as essential to any standards organization and are not subject to commitments to license on FRAND terms.
Also on January 12, 2018, we filed three complaints against certain of Apple’s subsidiaries in the Jiangsu (China) High People’s Court, asserting infringement of three of our patents. The complaints seek remedies including injunctive relief, damages and costs. The patents have not been declared as essential to any standards organization and are not subject to commitments to license on FRAND terms. On February 5, 2018, Apple’s subsidiaries filed invalidation requests with the PRB. PRB hearings regarding the validity of the patents were held in June 2018. The PRB issued orders upholding the validity of one of the patents and partially upholding the validity of another patent. The PRB has not ruled on the invalidation request for the final patent.
On February 2, 2018, we filed three complaints against certain of Apple’s subsidiaries in the Qingdao (China) Intermediate People’s Court, asserting infringement of three of our patents. The complaints seek remedies including injunctive relief and costs. The patents have not been declared as essential to any standards organization and are not subject to commitments to license on FRAND terms. On February 26, 2018, Apple’s subsidiaries filed invalidation requests with the PRB. PRB hearings regarding the validity of the patents were held in June 2018. The PRB issued orders upholding the validity of one of the patents and invalidating another patent. The PRB has not ruled on the invalidation request for the final patent.
Also on February 2, 2018, we filed three complaints against certain of Apple’s subsidiaries in the Guangzhou (China) Intermediate People’s Court, asserting infringement of three of our patents. The complaints seek remedies including injunctive relief and costs. The patents have not been declared as essential to any standards organization and are not subject to commitments to license on FRAND terms. On March 14, 2018, Apple’s subsidiaries filed invalidation requests with the PRB. PRB hearings regarding the validity of the patents began in July 2018. The PRB issued orders upholding the validity of two of the patents. The PRB has not ruled on the invalidation request for the final patent. An infringement hearing for one of the patents was held on October 18, 2018.
On June 14, 2018, we filed three complaints against certain of Apple’s subsidiaries in the Guangdong (China) High People’s Court, asserting infringement of three of our patents. The complaints seek remedies including injunctive relief and costs. The patents have not been declared as essential to any standards organization and are not subject to commitments to license on FRAND terms. On August 13, 2018, Apple’s subsidiaries filed invalidation requests with the PRB. The PRB has not yet set hearing dates.
We believe Apple’s counterclaims and invalidation requests in the above matters are without merit.
3226701 Canada, Inc. v. QUALCOMM Incorporated et al: On November 30, 2015, a securities class action complaint was filed by purported stockholders of us in the United States District Court for the Southern District of California against us and certain of our current and former officers. On April 29, 2016, the plaintiffs filed an amended complaint. On January 27, 2017, the court dismissed the amended complaint in its entirety, granting leave to amend. On March 17, 2017, the plaintiffs filed a second amended complaint, alleging that we and certain of our current and former officers violated Sections 10(b) and 20(a) of the Securities Exchange Act of 1934, as amended, by making false and misleading statements regarding our business outlook and product development between November 19, 2014 and July 22, 2015. The second amended complaint sought unspecified damages, interest, attorneys’ fees and other costs. On May 8, 2017, we filed a motion to dismiss the second amended complaint. On October 20, 2017, the court entered an order granting in part our motion to dismiss, and on November 29, 2017, the court entered an order granting the remaining portions of our motion to dismiss. On December 28, 2017, the plaintiffs filed an appeal to the United States Court of Appeals for the Ninth Circuit. No hearing date has been set. We believe the plaintiffs’ claims are without merit.
Consolidated Securities Class Action Lawsuit: On January 23, 2017 and January 26, 2017, securities class action complaints were filed by purported stockholders of us in the United States District Court for the Southern District of California against us and certain of our current and former officers and directors. The complaints alleged, among other things, that we violated Sections 10(b) and 20(a) of the Securities Exchange Act of 1934, and Rule 10b-5 thereunder, by making false and misleading statements and omissions of material fact in connection with certain allegations that we are or were engaged in anticompetitive conduct. The complaints sought unspecified damages, interest, fees and costs. On May 4, 2017, the court consolidated the two actions and appointed lead plaintiffs. On July 3, 2017, the lead plaintiffs filed a consolidated amended complaint asserting the same basic theories of liability and requesting the same basic relief. On September 1, 2017, we filed a motion to dismiss the consolidated amended complaint. The court has not yet ruled on our motion to dismiss. We believe the plaintiffs’ claims are without merit.

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Camp v. Qualcomm Incorporated et al: On June 8, 2018 and June 26, 2018, securities class action complaints were filed by purported stockholders of us in the United States District Court for the Southern District of California against us and two of our current officers. The complaints allege, among other things, that we violated Sections 10(b) and 20(a) of the Securities Exchange Act of 1934, and Rule 10b-5 thereunder, by failing to disclose that we had submitted a notice to the Committee on Foreign Investment in the United States (CFIUS) in January 2018. The complaints seek unspecified damages, interest, fees and costs. Upon the appointment of lead plaintiff in the action and the filing of a First Amended Complaint, we anticipate filing a motion to dismiss the complaint, as we believe the plaintiffs’ claims are without merit.
Consumer Class Action Lawsuit: Since January 18, 2017, a number of consumer class action complaints have been filed against us in the United States District Courts for the Southern and Northern Districts of California, each on behalf of a putative class of purchasers of cellular phones and other cellular devices. Twenty-two such cases remain outstanding. In April 2017, the Judicial Panel on Multidistrict Litigation transferred the cases that had been filed in the Southern District of California to the Northern District of California. On May 15, 2017, the court entered an order appointing the plaintiffs’ co-lead counsel. On July 11, 2017, the plaintiffs filed a consolidated amended complaint alleging that we violated California and federal antitrust and unfair competition laws by, among other things, refusing to license standard-essential patents to our competitors, conditioning the supply of certain of our baseband chipsets on the purchaser first agreeing to license our entire patent portfolio, entering into exclusive deals with companies, including Apple Inc., and charging unreasonably high royalties that do not comply with our commitments to standard setting organizations. The complaint seeks unspecified damages and disgorgement and/or restitution, as well as an order that we be enjoined from further unlawful conduct. On August 11, 2017, we filed a motion to dismiss the consolidated amended complaint. On November 10, 2017, the court denied our motion, except to the extent that certain claims seek damages under the Sherman Antitrust Act. On July 5, 2018, the plaintiffs filed a motion for class certification, and the court granted that motion on September 27, 2018. The case is currently in the discovery stage, with discovery scheduled to close on December 28, 2018. Trial is scheduled to begin on June 24, 2019. We believe the plaintiffs’ claims are without merit.
Canadian Consumer Class Action Lawsuits: Since November 9, 2017, six consumer class action complaints have been filed against us in Canada (in the Ontario Superior Court of Justice, the Supreme Court of British Columbia, and the Quebec Superior Court), each on behalf of a putative class of purchasers of cellular phones and other cellular devices, alleging various violations of Canadian competition and consumer protection laws. The claims are similar to those in the FTC and U.S. consumer class action complaints. The complaints seek unspecified damages. We have not yet answered the complaints.
Japan Fair Trade Commission (JFTC) Complaint: The JFTC received unspecified complaints alleging that our business practices are, in some way, a violation of Japanese law. On September 29, 2009, the JFTC issued a cease and desist order concluding that our Japanese licensees were forced to cross-license patents to us on a royalty-free basis and were forced to accept a provision under which they agreed not to assert their essential patents against our other licensees who made a similar commitment in their license agreements with us. The cease and desist order seeks to require us to modify our existing license agreements with Japanese companies to eliminate these provisions while preserving the license of our patents to those companies. We disagree with the conclusions that we forced our Japanese licensees to agree to any provision in the parties’ agreements and that those provisions violate the Japanese Antimonopoly Act. We invoked our right under Japanese law to an administrative hearing before the JFTC. In February 2010, the Tokyo High Court granted our motion and issued a stay of the cease and desist order pending the administrative hearing before the JFTC. The JFTC has held hearings on 37 different dates. No further hearings are currently scheduled. Fines or other monetary remedies are not available in this matter.
Korea Fair Trade Commission (KFTC) Complaint: On January 4, 2010, the KFTC issued a written decision finding that we violated Korean law by offering certain discounts and rebates for purchases of our CDMA chipsets and for including in certain agreements language requiring the continued payment of royalties after all licensed patents expired. The KFTC levied a fine, which we paid and recorded as an expense in fiscal 2010. We appealed to the Seoul High Court, and on June 19, 2013, the Seoul High Court affirmed the KFTC’s decision. On July 4, 2013, we filed an appeal with the Korea Supreme Court. There have been no material developments since then with respect to this matter.
Korea Fair Trade Commission (KFTC) Investigation: On March 17, 2015, the KFTC notified us that it was conducting an investigation of us relating to the Korean Monopoly Regulation and Fair Trade Act (MRFTA). On December 27, 2016, the KFTC announced that it had reached a decision in the investigation, finding that we violated provisions of the MRFTA. On January 22, 2017, we received the KFTC’s formal written decision, which found that the following conducts violate the MRFTA: (i) refusing to license, or imposing restrictions on licenses for, cellular communications standard-essential patents with competing modem chipset makers; (ii) conditioning the supply of modem chipsets to handset suppliers on their

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execution and performance of license agreements with us; and (iii) coercing agreement terms including portfolio license terms, royalty terms and free cross-grant terms in executing patent license agreements with handset makers. The KFTC’s decision orders us to: (i) upon request by modem chipset companies, engage in good-faith negotiations for patent license agreements, without offering unjustifiable conditions, and if necessary submit to a determination of terms by an independent third party; (ii) not demand that handset companies execute and perform under patent license agreements as a precondition for purchasing modem chipsets; (iii) not demand unjustifiable conditions in our license agreements with handset companies, and upon request renegotiate existing patent license agreements; and (iv) notify modem chipset companies and handset companies of the decision and order imposed on us and report to the KFTC new or amended agreements. According to the KFTC’s decision, the foregoing will apply to transactions between us and the following enterprises: (i) handset manufacturers headquartered in Korea and their affiliate companies; (ii) enterprises that sell handsets in or to Korea and their affiliate companies; (iii) enterprises that supply handsets to companies referred to in (ii) above and the affiliate companies of such enterprises; (iv) modem chipset manufacturers headquartered in Korea and their affiliate companies; and (v) enterprises that supply modem chipsets to companies referred to in (i), (ii) or (iii) above and the affiliate companies of such enterprises. The KFTC’s decision also imposed a fine of 1.03 trillion Korean Won (approximately $927 million), which we paid on March 30, 2017. We believe that our business practices do not violate the MRFTA, and on February 21, 2017, we filed an action in the Seoul High Court to cancel the KFTC’s decision. On the same day, we filed an application with the Seoul High Court to stay the decision’s remedial order pending the Seoul High Court’s final judgment on our action to cancel the KFTC’s decision. On September 4, 2017, the Seoul High Court denied our application to stay the remedial order, and on November 27, 2017, the Korea Supreme Court dismissed our appeal of the Seoul High Court’s decision on the application to stay. The Seoul High Court has not ruled on our action to cancel the KFTC’s decision.
Icera Complaint to the European Commission (EC): On June 7, 2010, the EC notified and provided us with a redacted copy of a complaint filed with the EC by Icera, Inc. (subsequently acquired by Nvidia Corporation) alleging that we were engaged in anticompetitive activity. We were asked by the EC to submit a preliminary response to the portions of the complaint disclosed to us, and we submitted our response in July 2010. Subsequently, we provided additional documents and information as requested by the EC. On July 16, 2015, the EC announced that it had initiated formal proceedings in this matter. On December 8, 2015, the EC announced that it had issued a Statement of Objections expressing its preliminary view that between 2009 and 2011, we were engaged in predatory pricing by selling certain baseband chipsets to two customers at prices below cost, with the intention of hindering competition. A Statement of Objections informs the subject of the investigation of the allegations against it and provides an opportunity to respond to such allegations. It is not a determination of the final outcome of the investigation. On August 15, 2016, we submitted our response to the Statement of Objections. On July 19, 2018, the EC announced that it had issued a Supplementary Statement of Objections which focuses on certain elements of the “price-cost” test applied by the EC to assess the extent to which we sold certain baseband chipsets allegedly below cost. On October 22, 2018, we submitted our response to the Supplementary Statement of Objections. If a violation is found, a broad range of remedies is potentially available to the EC, including imposing a fine (of up to 10% of our revenues) and/or injunctive relief prohibiting or restricting certain business practices. It is difficult to predict the outcome of this matter or what remedies, if any, may be imposed by the EC. We believe that our business practices do not violate the European Union (EU) competition rules.
European Commission (EC) Investigation: On October 15, 2014, the EC notified us that it was conducting an investigation of us relating to Articles 101 and/or 102 of the Treaty on the Functioning of the European Union (TFEU). On July 16, 2015, the EC announced that it had initiated formal proceedings in this matter. On December 8, 2015, the EC announced that it had issued a Statement of Objections expressing its preliminary view that, pursuant to an agreement with Apple Inc., since 2011, we paid significant amounts to Apple on the condition that it exclusively use our baseband chipsets in its smartphones and tablets. This conduct allegedly reduced Apple’s incentives to source baseband chipsets from our competitors and harmed competition and innovation for certain baseband chipsets. On January 24, 2018, the EC issued a decision finding that certain terms of that agreement violate EU competition law and imposed a fine of 997 million Euros. On April 6, 2018, we filed an appeal of the EC’s decision with the General Court of the European Union. The court has not ruled on our appeal. We believe that our business practices do not violate the EU competition rules.
We recorded a charge of $1.18 billion to other expenses related to the EC fine in the first quarter of fiscal 2018. We provided financial guarantees in the third quarter of fiscal 2018 to satisfy the obligation in lieu of cash payment while we appeal the EC’s decision. The fine is accruing interest at a rate of 1.50% per annum while it is outstanding. At September 30, 2018, the liability, including related foreign currency gains and accrued interest (which were recorded in investment and other income, net), was $1.17 billion and included in other current liabilities.
United States Federal Trade Commission (FTC) v. QUALCOMM Incorporated: On September 17, 2014, the FTC notified us that it was conducting an investigation of us relating to Section 5 of the Federal Trade Commission Act (FTCA). On January

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17, 2017, the FTC filed a complaint against us in the United States District Court for the Northern District of California alleging that we were engaged in anticompetitive conduct and unfair methods of competition in violation of Section 5 of the FTCA by conditioning the supply of baseband processors on the purchaser first agreeing to a license to our standard-essential patents, paying incentives to purchasers of baseband processors to induce them to accept certain license terms, refusing to license our standard-essential patents to our competitors, and entering into alleged exclusive dealing arrangements with Apple Inc. The complaint seeks a permanent injunction against our alleged violations of the FTCA and other unspecified ancillary equitable relief. A fine is not an available remedy in this matter, and we do not believe that other monetary remedies are likely. On April 19, 2017, the court set a trial date for January 4, 2019. Fact and expert discovery are now closed. On August 30, 2018, the FTC moved for partial summary judgment that our commitments to license our cellular standard-essential patents to the Alliance for Telecommunications Industry Solutions (ATIS) and the Telecommunications Industry Association (TIA) require us to make licenses available to rival sellers of modem chipsets. On September 25, 2018, we filed our opposition to this motion, and on October 4, 2018, the FTC filed its reply. On October 15, 2018, we and the FTC submitted a Joint Administrative Motion asking the District Court to defer ruling on the FTC’s partial summary judgment motion in order to facilitate the parties’ ongoing discussions concerning settlement of this litigation, which the District Court denied on the same day. On November 6, 2018, the District Court granted the FTC’s partial summary judgment motion. We believe the FTC’s claims in this case are without merit.
Taiwan Fair Trade Commission (TFTC) Investigation: On December 4, 2015, the TFTC notified us that it was conducting an investigation into whether our patent licensing practices violate the Taiwan Fair Trade Act (TFTA). On October 11, 2017, the TFTC announced that it had reached a decision in the investigation, finding that we violated the TFTA. On October 23, 2017, we received TFTC’s formal written decision, which found that the following conducts violate the TFTA: (i) refusing to license and demanding restrictive covenants from chipset competitors; (ii) refusing to supply baseband processors to companies that do not have an executed license; and (iii) providing a royalty discount to Apple in exchange for its exclusive use of our chipsets. The TFTC’s decision was based on a four-three vote and included three written dissents. The TFTC’s decision orders us to: (1) cease the following conduct within 60 days of the day after receipt of the decision: (a) applying the clauses in an agreement entered into with a competing chipset supplier requesting it to provide sensitive sales information such as chipset prices, customers, sales volumes, product types and serial numbers; (b) applying clauses in component supply agreements entered into with handset manufacturers relating to the refusal to sell chipsets to unlicensed manufacturers; and (c) applying discount clauses in the exclusive agreement entered into with a relevant enterprise; (2) notify competing chipset companies and handset manufacturers in writing within 30 days after receipt of the decision that those companies may request to amend or enter into patent license agreements and other relevant agreements within 60 days of the day following the day such notices are received, and upon receipt of such requests, we shall commence negotiation in good faith; (3) submit status reports to the TFTC on any such negotiations every six months beginning from the day after receipt of the decision, as well as to submit a report to the TFTC within 30 days after amendments to any license agreements or newly signed license agreements are executed (collectively, the TFTC Remedies). The TFTC’s decision also imposed a fine of 23.4 billion Taiwan Dollars. On December 22, 2017, we filed an Administrative Litigation Complaint in the Taiwan Intellectual Property Court (IPC) to revoke the TFTC’s decision.
On August 9, 2018, we announced that we had reached a settlement with the TFTC, which resolved the TFTC’s investigation of us and our litigation challenging the TFTC’s decision. By the terms of the Settlement Transcript executed under the supervision of the IPC, the entire TFTC decision is deemed revoked ab initio, including all TFTC Remedies and the fine, and the Settlement Transcript replaced the TFTC decision in its entirety. As part of the resolution, we agreed to certain process-related commitments confirming principles of mutual good-faith and fairness in the negotiation of agreements with handset licensees regarding our cellular standard-essential patents. The resolution does not require component-level licensing. In addition, we will undertake certain commercial initiatives over the next 5 years for the benefit of the mobile and semiconductor ecosystem (including small- and medium-sized enterprises and consumers), including 5G collaborations, new market expansion, start-up and university collaborations, and the development of a center for operations and manufacturing engineering located in Taiwan. Under the terms of the Settlement Transcript, the resolution of the IPC litigation and the TFTC’s decision shall not constitute or be construed as any evidence of wrongdoing or an admission of liability or wrongdoing. In addition, the terms of the Settlement Transcript fully and finally resolve all concerns expressed by the TFTC with respect to the investigation of our chipset and licensing businesses. Our litigation challenging the TFTC’s decision filed in the IPC is now closed. On August 8, 2018, the IPC denied certain petitions by various companies to intervene into the IPC case. On August 24, 2018, MediaTek filed an Appeal of this decision with the IPC, claiming that its petition to intervene was wrongfully denied. On October 10, 2018, we filed our opposition to MediaTek’s appeal. The TFTC has also filed an opposition to MediaTek’s appeal. The IPC has not set a hearing date for MediaTek’s appeal. We believe that MediaTek’s appeal is without merit.

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In the fourth quarter of fiscal 2017, we recorded a charge of $778 million to other expenses related to the TFTC fine. The fine was to be paid in monthly installments through December 2022, and prior to the settlement, we paid seven installments totaling $93 million. As a result of the settlement, the parties agreed that the amounts we paid towards the fine through the date of the settlement will be retained by the TFTC, and no other amounts will be due. As a result, we reversed the remaining $676 million accrual to other expenses in the fourth quarter of fiscal 2018.
Contingent losses: We will continue to vigorously defend ourself in the foregoing matters. However, litigation and investigations are inherently uncertain, and we face difficulties in evaluating or estimating likely outcomes or ranges of possible loss in antitrust and trade regulation investigations in particular. Other than with respect to the EC fine, we have not recorded any accrual at September 30, 2018 for contingent losses associated with these matters based on our belief that losses, while possible, are not probable. Further, any possible range of loss cannot be reasonably estimated at this time. The unfavorable resolution of one or more of these matters could have a material adverse effect on our business, results of operations, financial condition or cash flows. We are engaged in numerous other legal actions not described above arising in the ordinary course of our business and, while there can be no assurance, believe that the ultimate outcome of these other legal actions will not have a material adverse effect on our business, results of operations, financial condition or cash flows.
Indemnifications. We generally do not indemnify our customers and licensees for losses sustained from infringement of third-party intellectual property rights. However, we are contingently liable under certain product sales, services, license and other agreements to indemnify certain customers, chipset foundries and semiconductor assembly and test service providers against certain types of liability and/or damages arising from qualifying claims of patent, copyright, trademark or trade secret infringement by products or services sold or provided by us, or by intellectual property provided by us to chipset foundries and semiconductor assembly and test service providers. Our obligations under these agreements may be limited in terms of time and/or amount, and in some instances, we may have recourse against third parties for certain payments made by us.
Through September 30, 2018, we have received a number of claims from our direct and indirect customers and other third parties for indemnification under such agreements with respect to alleged infringement of third-party intellectual property rights by our products. Reimbursements under indemnification arrangements have not been material to our consolidated financial statements. We have not recorded any accrual for contingent liabilities at September 30, 2018 associated with these indemnification arrangements based on our belief that additional liabilities, while possible, are not probable. Further, any possible range of loss cannot be reasonably estimated at this time.
Purchase Obligations and Operating Leases. We have agreements with suppliers and other parties to purchase inventory, other goods and services and long-lived assets. Integrated circuit product inventory obligations represent purchase commitments for raw materials, semiconductor die, finished goods and manufacturing services, such as wafer bump, probe, assembly and final test. Under our manufacturing relationships with our foundry suppliers and assembly and test service providers, cancelation of outstanding purchase commitments is generally allowed but requires payment of costs incurred through the date of cancelation, and in some cases, incremental fees related to capacity underutilization.
We lease certain of our land, facilities and equipment under noncancelable operating leases, with terms ranging from less than one year to 21 years and with provisions in certain leases for cost-of-living increases. Rental expense for fiscal 2018, 2017 and 2016 was $160 million, $129 million and $116 million, respectively.
Obligations under our purchase agreements and future minimum lease payments under our operating leases at September 30, 2018 were as follows (in millions):

	Integrated Circuit Purchase Obligations	Other Purchase Obligations	Operating Leases
2019	$2,647	$1,026	$117
2020	322	308	95
2021	62	102	74
2022	24	16	53
2023	—	5	31
Thereafter	—	1	43
Total	$3,055	$1,458	$413

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Appendix A: Financial Information

Other Commitments. At September 30, 2018, we have committed to fund certain strategic investments up to $316 million, of which $35 million, $5 million, $70 million, $4 million and $4 million is expected to be funded in each of the five years from fiscal 2019 through fiscal 2023, respectively. The remaining commitments do not have fixed funding dates and are subject to certain conditions. Commitments represent the maximum amounts to be funded under these arrangements; actual funding may be in lesser amounts or not at all.
In March 2018, our RF360 Holdings joint venture entered into an agreement for a build-to-suit construction project with a third-party lessor for the development of a manufacturing facility located in Singapore. The agreement includes a long-term lease commitment with a noncancelable 10-year term commencing upon completion of the construction project. At September 30, 2018, the minimum lease commitment under the agreement based on the noncancelable term was $87 million.
Note 8. Segment Information
We are organized on the basis of products and services and have three reportable segments. We conduct business primarily through our QCT (Qualcomm CDMA Technologies) semiconductor business and our QTL (Qualcomm Technology Licensing) licensing business. QCT develops and supplies integrated circuits and system software based on CDMA, OFDMA and other technologies for use in mobile devices, wireless networks, devices used in the Internet of Things (IoT), broadband gateway equipment, consumer electronic devices and automotive telematics and infotainment systems. QTL grants licenses to use portions of our intellectual property portfolio, which includes certain patent rights essential to and/or useful in the manufacture and sale of certain wireless products. Our QSI (Qualcomm Strategic Initiatives) reportable segment makes strategic investments and includes revenues and related costs associated with development contracts with an equity method investee. We also have nonreportable segments, including our cyber security solutions (formerly Qualcomm Government Technologies or QGOV), mobile health, small cells and other wireless technology and service initiatives.
We evaluate the performance of our segments based on earnings (loss) before income taxes (EBT). Segment EBT includes the allocation of certain corporate expenses to the segments, including depreciation and amortization expense related to unallocated corporate assets. Certain income and charges are not allocated to segments in our management reports because they are not considered in evaluating the segments’ operating performance. Unallocated income and charges include certain interest expense; certain net investment income; certain share-based compensation; and certain research and development expenses, selling, general and administrative expenses and other expenses or income that were deemed to be not directly related to the businesses of the segments. Additionally, unallocated charges include recognition of the step-up of inventories to fair value, amortization of certain intangible assets and certain other acquisition-related charges, third-party acquisition and integration services costs and certain other items, which may include major restructuring and restructuring-related costs, goodwill and long-lived asset impairment charges and litigation settlements and/or damages. Additionally, starting with acquisitions in the second quarter of fiscal 2017, unallocated charges include recognition of the depreciation related to the step-up of property, plant and equipment to fair value. Such charges related to acquisitions that were completed prior to the second quarter of fiscal 2017 continue to be allocated to the respective segment, and such amounts are not material.
In fiscal 2018, all of the costs ($474 million) related to pre-commercial research and development of 5G (fifth generation) technologies were included in unallocated corporate research and development expenses, whereas similar costs related to the research and development of other technologies, including 3G (third generation) and 4G (fourth generation) technologies, were recorded in the QCT and QTL segments. Beginning in the first quarter of fiscal 2019, all research and development costs associated with 5G technologies will be included in QCT and QTL segment results. Additionally, beginning in the first quarter of fiscal 2019, certain research and development costs associated with early research and development that have historically been included in our QCT segment will be allocated to our QTL segment. The net effect of these changes is expected to negatively impact QTL’s EBT in fiscal 2019 by approximately $500 million and to not have a significant impact on QCT EBT in fiscal 2019.

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The table below presents revenues, EBT and total assets for reportable segments (in millions):

	2018	2017	2016
Revenues
QCT	$17,282	$16,479	$15,409
QTL	5,163	6,445	7,664
QSI	100	113	47
Reconciling items	187	(746)	434
Total	$22,732	$22,291	$23,554
EBT
QCT	$2,966	$2,747	$1,812
QTL	3,525	5,175	6,528
QSI	24	65	386
Reconciling items	(6,002)	(4,967)	(1,893)
Total	$513	$3,020	$6,833
Assets
QCT	$3,041	$3,830	$2,995
QTL	1,472	1,735	644
QSI	1,279	1,037	910
Reconciling items	26,894	58,884	47,810
Total	$32,686	$65,486	$52,359
Segment assets are comprised of accounts receivable and inventories for all reportable segments other than QSI. QSI segment assets include certain non-marketable equity instruments and other investments and a receivable from the sale of wireless spectrum in fiscal 2016 (Note 2). QSI assets at September 30, 2018, September 24, 2017 and September 25, 2016 included $283 million, $254 million and $162 million, respectively, related to investments in equity method investees. The decrease in fiscal 2018 QCT segment assets resulted from a decrease in accounts receivable related to the timing of integrated circuit shipments and to a decrease in inventory due to a reduction in the overall quantity of units on hand. The decrease in fiscal 2018 QTL segment assets was due to a decrease in accounts receivable resulting from the collection of receivables from certain licensees. The increase in fiscal 2017 QCT segment assets resulted primarily from our RF360 Holdings joint venture in the second quarter of fiscal 2017 (Note 9). The increase in fiscal 2017 QTL segment assets was due to an increase in accounts receivable. Total segment assets differ from total assets on a consolidated basis as a result of unallocated corporate assets primarily comprised of certain cash, cash equivalents, marketable securities, property, plant and equipment, deferred tax assets, intangible assets and assets of nonreportable segments. The net book values of long-lived tangible assets located outside of the United States were $1.4 billion at September 30, 2018 and September 24, 2017, and $404 million at September 25, 2016. The increase in fiscal 2017 was primarily from our RF360 Holdings joint venture, which has substantially all of its operations outside the United States. The net book values of long-lived tangible assets located in the United States were $1.6 billion, $1.8 billion and $1.9 billion at September 30, 2018, September 24, 2017 and September 25, 2016, respectively.
We report revenues from external customers by country based on the location to which our products or services are delivered, which for QCT is generally the country in which our customers manufacture their products, and for licensing revenues, the invoiced addresses of our licensees. As a result, the revenues by country presented herein are not necessarily indicative of either the country in which the devices containing our products and/or intellectual property are ultimately sold to consumers or the country in which the companies that sell the devices are headquartered. For example, China revenues could include revenues related to shipments of integrated circuits for a company that is headquartered in South Korea but that manufactures devices in China, which devices are then sold to consumers in Europe and/or the United States. Revenues by country were as follows (in millions):

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	2018	2017	2016
China (including Hong Kong)	$15,149	$14,579	$13,503
South Korea	3,175	3,538	3,918
United States	603	513	386
Other foreign	3,805	3,661	5,747
	$22,732	$22,291	$23,554
Reconciling items for revenues and EBT in a previous table were as follows (in millions):

	2018	2017	2016
Revenues
Nonreportable segments	$287	$311	$438
Reduction to revenues related to BlackBerry arbitration decision	—	(962)	—
Other unallocated reductions to revenues	(100)	(95)	—
Intersegment eliminations	—	—	(4)
	$187	$(746)	$434
EBT
Reduction to revenues related to BlackBerry arbitration decision	$—	$(962)	$—
Other unallocated reductions to revenues	(100)	(95)	—
Unallocated cost of revenues	(486)	(517)	(495)
Unallocated research and development expenses	(1,154)	(1,056)	(799)
Unallocated selling, general and administrative expenses	(576)	(647)	(478)
Unallocated other expenses (Note 2)	(3,135)	(1,742)	(154)
Unallocated interest expense	(761)	(488)	(292)
Unallocated investment and other income, net	566	913	667
Nonreportable segments	(356)	(373)	(342)
	$(6,002)	$(4,967)	$(1,893)

Other unallocated revenues in fiscal 2018 and 2017 were comprised of reductions to licensing revenues related to the portions of business arrangements that resolved legal disputes and were not allocated to a reportable segment in our management reports because they were not considered in evaluating segment results. In May 2017, in connection with the arbitration decision, we entered into a Joint Stipulation Regarding Final Award Agreement with BlackBerry Limited (BlackBerry) agreeing that we would pay BlackBerry $940 million to cover the award amount, pre-judgment interest and attorneys’ fees. This amount, which was paid in the third quarter of fiscal 2017, also reflected $22 million that was owed to us by BlackBerry, which was recorded as revenues in the QTL segment. The remaining amount was recorded as an adjustment to revenues related to the arbitration decision and was not allocated to QTL. Unallocated other expenses in fiscal 2018 were comprised of charges related to the termination of our purchase agreement to acquire NXP (Note 9), the EC fine (Note 7), and our Cost Plan (Note 10), partially offset by a benefit related to the settlement of the TFTC investigation (Note 7). Unallocated other expenses in fiscal 2017 were comprised of charges related to the fines imposed by the KFTC and the TFTC, which was settled in fiscal 2018 (Note 7), as well as restructuring and restructuring-related charges related to our Strategic Realignment Plan, which was substantially implemented in fiscal 2016 (Note 10). Unallocated other expenses for fiscal 2016 were comprised of net restructuring and restructuring-related charges related to our Strategic Realignment Plan.
Unallocated acquisition-related expenses were comprised as follows (in millions):

	2018	2017	2016
Cost of revenues	$449	$437	$434
Research and development expenses	6	20	10
Selling, general and administrative expenses	327	272	99

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Note 9. Acquisitions
Terminated. On October 27, 2016, we announced a definitive agreement (as amended on February 20, 2018 and April 19, 2018, the Purchase Agreement) under which Qualcomm River Holdings, B.V. (Qualcomm River Holdings), an indirect, wholly owned subsidiary of QUALCOMM Incorporated, proposed to acquire NXP Semiconductors N.V. (NXP). Pursuant to the Purchase Agreement, Qualcomm River Holdings commenced a tender offer to acquire all of the issued and outstanding common shares of NXP. On July 26, 2018, we terminated the Purchase Agreement, and we paid NXP a termination fee of $2.0 billion in cash in accordance with the terms of the Purchase Agreement.
Completed. On February 3, 2017, we completed the formation of a joint venture with TDK Corporation (TDK), under the name RF360 Holdings, to enable delivery of radio frequency front-end (RFFE) modules and radio frequency (RF) filters into fully integrated products for mobile devices and Internet of Things (IoT) applications, among others. The joint venture is owned 51% by Qualcomm Global Trading Pte. Ltd. (Qualcomm Global Trading), a Singapore corporation and wholly-owned subsidiary of ours, and 49% by EPCOS AG (EPCOS), a German wholly-owned subsidiary of TDK. RF360 Holdings is a Singapore corporation with research and development and manufacturing and/or sales locations in the United States, Europe and Asia and its headquarters in Munich, Germany. Certain intellectual property, patents and filter and module design and manufacturing assets were carved out of existing TDK businesses and are owned by the joint venture, and certain assets were acquired directly by our affiliates. Qualcomm Global Trading has the option to acquire (and EPCOS has an option to sell) EPCOS’s interest in the joint venture for $1.15 billion (Settlement Amount) in August 2019 (the Put and Call Option).
EPCOS is entitled to up to a total of $200 million in payments based on sales of RF filter functions over the three-year period after the Closing Date, which is a substitute for and in lieu of the right of EPCOS to receive any profit sharing, distributions, dividends or other payments of any kind or nature. Such contingent consideration was recorded as a liability at fair value at close based on significant inputs that were not observable, with future changes in fair value recorded in earnings. Such fair value adjustments resulted in a $23 million gain and a negligible gain in fiscal 2018 and fiscal 2017, respectively.
RF360 Holdings is a variable interest entity, and its results of operations and statement of financial position are included in our consolidated financial statements as the governance structure of RF360 Holdings provides us with the power to direct the activities of the joint venture that most significantly impact its economic performance, such as operating decisions related to research and development, manufacturing and sales and marketing of its products. Since the Put and Call Option is considered a financing of our purchase of EPCOS’s interest in RF360 Holdings, noncontrolling interest is not recorded in our consolidated financial statements. Therefore, the Put and Call Option was recorded as a liability at fair value at close and was included in other current liabilities at September 30, 2018 and other noncurrent liabilities at September 24, 2017. The liability is being accreted to the Settlement Amount, with the offset recorded as interest expense. The carrying value of the Put and Call Option approximated its estimated fair value at September 30, 2018.
The total purchase price consisted of the following (in millions):

Cash paid to TDK at close	$1,463
Fair value of Put and Call Option	1,112
Fair value of contingent consideration and other deferred payments	496
Total purchase price	$3,071

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Appendix A: Financial Information

The allocation of the purchase price to the assets acquired and liabilities assumed based on their fair values was as follows (in millions):

Cash and cash equivalents	$306
Accounts receivable	303
Inventories	260
Intangible assets subject to amortization:
Technology-based intangible assets	738
Customer-related intangible assets	87
Marketing-related intangible assets	8
In-process research and development (IPR&D)	75
Property, plant and equipment	821
Goodwill	843
Other assets	31
Total assets	3,472
Liabilities	(401)
$3,071
We recognized $843 million in goodwill related to this transaction, of which $366 million is expected to be deductible for tax purposes. The goodwill recognized was allocated to the QCT segment for annual impairment testing purposes. The goodwill is primarily attributable to the assembled workforce and synergies expected to arise after the acquisition. Each category of intangible assets acquired are being amortized on a straight-line basis over the weighted-average useful lives of seven years for technology-based intangible assets, nine years for customer-related intangible assets and one year for marketing-related intangible assets. At September 30, 2018, all IPR&D projects had been completed and are being amortized over their weighted-average useful lives of six years. The estimated fair values of the intangible assets and the property, plant and equipment acquired were determined using the income approach and cost approach, respectively, both of which were based on significant inputs that were not observable.
The following table presents the unaudited pro forma results for fiscal 2017 and fiscal 2016. The unaudited pro forma financial information combines the results of operations of Qualcomm and RF360 Holdings as though the companies had been combined as of the beginning of fiscal 2016. The pro forma information is presented for informational purposes only and is not indicative of the results of operations that would have been achieved if the acquisition had taken place at such time. The unaudited pro forma results presented below include adjustments for the step-up of inventories to fair value, amortization and depreciation of identified intangible assets and property, plant and equipment, adjustments for certain acquisition-related charges, interest expense related to the Put and Call Option and related tax effects (in millions):

	(Unaudited)
	2017	2016
Pro forma revenues	$22,806	$24,731
Pro forma net income attributable to Qualcomm	2,614	5,791
During fiscal 2017, we acquired three other businesses for total cash consideration of $35 million, net of cash acquired, and up to a total of $94 million in certain contingent payments, which were recorded as a liability at fair value. We recognized $47 million in goodwill related to these transactions, of which $12 million is expected to be deductible for tax purposes. Goodwill of $23 million, $12 million and $11 million was assigned to our QTL, QCT and nonreportable segments, respectively.
During fiscal 2016, we acquired four businesses for total cash consideration of $392 million, net of cash acquired. Technology-based intangible assets of $257 million were recognized with a weighted-average useful life of four years. We recognized $172 million in goodwill related to these transactions, all of which was assigned to our QCT segment and of which $24 million is expected to be deductible for tax purposes.
Note 10. Restructuring Plans
Cost Plan. In the second quarter of fiscal 2018, we announced a Cost Plan designed to align our cost structure to our

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Appendix A: Financial Information

long-term margin targets. As part of this plan, we have initiated a series of targeted actions across our businesses to reduce annual costs by $1 billion, excluding incremental costs resulting from any future acquisition of a business. We expect these cost reductions to be fully captured in fiscal 2019.
During fiscal 2018, we recorded restructuring and restructuring-related charges of $629 million in other expenses and charges of $58 million in investment and other income, net (Note 2), which consisted of restructuring charges of $353 million, primarily related to severance costs, and restructuring-related charges of $334 million, primarily related to asset impairment charges (and which was net of a $41 million gain resulting from fair value adjustments of certain contingent consideration related to a business combination). In connection with this plan, we expect to incur additional restructuring and restructuring-related charges of up to $100 million, which primarily consist of severance and consulting costs, and the vast majority of which are expected to be settled in cash.
The restructuring accrual, a portion of which was included in payroll and other benefits related liabilities with the remainder included in other current liabilities, is expected to be substantially paid within the next 12 months. Changes in the restructuring accrual for fiscal 2018 were as follows (in millions):

	Severance Costs	Other Costs	Total
Beginning balance of restructuring accrual	$—	$—	$—
Costs	317	43	360
Cash payments	(251)	(19)	(270)
Adjustments	(5)	(2)	(7)
Ending balance of restructuring accrual	$61	$22	$83
Strategic Realignment Plan. In the fourth quarter of fiscal 2015, we announced a Strategic Realignment Plan designed to improve execution, enhance financial performance and drive profitable growth as we worked to create sustainable long-term value for stockholders. As part of this, among other actions, we implemented a cost reduction plan, which included a series of targeted reductions across our businesses, particularly in QCT, and a reduction to our annual share-based compensation grants. Restructuring activities were initiated in the fourth quarter of fiscal 2015, and the cost reduction initiatives were achieved by the end of fiscal 2016 and other activities under the plan were completed by the end of fiscal 2017. During fiscal 2017 and 2016, we recorded restructuring and restructuring-related charges of $37 million and $202 million (which was partially offset by a $48 million gain on the sale of our business that provided augmented reality applications), respectively.
Note 11. Fair Value Measurements
The following table presents our fair value hierarchy for assets and liabilities measured at fair value on a recurring basis at September 30, 2018 (in millions):

	Level 1	Level 2	Level 3	Total
Assets
Cash equivalents	$7,147	$2,867	$—	$10,014
Marketable securities:
Corporate bonds and notes	—	144	—	144
Auction rate securities	—	—	35	35
Equity and preferred securities	167	—	—	167
Total marketable securities	167	144	35	346
Derivative instruments	—	3	—	3
Other investments	380	—	16	396
Total assets measured at fair value	$7,694	$3,014	$51	$10,759
Liabilities
Derivative instruments	$—	$71	$—	$71
Other liabilities	380	—	86	466
Total liabilities measured at fair value	$380	$71	$86	$537

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Appendix A: Financial Information

Activity within Level 3 of the Fair Value Hierarchy. The following table includes the activity for marketable securities, other investments and other liabilities classified within Level 3 of the valuation hierarchy (in millions):

	2018			2017
	Marketable Securities	Other Investments	Other Liabilities	Marketable Securities	Other Investments	Other Liabilities
Beginning balance of Level 3	$40	$125	$196	$43	$37	$—
Total realized and unrealized gains or losses:
Included in selling, general and administrative and other expenses	—	—	(64)	—	—	(7)
Included in investment and other income, net	—	6	—	—	3	—
Included in other comprehensive (loss) income	—	7	—	—	8	—
Issuances	—	—	—	—	—	203
Purchases	—	7	—	—	111	—
Sales	—	—	—	—	—	—
Settlements	(5)	(129)	(46)	(3)	(34)	—
Transfers into Level 3	—	—	—	—	—	—
Transfers out of Level 3	—	—	—	—	—	—
Ending balance of Level 3	$35	$16	$86	$40	$125	$196
We recognize transfers into and out of levels within the fair value hierarchy at the end of the fiscal month in which the actual event or change in circumstances that caused the transfer occurs. Other investments and other liabilities included in Level 3 at September 30, 2018 and September 24, 2017 were comprised of convertible debt instruments issued by private companies and contingent consideration related to business combinations, respectively.
Nonrecurring Fair Value Measurements. We measure certain assets and liabilities at fair value on a nonrecurring basis. These assets and liabilities include cost and equity method investments when they are deemed to be other-than-temporarily impaired, assets acquired and liabilities assumed in an acquisition or in a nonmonetary exchange, and property, plant and equipment and intangible assets that are written down to fair value when they are held for sale or determined to be impaired. During fiscal 2018, we updated the business plans and related internal forecasts related to certain of our businesses, resulting in impairment charges to write down certain property, plant and equipment, intangible assets and goodwill (Note 10). We determined the fair values using cost, market and income approaches. The estimation of fair value and cash flows used in the fair value measurements required the use of significant unobservable inputs, and as a result, the fair value measurements were classified as Level 3. During fiscal 2018, 2017 and 2016, we did not have any other significant assets or liabilities that were measured at fair value on a nonrecurring basis in periods subsequent to initial recognition.

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Note 12. Marketable Securities
Marketable securities were comprised as follows (in millions):

	Current		Noncurrent
	September 30, 2018	September 24, 2017	September 30, 2018	September 24, 2017
Available-for-sale:
U.S. Treasury securities and government-related securities	$—	$23	$—	$959
Corporate bonds and notes	144	2,014	—	271
Mortgage- and asset-backed and auction rate securities	—	93	35	40
Equity and preferred securities and equity funds	167	36	—	—
Debt funds	—	109	—	—
Total available-for-sale	311	2,275	35	1,270
Time deposits	—	4	—	—
Total marketable securities	$311	$2,279	$35	$1,270
At September 30, 2018, the contractual maturities of available-for-sale debt securities were as follows (in millions):

September 30, 2018
Years to Maturity:
Less than one year	$140
One to five years	4
No single maturity date	35
Total	$179
Debt securities with no single maturity date included auction rate securities.
We recorded realized gains and losses on sales of available-for-sale securities as follows (in millions):

	2018	2017	2016
Gross realized gains	$27	$553	$277
Gross realized losses	(6)	(127)	(37)
Net realized gains	$21	$426	$240

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Available-for-sale securities were comprised as follows (in millions):

	September 30, 2018	September 24, 2017
Equity securities
Cost	$104	$8
Unrealized gains	63	28
Fair value	167	36
Debt securities (including debt funds)
Cost	179	3,497
Unrealized gains	—	13
Unrealized losses	—	(1)
Fair value	179	3,509
	$346	$3,545
In connection with the proposed NXP transaction (Note 9), we divested a substantial portion of our marketable securities portfolio in order to finance, in part, that transaction. Given our intention to sell certain marketable securities, we recorded other-than-temporary impairment losses in fiscal 2017 for certain marketable securities, and no additional losses were recorded in fiscal 2018. Marketable securities that were expected to be used to finance the NXP transaction were fully liquidated, a portion of which were used to fund the stock repurchase program (Note 4) with the remaining classified as cash and cash equivalents at September 30, 2018.
Note 13. Summarized Quarterly Data (Unaudited)
The following financial information reflects all normal recurring adjustments that are, in the opinion of management, necessary for a fair statement of the results of the interim periods.
The table below presents quarterly data for fiscal 2018 and 2017 (in millions, except per share data):

	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter
2018 (1)
Revenues	$6,068	$5,261	$5,599	$5,803
Operating income (loss) (2)	29	441	925	(654)
Net (loss) income (2)	(5,953)	363	1,219	(493)

Basic (loss) earnings per share (3):	$(4.03)	$0.25	$0.82	$(0.35)
Diluted (loss) earnings per share (3):	(4.03)	0.24	0.82	(0.35)

2017 (1)
Revenues	$5,999	$5,016	$5,371	$5,905
Operating income	778	729	773	333
Net income	681	749	865	168
Net income attributable to Qualcomm	682	749	866	168

Basic earnings per share attributable to Qualcomm (3):	$0.46	$0.51	$0.59	$0.11
Diluted earnings per share attributable to Qualcomm (3):	0.46	0.50	0.58	0.11

(1)	Amounts, other than per share amounts, are rounded to millions each quarter. Therefore, the sum of the quarterly amounts may not equal the annual amounts reported.

(2)
Operating loss and net loss in the fourth quarter of fiscal 2018 were negatively impacted by a $2.0 billion charge related to the NXP termination fee. Net loss in the first quarter of fiscal 2018 was negatively impacted by a $5.9 billion provisional charge to income tax expense due to the effects of the Tax Legislation. Additionally, operating income and net loss in the first quarter of fiscal 2018 were negatively impacted by a $1.2 billion charge related to the EC fine.

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(3)
(Loss) earnings per share and earnings per share attributable to Qualcomm are computed independently for each quarter and the full year based upon respective average shares outstanding. Therefore, the sum of the quarterly (loss) earnings per share amounts may not equal the annual amounts reported.

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APPENDIX B: PERFORMANCE MEASUREMENT COMPARISON OF STOCKHOLDER RETURN
The following graph compares total stockholder return on our common stock since September 29, 2013 to two indices: the Standard & Poor’s 500 Stock Index (S&P 500) and the NASDAQ-100 Index (NASDAQ-100). The S&P 500 tracks the aggregate price performance of the equity securities of 500 United States companies selected by Standard & Poor’s Index Committee to include companies in leading industries and to reflect the United States stock market. The NASDAQ-100 tracks the aggregate price performance of the 100 largest domestic and international non-financial securities listed on the NASDAQ Stock Market based on market capitalization.
The total return for our stock and for each index assumes the reinvestment of gross dividends and is based on the returns of the component companies. We began paying dividends on our common stock on March 31, 2003. Our common stock is traded on the NASDAQ Global Select Market and is a component of each of the S&P 500 and the NASDAQ-100.

(1)
Shows the cumulative total return on investment assuming an investment of $100 (including reinvestment of dividends) in our common stock, the S&P 500 and the NASDAQ-100 on September 29, 2013. All returns are reported as of our fiscal year end, which is the last Sunday in September.

Our closing stock price on September 28, 2018, the last trading day of our 2018 fiscal year, was $72.03 per share.

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APPENDIX C: CORPORATE DIRECTORY

EXECUTIVE OFFICERS	BOARD OF DIRECTORS
Steve Mollenkopf
Chief Executive Officer and Director
Cristiano R. Amon
President
George S. Davis
Executive Vice President and Chief Financial Officer
Brian Modoff
Executive Vice President, Strategy and Mergers & Acquisitions

Alexander H. Rogers
Executive Vice President and President, Qualcomm Technology Licensing
Donald J. Rosenberg
Executive Vice President, General Counsel and Corporate Secretary
Michelle M. Sterling
Executive Vice President, Human Resources

Dr. James H. Thompson
Executive Vice President, Engineering, Qualcomm Technologies, Inc. and Chief Technology Officer

Barbara T. Alexander
Chair: Compensation Committee
Independent Consultant

Mark Fields
Member: Audit Committee
Senior Advisor TPG Capital LP

Jeffrey W. Henderson
Chairman of the Board
Chair: Audit Committee
Advisory Director to Berkshire Partners LLC

Thomas W. Horton
Member: Governance Committee
Senior Advisor to Warburg Pincus LLC

Ann M. Livermore
Member: Governance Committee
Former Executive Vice President of the Enterprise Business at Hewlett-Packard Company
Harish Manwani
Member: Compensation Committee
Global Executive Advisor to Blackstone Private Equity group
Mark D. McLaughlin
Member: Compensation Committee
Vice Chairman of the Board of
Palo Alto Networks, Inc.

Steve Mollenkopf
Chief Executive Officer,
Qualcomm Incorporated
Clark T. “Sandy” Randt, Jr.
Chair: Governance Committee
President, Randt & Co. LLC
Dr. Francisco Ros
Member: Governance Committee
Founder and President, First International Partners, S.L.

Irene B. Rosenfeld
Member: Compensation Committee
Former Chair and Chief Executive Officer of Mondelēz International, Inc.

Neil Smit
Member: Audit Committee
Vice Chairman of Comcast Corporation

Anthony J. Vinciquerra
Member: Audit Committee
Chairman of the Board and Chief Executive Officer of Sony Pictures Entertainment Inc.

As of January 2019

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Appendix D: Performance Measures

APPENDIX D: PERFORMANCE MEASURES
We use non-GAAP financial information (i) to evaluate, assess and benchmark our operating results on a consistent and comparable basis; (ii) to measure the performance and efficiency of our ongoing core operating businesses, including the QCT (Qualcomm CDMA Technologies) and QTL (Qualcomm Technology Licensing) segments; and (iii) to compare the performance and efficiency of these segments against each other and against competitors.
We are able to assess what we believe is a more meaningful and comparable set of financial performance measures by using non-GAAP information. As a result, management compensation decisions and the review of executive compensation by the Compensation Committee of the Board of Directors focus primarily on non-GAAP financial measures.
The various performance measures used throughout this Proxy Statement are defined below. The most directly comparable GAAP performance measures and information reconciling non-GAAP performance measures to our reported financial results prepared in accordance with GAAP are included in Appendix E.
Adjusted Revenues and Earnings Per Share (EPS)
For purposes of determining earnings under the ACIP for fiscal 2018, GAAP revenues and earnings per share were adjusted to exclude the after-tax impact of the following items:

•	the QSI segment;

•
acquisition-related items, which may include (i) third-party acquisition and integration services costs; (ii) amortization of certain intangible assets; (iii) recognition of the step-up of inventories to fair value; (iv) expenses related to the termination of contracts that limit the use of the acquired intellectual property; (v) debt issuance and letter of credit costs; (vi) acquired in-process research and development; (vii) purchase accounting effects on property, plant and equipment for acquisitions completed in or after the second quarter of fiscal 2017; and (viii) purchase accounting effects on acquired or assumed debt;

•	tax items exceeding $10 million that are unrelated to the fiscal year in which they are recorded;

•
certain other items exceeding $25 million on a pre-tax basis, which may include (i) major restructuring and restructuring-related costs; (ii) impairments of goodwill and indefinite-lived and long-lived assets; (iii) litigation settlements and/or damages; (iv) gains and losses on divestitures and sales of certain assets; and (v) the effect of changes in tax law and accounting principles;

•
from a potential acquisition occurring during the fiscal year with a purchase price that is greater than $5 billion, (i) the impact on net income; (ii) the impact of expense or amortization of premiums or discounts related to debt issued or assumed in connection with or related to such acquisition for the fiscal year in which the acquisition closes, and if such debt is incurred in the fiscal year prior to the expected year in which such acquisition closes, for such prior fiscal year; and (iii) the impact on investment income as a result of usage of such funds in the purchase; and

•
the impact of unresolved contract disputes on revenues recorded in the fiscal year to the extent a licensee withholds or fails to make royalty payments or disputes the royalty payment paid, provided that such adjustment shall be the specific amounts for each licensee that was used in determination of the performance target.

Adjusted Return on Invested Capital (ROIC)
We calculate our Adjusted ROIC by averaging over the three-year performance period (a) Adjusted After-Tax Operating Income for the relevant year divided by (b) the sum of average Adjusted Debt and average Adjusted Equity for the relevant year.
For purposes of calculating the 2018 ROIC PSU grant, Adjusted After-Tax Operating Income for use in the Adjusted ROIC calculation, GAAP operating income will be adjusted to (a) include the relevant tax effects of the components of operating income and (b) exclude the after-tax impact of the following items:

•	the QSI segment;

•
certain acquisition-related items, including (i) third-party acquisition and integration services costs; (ii) amortization of certain intangible assets; (iii) recognition of the step-up of inventories to fair value; (iv) expenses related to the termination of contracts that limit the use of the acquired intellectual property; (v) purchase accounting effects on property, plant and equipment for acquisitions completed in or after the second quarter of fiscal 2017; (vi) acquired in-process research and development; and (vii) break-up fees;

2019 Proxy Statement        D-1

Appendix D: Performance Measures

•
certain other items exceeding $25 million on a pre-tax basis, including (i) restructuring and restructuring-related costs; (ii) impairments of goodwill and indefinite- and long-lived assets; (iii) litigation settlement, arbitration and/or judgment; (iv) gains and losses on divestitures and sales of certain assets; and

•	an acquisition’s operating results in the fiscal year in which the acquisition is completed for which the purchase price exceeds $5 billion.
Adjusted Debt is the debt issued or assumed by Qualcomm Incorporated or any of its consolidated subsidiaries excluding the impact of debt incurred or assumed (and related expenses) related to an acquisition for which the purchase price exceeds $5 billion in the fiscal year in which such acquisition is completed and, if such debt is incurred prior to the fiscal year in which such acquisition is completed, for such prior fiscal year and the fiscal year in which the acquisition is completed.
Adjusted Equity is GAAP equity excluding (a) the equity issued related to an acquisition for the fiscal year in which such acquisition is completed for which the purchase price exceeds $5 billion; (b) the after-tax impact of expense or amortization of premiums or discounts related to debt issued or assumed by Qualcomm Incorporated or any of its subsidiaries in connection with an acquisition for which the purchase price exceeds $5 billion in the fiscal year in which such acquisition is completed and, if such debt is incurred prior to the fiscal year in which such acquisition is completed, for such prior fiscal year and the fiscal year in which the acquisition is completed; (c) the effect of adjustments to retained earnings for changes in U.S. GAAP (including the adoption of new accounting standards); and (d) tax items, including the effects of changes to tax laws, individually exceeding $10 million that are unrelated to the fiscal year in which they are recorded, but only with respect to tax items relating to one or more tax years ending before the beginning of the performance period. To the extent that adjustments are made to GAAP operating income, corresponding adjustments will be made to GAAP Equity.

D-22019 Proxy Statement

APPENDIX E: RECONCILIATION OF FISCAL 2018 NON-GAAP MEASURES TO GAAP RESULTS (1)

$ in millions, except per share data	GAAP Results	Less QSI	Less Other Items (2)	Adjusted Results
Revenues	$22,732	$100	$500	$22,132
Net (loss) income	(4,864)	22	(8,922)	4,036
Diluted (loss) earnings per share (EPS) (3)	($3.32)	$0.01	($6.06)	$2.73
Diluted shares (3)	1,463	1,475	1,475	1,475

(1)	See Appendix D for definitions of the various non-GAAP performance measures used in calculating our cash and long-term equity incentives.

(2)
Other items excluded from adjusted revenues included $600 million of revenues resulting from an interim agreement with the other licensee in dispute for royalties due after the second quarter of fiscal 2017, while negotiations continue, as well as $100 million of reductions to licensing revenues related to a portion of a business arrangement that resolved a legal dispute. Other items excluded from Adjusted diluted EPS (on a pre-tax basis) included a $2.0 billion charge related to a termination fee paid to NXP, a $1.2 billion charge related to the fine imposed by the EC, $836 million of acquisition-related charges, $687 million of restructuring and restructuring-related charges related to our Cost Plan, $10 million of interest expense related to the EC fine, partially offset by a $676 million gain related to the TFTC settlement and $8 million of foreign currency transaction gains related to the EC and TFTC fines, net of associated losses on derivative instruments. Other items excluded from Adjusted diluted EPS included a $5.8 billion charge related to the combined effect of the Toll Charge, the remeasurement of deferred tax assets and liabilities and our decision to no longer indefinitely reinvest certain foreign earnings, all of which relate to the Tax Legislation, and an $8 million increase in unrecognized tax benefits, partially offset by $214 million of tax benefits from restructuring, tax benefits of $147 million for the tax effect of acquisition-related items in EBT, $15 million for the combined effect of other items in EBT and $2 million from a new tax incentive agreement in Singapore. Other items excluded from Adjusted diluted EPS also included the effects of the stock repurchase program announced in the fourth quarter of fiscal 2018 authorizing us to repurchase up to $30.0 billion of our common stock.

(3)
As a result of the net loss in our GAAP results in fiscal 2018, all of the common share equivalents issuable under share-based compensation plans had an anti-dilutive effect and were therefore excluded from the computation of GAAP diluted EPS. Amounts in all other columns included the common share equivalents issuable under share-based compensation plans in the calculation of diluted EPS because the Company reported Non-GAAP net income.

2019 Proxy Statement        E-1

Qualcomm

QUALCOMM INCORPORATED
5775 MOREHOUSE DRIVE
N-585L
SAN DIEGO, CA 92121

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Nominees:	**For**	**Withhold**	**Abstain**
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PROXY **QUALCOMM INCORPORATED** **PROXY**

PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MARCH 12, 2019

The undersigned, revoking all prior proxies, hereby appoints Jeffrey W. Henderson and Donald J. Rosenberg, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of QUALCOMM Incorporated (the "Company") which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the Irwin M. Jacobs Qualcomm Hall, 5775 Morehouse Drive, San Diego, California 92121, on **Tuesday, March 12, 2019 at 9:30 a.m. local time** and at any and all adjournments or postponements thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the matters listed on the reverse side and in accordance with the instructions on the reverse side, with discretionary authority as to any and all other matters that may properly come before the meeting.

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